Form 10-K, Exhibit 13
period 2010-12-31
Jacksonville Bancorp, Inc.
filed 2011-03-16
CIK 1484949

Exhibit 13
Jacksonville Bancorp, Inc. 2010 Annual Report

To Our Shareholders:

National data for 2010 indicates the economic recovery has begun; however, lagging effects from the Great Recession continue as national unemployment remains unacceptably high, the housing market lingers in the doldrums, and over 150 financial institutions failed last year.  In our area of the country, while we are not insulated from the economic volatility, the effects tend to be more subtle.

Locally, the 2010 economic signals were mixed.  Some companies downsized or closed their doors, but others added jobs, and the heart of our economy, agriculture and its related businesses, performed well once again.

Jacksonville Bancorp, Inc. had much to be pleased with in 2010.  A successful conversion from our mutual holding company (MHC) form of ownership to a 100% stock company was certainly one of the highlights.  The transaction provided us with the additional capital we need to grow the company, raised our loan limit, and eliminated any uncertainty we had about how mutual holding companies will be regulated in the future.  We were both excited and humbled as over $10 million in gross proceeds from the sale of new shares was received from investors in what was described by our investment bankers as a “difficult market”.

Another highlight of 2010 was our strong earnings.  At year end, net income was a record $2,066,000, representing a substantial increase over 2009.  The low interest rate environment has been beneficial in reducing our cost of funds.  A lower provision for loan losses than a year ago, and an increase in the non-interest income specifically derived from service charges and commissions generated by our brokerage subsidiary, Financial Resources Group, Inc. also contributed significantly to the improvement in earnings.

New year-end highs were reached in total assets, $301.5 million, and total deposits, $256.4 million.  Stockholders’ equity increased considerably to $35.7 million, reflecting the completion of the stock offering in July.

We are pleased to report these operating results for 2010 and look forward to continued success in 2011.  It is understood by our employees and directors that as we look for opportunities to grow the bank and our earnings, we must also be able to manage the risk factors that are inherent with our industry.  We look forward to the continued support of our shareholders as we work to deliver the very best in financial services to our customers.

Sincerely,

Andrew F. Applebee	Richard A. Foss
Chairman	President and CEO

Table of Contents

Page

Business of the Company	1

Selected Consolidated Financial Information	2-3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4-19

Report of Independent Registered Public Accounting Firm	20

Consolidated Financial Statements	21-28

Notes to Consolidated Financial Statements	29-75

Common Stock Information	76

Directors and Officers	77

Corporate Information	78

Annual Meeting	78

Business of the Company

Jacksonville Bancorp, Inc. (the “Company”) is a Maryland corporation.  On July 14, 2010, Jacksonville Bancorp, Inc. completed its conversion from the mutual holding company structure and the related public offering and is now a stock holding company that is fully owned by the public.  As a result of the conversion, the mutual holding company and former mid-tier holding company were merged into Jacksonville Bancorp, Inc.  The Company owns 100% of Jacksonville Savings Bank.

Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois.  We conduct our business from our main office and six branches, two of which are located in Jacksonville and one of which is located in each of the following Illinois communities: Virden, Litchfield, Chapin, and Concord.  We were originally chartered in 1916 as an Illinois-chartered mutual savings and loan association and converted to a mutual savings bank in 1992.  In 1995, Jacksonville Savings Bank converted to an Illinois-chartered stock savings bank and reorganized from the mutual to the mutual holding company form of organization.  We have been a member of the Federal Home Loan Bank System since 1932.  Our deposits are insured by the Federal Deposit Insurance Corporation.

We are a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in our market area and using such funds, together with borrowings and funds from other sources, to originate mortgage loans secured by one- to four-family residential real estate, commercial and agricultural real estate and consumer loans. We also originate commercial and agricultural business loans and multi-family real estate loans.  Additionally, we invest in United States Government agency securities, bank-qualified, general obligation municipal issues, and mortgage-backed securities issued or guaranteed by the United States Government or agencies thereof.  We maintain a portion of our assets in liquid investments, such as overnight funds at the Federal Home Loan Bank.

Our principal sources of funds are customer deposits, proceeds from the sale of loans, funds received from the repayment and prepayment of loans and mortgage-backed securities, and the sale, call, or maturity of investment securities.  Principal sources of income are interest income on loans and investments, sales of loans and securities, service charges, commissions, loan servicing fees and other fees.  Our principal expenses are interest paid on deposits, employee compensation and benefits, occupancy and equipment expense and Federal Deposit Insurance Corporation insurance premiums.

We operate a full service trust department and an investment center.  The investment center is operated through Financial Resources Group, Inc., Jacksonville Savings Bank’s wholly-owned subsidiary.

Selected Consolidated Financial Information

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated.  Selected quarterly financial data for each of the last two years is set forth at Note 20 to the Consolidated Financial Statements.

	At December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Selected Financial Condition Data:

Total assets	$301,481	$288,846	$288,275	$288,489	$267,372
Cash and cash equivalents	8,943	15,696	7,145	12,175	9,331
Investment securities	52,872	37,196	50,988	66,295	79,978
Mortgage-backed securities	41,995	40,984	27,795	15,415	8,210
Loans, net(1)	176,722	174,497	184,337	177,728	155,264
Federal Home Loan Bank of Chicago stock, at cost	1,114	1,109	1,109	1,109	1,109
Foreclosed assets, net	460	383	769	364	152
Bank owned life insurance	4,239	4,095	3,907	3,186	334
Deposits	256,424	254,700	238,151	245,721	232,913
Federal Home Loan Bank of Chicago advances	—	—	13,500	10,000	4,000
Short-term borrowings	4,018	3,789	7,633	4,936	5,035
Stockholders’ equity	35,678	25,263	24,259	22,618	21,145

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$13,529	$14,420	$15,908	$15,609	$13,978
Interest expense	3,953	5,432	7,716	9,056	7,031
Net interest income	9,576	8,988	8,192	6,553	6,947
Provision for loan losses	1,725	2,575	310	155	60
Net interest income after provision for loan losses	7,851	6,413	7,882	6,398	6,887
Noninterest income	4,197	4,209	3,161	2,492	2,235
Noninterest expense	9,576	9,126	9,221	8,261	7,893
Income before income tax	2,472	1,497	1,822	629	1,229
Provision for income taxes	406	101	304	10	334
Net income	$2,066	$1,396	$1,518	$619	$895
Earnings per share:
Basic	$1.09	$0.72	$0.76	$0.31	$0.45
Diluted	$1.08	$0.72	$0.76	$0.31	$0.45
Dividends per share	$0.30	$0.30	$0.30	$0.30	$0.30

(1)           Includes loans held for sale of $280,000, $814,000, $1.4 million, $1.9 million, and $426,000 at December 31, 2010, 2009, 2008, 2007, and 2006, respectively.

	At or For the Years Ended December 31,
	2010	2009	2008	2007	2006

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.70%	0.47%	0.52%	0.22%	0.35%
Return on average equity (ratio of net income to average equity)	6.77%	5.69%	6.59%	2.86%	4.37%
Interest rate spread(1)	3.30%	3.08%	2.70%	2.15%	2.48%
Net interest margin(2)	3.51%	3.30%	3.01%	2.53%	2.85%
Efficiency ratio(3)	69.53%	69.15%	81.22%	91.33%	85.97%
Dividend pay-out ratio(4)	20.37%	18.96%	18.75%	45.94%	31.69%
Non-interest expense to average total assets	3.25%	3.10%	3.14%	2.95%	3.05%
Average interest-earning assets to average interest-bearing liabilities	114.78%	111.14%	110.66%	110.69%	112.81%
Average equity to average total assets	10.37%	8.33%	7.85%	7.79%	7.90%

Asset Quality Ratios:
Non-performing assets to total assets	1.19%	0.81%	0.68%	0.51%	0.56%
Non-performing loans to total loans	1.75%	1.11%	0.64%	0.61%	0.86%
Allowance for loan losses to non-performing loans	94.56%	117.20%	162.47%	161.90%	137.90%
Allowance for loan losses to gross loans(5)	1.65%	1.29%	1.04%	0.98%	1.19%

Capital Ratios:
Total capital (to risk-weighted assets)	14.77%	11.83%	10.94%	11.32%	12.34%
Tier I capital (to risk-weighted assets)	13.52%	10.70%	10.02%	10.38%	11.25%
Tier I capital (to total assets)	9.25%	7.44%	7.30%	7.02%	7.45%

Other Data:
Number of offices	7	7	7	7	7
Full time equivalent employees	104	106	106	109	111

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	The dividend payout ratio represents dividends declared per share divided by net income per share.
(5)	Gross loans include loans held for sale.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding our financial condition and results of operations.  The information contained in this section should be read in conjunction with our consolidated financial statements and the accompanying notes.

Certain statements in this annual report and throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement.  Factors that impact such forward looking statements include, among others, changes in general economic conditions, changes in interest rates and competition.  We decline any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

Operating Strategy – Overview

Our business consists principally of attracting deposits from the general public and using deposits and borrowings to originate mortgage loans secured by one- to four-family residences, commercial real estate and agricultural real estate. In addition, we originate commercial and agricultural business loans and consumer loans.  Our net income, like other financial institutions, is primarily dependent on our net interest income, which is the difference between the income earned on our interest-earning assets, such as loans and investments, and the cost of our interest-bearing liabilities, primarily deposits and borrowings.  Our net income is also affected by provisions for loan losses and other operating income and expenses.  General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of our net income.

Management has implemented various strategies designed to enhance our profitability.  These strategies include reducing our exposure to interest rate risk by selling fixed-rate loans and offering other fee-based services to our customers.  We recognize the need to establish and adhere to strict loan underwriting criteria and guidelines.  We generally limit our investment portfolio to securities issued by the United States Government and Government sponsored entities, mortgage-backed securities collateralized by United States Government sponsored entities, and bank-qualified general obligation municipal issues.

The recession which began in 2008 and only recently ended has had a severe impact on the entire banking industry resulting in increased bank failures nationwide and a decline in market interest rates.  The low interest rate environment resulted in higher levels of originations of fixed-rate residential loans for sale to the secondary market during 2010 and 2009.  During the years ended December 31, 2010 and 2009, we sold $47.4 million and $66.7 million, respectively, of fixed-rate residential mortgage loans.  Market conditions and higher prepayment speeds resulted in a decline in the value of our mortgage servicing rights during 2010.  We do not have a subprime mortgage loan product.  Our investment portfolio has not been affected by the recession and financial crisis, since all of our mortgage-backed securities are issued by United States Government or United States Government sponsored entities.  Since the real estate values in our market area did not increase as dramatically as they did in other parts of the nation prior to 2008, we have not experienced dramatic decreases in home values during the current recession.  While still at a manageable level, we have experienced an increase in non-accruing loans during 2010, as compared to 2009.

We continue to service our existing borrowers and originate new loans to credit-worthy borrowers in an effort to meet the credit needs of our community.  We intend to remain a community-oriented financial institution dedicated to meeting the credit and financial services needs of our customers in our market area.

Critical Accounting Policies and Use of Significant Estimates

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in preparing our financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ significantly from those estimates under different assumptions and conditions.  Management believes the following discussion addresses our most critical accounting policies and significant estimates, which are those that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Allowance for Loan Losses. We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of the consolidated financial statements.  The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses.  The allowance is based upon past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses.  The evaluation includes a review of all loans on which full collectability may not be reasonably assured.  Other factors considered by management include the size and character of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category.  In connection with the determination of the allowance for loan losses, management uses independent appraisals for significant properties, which collateralize loans.  Management uses the available information to make such determinations.  If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected.  While we believe we have established our existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request an increase in the allowance for loan losses.  Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

Other Real Estate Owned. Other real estate owned acquired through loan foreclosures are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  The adjustment at the time of foreclosure is recorded through the allowance for loan losses.  Due to the subjective nature of establishing fair value when the asset is acquired, the actual fair value of the other real estate owned could differ from the original estimate.  If it is determined that fair value declines subsequent to foreclosure, the asset is written down through a charge to non-interest expense.  Operating costs associated with the assets after acquisition are also recorded as non-interest expense.  Gains and losses on the disposition of other real estate owned are netted and posted to non-interest expense.

Deferred Income Tax Assets/Liabilities. Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income.  Deferred tax assets and liabilities are established for these items as they arise.  From an accounting standpoint, deferred tax assets are reviewed to determine that they are realizable based upon the historical level of our taxable income, estimates of our future taxable income and the reversals of deferred tax liabilities.  In most cases, the realization of the deferred tax asset is based on our future profitability.  If we were to experience net operating losses for tax purposes in a future period, the realization of our deferred tax assets would be evaluated for a potential valuation reserve.

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity.  Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently.  During 2010, goodwill was evaluated quarterly due to market conditions.

Mortgage Servicing Rights. Mortgage servicing rights are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments.  Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  We estimate the fair value of financial instruments using a variety of valuation methods.  Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value.  When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value.  When observable market prices do not exist, we estimate fair value.  Other factors such as model assumptions and market dislocations can affect estimates of fair value.

Recent Accounting Pronouncements

Accounting Standards Update (ASU) No. 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets.”  ASU 2009-16 amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets.  ASU 2009-16 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets.  ASU 2009-16 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period.  The provisions of ASU 2009-16 became effective on January 1, 2010 and did not have a significant impact on the Company’s financial statements.

ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures About Fair Value Measurements.”  ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011.  The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010.

ASU No. 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses.  Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment.  The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators.  ASU 2010-20 became effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  Disclosures that relate to activity during a reporting period will be required for the Company’s financial statements that include periods beginning on or after January 1, 2011.  ASU 2011-01, “Receivables (Topic 310)—Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of a proposed accounting standards update related to troubled debt restructurings, which is currently expected to be effective for periods ending after June 15, 2011.

Federal Deposit Insurance Corporation Insurance Coverage

As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC.  The FDIC recently made two changes to the rules that broadened the FDIC insurance.  On July 21, 2010, basic FDIC insurance coverage was permanently increased to $250,000 per depositor.  In addition, the FDIC had instituted a Temporary Liquidity Guaranty Program (“TLGP”) which provided full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until December 31, 2010.  The Company opted into the TLGP.  On November 9, 2010, the FDIC issued a final rule to provide separate unlimited deposit insurance coverage for non-interest bearing transaction accounts effective December 31, 2010 until December 31, 2012.  The FDIC defines a “non-interest bearing transaction account” as a transaction account on which the insured depository institution pays no interest and does not reserve the right to require advance notice of intended withdrawals.  This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.

Recent Developments

On July 14, 2010, Jacksonville Bancorp, Inc. completed its conversion from the mutual holding company structure and the related public offering and is now a stock holding company that is fully owned by the public.  Jacksonville Savings Bank is 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 1,040,352 shares of common stock in the subscription and community offerings, including 41,614 shares to the Jacksonville Savings Bank employee stock ownership plan.  All shares were sold at a price of $10 per share, raising $10.4 million in gross proceeds.  Conversion related expenses of $1.2 million were offset against the gross proceeds, resulting in $9.2 million of net proceeds.  Concurrent with the completion of the offering, shares of Jacksonville Bancorp, Inc., a federal corporation, common stock owned by public stockholders were exchanged for 1.0016 shares of the Company’s common stock.  As a result of the offering and the exchange, at December 31, 2010, the Company had 1,923,689 shares outstanding and a market capitalization of $20.7 million.  The shares of common stock sold in the offering and issued in the exchange, trade on the NASDAQ Capital market under the symbol “JXSB.”

Financial Condition

Total assets increased $12.6 million, or 4.4%, to $301.5 million at December 31, 2010, from $288.8 million at December 31, 2009.  The increase is primarily due to the net proceeds from our second step conversion and stock offering which was completed on July 14, 2010.  The proceeds have primarily been invested in available-for-sale securities and used for loan originations.  Available-for-sale investment securities increased $15.7 million, or 42.1%, to $52.9 million at December 31, 2010 from $37.2 million at December 31, 2009, primarily due to $36.3 million in purchases of U.S. government agency securities and general obligation municipal bonds, partially offset by calls of $16.8 million in calls and maturities of U.S. government agency securities.  Net loans have increased $2.8 million, or 1.6%, to $176.4 million as of December 31, 2010.  The increase in net loans reflected a $10.6 million increase in loans secured by commercial real estate, partially offset by an $8.6 million decrease in home equity loans, primarily due to the refinancing of loans which were sold in the secondary market during 2010, with servicing retained.  Cash and cash equivalents decreased $6.8 million to $8.9 million at December 31, 2010 from $15.7 million at December 31, 2009.

At December 31, 2010, we owned $1.1 million of Federal Home Loan Bank of Chicago stock.  Management reviews this investment on a quarterly basis, in light of the Federal Home Loan Bank’s financial performance.  At December 31, 2010, management deemed that the cost method investment in Federal Home Loan Bank of Chicago stock was ultimately recoverable and therefore not impaired.  We also recognized $2.7 million in goodwill associated with our prior acquisition of Chapin State Bank.  In 2010, management reviewed goodwill for impairment quarterly.  Given the current market conditions and the fact that our common stock was trading below our book value, we obtained an independent goodwill impairment analysis from a third party as of December 31, 2010.  This analysis concluded that our goodwill was not impaired.

At December 31, 2010, we had $797,000 in net mortgage servicing rights.  Our mortgage servicing rights asset represents approximately 53 basis points of the $149.6 million in loans that we serviced.  We obtain an independent valuation of the mortgage servicing rights at least annually.  Our most recent valuation was obtained as of December 31, 2010.  Due to the lower market rates and increased prepayment speeds, we recorded a net impairment charge of $101,000 on our mortgage servicing rights during 2010.

Total deposits increased $1.7 million, or 0.7%, to $256.4 million as of December 31, 2010, primarily due to an increase of $2.1 million in transaction accounts, partially offset by a decrease of $341,000 in time deposits.  Short-term borrowings, which consist of overnight repurchase agreements, increased $229,000 to $4.0 million as of December 31, 2010.

Stockholders’ equity increased $10.4 million to $35.7 million at December 31, 2010.  The increase in stockholders’ equity reflects the infusion of net proceeds from the completion on July 14, 2010, of the second step conversion and stock offering.  The conversion resulted in a net increase of $10.0 million in stockholders’ equity, which was partially offset by the purchase of $416,140 in shares for the Bank’s employee stock ownership plan.  Stockholders’ equity also benefitted from net income of $2.1 million, which was partially offset by the payment of $421,000 in dividends and a decrease of $847,000 in other comprehensive income.  Other comprehensive income consisted of the decrease in net unrealized gains, net of tax, on available-for-sale securities reflecting changes in market prices for securities in our portfolio. Other comprehensive income does not include changes in the fair value of other financial instruments included on the balance sheet.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

General

Net income for the year ended December 31, 2010 totaled $2.1 million, or $1.09 per common share, basic, and $1.08 per common share, diluted, compared to net income for the year ended December 31, 2009 of $1.4 million, or $0.72 per common share, basic and diluted.  The increase of $670,000 in net income reflected an increase of $588,000 in net interest income and a decrease of $850,000 in the provision for loan losses, partially offset by a decrease of $12,000 in non-interest income and increases of $451,000 in non-interest expense and $305,000 in income taxes.  Our operations have benefited from the steep yield curve during 2009 and 2010 as lower short-term interest rates decreased significantly in 2008 through 2010 resulting in our deposits repricing downward faster than our loans, which have yields tied to higher long-term interest rates.

Interest Income

Interest income decreased to $13.5 million for the year ended December 31, 2010 from $14.4 million for the year ended December 31, 2009.  The $890,000 decrease in interest income resulted from decreased income of $676,000 on loans, $378,000 on mortgage-backed securities, and $1,000 on other interest-earning assets, partially offset by an increase of $165,000 in interest income on investment securities.

Interest income on loans decreased $676,000 to $10.9 million for 2010 from $11.6 million for 2009 due to decreases in both the average yield and average balance of the loan portfolio.  The average yield of the loan portfolio decreased 20 basis points to 6.14% for 2010 from 6.34% for 2009. The decrease in the average yield reflected lower market rates of interest.  The average balance of loans decreased $5.0 million to $177.8 million during 2010.  The decrease in the average balance of loans is primarily due to a decrease in the average balance of one-to-four family residential and home equity loans, reflecting the volume of loans refinanced and subsequently sold into the secondary market.

Interest income on investment securities increased $165,000 to $1.7 million in 2010 from $1.6 million for 2009, reflecting a $7.9 million increase in the average balance of the investment securities portfolio to $48.7 million during 2010 from $40.7 million during 2009.  The increase in the average balance reflected the investment of funds from our recent stock offering.  The increase in the average balance was partially offset by a decrease in the average yield of investment securities to 3.53% for 2010 from 3.81% for 2009.  This average yield does not reflect the benefit of the higher tax-equivalent yield of our municipal bonds, which was reflected as a reduction in income tax expense.  Adjusting for this benefit, the tax equivalent yield of the investment portfolio equals 4.86% for 2010 compared to 5.14% for 2009.

Interest income on mortgage-backed securities decreased $378,000 to $884,000 in 2010 from $1.3 million in 2009, reflecting a 73 basis point decrease in the average yield of these securities to 2.40% for 2010 from 3.13% for 2009.  The decrease in the average yield was partially due to accelerated premium amortization resulting from higher prepayments on mortgage-backed securities.  The average balance of mortgage-backed securities decreased $3.6 million to $36.8 million in 2010 from $40.4 million in 2009.

Interest income from other interest-earning assets, which consisted of interest-earning deposit accounts and federal funds sold, decreased $1,000 to $11,000 during 2010 primarily due to a decrease in the average yield to 0.12% for 2010 from 0.15% for 2009, reflecting the low short-term market interest rates.  The average balance of these assets increased $1.1 million to $9.4 million during 2010 compared to 2009.

Interest Expense

Total interest expense decreased $1.5 million to $3.9 million during 2010 from $5.4 million during 2009.  The decrease in interest expense was due to decreases of $1.4 million in the cost of deposits and $105,000 in the cost of borrowings.

The cost of deposits decreased $1.4 million to $3.9 million in 2010 from $5.3 million in 2009 due primarily to a decrease in the average rate paid on deposits.  The average rate paid decreased 59 basis points to 1.68% during 2010 from 2.27% during 2009, reflecting a decrease in market interest rates as short-term interest rates remained historically low throughout 2010.  The average balance of deposits equaled $234.7 million and $234.3 million during 2010 and 2009, respectively.

The cost of borrowed funds decreased $105,000 to $11,000 in 2010 from $116,000 in 2009, primarily due to a $7.7 million decrease in the average balance of borrowed funds to $2.8 million during 2010 from $10.5 million during 2009.  The average rate paid on borrowed funds also decreased 71 basis points to 0.39% during 2010 from 1.10% during 2009.  The decrease in the cost of borrowed funds reflects the $5.4 million and 194 basis points in the average balance and average rate of advances from the Federal Home Loan Bank during 2009.  There were no advances outstanding at any point during 2010.  The remainder of the balance of borrowed funds consisted of securities sold overnight under agreements to repurchase.

Net Interest Income

Net interest income increased by $588,000, or 6.5%, to $9.6 million for the year ended December 31, 2010 from $9.0 million for the year ended December 31, 2009, primarily due to the improvement in our net interest rate spread and net interest margin.  Our interest rate spread increased by 22 basis points to 3.30% during 2010 from 3.08% during 2009.  Our net interest margin improved 21 basis points to 3.51% for the year ended December 31, 2010 from 3.30% for the year ended December 31, 2009.  The improvement in our net interest rate spread and net interest margin reflected the steepened yield curve as short-term market interest rates used to price our deposits resulted in a decrease in the cost of our deposits and other liabilities which was greater than the decrease in the yield on our loans and investments.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses increased $674,000, or 29.4%, to $3.0 million as of December 31, 2010 from $2.3 million as of December 31, 2009.  The increase was the result of the provision for loan losses exceeding net charge-offs.  We recorded a provision for loan losses of $1.7 million for the year ended December 31, 2010, compared to $2.6 million during 2009.  The decrease in the provision reflects the lower charge-offs, a lower level of specific allocations to the allowance, and a decrease in the average balance of the loan portfolio during 2010.  Net charge-offs decreased $1.2 million to $1.0 million during 2010 from $2.2 million during 2009.  The higher charge-offs during 2009 reflected a significant charge-off of $1.2 million recognized on one commercial credit during the second quarter of 2009.  While the level of charge-offs decreased during 2010 compared to 2009, the historically higher level of charge-offs for both years have resulted in an increase in our average loss factors.  The higher level of charge-offs was concentrated in our commercial real estate and commercial loan portfolios, and have contributed to the higher balance in the allowance for loan losses.

The provisions in 2010 and 2009 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management.  The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2010 and 2009, respectively.

	12/31/10	12/31/09
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$1,019	$484
Commercial and agricultural	1,249	274
Multi-family residential	110	132
Commercial and agricultural business loans	85	240
Consumer loans:
Home equity/home improvement	566	407
Automobile	8	8
Other	98	52

Total non-accrual loans	3,135	1,597

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	349
Commercial and agricultural	—	—
Multi-family residential	—	—
Commercial and agricultural business loans	—	—
Consumer loans:
Home equity/home improvement	—	—
Automobile	—	3
Other	—	5

Total loans delinquent 90 days or greater and still accruing	—	357

Total non-performing loans	3,135	1,954

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	207	324
Commercial and agricultural	253	59
Multi-family residential	—	—
Commercial and agricultural business loans	—	—
Consumer loans:
Home equity/home improvement	—	—
Automobile	—	—
Other	—	—

Total other real estate owned and foreclosed assets	460	383

Total non-performing assets	$3,595	$2,337

Ratios:
Non-performing loans to total loans	1.75%	1.11%
Non-performing assets to total assets	1.19	0.81

Management monitors all past due loans and non-performing assets.  Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off.  At December 31, 2010, we had no loans 90 days or more delinquent which were still accruing interest. Non-performing assets increased by $1.3 million to $3.6 million at December 31, 2010 as compared to $2.3 million at December 31, 2009.  The increase in the level of non-performing assets reflects an increase of $1.2 million in non-performing loans and $77,000 in foreclosed assets.  The $1.1 million increase in non-performing loans primarily reflects the impairment of two purchased commercial real estate loans totaling $1.0 million as of December 31, 2010.

The first loan had an outstanding principal balance of $1.5 million at December 31, 2009 secured by a real estate development project.  Construction of the property had been delayed due to the declining real estate market during 2009.  During 2010, the loan matured and became delinquent.  We recognized a charge-off of $719,000 during 2010.  We also received principal reductions of approximately $282,000 from the borrower and their new guarantor, which reduced the outstanding principal balance to $514,000 at December 31, 2010.  The borrower is current on all payments but the loan remained in a nonaccrual status as of December 31, 2010.  We have provided an additional $143,000 to the allowance for loan losses, after the charge-off noted above, for any further potential loss on this loan.

The second loan has an outstanding principal balance of $498,000 at December 31, 2010 and is secured by a hotel.  Occupancy has been below projections and the loan is currently over 90 days delinquent.  The borrower did not made any principal reductions nor have we recognized any charge-offs on this loan during 2010.  The hotel is being operated by an independent third party.  Subsequent to year-end, we transferred the loan to other real estate at its net realizable value.

The allowance for loan losses to non-performing loans decreased to 94.56% at December 31, 2010, as compared to 117.20% at December 31, 2009.  This decrease was primarily due to lower specific provisions associated with the non-performing loans at December 31, 2010, due to the nature of the collateral coverage.  Management believes the increase in non-performing loans is primarily attributed to the declining national economy of 2009 and 2010.  We have an experienced chief lending officer and collections and loan review departments which monitor the loan portfolio and actively seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2010 and December 31, 2009.

	12/31/10	12/31/09
	(In thousands)
Special Mention loans	$3,943	$6,489
Substandard loans	6,975	4,865
Total Special Mention and Substandard loans	$10,918	$11,354

The total amount of classified and special mention assets decreased $436,000, or 3.8%, to $10.9 million at December 31, 2010 from $11.4 million at December 31, 2009.  The decrease in classified and special mention assets during 2010 was primarily due to a decrease of $2.5 million in special mention loans, partially offset by an increase of $2.1 million in substandard loans.  The decrease in special mention loans was primarily due to $4.1 million in loans that were downgraded to a substandard rating and $612,000 in principal reductions on these loans, partially offset by $2.4 million in additional loans rated as special mention during 2010.  The $2.1 million increase in substandard loans was primarily related to the downgrade of $4.1 million of loans from the special mention rating and $913,000 of additional loans rated as substandard during 2010, partially offset by charge-offs of $1.0 million and principal reductions of $821,000.

Non-interest Income

Non-interest income decreased $12,000 to $4.2 million for the year ended December 31, 2010.  The decrease in non-interest income resulted primarily from decreases of $215,000 in net income from mortgage banking operations and $137,000 in gains on sales of available-for-sale securities, which were partially offset by increases of $203,000 in commission income and $105,000 in service charges on deposit accounts.  The decrease in net mortgage banking income was due to a lower volume of loan sales to the secondary market of $47.4 million during 2010 from $66.7 million during 2009.  The high volume of loan sales has resulted from the historically low mortgage rates during 2009 and 2010. We expect the level of mortgage banking activity to moderate in 2011.  The decrease in gains on sales of available-for-sale securities reflects a decrease in the sale of $25.2 million of securities during 2010 from $57.4 million in sales of securities during 2009.  The sales were made in order to realize gains on the securities while restructuring a portion of the portfolio to reduce our interest rate risk position and improve tax equivalent yields.  The increase in commission income was due to a growth in brokerage accounts and improved market conditions.  The increase in service charges on deposits reflects an increase in non-sufficient fund fees during 2010.

Non-interest Expense

Non-interest expense increased $451,000 to $9.6 million during the year ended December 31, 2010, compared to $9.1 million for the year ended December 31, 2009.  The increase in non-interest expense reflects increases of $286,000 in compensation and benefits, $224,000 in the impairment of mortgage servicing assets, and $124,000 in other non-interest expenses.  The increase in compensation and benefits expense resulted from normal salary and benefit cost increases, as well as higher commissions.  The increase in the impairment of mortgage servicing rights was due to a $101,000 impairment recognized during 2010, compared to a recovery of $123,000 realized during 2009.  The decrease in the value of mortgage servicing rights reflects the higher levels of prepayments during 2010.  The $124,000 increase in other non-interest expense includes higher regulatory fees, consulting fees, and collection expense.  The increase in non-interest expense was partially offset by a decrease of $137,000 in FDIC deposit insurance assessments reflecting the special assessment that was made during the second quarter of 2009.

Income Taxes

The provision for income taxes increased $305,000 to $405,000 during 2010 compared to 2009. The provision reflected an increase in taxable income due to higher income, partially offset by the benefit of our tax-exempt investment securities.  Our effective tax rate was 16.4% for 2010 as compared to 6.7% for 2009.

Average Balances and Yields

The following table sets forth, for the years indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities.

	For the Years Ended December 31,
	2010			2009
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$177,840	$10,915	6.14%	$182,813	$11,592	6.34%
Investment securities (2)	48,651	1,719	3.53	40,732	1,554	3.81
Mortgage-backed securities	36,796	884	2.40	40,381	1,262	3.13
Cash and cash equivalents	9,371	11	0.12	8,231	12	0.15
Total interest-earning assets	272,658	13,529	4.96	272,157	14,420	5.30
Non-interest-earning assets	21,935			22,626
Total assets	$294,593			$294,783
Interest-bearing liabilities:
Interest bearing checking	$31,164	$98	0.32%	$29,009	$94	0.32%
Savings accounts	26,686	177	0.66	24,849	218	0.88
Certificates of deposit	144,362	3,366	2.33	149,124	4,586	3.08
Money market savings	27,058	258	0.95	26,750	378	1.41
Money market deposits	5,431	43	0.79	4,616	40	0.86
Total interest-bearing deposits	234,701	3,942	1.68	234,348	5,316	2.27
Federal Home Loan Bank advances	0	0	0.00	5,359	104	1.94
Short-term borrowings	2,847	11	0.39	5,168	12	0.24
Total borrowings	2,847	11	0.39	10,527	116	1.10
Total interest-bearing liabilities	237,548	3,953	1.66%	244,875	5,432	2.22%
Non-interest-bearing liabilities	26,504			25,360
Total liabilities	264,052			270,235
Stockholders’ equity	30,541			24,548
Total liabilities and stockholders’ equity	$294,593			$294,783

Net interest income		$9,576			$8,988
Net interest rate spread (3)			3.30%			3.08%
Net interest-earning assets (4)		$35,110			$27,282
Net interest margin (5)			3.51%			3.30%
Average interest-earning assets to average interest-bearing liabilities			114.78%			111.14%

(1)	Includes non-accrual loans and loans held for sale and fees of $93,000 for 2010 and $110,000 for 2009.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the prior columns.  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Years Ended December 31,
	2010 vs. 2009
	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume
	(In thousands)
Interest-earning assets:
Loans	$(366)	$(310)	$(676)
Investment securities	(121)	286	165
Mortgage-backed securities	(273)	(105)	(378)
Cash and cash equivalents	(2)	1	(1)

Total interest-earning assets	$(762)	$(128)	$(890)

Interest-bearing liabilities:
Interest bearing checking	$(2)	$7	$5
Savings accounts	(56)	15	(41)
Certificates of deposit	(1,078)	(142)	(1,220)
Money market savings	(124)	4	(120)
Money market deposits	(4)	7	3
Total interest-bearing deposits	(1,264)	(109)	(1,373)
Federal Home Loan Bank advances	(52)	(52)	(104)
Short-term borrowings	6	(7)	(1)
	(46)	(59)	(105)
Total interest-bearing liabilities	(1,310)	(168)	(1,478)

Change in net interest income	$548	$40	$588

Asset and Liability Management

As a financial institution, we face risk from interest rate volatility.  Fluctuations in interest rates affect both our level of income and expense on a large portion of our assets and liabilities.  Fluctuations in interest rates also affect the market value of all interest-earning assets.

The primary goal of our interest rate risk management strategy is to maximize net interest income while maintaining an acceptable interest rate risk profile.  We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, portfolio equity and net interest income remain within an acceptable range.

Our policy in recent years has been to reduce our interest rate risk by better matching the maturities of our interest rate sensitive assets and liabilities, selling our long-term fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable rate loans, balloon loans with terms ranging from three to five years, and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one- to four-family residential mortgage loans.  Our portfolio of mortgage-backed securities, including both fixed and variable rates, also provides monthly cash flow.  The remaining investment portfolio has been structured to better match the maturities and rates of our interest-bearing liabilities.  With respect to liabilities, we have attempted to increase our savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts.  The board of directors appoints the Asset-Liability Management Committee (“ALCO”), which is responsible for reviewing our asset and liability management policies.  The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital requirements.

We use comprehensive asset/liability software provided by a third-party vendor to perform interest rate sensitivity analysis for all product categories.  The primary focus of our analysis is the effect of interest rate increases and decreases on net interest income.  Management believes that this analysis reflects the potential effects on current earnings of interest rate changes.  Call criteria and prepayment assumptions are taken into consideration for investment securities and loans.  All of our interest sensitive assets and liabilities are analyzed by product type and repriced based upon current offering rates.  The software performs interest rate sensitivity analysis by performing rate shocks of plus or minus 300 basis points in 100 basis point increments.

The following table shows projected results at December 31, 2010 and 2009, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2010		December 31, 2009		ALCO Benchmark
Rate Shock	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)

+300 basis points	(2)	(0.02)	174	1.71	>(20.00)%
+200 basis points	64	0.57	220	2.16	>(20.00)%
+100 basis points	134	1.19	184	1.80	>(12.50)%
(100) basis points	(36)	(0.32)	(271)	(2.66)	>(12.50)%
(200) basis points	(385)	(3.42)	(412)	(4.05)	>(20.00)%
(300) basis points	(619)	(5.49)	(589)	(5.78)	>(20.00)%

The table above indicates that at December 31, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 0.57% increase in net interest income.  In the event of a 100 basis point decrease in interest rates, we would experience a 0.32% decrease in net interest income.

The effects of interest rates on net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in these computations. Although some assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. Rates on other types of assets and liabilities may lag behind changes in market interest rates. Assets, such as adjustable rate mortgage loans, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations.  Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.  At December 31, 2010, we had access to immediately available funds of approximately $22.3 million from the Federal Home Loan Bank of Chicago and $48.8 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2010 and 2009, cash and cash equivalents totaled $8.9 million and $15.7 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2010 and 2009, the most significant sources of funds have been stock offering proceeds, deposit growth, and investment calls, sales, and principal payments.

Our cash and cash equivalents decreased $6.8 million during the year ended December 31, 2010, compared to an increase of $8.6 million during the year ended December 31, 2009.  Net cash provided by operating activities increased to $5.1 million during 2010 from $3.5 million during 2009.  Net cash used in investing activities increased to $23.1 million during 2010 from the $6.5 million in cash provided during 2009.  Cash used in purchases of investment and mortgage-backed securities, net of sales and maturities, increased to $18.3 million during 2010 from the $479,000 net cash used during 2009.  Cash used in net loan originations and payments increased to $5.0 million during 2010 from the net cash provided of $6.6 million during 2009.  Cash provided by financing activities increased to $11.2 million during 2010 from the $1.5 million in cash used during 2009.  The increase was primarily due to the $9.2 million in net proceeds from our stock offering during 2010.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations.  We use securities sold under agreements to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2010, we had $4.0 million in outstanding repurchase agreements, which were for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank.  We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying one- to four-family residential loans, or twenty times the balance of Federal Home Loan Bank stock held by us.  At December 31, 2010, we had no outstanding advances and a borrowing capacity of approximately $22.3 million.

We maintain levels of liquid assets as established by the board of directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2010 and 2009 was 34.2% and 30.7%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2010 and 2009.

	December 31, 2010	December 31, 2009
	(In thousands)
Commitments to fund loans	$36,871	$36,050
Standby letters of credit	453	488

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to average assets.  At December 31, 2010, Jacksonville Savings Bank meets all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2010, Jacksonville Savings Bank’s core capital ratio was 9.25% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2010, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category.  Jacksonville Savings Bank’s actual capital ratios at December 31, 2010 and 2009 are presented in the table below.

	Minimum Required	December 31, 2010 Actual	December 31, 2009 Actual

Tier 1 Capital to Average Assets	4.00%	9.25%	7.44%
Tier 1 Capital to Risk-Weighted Assets	4.00%	13.52%	10.70%
Total Capital to Risk-Weighted Assets	8.00%	14.77%	11.83%

Effect of Inflation and Changing Prices

The consolidated financial statements and related notes of Jacksonville Bancorp-Federal have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of our operations.  Unlike industrial companies, our assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
March 15, 2011

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2010 and 2009

Assets

	2010	2009

Cash and due from banks	$2,799,482	$4,412,988
Federal funds sold	4,100,000	9,925,855
Interest-bearing demand deposits in banks	2,043,918	1,357,631

Cash and cash equivalents	8,943,400	15,696,474

Available-for-sale securities:
Investment securities	52,871,871	37,196,298
Mortgage-backed securities	41,994,850	40,984,395
Other investments	130,049	149,902
Loans held for sale	280,000	814,074
Loans, net of allowance for loan losses of $2,964,285 and $2,290,001 at December 31, 2010 and 2009	176,442,118	173,683,310
Premises and equipment, net of accumulated depreciation of $7,523,691 and $7,199,085 at December 31, 2010 and 2009	5,659,074	5,766,858
Federal Home Loan Bank stock	1,113,800	1,108,606
Foreclosed assets held for sale, net	459,877	382,879
Cash surrender value of life insurance	4,238,915	4,094,663
Interest receivable	1,872,779	1,988,394
Deferred income taxes	1,620,994	724,139
Mortgage servicing rights, net of valuation allowance of $163,989 and $156,442 as of December 31, 2010 and 2009	797,327	850,313
Goodwill	2,726,567	2,726,567
Other assets	2,329,232	2,679,600

Total assets	$301,480,853	$288,846,472

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2010 and 2009

Liabilities and Stockholders’ Equity

	2010	2009
Liabilities
Deposits
Demand	$19,856,437	$20,668,169
Savings, NOW and money market	91,288,015	88,412,078
Time	145,279,195	145,619,976

Total deposits	256,423,647	254,700,223

Short-term borrowings	4,018,235	3,789,453
Deferred compensation	3,060,637	2,826,227
Advances from borrowers for taxes and insurance	629,788	508,356
Interest payable	556,257	734,903
Other liabilities	1,114,139	1,023,890

Total liabilities	265,802,703	263,583,052

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,923,689 – December 31, 2010 and 1,987,904 – December 31, 2009	19,237	19,879
Additional paid-in capital	16,159,960	6,634,591
Retained earnings – substantially restricted	20,045,095	18,399,506
Accumulated other comprehensive income (loss)	(150,802)	695,825
Unallocated ESOP shares	(395,340)	—
Treasury stock, at cost Common; 2010 – 0 shares; 2009 – 67,087 shares	—	(486,381)

Total stockholders’ equity	35,678,150	25,263,420

Total liabilities and stockholders’ equity	$301,480,853	$288,846,472

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2010 and 2009

	2010	2009
Interest and Fee Income
Loans, including fees	$10,915,275	$11,591,716
Debt securities
Taxable	465,419	503,211
Tax-exempt	1,253,011	1,050,667
Mortgage-backed securities	884,229	1,262,357
Other	11,468	11,966

Total interest income	13,529,402	14,419,917

Interest Expense
Deposits	3,942,161	5,315,273
Short-term borrowings	11,159	12,452
Federal Home Loan Bank advances	—	103,803

Total interest expense	3,953,320	5,431,528

Net Interest Income	9,576,082	8,988,389

Provision for Loan Losses	1,725,000	2,575,000

Net Interest Income After Provision for Loan Losses	7,851,082	6,413,389

Noninterest Income
Fiduciary activities	205,746	166,138
Commission income	1,072,276	869,368
Service charges on deposit accounts	1,000,534	895,264
Mortgage banking operations, net	521,452	736,681
Net realized gains on sales of available-for-sale securities	451,805	588,959
Loan servicing fees	369,733	359,813
Increase in cash surrender value of life insurance	171,863	178,676
Other	403,796	414,195

Total noninterest income	4,197,205	4,209,094

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2010 and 2009

	2010	2009
Noninterest Expense
Salaries and employee benefits	$5,865,742	$5,579,322
Occupancy and equipment	1,023,853	1,075,728
Data processing	400,404	356,666
Professional	181,922	230,699
Marketing	130,994	112,273
Postage and office supplies	279,349	287,671
Deposit insurance premium	417,993	555,223
Impairment (recovery) on mortgage servicing rights asset	100,809	(122,790)
Other	1,175,281	1,050,935

Total noninterest expense	9,576,347	9,125,727

Income Before Income Taxes	2,471,940	1,496,756

Provision for Income Taxes	405,480	100,589

Net Income	$2,066,460	$1,396,167

Basic Earnings Per Share	$1.09	$0.72

Diluted Earnings Per Share	$1.08	$0.72

Cash Dividends Per Share	$0.30	$0.30

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2010 and 2009

			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2009	1,987,904	$19,879	$6,634,108	$17,268,043

Comprehensive income
Net income	—	—	—	1,396,167
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	—	—	—

Total comprehensive income

Purchase of treasury stock (67,087 shares)	—	—	—	—
Stock option compensation expense	—	—	483	—
Dividends on common stock, $.30 per share	—	—	—	(264,704)

Balance, December 31, 2009	1,987,904	19,879	6,634,591	18,399,506

Comprehensive income
Net income	—	—	—	2,066,460
Change in unrealized depreciation on available-for-sale securities, net of taxes	—	—	—	—

Total comprehensive income

Corporate reorganization:
Merger of Jacksonville Bancorp, MHC	(1,038,738)	(10,387)	799,479	—
Treasury stock retired	(67,087)	(671)	(485,710)	—
Exchange of common stock	1,258	12	(1,542)	—
Proceeds from stock offering, net of expenses of $1,180,415	1,040,352	10,404	9,212,701	—
Purchase of shares for ESOP	—	—	—	—
Common shares held by ESOP, committed to be released	—	—	441	—
Dividends on common stock, $.30 per share	—	—	—	(420,871)

Balance, December 31, 2010	1,923,689	$19,237	$16,159,960	$20,045,095

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2010 and 2009

	Accumulated
	Other
	Comprehensive	Unallocated	Treasury
	Income (Loss)	ESOP	Stock	Total

Balance, January 1, 2009	$337,410	$—	$—	$24,259,440

Comprehensive income
Net income	—	—	—	1,396,167
Change in unrealized appreciation on available-for-sale securities, net of taxes	358,415	—	—	358,415

Total comprehensive income				1,754,582

Purchase of treasury stock (67,087 shares)	—	—	(486,381)	(486,381)
Stock option compensation expense	—	—	—	483
Dividends on common stock, $.30 per share	—	—	—	(264,704)

Balance, December 31, 2009	695,825	—	(486,381)	25,263,420

Comprehensive income
Net income	—	—	—	2,066,460
Change in unrealized depreciation on available-for-sale securities, net of taxes	(846,627)	—	—	(846,627)

Total comprehensive income				1,219,833

Corporate reorganization:
Merger of Jacksonville Bancorp, MHC	—	—	—	789,092
Treasury stock retired	—	—	486,381	—
Exchange of common stock	—	—	—	(1,530)
Proceeds from stock offering, net of expenses of $1,180,415	—	—	—	9,223,105
Purchase of shares for ESOP	—	(416,140)	—	(416,140)
Common shares held by ESOP, committed to be released	—	20,800	—	21,241
Dividends on common stock, $.30 per share	—	—	—	(420,871)

Balance, December 31, 2010	$(150,802)	$(395,340)	$—	$35,678,150

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009
Operating Activities
Net income	$2,066,460	$1,396,167
Items not requiring (providing) cash
Depreciation and amortization	355,670	406,469
Provision for loan losses	1,725,000	2,575,000
Amortization of premiums and discounts on securities and loans	786,494	955,364
Deferred income taxes	(460,714)	(17,047)
Net realized gains on available-for-sale securities	(451,805)	(588,959)
Amortization of mortgage servicing rights	396,017	507,313
Impairment (recovery) of mortgage servicing rights asset	100,809	(122,790)
Increase in cash surrender value of life insurance	(144,252)	(187,324)
(Gains) losses on sales of foreclosed assets	1,164	(11,701)
Stock option compensation expense	—	483
Shares held by ESOP committed to be released	21,241	—
Changes in
Interest receivable	115,615	356,108
Other assets	(828,451)	(1,990,045)
Interest payable	(178,646)	(190,758)
Other liabilities	593,919	523,316
Origination of loans held for sale	(46,367,505)	(66,814,834)
Proceeds from sales of loans held for sale	47,375,208	66,699,701

Net cash provided by operating activities	5,106,224	3,496,463

Investing Activities
Purchases of available-for-sale securities	(71,217,559)	(101,825,114)
Proceeds from maturities of available-for-sale securities	27,714,036	43,966,667
Proceeds from the sales of available-for-sale investments and other investments	25,211,312	57,378,873
Net change in loans	(5,008,693)	6,600,703
Purchase of premises and equipment	(247,886)	(66,581)
Proceeds from the sale of foreclosed assets	442,198	487,568

Net cash provided by (used in) investing activities	(23,106,592)	6,542,116

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2010 and 2009

	2010	2009

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$2,064,295	$11,424,556
Net increase (decrease) in certificates of deposit	(340,871)	5,124,439
Net increase (decrease) in short-term borrowings	228,782	(3,843,626)
Repayment of Federal Home Loan Bank advances	—	(13,500,000)
Net increase in advances from borrowers for taxes and insurance	121,432	63,279
Purchase of treasury stock	—	(486,381)
Merger of Jacksonville Bancorp, MHC	789,092	—
Cash paid for fractional shares in exchange	(1,530)	—
Net proceeds from stock offering	9,223,105	—
Purchase of shares for ESOP	(416,140)	—
Dividends paid	(420,871)	(269,660)

Net cash provided by (used in) financing activities	11,247,294	(1,487,393)

Increase (Decrease) in Cash and Cash Equivalents	(6,753,074)	8,551,186

Cash and Cash Equivalents, Beginning of Year	15,696,474	7,145,288

Cash and Cash Equivalents, End of Year	$8,943,400	$15,696,474

Supplemental Cash Flows Information

Interest paid	$4,131,966	$5,622,286

Income taxes paid	$474,000	$559,000

Sale and financing of foreclosed assets	$141,430	$218,636

Real estate acquired in settlement of loans	$669,699	$307,915

Dividends declared not paid	$144,278	$66,157

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Jacksonville Bancorp, Inc. (the “Company”) is a Maryland corporation.  On July 14, 2010, Jacksonville Bancorp, Inc. completed its conversion from the mutual holding company structure and the related public offering and is now a stock holding company that is fully owned by the public.  As a result of the conversion, the mutual holding company and former mid-tier holding company were merged into Jacksonville Bancorp, Inc.  References to the Company include references to Jacksonville Bancorp, Inc.’s predecessor mid-tier federally chartered company.  The Company owns 100% of Jacksonville Savings Bank (the “Bank”).

The Bank was founded in 1916 as an Illinois-chartered savings and loan association and converted to an Illinois-chartered savings bank in 1992.  The Bank is headquartered in Jacksonville, Illinois and operates six branches in addition to its main office.  The Bank’s deposits have been federally insured since 1945 by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has been a member of the Federal Home Loan Bank (“FHLB”) System since 1932.

On April 20, 1995, the Bank reorganized into the mutual holding company form of ownership, pursuant to which the Bank amended its charter from an Illinois-chartered mutual savings bank into an Illinois-chartered mutual holding company (“MHC”), Jacksonville Bancorp, MHC.  On December 28, 2000, Jacksonville Bancorp, MHC, converted from an Illinois-chartered mutual holding company to a federally-chartered mutual holding company.

The Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in the Bank’s market area and using such funds together with borrowings and funds from other sources to originate consumer loans and mortgage loans secured by one- to four-family residential real estate.  The Bank also originates commercial real estate loans, multi-family real estate loans, commercial business loans, and agricultural loans.  When possible, the Bank emphasizes the origination of mortgage loans with adjustable interest rates (“ARM”), as well as fixed-rate balloon loans with terms ranging from three to five years, consumer loans, which are primarily home equity loans secured by second mortgages, commercial business loans, and agricultural loans.  The Bank also offers trust and investment services.  The investment center, Berthel Fisher and Company Financial Services, Inc., is operated through the Bank’s wholly-owned subsidiary, Financial Resources Group, Inc.

The Company is subject to competition from other financial institutions and nonfinancial institutions providing financial products.  Additionally, the Company is subject to the regulations of certain regulatory agencies and undergoes periodic examinations by those regulatory agencies.

The significant accounting and reporting policies of the Company and its subsidiary follow:

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Principles of Consolidation and Financial Statement Presentation

The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s wholly owned subsidiary, Financial Resources Group, Inc.  Significant intercompany accounts and transactions have been eliminated in consolidation.  Based on the Company’s approach to decision making, it has decided that its business is comprised of a single segment.

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, fair value of securities, Federal Home Loan Bank stock impairment, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of loan servicing rights, valuation of deferred tax assets and goodwill impairment.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2010 and 2009, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits in banks.

The financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program.  Under that program, through December 31, 2010, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account.  Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000.  At December 31, 2010, the Company’s interest-bearing cash accounts did not exceed federally insured limits.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below carrying value when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Other Investments

Other investments at December 31, 2010 and 2009 include local municipal bonds and equity investments in local community development organizations.  The municipal bonds mature ratably through the year 2030.  These securities have no readily ascertainable market value and are carried at cost.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income.  Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on loans is generally discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes collectibility of the principal is unlikely.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process.  Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation.  Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35-40 years
Equipment	3-5 years

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system.  The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

The Company owns $1,113,800 and $1,108,606 of Federal Home Loan Bank stock as of December 31, 2010 and 2009, respectively.  The Federal Home Loan Bank of Chicago (FHLB) is operating under a Cease and Desist Order from their regulator, the Federal Housing Finance Board.  The order prohibits capital stock repurchases until a time to be determined by the Federal Housing Finance Board.  The FHLB will continue to provide liquidity and funding through advances.  With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and make appropriate request for approval.  The FHLB did not pay a dividend during 2010 or 2009; however, early in 2011 the FHLB announced they have declared a dividend at an annualized rate of 10 basis points per share paid on February 14, 2011.  Management performed an analysis and deemed the cost method investment in FHLB stock is ultimately recoverable and therefore not impaired.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in income or expense from foreclosed assets.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Bank-owned Life Insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at the estimated cash surrender value.  Changes in the cash surrender value are reflected in noninterest income in the consolidated statements of income.

Goodwill

Goodwill is tested annually for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.  The goodwill was not deemed impaired as of December 31, 2010 or 2009.

Mortgage Servicing Rights

Mortgage servicing assets are recognized separately when rights are acquired through purchase or through sale of financial assets.  Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer.  Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.  The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses.  These variables change from quarter to quarter as market conditions and projected interest rates change.

The Company subsequently measures each class of servicing asset using either the fair value or the amortization method.  The Company has elected to subsequently measure the mortgage servicing rights under the amortization method.  Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income.  The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.  Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment.  Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type.  Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche.  The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment.  Changes in valuation allowances are reported as a separate line item in noninterest expense on the income statement.  Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Servicing fee income is recorded for fees earned for servicing loans.  The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned in loan servicing fees in non-interest income.  The amortization of mortgage servicing rights is netted from the gains on sale of loans, both cash gains as well as the capitalized gains, and is included in mortgage banking operations, net in non-interest income.

Treasury Stock

Common stock shares repurchased are recorded at cost.  Cost of shares retired or reissued is determined using the first-in, first-out method.

Stock Options

At December 31, 2010 and 2009, the Company has a stock-based employee compensation plan, which is described more fully in Note 15.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company —put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes).  The income tax accounting guidance results in two components of income tax expense:  current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during each period.  Diluted earnings per share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Treasury stock shares are not deemed outstanding for earnings per share calculations.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company.  Fees from trust activities are recorded as revenue over the period in which the service is provided.  Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department.  This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.  Generally, the actual trust fee is charged to each account on a quarterly basis.  Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered approximately 100 trust accounts with assets totaling approximately $53.3million and $50.1 million at December 31, 2010 and 2009, respectively.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements to conform to the 2010 financial statement presentation.  These reclassifications had no effect on net income or stockholders’ equity.

Recent and Future Accounting Requirements

Accounting Standards Update (ASU) No. 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets.”  ASU 2009-16 amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets.  ASU 2009-16 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets.  ASU 2009-16 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The provisions of ASU 2009-16 became effective on January 1, 2010 and did not have a significant impact on the Company’s financial statements.

ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures About Fair Value Measurements.”  ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011.  The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010.  See Note 17 – Disclosure about Fair Value of Assets and Liabilities.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

ASU No. 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses.  Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment.  The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators.  ASU 2010-20 became effective for the Company’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period.  Disclosures that relate to activity during a reporting period will be required for the Company’s financial statements that include periods beginning on or after January 1, 2011.  ASU 2011-01, “Receivables (Topic 310)—Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of a proposed accounting standards update related to troubled debt restructurings, which is currently expected to be effective for periods ending after June 15, 2011.  See Note 5 – Loans and Allowance for Loan Losses.

Note 2:	Second Step Conversion

On July 14, 2010, Jacksonville Bancorp, Inc. completed its conversion from the mutual holding company structure and the related public offering and is now a stock holding company that is fully owned by the public.  As a result of the conversion, the mutual holding company and former mid-tier holding company were merged into Jacksonville Bancorp, Inc. at book value as the entities were under common control.  Jacksonville Savings Bank is 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 1,040,352 shares of common stock, par value $0.01 per share, in the subscription and community offerings, including 41,614 shares to the Jacksonville Savings Bank employee stock ownership plan. All shares were sold at a price of $10 per share, raising $10.4 million in gross proceeds.  Conversion related expenses of $1.2 million were offset against the gross proceeds, resulting in $9.2 million of net proceeds.  Concurrent with the completion of the offering, shares of Jacksonville Bancorp, Inc., a federal corporation, common stock owned by public stockholders were exchanged for 1.0016 shares of the Company’s common stock.  Cash in lieu of fractional shares was paid at a fraction of $10 per share, our offering price per share.  As a result of the offering and the exchange, at September 30, 2010, the Company had 1,923,689 shares outstanding and a market capitalization of $20.7 million.  The shares of common stock sold in the offering and issued in the exchange trade on the NASDAQ Capital market under the symbol “JXSB,”

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 3:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2010 and 2009, was $1,162,000 and $1,160,000, respectively.

Note 4:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2010:
U.S. Government and agencies	$12,530,787	$112,102	$(93,947)	$12,548,942
Mortgage-backed securities (Government-sponsored enterprises - residential)	41,979,525	480,709	(465,384)	41,994,850
Municipal bonds	40,584,897	407,015	(668,983)	40,322,929

	$95,095,209	$999,826	$(1,228,314)	$94,866,721

December 31, 2009:
U.S. Government and agencies	$9,036,752	$70,820	$(27,556)	$9,080,016
Mortgage-backed securities (Government-sponsored enterprises - residential)	40,428,279	610,634	(54,518)	40,984,395
Municipal bonds	27,661,381	531,363	(76,462)	28,116,282

	$77,126,412	$1,212,817	$(158,536)	$78,180,693

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The amortized cost and fair value of available-for-sale securities at December 31, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$91,678	$91,733
One to five years	13,607,859	13,740,590
Five to ten years	22,180,218	22,217,670
After ten years	17,235,929	16,821,878
	53,115,684	52,871,871
Mortgage-backed securities	41,979,525	41,994,850

Totals	$95,095,209	$94,866,721

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $26,629,298 at December 31, 2010 and $31,178,386 at December 31, 2009.

The book value of securities sold under agreements to repurchase amounted to $4,018,235 and $3,789,453 and at December 31, 2010 and 2009, respectively.

Gross gains of $451,805 and $588,959 and gross losses of $0 and $0 resulting from sales of available-for-sale securities were realized for 2010 and 2009, respectively.  The tax provision applicable to these net realized gains amounted to $153,614 and $200,246, respectively.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2010 and 2009, was $46,014,849 and $17,438,959, which is approximately 48% and 22%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$2,433,233	$(93,947)	$—	$—	$2,433,233	$(93,947)
Mortgage-backed securities (Government-sponsored enterprises - residential)	20,455,620	(465,384)	—	—	20,455,620	(465,384)
Municipal bonds	23,125,996	(668,983)	—	—	23,125,996	(668,983)

Total temporarily impaired securities	$46,014,849	$(1,228,314)	$—	$—	$46,014,849	$(1,228,314)

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$2,477,539	$(27,556)	$—	$—	$2,477,539	$(27,556)
Mortgage-backed securities (Government-sponsored enterprises - residential)	7,435,781	(54,518)	—	—	7,435,781	(54,518)
Municipal bonds	7,525,639	(76,462)	—	—	7,525,639	(76,462)

Total temporarily impaired securities	$17,438,959	$(158,536)	$—	$—	$17,438,959	$(158,536)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases.  The Company expects to recover the amortized cost basis over the term of the securities.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2010.

Note 5:	Loans and Allowance for Loan Losses

Categories of loans at December 31, include:

	2010	2009

Mortgage loans on real estate
Residential 1-4 family	$37,227,211	$38,580,967
Commercial	45,361,944	34,773,390
Agricultural	28,163,488	26,220,405
Home equity	19,526,162	28,119,373
Total mortgage loans on real estate	130,278,805	127,694,135

Commercial loans	22,810,203	25,548,697
Agricultural	8,176,396	8,844,759
Consumer	18,190,307	13,954,476
	179,455,711	176,042,067

Less
Net deferred loan fees	49,307	68,756
Allowance for loan losses	2,964,285	2,290,001

Net loans	$176,442,119	$173,683,310

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2010 and 2009:

	2010
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$391,762	$738,996	$73,257	$631,347	$21,242	$249,312	$88,044	$96,041	$2,290,001
Provision charged to expense	246,401	1,217,072	19,731	(21,371)	37,008	126,477	74,236	25,446	1,725,000
Losses charged off	(98,245)	(787,191)	—	(144,100)	—	(88,106)	(11,070)	—	(1,128,712)
Recoveries	21,391	25,051	—	6,500	—	12,574	12,480	—	77,996
Balance, end of year	$561,309	$1,193,928	$92,988	$472,376	$58,250	$300,257	$163,690	$121,487	$2,964,285
Ending balance: individually evaluated for impairment	$89,795	$428,514	$—	$72,393	$—	$—	$—	$—	$590,702
Ending balance: collectively evaluated for impairment	$471,514	$765,414	$92,988	$399,983	$58,250	$300,257	$163,690	$121,487	$2,373,583
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—	$—

Loans:
Ending balance	$37,227,211	$45,361,944	$28,163,488	$22,810,203	$8,176,396	$19,526,162	$18,190,307	$—	$179,455,711
Ending balance: individually evaluated for impairment	$369,749	$2,220,562	$—	$606,273	$—	$—	$—	$—	$3,196,584
Ending balance: collectively evaluated for impairment	$36,857,462	$43,141,382	$28,163,488	$22,203,930	$8,176,396	$19,526,162	$18,190,307	$—	$176,259,127
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

	2009
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$510,315	$519,839	$28,862	$287,611	$16,211	$300,622	$85,230	$185,382	$1,934,072
Provision charged to expense	26,920	326,710	44,395	2,226,556	5,031	3,471	31,258	(89,341)	2,575,000
Losses charged off	(146,431)	(111,836)	—	(1,882,820)	—	(58,581)	(43,445)	—	(2,243,113)
Recoveries	958	4,283	—	—	—	3,800	15,001	—	24,042
Balance, end of year	$391,762	$738,996	$73,257	$631,347	$21,242	$249,312	$88,044	$96,041	$2,290,001
Ending balance: individually evaluated for impairment	$78,604	$188,656	$—	$292,221	$—	$—	$—	$—	$559,481
Ending balance: collectively evaluated for impairment	$313,158	$550,340	$73,257	$339,126	$21,242	$249,312	$88,044	$96,041	$1,730,520
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—	$—

Loans:
Ending balance	$38,580,967	$34,773,390	$26,220,405	$25,548,697	$8,844,759	$28,119,373	$13,954,476	$—	$176,042,067
Ending balance: individually evaluated for impairment	$474,254	$1,923,300	$—	$1,047,710	$—	$—	$—	—	$3,445,264
Ending balance: collectively evaluated for impairment	$38,106,713	$32,850,090	$26,220,405	$24,500,987	$8,844,759	$28,119,373	$13,954,476	$—	$172,596,803
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—	$—	$—

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2010 and 2009:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial		Agricultural Business
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009

Pass	$34,258,180	$35,980,574	$41,534,866	$31,717,757	$27,768,600	$26,069,974	$21,621,978	$21,683,588	$7,818,536	$8,777,131
Spec. Ment	1,476,077	1,226,983	733,561	2,125,881	394,888	14,473	186,598	2,190,082	357,860	67,628
Subst.	1,492,954	1,373,410	3,093,517	929,752	—	135,958	1,001,627	1,675,027	—	—

Total	$37,227,211	$38,580,967	$45,361,944	$34,773,390	$28,163,488	$26,220,405	$22,810,203	$25,548,697	$8,176,396	$8,844,759

	Home Equity		Consumer
	2010	2009	2010	2009

Rating:
Pass	$18,064,116	$26,773,821	$17,471,747	$13,684,899
Special Mention	223,034	769,518	570,589	94,879
Substandard	1,239,012	576,034	147,971	174,698

Total	$19,526,162	$28,119,373	$18,190,307	$13,954,476

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis is performed on all loans at origination.  In addition, lending relationships over $500,000, new commercial and commercial real estate loans, and watch list credits are reviewed annually by our loan review department in order to verify risk ratings.  The Company uses the following definitions for risk ratings:

Special Mention – Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2010 and 2009:

	2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$458,119	$161,875	$846,582	$1,466,576	$35,760,635	$37,227,211	$—
Agricultural real estate	—	—	—	—	28,163,488	28,163,488	—
Commercial real estate	921,392	146,090	521,012	1,588,494	43,773,450	45,361,944	—
Agricultural business	—	—	—	—	8,176,396	8,176,396	—
Commercial:	6,024	—	—	6,024	22,804,179	22,810,203	—
Home equity	511,203	10,387	275,179	796,769	18,729,393	19,526,162	—
Consumer	78,216	76,859	9,383	164,458	18,025,849	18,190,307	—

Total	$1,974,954	$395,211	$1,652,156	$4,022,321	$175,433,390	$179,455,711	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

	2009
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$479,946	$214,358	$744,015	$1,438,319	$37,142,648	$38,580,967	$348,723
Agricultural real estate	—	—	—	—	26,220,405	26,220,405	—
Commercial real estate	375,416	542,638	152,538	1,070,592	33,702,798	34,773,390	—
Agricultural business	—	—	—	—	8,844,759	8,844,759	—
Commercial:	277,926	13,843	83,644	375,413	25,173,284	25,548,697	—
Home equity	470,380	42,102	193,635	706,117	27,413,256	28,119,373	—
Consumer	141,392	8,313	35,064	184,769	13,769,707	13,954,476	7,811

Total	$1,745,060	$821,254	$1,208,896	$3,775,210	$172,266,857	$176,042,067	$356,534

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.  Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The following tables present impaired loans for the years ended December 31, 2010 and 2009:

	2010
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

Loans without a specific valuation allowance
Commercial real estate	$127,653	$127,653	$—	$309,365	$14,432
Commercial	—	—	—	10,636	545
Consumer	—	—	—	10,762	628
Loans with a specific valuation allowance
1-4 family	369,749	369,749	109,622	536,944	4,785
Commercial real estate	2,092,909	2,092,909	408,687	2,578,312	77,973
Commercial	606,273	606,273	72,393	722,393	36,958
Consumer	—	—	—	5,106	425
Total:
1-4 family	369,749	369,749	109,622	536,944	4,785
Commercial real estate	2,220,562	2,220,562	408,687	2,887,677	92,405
Commercial	606,273	606,273	72,393	733,029	37,503
Consumer	—	—	—	15,868	1,053

Total	$3,196,584	$3,196,584	$590,702	$4,173,518	$135,746

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

	2009
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized

Loans without a specific valuation allowance
Home equity	$—	$—	$—	$9,210	$420
Consumer	1,085	1,085	—	4,189	—
Loans with a specific valuation allowance
1-4 family	530,004	530,004	241,600	550,645	15,935
Commercial real estate	1,845,113	1,845,113	281,536	1,989,545	115,835
Commercial	1,069,062	1,069,062	36,345	2,704,383	90,997
Total:
1-4 family	530,004	530,004	241,600	550,645	15,935
Commercial real estate	1,845,113	1,845,113	281,536	1,989,545	115,835
Commercial	1,069,062	1,069,062	36,345	2,704,383	90,997
Home equity	—	—	—	9,210	420
Consumer	1,085	1,085	—	4,189	—

Total	$3,445,264	$3,445,264	$559,481	$5,257,972	$223,187

The following table presents the Company’s nonaccrual loans at December 31, 2010 and 2009.  This table excludes purchased impaired loans and performing troubled debt restructurings.

	2010	2009

1-4 family	$1,019,252	$483,643
Agricultural real estate	—	—
Commercial real estate	1,359,060	405,701
Agricultural business	—	—
Commercial	84,361	240,296
Home equity	565,905	407,080
Consumer	106,159	60,307

Total	$3,134,737	$1,597,027

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 6:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2010	2009

Land	$983,276	$983,276
Buildings and improvements	7,540,045	7,542,073
Equipment	4,659,444	4,440,594
	13,182,765	12,965,943
Less accumulated depreciation	(7,523,691)	(7,199,085)

Net premises and equipment	$5,659,074	$5,766,858

Note 7:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.  The unpaid principal balance of mortgage loans serviced for others was $149,550,019 and $147,962,049 at December 31, 2010 and 2009, respectively.

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2010	2009
Mortgage servicing rights
Balance, beginning of year	$1,006,755	$973,524
Additions	257,316	391,746
Amortization	(302,755)	(358,515)
Balance at end of year	961,316	1,006,755

Valuation allowances
Balance at beginning of year	156,442	428,030
Additions due to decreases in market value	165,651	—
Reduction due to increases in market value	(64,842)	(122,790)
Reduction due to payoff of loans	(93,262)	(148,798)
Balances at end of year	163,989	156,442

Mortgage servicing assets, net	$797,327	$850,313

Fair value disclosures
Fair value as of the beginning of the period	$1,083,576	$545,494
Fair value as of the end of the period	$1,012,722	$1,083,576

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

During 2008, a valuation allowance of $428,030 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair market value.  The valuation allowance was adjusted during 2009 and 2010 due to both payments received on the related loans as well as changes in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Note 8:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $100,134,939 at December 31, 2010 and $89,917,806 at December 31, 2009.

The following table represents deposit interest expense by deposit type:

	December 31,
	2010	2009

Savings, NOW and Money Market	$579,178	$729,009
Certificates of deposit	3,362,983	4,586,264

Total deposit interest expense	$3,942,161	$5,315,273

At December 31, 2010, the scheduled maturities of time deposits are as follows:

2011	$94,508,604
2012	27,175,130
2013	4,489,924
2014	5,488,422
2015	13,617,115

$145,279,195

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 9:	Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase totaling $4,018,235 and $3,789,453 at December 31, 2010 and 2009, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2010 and 2009 totaled $4,018,235 and $6,919,503, respectively, and the monthly average of such agreements totaled $3,152,340 and $5,160,416 for 2010 and 2009, respectively.  The agreements at December 31, 2010, are all overnight agreements.

Note 10:	Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions.  With a few exceptions, the Company is no longer subject to U.S. federal and Illinois  income tax examinations by tax authorities for years before 2007.  During the years ended December 31, 2010 and 2009, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2010	2009

Taxes currently payable
Federal	$866,194	$117,636
State	—	—
Deferred income taxes	(460,714)	(17,047)

Income tax expense	$405,480	$100,589

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2010	2009

Computed at the statutory rate (34%)	$840,459	$508,897
Increase (decrease) resulting from Tax exempt interest	(427,603)	(354,497)
Graduated tax rates	(24,719)	(14,968)
State income taxes, net	103,306	58,345
Increase in cash surrender value	(58,433)	(60,750)
Other	(27,530)	(36,438)

Actual tax expense	$405,480	$100,589

Tax expense as a percentage of pre-tax income	16.40%	6.72%

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2010	2009
Deferred tax assets
Allowance for loan losses	$1,025,297	$763,554
Deferred compensation	1,188,078	1,097,085
State net operating loss carryforward	117,202	160,488
Unrealized losses on securities available-for-sale	77,686	—
Other	76,054	—
	2,484,317	2,021,127

Deferred tax liabilities
Unrealized gains on available-for-sale securities	—	(358,456)
Depreciation	(322,501)	(360,916)
Federal Home Loan Bank stock dividends	(146,736)	(146,736)
Prepaid expenses	(55,226)	(68,875)
Mortgage servicing rights	(309,506)	(330,075)
Other	(29,354)	(31,930)
	(863,323)	(1,296,988)

Net deferred tax asset	$1,620,994	$724,139

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

At December 31, 2010 and 2009, the Company had Illinois net operating loss carryforwards totaling approximately $2,432,590 and $3,331,005, respectively, which will expire in varying amounts between 2018 and 2022.  Recent Illinois legislation has suspended the use of these loss carryovers for tax years 2011 through 2013 and the expiration dates were extended by three years.  Management believes the Company will produce taxable earnings in the future which will enable the net operating loss carryforwards to be utilized prior to expiration.

Retained earnings at December 31, 2010 and 2009, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2010 and 2009.

Note 11:	Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes were as follows:

	2010	2009

Net unrealized gain (loss) on available-for-sale securities	$(830,964)	$1,132,013
Less reclassification adjustment for realized gains included in income	451,805	588,959
Other comprehensive income (loss), before tax effect	(1,282,769)	543,054
Less tax expense	436,142	184,639

Other comprehensive income (loss)	$(846,627)	$358,415

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2010	2009

Net unrealized gain (loss) on securities available-for-sale	$(228,488)	$1,054,281

Tax effect	77,686	(358,456)

Net-of-tax amount	$(150,802)	$695,825

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 12:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2010 and 2009, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2010, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total risk-based capital (to risk-weighted assets)	$30,551	14.77%	$16,542	8.0%	$20,678	10.0%

Tier I capital (to risk-weighted assets)	27,962	13.52	8,271	4.0	12,407	6.0

Tier I capital (to average assets)	27,962	9.25	12,095	4.0	15,119	5.0

Tangible capital (to adjusted tangible assets)	27,962	9.25	4,536	1.5	—	N/A

As of December 31, 2009
Total risk-based capital (to risk-weighted assets)	$23,891	11.83%	$16,146	8.0%	$20,183	10.0%

Tier I capital (to risk-weighted assets)	21,601	10.70	8,073	4.0	12,110	6.0

Tier I capital (to average assets)	21,601	7.44	11,611	4.0	14,514	5.0

Tangible capital (to adjusted tangible assets)	21,601	7.44	4,354	1.5	—	N/A

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2010	2009

Bank equity	$30,538	$25,024
Less net unrealized gain (loss)	(151)	696
Less disallowed goodwill	2,727	2,727
Less disallowed servicing amounts	—	—

Tier 1 capital	27,962	21,601

Plus allowance for loan losses	2,589	2,290

Total risked-based capital	$30,551	$23,891

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  As of December 31, 2010, the Bank has $3,900,000 available for the payment of dividends without prior regulatory approval.

Note 13:	Related Party Transactions

At December 31, 2010 and 2009, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $2,820,414 and $4,161,647, respectively.

Annual activity consisted of the following:

	2010	2009

Balance beginning of year	$4,161,647	$1,007,901
Additions	5,000,975	2,642,550
Repayments	(6,342,208)	(1,854,717)
Change in related parties	—	2,365,913

Balance, end of year	$2,820,414	$4,161,647

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Deposits from related parties held by the Company at December 31, 2010 and 2009 totaled approximately $3,391,000 and $2,036,000, respectively.

Note 14:	Employee Benefits

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $150,557 and $143,770 for the years ended December 31, 2010 and 2009, respectively.  The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 2.75% to 3.20% for the year ended December 31, 2010 and 3.15% to 3.75% for the year ended December 31, 2009.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2010 or 2009.  The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  The amount recorded on the balance sheets as deferred compensation was $2,229,292 and $2,166,147 as of December 31, 2010 and 2009, respectively.  Compensation expense related to the plan was $157,299 and $168,394 for the years ended December 31, 2010 and 2009, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees.  The agreements provide for monthly payments at retirement or death.  The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 6 to 8% discount rate.  The amount recorded on the balance sheets as deferred compensation was $831,345 and $660,080 as of December 31, 2010 and 2009, respectively.  Compensation expense related to the plans was $188,929 and $181,578 for the years ended December 31, 2010 and 2009, respectively.

Employee Stock Ownership Plan — The ESOP is a noncontributory defined contribution plan which covers substantially all employees.  The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors.  The Company made no contributions in 2009.

As part of the second step conversion, in July 2010 the Company acquired 41,614 additional shares of Company common stock at $10 per share in the conversion with funds provided by a loan from the Company.  Accordingly, $416,140 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity.  Shares are released to participants proportionately as the loan is repaid.  Dividends on allocated shares are recorded as dividends and charged to retained earnings.  Dividends on unallocated shares are used to repay the loan and are treated as compensation expense.  Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.

ESOP expense for the years ended December 31, 2010, 2009 and 2008 was $21,491, $0 and $0, respectively.

	2010	2009	2008

Allocated shares	53,273	53,273	53,273
Shares committed for allocation	2,080	—	—
Unearned shares	35,659	—	—

Total ESOP shares	91,012	53,273	53,273

Fair value of unearned shares at December 31	$384,404	$—	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement.  At December 31, 2010, the fair value of the 53,273 allocated shares held by the ESOP is $574,283.  The fair value of all shares subject to the repurchase obligation is $22,422.

Note 15:	Stock Option Plans

The Jacksonville Savings Bank and Jacksonville Bancorp, MHC 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors.  A total of 83,625 shares of common stock were reserved and awarded under the Plan.  Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share.  In 2004, 5,600 shares related to this plan were reissued at a price of $14.00 per share.  The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee.  A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001 that expire ten years after the grant date and are exercisable at a price of $10.00 per share.  No shares were granted during 2010 or 2009.

The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table.  Expected volatility is based on historical volatility of the Company’s stock and other factors.  The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes.  The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

A summary of option activity under the Plan as of December 31, 2010 and 2009, and changes during the years then ended, is presented below:

	2010
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	33,345	$10.54
Adjustment for second step conversion	37	9.98
Exercised	—	—
Forfeited or expired	—	—

Outstanding, end of year	33,382	$10.52	0.76	$7,517

Exercisable, end of year	33,382	$10.52	0.76	$7,517

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2010 excludes 4,504 shares that are exercisable at a price of $14.00 per share and were antidilutive.

	2009
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	34,445	$10.65
Granted	—	—
Exercised	—	—
Forfeited or expired	(1,100)	14.00

Outstanding, end of year	33,345	$10.54	1.76	$0

Exercisable, end of year	33,345	$10.54	1.76	$0

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The aggregate intrinsic value of options outstanding at the end of the year 2009 excludes 28,845 and 4,500 shares that are exercisable at prices of $10.00 and $14.00 per share and were antidilutive.

The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 were $0.  There were no shares exercised during 2010 or 2009.

As of December 31, 2010, there was $0 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  The total fair value of shares vested during the years ended December 31, 2010 and 2009, was $0 and $972, respectively.

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2010
	Income	Weighted- Average Shares	Per Share Amount

Net income	$2,066,460

Basic earnings per share
Income available to common stockholders		1,903,336	$1.09

Effect of dilutive securities
Stock options	—	2,389

Diluted earnings per share
Income available to common stockholders	$2,066,460	1,905,725	$1.08

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Options to purchases 4,504 shares of common stock at $14.00 per share were outstanding at December 31, 2010, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

	Year Ended December 31, 2009
	Income	Weighted- Average Shares	Per Share Amount

Net income	$1,396,167

Basic earnings per share
Income available to common stockholders		1,927,250	$0.72

Effect of dilutive securities
Stock options	—	—

Diluted earnings per share
Income available to common stockholders	$1,396,167	1,927,250	$0.72

Options to purchases 28,845 and 4,500 shares of common stock at $10.00 and $14.00 per share were outstanding at December 31, 2009, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Note 17:	Disclosures about Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. Government and agencies, mortgage-backed securities (Government-sponsored enterprises – residential) and municipal bonds.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2010.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009:

		2010
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government and agencies	$12,548,942	$—	$12,548,942	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	41,994,850	—	41,994,850	—
Municipal bonds	40,322,929	—	40,322,929	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

		2009
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government and agencies	$9,080,016	$—	$9,080,016	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	40,984,395	—	40,984,395	—
Municipal bonds	28,116,282	—	28,116,282	—

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment.  Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized.  This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

Mortgage Servicing Rights

The fair value used to determine the valuation allowance is estimated using discounted cash flow models.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Foreclosed Assets

Foreclosed assets consist primarily of real estate owned.  Real estate owned acquired through loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  The adjustment at the time of foreclosure is recorded through the allowance for loan losses.  Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the real estate owned or foreclosed asset could differ from the original estimate and are classified within Level 3 of the fair value hierarchy.  If it is determined the fair value declines subsequent to foreclosure, a valuation allowance is recorded through non-interest expense.  Operating costs associated with the assets after acquisition are also recorded as non-interest expense.  Gains and losses on the disposition of real estate owned and foreclosed assets are netted and posted to non-interest expense.

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2010 and 2009:

		2010
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$2,407,740	$—	$—	$2,407,740
Mortgage servicing rights	797,327	—	—	797,327
Foreclosed assets	459,877	—	—	459,877

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

		2009
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$3,154,003	$—	$—	$3,154,003
Mortgage servicing rights	850,313	—	—	850,313
Foreclosed assets	382,879	—	—	382,879

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest Receivable and Federal Home Loan Bank Stock

The carrying amount approximates fair value.

Other investments

The carrying amount approximates fair value.

Loans Held for Sale

For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Loans

The fair value of loans is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics were aggregated for purposes of the calculations.  The carrying amount of accrued interest approximates its fair value.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits.  The carrying amount approximates fair value.  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Short-term Borrowings, Interest Payable and Advances From Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2010 and 2009:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$8,943,400	$8,943,400	$15,696,474	$15,696,474
Available-for-sale securities	94,866,721	94,866,721	78,180,693	78,180,693
Other investments	130,049	130,049	149,902	149,902
Loans held for sale	280,000	280,000	814,074	814,074
Loans, net of allowance for loan losses	176,442,118	175,436,281	173,683,310	171,479,887
Federal Home Loan Bank stock	1,113,800	1,113,800	1,108,606	1,108,606
Interest receivable	1,872,779	1,872,779	1,988,394	1,988,394

Financial liabilities
Deposits	256,423,647	259,188,963	254,700,223	257,948,804
Short-term borrowings	4,018,235	4,018,235	3,789,453	3,789,453
Advances from borrowers for taxes and insurance	629,788	629,788	508,356	508,356
Interest payable	556,257	556,257	734,903	734,903

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 18:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses are reflected in the footnote regarding loans.  Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.  Other significant estimates and concentrations not discussed in those footnotes include:

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

At December 31, 2010 and 2009, the Company held $8,176,396 and $8,844,759 in agricultural production loans and $28,163,488 and $26,220,405, respectively in agricultural real estate loans in the Company’s geographic area.  Prices for corn, beans and livestock remained lower than previous years and due to weather patterns in Illinois, crops were late in being harvested.  These issues could affect the repayment ability for many agricultural loan customers.

At December 31, 2010 and 2009, the Company held $45,361,947 and $34,773,390 in commercial real estate, respectively, including $9,955,396 and $11,080,199 that are outside of the Company’s normal lending area.  Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

The accompanying financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company ‘s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Goodwill

As discussed in Note 1, the Company annually tests its goodwill for impairment.  At the most recent testing date, the fair value of the banking  reporting unit exceeded its carrying value.  Estimated fair value of the banking reporting unit was based principally on forecasts of future income.  Due to the volatility of the current economic environment, coupled with the Company’s recent loan loss experience, management’s forecasts of future income are subject to significantly more uncertainty than during more stable environments.  Management believes it has applied reasonable judgment in developing its estimates; however, unforeseen negative changes in the national, state or local economic environment may negatively impact those estimates in the near term.

Note 19:	Commitments and Credit Risk

The Company grants agribusiness, commercial and residential loans to customers in Cass, Morgan, Macoupin, Montgomery and surrounding counties in Illinois.  The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.  Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions and the agricultural economy in these counties.  The Company also purchases participation loans from out of territory areas.

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

At December 31, 2010 and 2009, the Company had outstanding commitments to originate loans aggregating approximately $4,189,869 and $2,133,026, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $3,159,869 and $2,968,415 at December 31, 2010 and 2009, respectively, with the remainder at floating market rates.  The range of fixed rates was 4.00% to 10.00% as of December 31, 2010.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Standby Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  Performance standby letters of credit are issued to guarantee performance of certain customers under non-financial contractual obligations.  The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.  Should the Company be obliged to perform under the standby letters of credit, the Company may seek recourse from the customer for reimbursement of amounts paid.

The Company had total outstanding standby letters of credit amounting to $452,524 and $488,388 at December 31, 2010 and 2009, respectively, with terms of one year or less.  At December 31, 2010 and 2009, the Company’s deferred revenue under standby letters of credit agreements was nominal.

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Lines of credit generally have fixed expiration dates.  Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements.  Each customer’s creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.  Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2010, the Company had unused lines of credit to borrowers aggregating approximately $22,261,320 and $10,419,945 for commercial lines and open-end consumer lines, respectively.  At December 31, 2009, unused lines of credit to borrowers aggregated approximately $22,936,541 for commercial lines and $10,980,694 for open-end consumer lines.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 20:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2010
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,417,003	$3,494,306	$3,383,871	$3,234,222
Interest expense	913,400	976,373	1,008,793	1,054,754
Net interest income	2,503,603	2,517,933	2,375,078	2,179,468
Provision for loan losses	225,000	375,000	850,000	275,000
Net interest income after provision for loan losses	2,278,603	2,142,933	1,525,078	1,904,468
Noninterest income	1,048,245	1,174,117	1,023,713	951,130
Noninterest expense	2,365,098	2,486,440	2,477,186	2,247,623
Income before income taxes	961,750	830,610	71,605	607,975
Income tax expense (benefit)	227,592	177,289	(108,519)	109,118

Net income	$734,158	$653,321	$180,124	$498,857

Basic earnings per share	$0.39	$0.35	$0.09	$0.26
Diluted earnings per share	$0.38	$0.35	$0.09	$0.26

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

	Year Ended December 31, 2009
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,387,087	$3,649,444	$3,609,769	$3,773,617
Interest expense	1,204,502	1,314,222	1,421,744	1,491,060
Net interest income	2,182,585	2,335,222	2,188,025	2,282,557
Provision for loan losses	425,000	250,000	1,550,000	350,000
Net interest income after provision for loan losses	1,757,585	2,085,222	638,025	1,932,557
Other income	1,184,528	871,823	1,247,162	905,581
Other expense	2,419,836	2,270,706	2,219,603	2,215,582
Income (loss) before income taxes	522,277	686,339	(334,416)	622,556
Income tax expense (benefit)	91,752	149,123	(261,592)	121,306

Net income (loss)	$430,525	$537,216	$(72,824)	$501,250

Basic earnings (loss) per share	$0.22	$0.28	$(0.04)	$0.26
Diluted earnings (loss) per share	$0.22	$0.28	$(0.04)	$0.26

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2010	2009
Assets
Cash and due from banks	$4,805,757	$146,663
Investment in common stock of subsidiary	30,537,330	25,023,244
Loan receivable from subsidiary	395,333	—
Other assets	128,292	190,588

Total assets	$35,866,712	$25,360,495

Liabilities
Other liabilities	$188,562	$97,075

Total liabilities	188,562	97,075

Stockholders’ Equity	35,678,150	25,263,420

Total liabilities and stockholders’ equity	$35,866,712	$25,360,495

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Condensed Statements of Income

	Year Ending December 31,
	2010	2009
Income
Dividends from subsidiary	$132,312	$864,624
Other income	15,318	746

Total income	147,630	865,370

Expenses
Other expenses	213,855	218,720

Total expenses	213,855	218,720

Income (Loss) Before Income Tax and Equity in Undistributed Income of Subsidiary	(66,225)	646,650

Income Tax Benefit	(77,072)	(84,908)

Income Before Equity in Undistributed Income of Subsidiary	10,847	731,558

Equity in Undistributed Income of Subsidiary	2,055,613	664,609

Net Income	$2,066,460	$1,396,167

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Condensed Statements of Cash Flows

	Year Ending December 31,
	2010	2009
Operating Activities
Net income	$2,066,460	$1,396,167
Items not providing cash, net	(2,055,613)	(664,126)
Change in other assets and liabilities, net	153,784	(37,710)

Net cash provided by operating activities	164,631	694,331

Investing Activity
Net loan proceeds to subsidiary	(395,334)	—
Capital infusion to subsidiary	(4,700,000)	—

Net cash used in investing activities	(5,095,334)	—

Financing Activities
Dividends paid	(420,871)	(264,704)
Purchase of treasury stock	—	(486,381)
Merger of Jacksonville Bancorp, MHC	789,092	—
Net proceeds from stock offering	9,223,105	—
Cash paid for fractional shares in exchange	(1,529)	—

Net cash provided by (used in) financing activities	9,589,797	(751,085)

Net Change in Cash and Cash Equivalents	4,659,094	(56,754)

Cash and Cash Equivalents at Beginning of Year	146,663	203,417

Cash and Cash Equivalents at End of Year	$4,805,757	$146,663

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2010, we had approximately 810 stockholders of record, including brokers, who held 1,923,689 shares of our outstanding shares of common stock.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2010.

	Price Per Share		Cash
	High	Low	Dividend Declared

2010

Fourth quarter	$11.13	$9.90	$0.075
Third quarter	11.15	9.51	0.075
Second quarter	13.83	10.48	0.075
First quarter	15.97	8.99	0.075

2009

Fourth quarter	$10.38	$8.14	$0.075
Third quarter	11.48	8.12	0.075
Second quarter	11.49	7.84	0.075
First quarter	9.75	7.01	0.075

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

The Company did not repurchase any Company stock during the fourth quarter of 2010.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Directors and Executive Officers

Directors	Executive Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	Laura A. Marks Senior Vice President – Retail Banking

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	Chris A. Royal Senior Vice President and Chief Lending Officer

Dean H. Hess Self-employed farmer	Diana S. Tone Chief Financial Officer and Compliance Officer

Emily J. Osburn Retired radio station manager

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
Years Ended December 31, 2010 and 2009

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 26, 2011 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

General Inquiries

A copy of our Annual Report to the SEC on Form 10-K may be obtained without charge by written request of stockholders to Diana Tone or by calling us at (217) 245-4111.  The Form 10-K is also available on our website at www.jacksonvillesavings.com.  Our Code of Ethics, Nominating and Corporate Governance Committee Charter, and Beneficial Ownership reports of our directors and executive officers are also available on our website.

FDIC Disclaimer

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.