Form 10-K, Exhibit 13
period 2011-12-31
Jacksonville Bancorp, Inc.
filed 2012-03-19
CIK 1484949

Exhibit 13

Report to Stockholders

Jacksonville Bancorp, Inc. 2011 Annual Report

To Our Shareholders:

If we listen to economists, we will get mixed messages.  Some tell us that the nation’s economy is showing signs of recovery.  Others forecast that there is still more pain to come and that housing will continue to be a drag.  The political turmoil that surrounds our nation’s leaders just adds to this “uncertainty.”  The one assurance that we have been given is that the Federal Reserve expects interest rates to remain at record lows for the near to mid term.

2011 was a good year for Jacksonville Bancorp, Inc. as we were fortunate to be well positioned for the low interest rate environment in which we operated.  Our earnings were enhanced by the improved quality of our loan portfolio and another strong performance by our brokerage subsidiary, Financial Resources Group, Inc.  At year end, our total assets stood at $307.3 million, net income increased by over $1.0 million to $3.3 million and capital stood at $41.2 million, all record highs.

Our new mobile banking product was well received by our customers when it was launched during the year.  This convenient and efficient method of viewing account balances, transferring funds and paying bills by using a mobile phone is an additional service that we were pleased to introduce.  The banking industry is constantly changing the way financial services are delivered and our customers want to be able to participate in the newest offerings.  By investing in these technological advancements, we continue to make banking with Jacksonville Savings Bank a positive experience.

At the conclusion of this year’s annual meeting, long time director Emily Osburn will retire from our board.  Emy is completing thirty years of service, having first been elected as a director in 1982.  We will miss her thoughtful insight and wise counsel and appreciate the leadership she has provided over many years.

In our mission statement, we call for providing quality banking services in the markets we serve and generating core earnings that will enhance shareholder value.  Our entire staff works to meet these goals every day.  We appreciate your continued support.

Sincerely,

Andrew F. Applebee                                                                   Richard A. Foss
Chairman of the Board                                                                President and CEO

Table of Contents

Page
Business of the Company	1

Selected Consolidated Financial Information	2-3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	4-19

Report of Independent Registered Public Accounting Firm	20

Consolidated Financial Statements	21-28

Notes to Consolidated Financial Statements	29-82

Common Stock Information	83

Directors and Officers	84

Corporate Information	85

Annual Meeting	85

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

We are a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in our market area and using such funds, together with borrowings and funds from other sources, to originate mortgage loans secured by one-to-four family residential real estate, commercial and agricultural real estate and home equity loans. We also originate commercial and agricultural business loans and consumer loans.  Additionally, we invest in United States Government agency securities, bank-qualified, general obligation municipal issues, and mortgage-backed securities issued or guaranteed by the United States Government or agencies thereof.  We maintain a portion of our assets in liquid investments, such as overnight funds at the Federal Home Loan Bank.

Our principal sources of funds are customer deposits, proceeds from the sale of loans, funds received from the repayment and prepayment of loans and mortgage-backed securities, and the sale, call, or maturity of investment securities.  Principal sources of income are interest income on loans and investments, sales of loans and securities, service charges, commissions, loan servicing fees and other fees.  Our principal expenses are interest paid on deposits, employee compensation and benefits, occupancy and equipment expense, data processing and telecommunications expense, and Federal Deposit Insurance Corporation insurance premiums.

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

	At December 31,
	2011	2010	2009	2008	2007
	(In thousands)
Selected Financial Condition Data:

Total assets	$307,289	$301,481	$288,846	$288,275	$288,489
Cash and cash equivalents	11,388	8,943	15,696	7,145	12,175
Investment securities	62,258	52,872	37,196	50,988	66,295
Mortgage-backed securities	40,364	41,995	40,984	27,795	15,415
Loans, net(1)	171,312	176,722	174,497	184,337	177,728
Federal Home Loan Bank of Chicago stock, at cost	1,114	1,114	1,109	1,109	1,109
Foreclosed assets, net	435	460	383	769	364
Bank owned life insurance	4,403	4,239	4,095	3,907	3,186
Deposits	254,240	256,424	254,700	238,151	245,721
Federal Home Loan Bank of Chicago advances	—	—	—	13,500	10,000
Short-term borrowings	6,518	4,018	3,789	7,633	4,936
Stockholders’ equity	41,165	35,678	25,263	24,259	22,618

	For the Years Ended December 31,
	2011	2010	2009	2008	2007
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$13,867	$13,529	$14,420	$15,908	$15,609
Interest expense	2,879	3,953	5,432	7,716	9,056
Net interest income	10,988	9,576	8,988	8,192	6,553
Provision for loan losses	625	1,725	2,575	310	155
Net interest income after provision for loan losses	10,363	7,851	6,413	7,882	6,398
Noninterest income	3,996	4,197	4,209	3,161	2,492
Noninterest expense	9,814	9,576	9,126	9,221	8,261
Income before income tax	4,545	2,472	1,497	1,822	629
Provision for income taxes	1,259	406	101	304	10
Net income	$3,286	$2,066	$1,396	$1,518	$619
Earnings per share:
Basic	$1.74	$1.09	$0.72	$0.76	$0.31
Diluted	$1.74	$1.08	$0.72	$0.76	$0.31
Dividends per share	$0.30	$0.30	$0.30	$0.30	$0.30

 (1)           Includes loans held for sale of $447,000, $280,000, $814,000, $1.4 million, and $1.9 million at December 31, 2011, 2010, 2009, 2008, and 2007, respectively.

	At or For the Years Ended December 31,
	2011	2010	2009	2008	2007

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	1.08%	0.70%	0.47%	0.52%	0.22%
Return on average equity (ratio of net income to average equity)	8.57%	6.77%	5.69%	6.59%	2.86%
Interest rate spread(1)	3.68%	3.30%	3.08%	2.70%	2.15%
Net interest margin(2)	3.87%	3.51%	3.30%	3.01%	2.53%
Efficiency ratio(3)	65.50%	69.53%	69.15%	81.22%	91.33%
Dividend pay-out ratio(4)	17.14%	20.37%	18.96%	18.75%	45.94%
Non-interest expense to average total assets	3.23%	3.25%	3.10%	3.14%	2.95%
Average interest-earning assets to average interest-bearing liabilities	118.84%	114.78%	111.14%	110.66%	110.69%
Average equity to average total assets	12.60%	10.37%	8.33%	7.85%	7.79%

Asset Quality Ratios:
Non-performing assets to total assets	0.92%	1.19%	0.81%	0.68%	0.51%
Non-performing loans to total loans	1.38%	1.75%	1.11%	0.64%	0.61%
Allowance for loan losses to non-performing loans	137.33%	94.56%	117.20%	162.47%	161.90%
Allowance for loan losses to gross loans(5)	1.89%	1.65%	1.29%	1.04%	0.98%

Capital Ratios (Bank):
Total capital (to risk-weighted assets)	16.67%	14.77%	11.83%	10.94%	11.32%
Tier I capital (to risk-weighted assets)	15.42%	13.52%	10.70%	10.02%	10.38%
Tier I capital (to total assets)	10.35%	9.25%	7.44%	7.30%	7.02%

Other Data:
Number of offices	7	7	7	7	7
Full time equivalent employees	104	104	106	106	109

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	The dividend payout ratio represents dividends declared per share divided by net income per share.
(5)	Gross loans include loans held for sale.

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

Operating Strategy – Overview

Our business consists principally of attracting deposits from the general public and using deposits and borrowings to originate mortgage loans secured by one-to-four family residences, commercial real estate and agricultural real estate. In addition, we originate commercial and agricultural business loans and consumer loans.  Our net income, like other financial institutions, is primarily dependent on our net interest income, which is the difference between the income earned on our interest-earning assets, such as loans and investments, and the cost of our interest-bearing liabilities, primarily deposits and borrowings.  Our net income is also affected by provisions for loan losses and other non-interest income and expenses.  General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of our net income.

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

The recession which began in 2008 had a severe impact on the entire banking industry resulting in increased bank failures nationwide and a decline in market interest rates.  The low interest rate environment has continued and resulted in higher levels of originations of fixed-rate residential loans for sale to the secondary market during 2011 and 2010.  During the years ended December 31, 2011 and 2010, we sold $32.2 million and $47.4 million, respectively, of fixed-rate residential mortgage loans.  Market conditions and higher prepayment speeds resulted in a decline in the value of our mortgage servicing rights during 2011 and 2010.  We do not have a subprime mortgage loan product.  Our investment portfolio has not been affected by the recession and financial crisis, since all of our mortgage-backed securities are issued by United States Government or United States Government sponsored entities.  Since the real estate values in our market area did not increase as dramatically as they did in other parts of the nation prior to 2008, we have not experienced dramatic decreases in home values during the current recession.

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

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity.  Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently.  During 2011, goodwill was evaluated quarterly due to market conditions.

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

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements by U.S. GAAP and IFRSs.  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective for interim and annual periods beginning after December 15, 2011.  Early application by public entities is not permitted.  The adoption of this ASU is not expected to have any impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Amendments to Topic 220, Comprehensive Income.  Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The amendments in this ASU should be applied retrospectively.  For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Early adoption is permitted, because compliance with the amendments is already permitted.  The amendments do not require any transition disclosures.  The adoption of this ASU is not expected to have any impact on the Company’s consolidated financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The update provides entities with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit.  If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any.  Under the amendments in ASU No. 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.  An entity may resume performing the qualitative assessment in any subsequent period.  The amendments enacted by ASU No. 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for the nonpublic entities, have not yet been made available for issuance.  The adoption of this update is not expected to have any impact on the Company’s consolidated financial position or results of operations.

Federal Deposit Insurance Corporation Insurance Coverage

As with all banks insured by the FDIC, the Company’s depositors are protected against the loss of their insured deposits by the FDIC.  On July 21, 2010, basic FDIC insurance coverage was permanently increased to $250,000 per depositor.  In addition, the FDIC had instituted a Temporary Liquidity Guaranty Program (“TLGP”) which provided full deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount.  The Company opted into the TLGP.  On November 9, 2010, the FDIC issued a final rule to provide separate unlimited deposit insurance coverage for non-interest bearing transaction accounts until December 31, 2012.  The FDIC defines a “non-interest bearing transaction account” as a transaction account on which the insured depository institution pays no interest and does not reserve the right to require advance notice of intended withdrawals.  This coverage is over and above the $250,000 in deposit insurance otherwise provided to a customer.

Recent Developments

On July 14, 2010, Jacksonville Bancorp, Inc. completed its conversion from the mutual holding company structure and the related public offering and is now a stock holding company that is fully owned by the public.  Jacksonville Savings Bank is 100% owned by the Company and the Company is 100% owned by public stockholders.  The Company sold a total of 1,040,352 shares of common stock in the subscription and community offerings, including 41,614 shares to the Jacksonville Savings Bank employee stock ownership plan.  All shares were sold at a price of $10 per share, raising $10.4 million in gross proceeds.  Conversion related expenses of $1.2 million were offset against the gross proceeds, resulting in $9.2 million of net proceeds.  Concurrent with the completion of the offering, shares of Jacksonville Bancorp, Inc., a federal corporation, common stock owned by public stockholders were exchanged for 1.0016 shares of the Company’s common stock.  As a result of the offering and the exchange, at December 31, 2011, the Company had 1,920,955 shares outstanding and a market capitalization of $26.4 million.  The shares of common stock sold in the offering and issued in the exchange, trade on the NASDAQ Capital market under the symbol “JXSB.”

Financial Condition

Total assets increased by $5.8 million, or 1.9%, to $307.3 million at December 31, 2011 from $301.5 million at December 31, 2010.  Net loans decreased $5.6 million, or 3.2%, to $170.9 million at December 31, 2011 from $176.5 million at December 31, 2010.  The decrease in loan volume was due to low loan demand as a result of the current weakened economy, as well as loan sales to the secondary market, and normal loan repayments.  Available-for-sale investment securities increased $9.4 million, or 17.8%, to $62.3 million at December 31, 2011 from $52.9 million at December 31, 2010.  Mortgage-backed securities decreased $1.6 million, or 3.9%, to $40.4 million at December 31, 2011 from $42.0 million at December 31, 2010.  Cash and cash equivalents increased $2.5 million to $11.4 million at December 31, 2011 from $8.9 million at December 31, 2010. The growth in cash equivalents and investment securities was primarily due to the investment of funds in more liquid alternatives during a period of low loan demand and low interest rates.

At December 31, 2011, we owned $1.1 million of Federal Home Loan Bank of Chicago stock.  Management reviews this investment on a quarterly basis, in light of the Federal Home Loan Bank’s financial performance.  At December 31, 2011, management deemed that the cost method investment in Federal Home Loan Bank of Chicago stock was ultimately recoverable and therefore not impaired.  We also recognized $2.7 million in goodwill associated with our prior acquisition of Chapin State Bank.  In 2011, management reviewed goodwill for impairment on a quarterly basis.  Management’s analysis concluded that our goodwill was not impaired as of December 31, 2011.

At December 31, 2011, we had $698,000 in net mortgage servicing rights.  Our mortgage servicing rights asset represented approximately 48 basis points of the $146.2 million in loans that we serviced.  We obtain an independent valuation of the mortgage servicing rights at least annually.  Our most recent valuation was obtained as of December 31, 2011.  Due to the lower market rates and increased prepayment speeds, we recorded a net impairment charge of $59,000 on our mortgage servicing rights during 2011.

Total deposits decreased $2.2 million to $254.2 million at December 31, 2011.  The mix of our deposits has changed during 2011 with a $14.0 million decrease in time deposits, partially offset by an increase of $11.8 million in transaction accounts.  Transaction accounts have continued to grow, and time deposits have declined, as customers have preferred to maintain short-term, liquid deposits in the current low interest rate environment.  Deposit volumes have also benefitted from customers choosing the safety of insured deposits versus alternative investments.  Other borrowings, which consisted of overnight repurchase agreements, increased $2.5 million during this same time frame to $6.5 million as of December 31, 2011.

Stockholders’ equity increased $5.5 million, or 15.4%, to $41.2 million at December 31, 2011.  The increase in stockholders’ equity was the result of $3.3 million in net income and $2.8 million in other comprehensive income, which was partially offset by the payment of $563,000 in cash dividends and $138,000 in stock repurchases.  Other comprehensive income consisted of the increase in net unrealized gains, net of tax, on available-for-sale securities reflecting changes in market prices for securities in our portfolio. Other comprehensive income does not include changes in the fair value of other financial instruments included on the balance sheet.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
General

Net income for the year ended December 31, 2011 totaled $3.3 million, or $1.74 per common share, basic and diluted, compared to net income for the year ended December 31, 2010 of $2.1 million, or $1.09 per common share, basic, and $1.08 per common share, diluted.  The increase of $1.2 million in net income reflected an increase of $1.4 million in net interest income and a decrease of $1.1 million in the provision for loan losses, partially offset by a decrease of $201,000 in non-interest income and increases of $238,000 in non-interest expense and $854,000 in income taxes.  Our operations have benefited from low short-term market interest rates, which have resulted in our cost of funds decreasing faster than the yield on our loans.

Interest Income

Interest income increased to $13.9 million for the year ended December 31, 2011 from $13.5 million for the year ended December 31, 2010.  The $338,000 increase in interest income resulted from increased income of $313,000 on investment securities and $245,000 on mortgage-backed securities, partially offset by decreases of $219,000 on loans and $1,000 on other interest-earning assets.  As noted below, the changes in the composition of our interest-earning assets reflects the investment in investment securities and mortgage-backed securities during a time period where satisfactory loan origination opportunities were lacking.

Interest income on loans decreased $219,000 to $10.7 million for 2011 from $10.9 million for 2010 due to decreases in both the average yield and average balance of the loan portfolio.  The average yield of the loan portfolio decreased 12 basis points to 6.02% for 2011 from 6.14% for 2010. The decrease in the average yield reflected lower market rates of interest.  The average balance of loans decreased $243,000 to $177.6 million during 2011.  The decrease in the average balance of loans is primarily due to a decrease in the average balance of residential real estate loans, reflecting the volume of loans refinanced and subsequently sold into the secondary market.

Interest income on investment securities increased $313,000 to $2.0 million in 2011 from $1.7 million for 2010, reflecting an $8.0 million increase in the average balance of the investment securities portfolio to $56.7 million during 2011 from $48.7 million during 2010.  The increase in the average balance of investment securities reflected the investment of funds from the capital raised during our 2010 second step offering and the lack of corresponding loan demand.  Interest income also benefitted from an increase in the average yield of investment securities to 3.58% for 2011 from 3.53% for 2010.  This average yield does not reflect the benefit of the higher tax-equivalent yield of our municipal bonds, which was reflected as a reduction in income tax expense.  Adjusting for this benefit, the tax equivalent yield of the investment portfolio equals 4.89% for 2011 compared to 4.86% for 2010.

Interest income on mortgage-backed securities increased $245,000 to $1.1 million in 2011 from $884,000 in 2010, reflecting an increase of $6.0 million in the average balance of mortgage-backed securities to $42.8 million in 2011 from $36.8 million in 2010.  The increase in the average balance of mortgage-backed securities also reflected the investment of funds from the capital raised during our 2010 second step offering.  The increase in interest income on mortgage-backed securities also reflected a 24 basis point increase in the average yield to 2.64% for 2011 from 2.40% for 2010.  The average yield on mortgage-backed securities has benefitted from reduced premium amortization resulting from slower national prepayment speeds on mortgage-backed securities.  The amortization of premiums on mortgage-backed securities, which reduces the average yield, decreased $269,000 to $479,000 during 2011 compared to $748,000 during 2010.

Interest income from other interest-earning assets, which consisted of federal funds sold and interest-earning deposit accounts, decreased $1,000 to $10,000 during 2011 primarily due to a decrease of $2.7 million in the average balance of these assets to $6.7 million during 2011, as compared to 2010.  The average yield on other interest-earning assets increased to 0.15% for 2011 from 0.12% for 2010.  The increase primarily reflects the investment of $2.5 million into higher-yielding time deposits during the fourth quarter of 2011.

Interest Expense

Total interest expense decreased $1.1 million to $2.9 million during 2011 from $4.0 million during 2010.  The decrease in interest expense was due to a decrease of $1.1 million in the cost of deposits.

Interest expense on deposits decreased $1.1 million to $2.9 million in 2011 from $4.0 million in 2010.  The decrease in interest expense on deposits was primarily due to a 46 basis point decrease in the average rate paid on deposits to 1.22% during 2011 from 1.68% during 2010.  The decrease reflected ongoing low short-term market interest rates during 2011.  The decrease in the average rate paid was also affected by a decrease in the average balance of deposits to $234.3 million during 2011 from $234.7 million during 2010.  The decrease was primarily due to an $8.0 million decrease in the average balance of time deposit accounts, partially offset by a $7.6 million increase in the average balance of lower-cost transaction accounts.

Interest paid on borrowed funds increased $6,000 to $17,000 in 2011 due to an increase in the average balance, partially offset by a decrease in the cost of borrowings.  The average balance of borrowed funds increased to $4.6 million during 2011 compared to $2.8 million during 2010.  The average rate paid on borrowed funds decreased to 0.37% during 2011 compared to 0.39% during 2010.

Net Interest Income

As a result of the changes in interest income and interest expense noted above, net interest income increased by $1.4 million, or 14.7%, to $11.0 million in 2011 from $9.6 million in 2010.  Our interest rate spread increased by 38 basis points to 3.68% during 2011 from 3.30% during 2010.  Our net interest margin increased 36 basis points to 3.87% during 2011 from 3.51% during 2010.  Our net interest income continues to benefit from low short-term market interest rates, which have resulted in our cost of funds decreasing faster than the yield on our loans.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses increased $332,000, or 11.2%, to $3.3 million as of December 31, 2011 from $3.0 million as of December 31, 2010.  The increase was the result of the provision for loan losses exceeding net charge-offs.  We recorded a provision for loan losses of $625,000 for the year ended December 31, 2011, compared to $1.7 million during 2010.  The decrease in the provision reflects the lower level of net charge-offs.  Net charge-offs decreased $758,000 to $293,000 during 2011 from $1.0 million during 2010.  While the level of charge-offs decreased during 2011 compared to 2010, the historically higher level of charge-offs for both years have resulted in an increase in our average loss factors.  The higher level of charge-offs was concentrated in our commercial real estate and commercial loan portfolios, and have contributed to the higher balance in the allowance for loan losses.

The provisions in 2011 and 2010 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management.  The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2011 and 2010, respectively.

	12/31/11	12/31/10
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$1,298	$1,019
Commercial	362	1,359
Agricultural	—	—
Home equity	423	566
Commercial business loans	67	85
Agricultural business loans	—	—
Consumer loans	251	106

Total non-accrual loans	2,401	3,135

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total non-performing loans	2,401	3,135

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	19	207
Commercial	416	253
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total other real estate owned and foreclosed assets	435	460

Total non-performing assets	$2,836	$3,595

Ratios:
Non-performing loans to total loans	1.38%	1.75%
Non-performing assets to total assets	0.92	1.19

Management monitors all past due loans and non-performing assets.  Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off.  At December 31, 2011, we had no loans 90 days or more delinquent which were still accruing interest. Non-performing assets decreased by $759,000 to $2.8 million at December 31, 2011 as compared to $3.6 million at December 31, 2010.  The decrease in the level of non-performing assets reflects a decrease of $734,000 in non-performing loans and $25,000 in foreclosed assets.  The $734,000 decrease in non-performing loans primarily reflected the improvement of one commercial real estate credit with a balance of $545,000 and the foreclosure of another commercial real estate property with a balance of $498,000.

The allowance for loan losses as a percentage of non-performing loans increased to 137.33% at December 31, 2011, as compared to 94.56% at December 31, 2010.  This increase was due to both the growth in the allowance for loan losses and a decrease in non-performing loans during 2011.  We have an experienced chief lending officer and collections and loan review departments which monitor the loan portfolio and seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2011 and December 31, 2010.
	12/31/11	12/31/10
	(In thousands)
Special Mention loans	$3,311	$3,943
Substandard loans	6,599	6,975
Total Special Mention and Substandard loans	$9,910	$10,918

The total amount of classified and special mention assets decreased $1.0 million, or 9.2%, to $9.9 million at December 31, 2011 from $10.9 million at December 31, 2010.  The decrease in classified and special mention loans during 2011 was primarily due to decreases of $632,000 in special mention loans and $376,000 in substandard loans.  The decrease in special mention loans was primarily due to $1.3 million in loans that were upgraded to a pass rating and $197,000 in principal reductions on these loans, partially offset by $779,000 in additional loans rated as special mention during 2011.  The $376,000 decrease in substandard loans was primarily related to $449,000 in loans transferred to foreclosed assets, $396,000 in write-offs, $250,000 in principal reductions, and $212,000 in loans upgraded to a pass rating, partially offset by $1.0 million of additional loans rated as substandard during 2011.

Non-interest Income

Non-interest income decreased $201,000 to $4.0 million for the year ended December 31, 2011, compared to $4.2 million for the year ended December 31, 2010.  The decrease in non-interest income resulted primarily from decreases of $217,000 in net income from mortgage banking operations, $170,000 in gains on sales of available-for-sale securities, and $78,000 in service charges on deposit accounts, which were partially offset by an increase of $260,000 in commission income.  The decrease in net mortgage banking income was due to a lower volume of loan sales to the secondary market of $32.2 million during 2011 from $47.4 million during 2010.  The volume of loan sales reflects the continuing low mortgage rates during 2011 and 2010.  The decrease in gains on sales of available-for-sale securities reflects a change in market conditions as $28.4 million of securities were sold during 2011 compared to $25.2 million securities sold during 2010.  The sales were made in order to realize gains on the securities while restructuring a portion of the portfolio to reduce our interest rate risk position and improve both quality and tax equivalent yields.  The decrease in service charges on deposits reflects a decrease in non-sufficient fund fees during 2011.  The increase in commission income was due to an increase in brokerage accounts and improved market conditions.

Non-interest Expense

Non-interest expense increased $238,000 to $9.8 million during the year ended December 31, 2011, compared to $9.6 million for the year ended December 31, 2010.  The increase in non-interest expense reflects increases of $364,000 in compensation and benefits and $85,000 in data processing and telecommunications expense, partially offset by decreases of $189,000 in FDIC insurance premiums and $42,000 in the level of the impairment of mortgage servicing assets.  The increase in compensation and benefits reflected normal salary and benefit cost increases, higher commissions, and expenses related to the funding of benefit plans.  Data processing and telecommunications expense increased due to expenses related to an ongoing upgrade of our network and telecommunications equipment.  FDIC insurance premiums reflect reduced premium rates which became effective in the second quarter of 2011.  The decrease in the impairment of mortgage servicing rights was due to a $59,000 impairment charge recognized during 2011 compared to $101,000 impairment charge recognized during 2010.  The impairment of the mortgage servicing rights asset reflects changes in market rates and prepayment speeds during 2011 and 2010.

Income Taxes

The provision for income taxes increased $854,000 to $1.3 million during 2011 compared to 2010. The provision reflected an increase in taxable income due to higher income, partially offset by the benefit of our tax-exempt investment securities, as well as higher state corporate tax rates.  Our effective tax rate was 27.7% for 2011 as compared to 16.4% for 2010.

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

	For the Years Ended December 31,
	2011			2010
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$177,597	$10,697	6.02%	$177,840	$10,915	6.14%
Investment securities (2)	56,733	2,031	3.58	48,651	1,719	3.53
Mortgage-backed securities	42,832	1,129	2.64	36,796	884	2.40
Cash and cash equivalents	6,658	10	0.15	9,371	11	0.12
Total interest-earning assets	283,820	13,867	4.89%	272,658	13,529	4.96%
Non-interest-earning assets	20,241			21,935
Total assets	$304,061			$294,593
Interest-bearing liabilities:
Interest bearing checking	$35,150	$87	0.25%	$31,164	$98	0.32%
Savings accounts	29,057	134	0.46	26,686	177	0.66
Certificates of deposit	136,353	2,439	1.79	144,362	3,366	2.33
Money market savings	27,508	173	0.63	27,058	258	0.95
Money market deposits	6,182	29	0.47	5,431	43	0.79
Total interest-bearing deposits	234,250	2,862	1.22	234,701	3,942	1.68
Federal Home Loan Bank advances	159	1	0.30	—	—	0.00
Short-term borrowings	4,408	16	0.37	2,847	11	0.39
Total borrowings	4,567	17	0.37	2,847	11	0.39
Total interest-bearing liabilities	238,817	2,879	1.21%	237,548	3,953	1.66%
Non-interest-bearing liabilities	26,926			26,504
Total liabilities	265,743			264,052
Stockholders’ equity	38,318			30,541
Total liabilities and stockholders’ equity	$304,061			$294,593

Net interest income		$10,988			$9,576
Net interest rate spread (3)			3.68%			3.30%
Net interest-earning assets (4)		$45,003			$35,110
Net interest margin (5)			3.87%			3.51%
Average interest-earning assets to average interest-bearing liabilities			118.84%			114.78%

(1)	Includes non-accrual loans and loans held for sale and fees of $109,000 for 2011 and $93,000 for 2010.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31,
	2011 vs. 2010
	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume
	(In thousands)
Interest-earning assets:
Loans	$(204)	$(15)	$(219)
Investment securities	24	289	313
Mortgage-backed securities	91	154	245
Cash and cash equivalents	3	(4)	(1)

Total interest-earning assets	$(86)	$424	$338

Interest-bearing liabilities:
Interest bearing checking	$(23)	$12	$(11)
Savings accounts	(58)	14	(44)
Certificates of deposit	(748)	(178)	(926)
Money market savings	(89)	4	(85)
Money market deposits	(19)	5	(14)
Total interest-bearing deposits	(937)	(143)	(1,080)
Federal Home Loan Bank advances	1	-	1
Short-term borrowings	(1)	6	5
	-	6	6
Total interest-bearing liabilities	(937)	(137)	(1,074)

Change in net interest income	$851	$561	$1,412

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

The following table shows projected results at December 31, 2011 and 2010, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2011		December 31, 2010		ALCO Benchmark
Rate Shock	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)

+300 basis points	(160)	(1.36)	(2)	(0.02)	>(20.00)%
+200 basis points	(84)	(0.71)	64	0.57	>(20.00)%
+100 basis points	(21)	(0.18)	134	1.19	>(12.50)%
(100) basis points	(200)	(1.70)	(36)	(0.32)	>(12.50)%
(200) basis points	(415)	(3.51)	(385)	(3.42)	>(20.00)%
(300) basis points	(643)	(5.44)	(619)	(5.49)	>(20.00)%

The table above indicates that at December 31, 2011, in the event of a 200 basis point increase in interest rates, we would experience a 0.71% decrease in net interest income.  In the event of a 100 basis point decrease in interest rates, we would experience a 1.70% decrease in net interest income.

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

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations.  Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.  At December 31, 2011, we had access to immediately available funds of approximately $22.3 million from the Federal Home Loan Bank of Chicago and $56.9 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2011 and 2010, cash and cash equivalents totaled $11.4 million and $8.9 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2011 and 2010, the most significant sources of funds have been stock offering proceeds, deposit growth, loan repayments, and investment calls, sales, and principal payments.

Our cash and cash equivalents increased $2.4 million during the year ended December 31, 2011, compared to a decrease of $6.8 million during the year ended December 31, 2010.  Net cash provided by operating activities decreased to $4.1 million during 2011 from $5.1 million during 2010.  Net cash used in investing activities decreased to $1.4 million during 2011 from the $23.1 million in cash used during 2010.  Cash used in purchases of investment and mortgage-backed securities, net of sales and maturities, decreased to $3.7 million during 2011 from the $18.3 million net cash used during 2010.  Cash provided by net loan originations and payments increased to $4.6 million during 2011 from the net cash used of $5.0 million during 2010.  Cash used in financing activities decreased to $241,000 during 2011 from the $11.2 million in provided during 2010.  The decrease was primarily due to the $9.2 million in net proceeds from our stock offering during 2010.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations.  We use securities sold under agreements to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2011, we had $6.5 million in outstanding repurchase agreements, which were for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank.  We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying one- to four-family residential loans, or twenty times the balance of Federal Home Loan Bank stock held by us.  At December 31, 2011, we had no outstanding advances and a borrowing capacity of approximately $22.3 million.

We maintain levels of liquid assets as established by the board of directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2011 and 2010 was 40.4% and 34.2%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2011 and 2010.

	December 31, 2011	December 31, 2010
	(In thousands)
Commitments to fund loans	$40,878	$36,871
Standby letters of credit	401	453

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to average assets.  At December 31, 2011, Jacksonville Savings Bank meets all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2011, Jacksonville Savings Bank’s core capital ratio was 10.35% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2011, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category.  Jacksonville Savings Bank’s actual capital ratios at December 31, 2011 and 2010 are presented in the table below.

	Minimum Required	December 31, 2011 Actual	December 31, 2010 Actual

Tier 1 Capital to Average Assets	4.00%	10.35%	9.25%
Tier 1 Capital to Risk-Weighted Assets	4.00%	15.42%	13.52%
Total Capital to Risk-Weighted Assets	8.00%	16.67%	14.77%

Effect of Inflation and Changing Prices

The consolidated financial statements and related notes of Jacksonville Bancorp, Inc. have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of our operations.  Unlike industrial companies, our assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. (Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
March 19, 2012

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2011 and 2010

Assets

	2011	2010

Cash and due from banks	$2,805,490	$2,799,482
Federal funds sold	5,000,000	4,100,000
Interest-earning demand deposits in banks	3,582,457	2,043,918

Cash and cash equivalents	11,387,947	8,943,400

Interest-earning time deposits in banks	2,476,000	—
Available-for-sale securities:
Investment securities	62,257,962	52,871,871
Mortgage-backed securities	40,364,086	41,994,850
Other investments	116,088	130,049
Loans held for sale	446,818	280,000
Loans, net of allowance for loan losses of $3,296,607 and $2,964,285 at December 31, 2011 and 2010	170,865,102	176,442,118
Premises and equipment, net of accumulated depreciation of $7,843,394 and $7,523,691 at December 31, 2011 and 2010	5,532,720	5,659,074
Federal Home Loan Bank stock	1,113,800	1,113,800
Foreclosed assets held for sale, net	435,480	459,877
Cash surrender value of life insurance	4,402,602	4,238,915
Interest receivable	2,071,534	1,872,779
Deferred income taxes	413,110	1,620,994
Income taxes receivable	47,433	—
Mortgage servicing rights, net of valuation allowance of $173,791 and $163,989 as of December 31, 2011 and 2010	697,733	797,327
Goodwill	2,726,567	2,726,567
Other assets	1,934,375	2,329,232

Total assets	$307,289,357	$301,480,853

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2011 and 2010

Liabilities and Stockholders’ Equity

	2011	2010
Liabilities
Deposits
Demand	$22,752,901	$19,856,437
Savings, NOW and money market	100,170,389	91,288,015
Time	131,316,770	145,279,195

Total deposits	254,240,060	256,423,647

Short-term borrowings	6,517,750	4,018,235
Deferred compensation	3,295,827	3,060,637
Advances from borrowers for taxes and insurance	740,083	629,788
Interest payable	349,121	556,257
Other liabilities	981,093	1,114,139

Total liabilities	266,123,934	265,802,703

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,920,955 – December 31, 2011 and 1,923,689 – December 31, 2010	19,210	19,237
Additional paid-in capital	16,066,624	16,159,960
Retained earnings – substantially restricted	22,767,719	20,045,095
Accumulated other comprehensive income (loss)	2,672,490	(150,802)
Unallocated ESOP shares	(360,620)	(395,340)

Total stockholders’ equity	41,165,423	35,678,150

Total liabilities and stockholders’ equity	$307,289,357	$301,480,853

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2011 and 2010
	2011	2010
Interest and Fee Income
Loans, including fees	$10,696,562	$10,915,275
Debt securities
Taxable	584,342	465,419
Tax-exempt	1,446,810	1,253,011
Mortgage-backed securities	1,129,544	884,229
Other	10,021	11,468

Total interest income	13,867,279	13,529,402

Interest Expense
Deposits	2,862,768	3,942,161
Short-term borrowings	16,187	11,159
Federal Home Loan Bank advances	473	—

Total interest expense	2,879,428	3,953,320

Net Interest Income	10,987,851	9,576,082

Provision for Loan Losses	625,000	1,725,000

Net Interest Income After Provision for Loan Losses	10,362,851	7,851,082

Noninterest Income
Fiduciary activities	236,838	205,746
Commission income	1,332,247	1,072,276
Service charges on deposit accounts	922,916	1,000,534
Mortgage banking operations, net	304,793	521,452
Net realized gains on sales of available-for-sale securities	281,810	451,805
Loan servicing fees	369,046	369,733
Increase in cash surrender value of life insurance	156,112	171,863
Other	392,121	403,796

Total noninterest income	3,995,883	4,197,205

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2011 and 2010

	2011	2010
Noninterest Expense
Salaries and employee benefits	$6,229,964	$5,865,742
Occupancy and equipment	1,010,415	1,023,853
Data processing and telecommunications	560,396	475,867
Professional	195,870	181,922
Marketing	115,790	130,994
Postage and office supplies	281,595	279,349
Deposit insurance premium	228,925	417,993
Impairment on mortgage servicing rights asset	58,818	100,809
Other	1,132,184	1,099,818

Total noninterest expense	9,813,957	9,576,347

Income Before Income Taxes	4,544,777	2,471,940

Provision for Income Taxes	1,259,094	405,480

Net Income	$3,285,683	$2,066,460

Basic Earnings Per Share	$1.74	$1.09

Diluted Earnings Per Share	$1.74	$1.08

Cash Dividends Per Share	$0.30	$0.30

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2011 and 2010
			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2010	1,987,904	$19,879	$6,634,591	$18,399,506

Net income	—	—	—	2,066,460

Other comprehensive income	—	—	—	—

Total comprehensive income

Corporate reorganization:
Merger of Jacksonville Bancorp, MHC	(1,038,738)	(10,387)	799,479	—
Treasury stock retired	(67,087)	(671)	(485,710)	—
Exchange of common stock	1,258	12	(1,542)	—
Proceeds from stock offering, net of expenses of $1,180,415	1,040,352	10,404	9,212,701	—
Purchase of shares for ESOP	—	—	—	—
Common shares held by ESOP, committed to be released	—	—	441	—
Dividends on common stock, $.30 per share	—	—	—	(420,871)

Balance, December 31, 2010	1,923,689	19,237	16,159,960	20,045,095

Net income	—	—	—	3,285,683

Other comprehensive income	—	—	—	—

Total comprehensive income

Stock repurchases	(10,000)	(100)	(137,900)	—
Exercise of stock options	21,661	217	211,351	—
Less purchase/retirement of stock	(14,395)	(144)	(181,797)	—
Tax benefit of nonqualified options	—	—	4,609	—
Common shares held by ESOP, committed to be released	—	—	10,401	—
Dividends on common stock, $.30 per share	—	—	—	(563,059)

Balance, December 31, 2011	1,920,955	$19,210	$16,066,624	$22,767,719

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2011 and 2010

	Accumulated
	Other
	Comprehensive	Unallocated	Treasury
	Income (Loss)	ESOP	Stock	Total

Balance, January 1, 2010	$695,825	$—	$(486,381)	$25,263,420

Net income	—	—	—	2,066,460

Other comprehensive income	(846,627)	—	—	(846,627)

Total comprehensive income				1,219,833

Corporate reorganization:
Merger of Jacksonville Bancorp, MHC	—	—	—	789,092
Treasury stock retired	—	—	486,381	—
Exchange of common stock	—	—	—	(1,530)
Proceeds from stock offering, net of expenses of $1,180,415	—	—	—	9,223,105
Purchase of shares for ESOP	—	(416,140)	—	(416,140)
Common shares held by ESOP, committed to be released	—	20,800	—	21,241
Dividends on common stock, $.30 per share	—	—	—	(420,871)

Balance, December 31, 2010	(150,802)	(395,340)	—	35,678,150

Net income	—	—	—	3,285,683

Other comprehensive income	2,823,292	—	—	2,823,292

Total comprehensive income				6,108,975

Stock repurchases	—	—	—	(138,000)
Exercise of stock options	—	—	—	211,568
Less purchase/retirement of stock	—	—	—	(181,941)
Tax benefit of nonqualified options	—	—	—	4,609
Common shares held by ESOP, committed to be released	—	34,720	—	45,121
Dividends on common stock, $.30 per share	—	—	—	(563,059)

Balance, December 31, 2011	$2,672,490	$(360,620)	$—	$41,165,423

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and 2010

	2011	2010
Operating Activities
Net income	$3,285,683	$2,066,460
Items not requiring (providing) cash
Depreciation and amortization	321,730	355,670
Provision for loan losses	625,000	1,725,000
Amortization of premiums and discounts on securities and loans	516,317	786,494
Deferred income taxes	(246,539)	(460,714)
Net realized gains on available-for-sale securities	(281,810)	(451,805)
Amortization of mortgage servicing rights	276,014	396,017
Impairment of mortgage servicing rights asset	58,818	100,809
Increase in cash surrender value of life insurance	(163,687)	(144,252)
(Gains) losses on sales of foreclosed assets	(19,840)	1,164
Shares held by ESOP committed to be released	45,121	21,241
Changes in
Interest receivable	(198,755)	115,615
Other assets	(164,597)	(828,451)
Interest payable	(207,136)	(178,646)
Other liabilities	54,711	593,919
Origination of loans held for sale	(32,048,301)	(46,367,505)
Proceeds from sales of loans held for sale	32,227,052	47,375,208

Net cash provided by operating activities	4,079,781	5,106,224

Investing Activities
Net change in interest-bearing deposits	(2,476,000)	—
Purchases of available-for-sale securities	(48,099,957)	(71,217,559)
Proceeds from maturities and payments of available-for-sale securities	16,020,469	27,714,036
Proceeds from the sales of available-for-sale investments and other investments	28,375,527	25,211,312
Net change in loans	4,646,656	(5,008,693)
Purchase of premises and equipment	(195,376)	(247,886)
Proceeds from the sale of foreclosed assets	334,047	442,198

Net cash used in investing activities	(1,394,634)	(23,106,592)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2011 and 2010

	2011	2010

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$11,778,838	$2,064,295
Net decrease in certificates of deposit	(13,962,425)	(340,871)
Net increase in short-term borrowings	2,499,515	228,782
Net increase in advances from borrowers for taxes and insurance	110,295	121,432
Stock repurchase	(138,000)	—
Merger of Jacksonville Bancorp, MHC	—	789,092
Cash paid for fractional shares in exchange	—	(1,530)
Net proceeds from stock offering	—	9,223,105
Purchase of shares for ESOP	—	(416,140)
Proceeds from stock options exercised	34,236	—
Dividends paid	(563,059)	(420,871)

Net cash provided by (used in) financing activities	(240,600)	11,247,294

Increase (Decrease) in Cash and Cash Equivalents	2,444,547	(6,753,074)

Cash and Cash Equivalents, Beginning of Year	8,943,400	15,696,474

Cash and Cash Equivalents, End of Year	$11,387,947	$8,943,400

Supplemental Cash Flows Information

Interest paid	$3,086,564	$4,131,966

Income taxes paid	$1,676,000	$474,000

Sale and financing of foreclosed assets	$149,834	$141,430

Real estate acquired in settlement of loans	$460,996	$669,699

Dividends declared not paid	$144,073	$144,278

Exercise and retirement of shares in stock option plan	$29,627	$—

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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

The Bank is a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in the Bank’s market area and using such funds together with borrowings and funds from other sources to originate consumer loans and mortgage loans secured by one-to-four family residential real estate.  The Bank also originates commercial real estate loans, multi-family real estate loans, commercial business loans, and agricultural loans.  When possible, the Bank emphasizes the origination of mortgage loans with adjustable interest rates (“ARM”), as well as fixed-rate balloon loans with terms ranging from three to five years, consumer loans, which are primarily home equity loans secured by second mortgages, commercial business loans, and agricultural loans.  The Bank also offers trust and investment services.  The investment center, Berthel Fisher and Company Financial Services, Inc., is operated through the Bank’s wholly-owned subsidiary, Financial Resources Group, Inc.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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
Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2011 and 2010, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits in banks.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000.  At December 31, 2011, the Company’s interest-bearing cash accounts did not exceed federally insured limits.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

Interest-earning Time Deposits in Banks

Interest-earning time deposits in banks are generally short-term and are carried at cost.

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

For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
Other Investments

Other investments at December 31, 2011 and 2010 include local municipal bonds and equity investments in local community development organizations.  The municipal bonds mature ratably through the year 2020.  These securities have no readily ascertainable market value and are carried at cost.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system.  The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

The Company owns $1,113,800 of Federal Home Loan Bank stock as of December 31, 2011 and 2010.  The Federal Home Loan Bank of Chicago (FHLB) is operating under a Cease and Desist Order from their regulator, the Federal Housing Finance Board.  The FHLB’s new capital structure and excess stock repurchase plan was approved by the FHFA.  The repurchase plan allows for the FHLB to repurchase approximately $500 million in excess capital stock held by members which will represent 45% of the excess stock outstanding.  The FHLB will continue to provide liquidity and funding through advances and purchase loans through the MPF program.  With regard to dividends, the FHLB will continue to assess their dividend capacity each quarter and make appropriate request for approval.  The FHLB did not pay a dividend during 2010; however in 2011, the FHLB declared and paid four dividends at an annualized rate of 10 basis points per share.  Management performed an analysis and deemed the cost method investment in FHLB stock was ultimately recoverable.

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

Goodwill

Goodwill is tested annually for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.  The goodwill was not deemed impaired as of December 31, 2011 or 2010.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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

Stock Options

At December 31, 2011 and 2010, the Company has a stock-based employee compensation plan, which is described more fully in Note 15.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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
Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company.  Fees from trust activities are recorded as revenue over the period in which the service is provided.  Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department.  This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.  Generally, the actual trust fee is charged to each account on a quarterly basis.  Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred.  The Company managed or administered approximately 100 trust accounts with assets totaling approximately $70.9 million and $53.3 million at December 31, 2011 and 2010, respectively.

Reclassifications

Certain reclassifications have been made to the 2010 consolidated financial statements to conform to the 2011 financial statement presentation.  These reclassifications had no effect on net income or stockholders’ equity.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
Recent and Future Accounting Requirements

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements by U.S. GAAP and IFRSs.  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective for interim and annual periods beginning after December 15, 2011.  Early application by public entities is not permitted.  The adoption of this ASU is not expected to have any impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Amendments to Topic 220, Comprehensive Income.  Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The amendments in this ASU should be applied retrospectively.  For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Early adoption is permitted.  The Company plans to adopt the ASU during the first quarter of 2012 with a separate statement of comprehensive income.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The update provides entities with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit.  If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any.  Under the amendments in ASU No. 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.  An entity may resume performing the qualitative assessment in any subsequent period.  The amendments enacted by ASU No. 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for the nonpublic entities, have not yet been made available for issuance.  The adoption of this update is not expected to have any impact on the Company’s consolidated financial position or results of operations.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2011 and 2010, was $1,328,000 and $1,162,000, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 4:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2011:
U.S. Government and federal agencies	$14,132,240	$211,540	$(8,137)	$14,335,643
Mortgage-backed securities (Government-sponsored enterprises - residential)	39,479,133	905,509	(20,556)	40,364,086
Municipal bonds	44,961,448	2,995,639	(34,768)	47,922,319

	$98,572,821	$4,112,688	$(63,461)	$102,622,048

December 31, 2010:
U.S. Government and federal agencies	$12,530,787	$112,102	$(93,947)	$12,548,942
Mortgage-backed securities (Government-sponsored enterprises - residential)	41,979,525	480,709	(465,384)	41,994,850
Municipal bonds	40,584,897	407,015	(668,983)	40,322,929

	$95,095,209	$999,826	$(1,228,314)	$94,866,721

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The amortized cost and fair value of available-for-sale securities at December 31, 2011, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$101,918	$102,552
One to five years	9,270,559	9,533,995
Five to ten years	28,033,653	29,619,698
After ten years	21,687,558	23,001,717
	59,093,688	62,257,962
Mortgage-backed securities	39,479,133	40,364,086

Totals	$98,572,821	$102,622,048

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $25,424,309 at December 31, 2011 and $26,629,298 at December 31, 2010.

The carrying value of securities sold under agreements to repurchase amounted to $6,784,967 and $5,507,433 at December 31, 2011 and 2010, respectively.

Gross gains of $281,810 and $451,805 and gross losses of $0 resulting from sales of available-for-sale securities were realized for 2011 and 2010, respectively.  The tax provision applicable to these net realized gains amounted to $95,815 and $153,614, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2011 and 2010, was $9,260,036 and $46,014,849, which is approximately 9% and 48%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$1,491,864	$(8,137)	$—	$—	$1,491,864	$(8,137)
Mortgage-backed securities (Government-sponsored enterprises - residential)	4,910,314	(18,488)	623,455	(2,068)	5,533,769	(20,556)
Municipal bonds	2,234,403	(34,768)	—	—	2,234,403	(34,768)

Total temporarily impaired securities	$8,636,581	$(61,393)	$623,455	$(2,068)	$9,260,036	$(63,461)

	December 31, 2010
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$2,433,233	$(93,947)	$—	$—	$2,433,233	$(93,947)
Mortgage-backed securities (Government-sponsored enterprises - residential)	20,455,620	(465,384)	—	—	20,455,620	(465,384)
Municipal bonds	23,125,996	(668,983)	—	—	23,125,996	(668,983)

Total temporarily impaired securities	$46,014,849	$(1,228,314)	$—	$—	$46,014,849	$(1,228,314)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2011.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases.  The Company expects to recover the amortized cost basis over the term of the securities.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2011.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2011.

Note 5:	Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2011	2010

Mortgage loans on real estate
Residential 1-4 family	$39,472,008	$37,227,211
Commercial	40,169,813	45,361,944
Agricultural	29,971,649	28,163,488
Home equity	16,042,788	19,526,162
Total mortgage loans on real estate	125,656,258	130,278,805

Commercial loans	23,198,454	22,810,203
Agricultural	9,590,745	8,176,396
Consumer	15,755,973	18,190,307
	174,201,430	179,455,711

Less
Net deferred loan fees	39,721	49,307
Allowance for loan losses	3,296,607	2,964,285

Net loans	$170,865,102	$176,442,119

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The Company believes that sound loans are a necessary and desirable means of employing funds available for investment.  Recognizing the Company’s obligations to its depositors and to the communities it serves, authorized personnel are expected to seek to develop and make sound, profitable loans that resources permit and that opportunity affords.  The Company maintains lending policies and procedures in place designed to focus lending efforts on the types, locations, and duration of loans most appropriate for the business model and markets.  The Company’s principal lending activities include the origination of one-to four-family residential mortgage loans, multi-family loans, commercial real estate loans, agricultural loans, home equity lines of credits, commercial business loans, and consumer loans.  The primary lending market includes the Illinois counties of Morgan, Macoupin and Montgomery.  Generally, loans are collateralized by assets, primarily real estate, of the borrowers and guaranteed by individuals.  The loans are expected to be repaid from cash flows of the borrowers or from proceeds from the sale of selected assets of the borrowers.

Loan originations are derived from a number of sources such as real estate broker referrals, existing customers, builders, attorneys and walk-in customers.  Upon receipt of a loan application, a credit report is obtained to verify specific information relating to the applicant’s employment, income, and credit standing.  In the case of a real estate loan, an appraisal of the real estate intended to secure the proposed loan is undertaken by an independent appraiser approved by the Company.  A loan application file is first reviewed by a loan officer in the loan department who checks applications for accuracy and completeness, and verifies the information provided.  The financial resources of the borrower and the borrower’s credit history, as well as the collateral securing the loan, are considered an integral part of each risk evaluation prior to approval.  The board of directors has established individual lending authorities for each loan officer by loan type.  Loans over an individual officer’s lending limit must be approved by the officers’ loan committee consisting of the chairman of the board, president, chief lending officer and all lending officers, which meets three times a week, and has lending authority up to $500,000 depending on the type of loan.  Loans with a principal balance over this limit, up to $1.0 million, must be approved by the directors’ loan committee, which meets weekly and consists of the chairman of the board, president, senior vice president, chief lending officer and at least two outside directors, plus all lending officers as non-voting members.  The board of directors approves all loans with a principal balance over $1.0 million.  The board of directors ratifies all loans that are originated.  Once the loan is approved, the applicant is informed and a closing date is scheduled.  Loan commitments are typically funded within 30 days.

If the loan is approved, the borrower must provide proof of fire and casualty insurance on the property serving as collateral which insurance must be maintained during the full term of the loan; flood insurance is required in certain instances.  Title insurance or an attorney’s opinion based on a title search of the property is generally required on loans secured by real property.

One-to-Four Family Mortgage Loans - Historically, the primary lending origination activity has been one-to-four family, owner-occupied, residential mortgage loans secured by property located in the Company’s market area.  The Company generates loans through marketing efforts, existing customers and referrals, real estate brokers, builders and local businesses.  Generally, one-to-four family loan originations are limited to the financing of loans secured by properties located within the Company’s market area.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Fixed-rate one-to-four family residential mortgage loans are generally conforming loans, underwritten according to Freddie Mac guidelines.  The Company generally originates both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits established by the Federal Housing Finance Agency for Freddie Mac.

The Company originates for resale to Freddie Mac fixed-rate one-to-four family residential mortgage loans with terms of 15 years or more.  The fixed-rate mortgage loans amortize monthly with principal and interest due each month.  Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.  The Company offers fixed-rate one-to-four family residential mortgage loans with terms of up to 30 years without prepayment penalty.

The Company currently offers adjustable-rate mortgage loans for terms ranging up to 30 years.  They generally offer adjustable-rate mortgage loans that adjust between one and five years on the anniversary date of origination.  Interest rate adjustments are up to two hundred basis points per year, with a cap of up to six hundred basis points on interest rate increases over the life of the loan.  In a rising interest rate environment, such rate limitations may prevent adjustable-rate mortgage loans from repricing to market interest rates, which would have an adverse effect on the net interest income.  In the low interest rate environment that has existed over the past two years, the adjustable-rate portfolio has repriced downward resulting in lower interest income from this portion of the loan portfolio.  The Company has used different interest indices for adjustable-rate mortgage loans in the past such as the average yield on U.S. Treasury securities, adjusted to a constant maturity of either one-year, three-years or five-years.  The origination of fixed-rate mortgage loans versus adjustable-rate mortgage loans is monitored on an ongoing basis and is affected significantly by the level of market interest rates, customer preference, interest rate risk position and competitors’ loan products.

Adjustable-rate mortgage loans make the loan portfolio more interest rate sensitive and provides an alternative for those borrowers who meet the underwriting criteria, but are unable to qualify for a fixed-rate mortgage.  However, as the interest income earned on adjustable-rate mortgage loans varies with prevailing interest rates, such loans do not offer predictable cash flows in the same manner as long-term, fixed-rate loans.  Adjustable-rate mortgage loans carry increased credit risk associated with potentially higher monthly payments by borrowers as general market interest rates increase.  It is possible that during periods of rising interest rates that the risk of delinquencies and defaults on adjustable-rate mortgage loans may increase due to the upward adjustment of interest costs to the borrower, resulting in increased loan losses.

Residential first mortgage loans customarily include due-on-sale clauses, which gives the Company the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as collateral for the loan.  Due-on-sale clauses are a means of imposing assumption fees and increasing the interest rate on mortgage portfolio during periods of rising interest rates.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

When underwriting residential real estate loans, the Company reviews and verifies each loan applicant’s income and credit history.  Management believes that stability of income and past credit history are integral parts in the underwriting process.  Generally, the applicant’s total monthly mortgage payment, including all escrow amounts, is limited to 28% of the applicant’s total monthly income.  In addition, total monthly obligations of the applicant, including mortgage payments, should not generally exceed 38% of total monthly income.  Written appraisals are generally required on real estate property offered to secure an applicant’s loan.  For one-to-four family real estate loans with loan to value ratios of over 80%, private mortgage insurance is required.  Fire and casualty insurance is also required on all properties securing real estate loans.  Title insurance, or an attorney’s title opinion, may be required, as circumstances warrant.

The Company does not offer an “interest only” mortgage loan product on one-to-four family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan).  They also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.  The Company does not offer a “subprime loan” program (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation).

Commercial and Agricultural Real Estate Loans - The Company originates and purchases commercial and agricultural real estate loans.  Commercial and agricultural real estate loans are secured primarily by improved properties such as farms, retail facilities and office buildings, churches and other non-residential buildings.  The maximum loan-to-value ratio for commercial and agricultural real estate loans originated is generally 80%.  The commercial and agricultural real estate loans are generally written up to terms of five years with adjustable interest rates.  The rates are generally tied to the prime rate and generally have a specified floor.  Many of the adjustable-rate commercial real estate loans are not fully amortizing and therefore require a “balloon” payment at maturity.  The Company purchases from time to time commercial real estate loan participations primarily from outside the Company’s market area.  All participation loans are approved following a review to ensure that the loan satisfies the underwriting standards.

Underwriting standards for commercial and agricultural real estate loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan.  The income approach is primarily utilized to determine whether income generated from the applicant’s business or real estate offered as collateral is adequate to repay the loan.  There is an emphasis on the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%).  In underwriting a loan, the value of the real estate offered as collateral in relation to the proposed loan amount is considered.  Generally, the loan amount cannot be greater than 80% of the value of the real estate.  Written appraisals are usually obtained from either licensed or certified appraisers on all commercial and agricultural real estate loans in excess of $250,000.  Creditworthiness of the applicant is assessed by reviewing a credit report, financial statements and tax returns of the applicant, as well as obtaining other public records regarding the applicant.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Loans secured by commercial and agricultural real estate generally involve a greater degree of credit risk than one-to-four family residential mortgage loans and carry larger loan balances.  This increased credit risk is a result of several factors, including the effects of general economic conditions on income producing properties and the successful operation or management of the properties securing the loans.  Furthermore, the repayment of loans secured by commercial and agricultural real estate is typically dependent upon the successful operation of the related business and real estate property.  If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Commercial and Agricultural Business Loans - The Company originates commercial and agricultural business loans to borrowers located in the Company’s market area which are secured by collateral other than real estate or which can be unsecured.  Commercial business loan participations are also purchased from other lenders, which may be made to borrowers outside the Company’s market area.  Commercial and agricultural business loans are generally secured by accounts receivable, equipment, and inventory and generally are offered with adjustable rates tied to the prime rate or the average yield on U.S. Treasury securities, adjusted to a constant maturity of either one-year, three-years or five-years and various terms of maturity generally from three years to five years.  Unsecured business loans are originated on a limited basis in those instances where the applicant’s financial strength and creditworthiness has been established.  Commercial and agricultural business loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower’s business.  Personal guarantees are generally obtained from the borrower or a third party as a condition to originating its business loans.

Underwriting standards for commercial and agricultural business loans include a determination of the applicant’s ability to meet existing obligations and payments on the proposed loan from normal cash flows generated in the applicant’s business.  Financial strength of each applicant is assessed through the review of financial statements and tax returns provided by the applicant.  The creditworthiness of an applicant is derived from a review of credit reports as well as a search of public records.  Business loans are periodically reviewed following origination.  Financial statements are requested at least annually and review them for substantial deviations or changes that might affect repayment of the loan.  Loan officers also visit the premises of borrowers to observe the business premises, facilities, and personnel and to inspect the pledged collateral.  Underwriting standards for business loans are different for each type of loan depending on the financial strength of the applicant and the value of collateral offered as security.

Home Equity and Consumer Loans – The Company originates home equity and other consumer loans.  Home equity loans and lines of credit are generally secured by the borrower’s principal residence.  The maximum amount of a home equity loan or line of credit is generally 95% of the appraised value of a borrower’s real estate collateral less the amount of any prior mortgages or related liabilities.  Home equity loans and lines of credit are approved with both fixed and adjustable interest rates which are determined based upon market conditions.  Such loans may be fully amortized over the life of the loan or have a balloon feature.  Generally, the maximum term for home equity loans is 10 years.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The principal types of other consumer loans offered are loans secured by automobiles, deposit accounts, and mobile homes.  Unsecured consumer loans are also generated.  Consumer loans are generally offered on a fixed-rate basis.  Automobile loans with maturities of up to 60 months are offered for new automobiles.  Loans secured by used automobiles will have maximum terms which vary depending upon the age of the automobile.  Automobile loans with a loan-to-value ratio below the greater of 80% of the purchase price or 100% of NADA loan value are generally originated, although in the case of a new car loan the loan-to-value ratio may be greater or less depending on the borrower’s credit history, debt to income ratio, home ownership and other banking relationships with the Company.

Underwriting standards for consumer loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan.  The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.  The length of employment with the borrower’s present employer is also considered, as well as the amount of time the borrower has lived in the local area.  Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

Consumer loans entail greater risks than one-to-four family residential mortgage loans, particularly consumer loans secured by rapidly depreciating assets such as automobiles or loans that are unsecured.  In such cases, collateral repossessed after a default may not provide an adequate source of repayment of the outstanding loan balance because of damage, loss or depreciation.  Further, consumer loan payments are dependent on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.  Such events would increase the risk of loss on unsecured loans.  Finally, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2011 and 2010:

December 31, 2011
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$561,309	$1,193,928	$92,988	$472,376	$58,250	$300,257	$163,690	$121,487	$2,964,285
Provision charged to expense	266,296	195,118	22,166	83,654	178	26,863	(6,347)	37,072	625,000
Losses charged off	(130,382)	(306,303)	—	—	—	(24,904)	(25,289)	—	(486,878)
Recoveries	—	24,842	—	155,834	—	7,193	6,331	—	194,200
Balance, end of year	$697,223	$1,107,585	$115,154	$711,864	$58,428	$309,409	$138,385	$158,559	$3,296,607
Ending balance: individually evaluated for impairment	$36,300	$357,880	$—	$296,149	$—	$—	$—	$—	$690,329
Ending balance: collectively evaluated for impairment	$660,923	$749,705	$115,154	$415,715	$58,428	$309,409	$138,385	$158,559	$2,606,278

Loans:
Ending balance	$39,472,008	$40,169,813	$29,971,649	$23,198,454	$9,590,745	$16,042,788	$15,755,973	$—	$174,201,430
Ending balance: individually evaluated for impairment	$551,921	$1,727,406	$—	$552,814	$—	$29,353	$7,569	$—	$2,869,063
Ending balance: collectively evaluated for impairment	$38,920,087	$38,442,407	$29,971,649	$22,645,640	$9,590,745	$16,013,435	$15,748,404	$—	$171,332,367
December 31, 2010
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$391,762	$738,996	$73,257	$631,347	$21,242	$249,312	$88,044	$96,041	$2,290,001
Provision charged to expense	246,401	1,217,072	19,731	(21,371)	37,008	126,477	74,236	25,446	1,725,000
Losses charged off	(98,245)	(787,191)	—	(144,100)	—	(88,106)	(11,070)	—	(1,128,712)
Recoveries	21,391	25,051	—	6,500	—	12,574	12,480	—	77,996
Balance, end of year	$561,309	$1,193,928	$92,988	$472,376	$58,250	$300,257	$163,690	$121,487	$2,964,285
Ending balance: individually evaluated for impairment	$89,795	$428,514	$—	$72,393	$—	$—	$—	$—	$590,702
Ending balance: collectively evaluated for impairment	$471,514	$765,414	$92,988	$399,983	$58,250	$300,257	$163,690	$121,487	$2,373,583

Loans:
Ending balance	$37,227,211	$45,361,944	$28,163,488	$22,810,203	$8,176,396	$19,526,162	$18,190,307	$—	$179,455,711
Ending balance: individually evaluated for impairment	$369,749	$2,220,562	$—	$606,273	$—	$—	$—	$—	$3,196,584
Ending balance: collectively evaluated for impairment	$36,857,462	$43,141,382	$28,163,488	$22,203,930	$8,176,396	$19,526,162	$18,190,307	$—	$176,259,127

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Management’s opinion as to the ultimate collectability of loans is subject to estimates regarding future cash flows from operations and the value of property, real and personal, pledged as collateral.  These estimates are affected by changing economic conditions and the economic prospects of borrowers.

The allowance for loan losses is maintained at a level that, in management’s judgment, is adequate to cover probable credit losses inherent in the loan portfolio at the balance sheet date.  The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components.  The allocated component relates to loans that are classified as impaired.  For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the scheduled payments of principal or interest will not be able to be collected when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.  Accordingly, individual consumer and residential loans are not separately identified for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The general component covers non-classified loans and is based on historical charge-off experience and expected loss given the internal risk rating process.  The loan portfolio is stratified into homogeneous groups of loans that possess similar loss characteristics and an appropriate loss ratio adjusted for other qualitative factors is applied to the homogeneous pools of loans to estimate the incurred losses in the loan portfolio.

There have been no changes to the Company’s accounting policies or methodology from the prior periods.

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.  During the periods presented, none of our loans were classified as Doubtful.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2011 and 2010:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial		Agricultural Business
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010

Pass	$36,040,795	$34,258,180	$36,936,906	$41,534,866	$29,567,057	$27,768,600	$22,253,904	$21,621,978	$9,336,899	$7,818,536
Spec. Ment	1,642,602	1,476,077	574,484	733,561	404,592	394,888	3,402	186,598	253,846	357,860
Subst.	1,788,611	1,492,954	2,658,423	3,093,517	—	—	941,148	1,001,627	—	—

Total	$39,472,008	$37,227,211	$40,169,813	$45,361,944	$29,971,649	$28,163,488	$23,198,454	$22,810,203	$9,590,745	$8,176,396

	Home Equity		Consumer
	2011	2010	2011	2010

Rating:
Pass	$14,746,631	$18,064,116	$15,409,729	$17,471,747
Special Mention	278,323	223,034	153,316	570,589
Substandard	1,017,834	1,239,012	192,928	147,971

Total	$16,042,788	$19,526,162	$15,755,973	$18,190,307

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2011 and 2010:

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$289,337	$161,654	$1,020,862	$1,471,853	$38,000,155	$39,472,008	$—
Agricultural real estate	—	—	—	—	29,971,649	29,971,649	—
Commercial real estate	75,924	—	48,428	124,352	40,045,461	40,169,813	—
Agricultural business	—	—	—	—	9,590,745	9,590,745	—
Commercial:	—	—	—	—	23,198,454	23,198,454	—
Home equity	511,562	50,455	197,191	759,208	15,283,580	16,042,788	—
Consumer	156,404	126,077	37,337	319,818	15,436,155	15,755,973	—

Total	$1,033,227	$338,186	$1,303,818	$2,675,231	$171,526,199	$174,201,430	$—

	December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$458,119	$161,875	$846,582	$1,466,576	$35,760,635	$37,227,211	$—
Agricultural real estate	—	—	—	—	28,163,488	28,163,488	—
Commercial real estate	921,392	146,090	521,012	1,588,494	43,773,450	45,361,944	—
Agricultural business	—	—	—	—	8,176,396	8,176,396	—
Commercial:	6,024	—	—	6,024	22,804,179	22,810,203	—
Home equity	511,203	10,387	275,179	796,769	18,729,393	19,526,162	—
Consumer	78,216	76,859	9,383	164,458	18,025,849	18,190,307	—

Total	$1,974,954	$395,211	$1,652,156	$4,022,321	$175,433,390	$179,455,711	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The accrual of interest on loans is generally discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at the earlier date if collection of principal and interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual status or charged-off are reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Impairment is measured on a loan-by-loan basis by either the present value of the expected future cash flows, the loan’s observable market value, or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.  Significant restructured loans are considered impaired in determining the adequacy of the allowance for loan losses.

The Company actively seeks to reduce its investment in impaired loans.  The primary tools to work through impaired loans are settlement with the borrowers or guarantors, foreclosure of the underlying collateral, or restructuring.

The Company will restructure loans when the borrower demonstrates the inability to comply with the terms of the loan, but can demonstrate the ability to meet acceptable restructured terms.  Restructurings generally include one or more of the following restructuring options; reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance, or other actions intended to maximize collection.  Restructured loans in compliance with modified terms are classified as impaired.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following tables present impaired loans for the years ended December 31, 2011 and 2010:

	December 31, 2011
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$235,856	$235,856	$—	$249,103	$10,446	$11,162
Commercial real estate	69,249	69,249	—	71,972	457	254
Commercial	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Home equity	29,353	29,353	—	21,954	1,933	1,605
Loans with a specific valuation allowance
1-4 family	316,065	316,065	36,300	368,040	25,241	18,341
Commercial real estate	1,658,157	1,658,157	357,880	1,726,905	88,084	117,289
Commercial	552,814	552,814	296,149	592,796	37,192	36,628
Consumer	7,569	7,569	—	7,569	37	—
Home equity	—	—	—	—	—	—
Total:
1-4 family	551,921	551,921	36,300	617,143	35,687	29,503
Commercial real estate	1,727,406	1,727,406	357,880	1,798,877	88,541	117,543
Commercial	552,814	552,814	296,149	592,796	37,192	36,628
Consumer	7,569	7,569	—	7,569	37	—
Home equity	29,353	29,353	—	21,954	1,933	1,605

Total	$2,869,063	$2,869,063	$690,329	$3,038,339	$163,390	$185,279

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

	December 31, 2010
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

Included in certain loan categories in the impaired loans are troubled debt restructurings (TDR’s), where economic concessions have been granted to borrowers who have experienced financial difficulties, that were classified as impaired.  These concessions typically result from our loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions.  TDR’s are considered impaired at the time of restructuring and typically are returned to accrual status after considering the borrower’s sustained repayment performance for a reasonable period of at least six months.

When loans are modified into a TDR, the Company evaluates any possible impairment similar to other impaired loans based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or based upon on the current fair value of the collateral, less selling costs for collateral dependent loans.  If the Company determined that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.  In periods subsequent to modification, the Company evaluates all TDR’s, including those that have payment defaults, for possible impairment and recognizes impairment through the allowance.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

During the quarter ended September 30, 2011, the Company adopted ASU 2011-02.  The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those receivables newly identified as impaired.  As a result of adopting ASU 2011-02, the Company reassessed all restructurings that occurred on or after January 1, 2011, the beginning of our fiscal year, for identification of TDR’s.  The Company identified no loans as troubled debt restructurings for which the allowance for loan losses had previously been measured under a general allowance for credit losses methodology.  Thereafter, there was no additional impact to the allowance for loan losses as a result of the adoption.

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of December 31, 2011 and 2010.

	2011	2010

1-4 family	$213,966	$35,919
Agricultural real estate	—	—
Commercial real estate	1,075,483	640,788
Agricultural business	—	—
Commercial	477,798	354,599
Home equity	125,588	65,990
Consumer	83,962	112,724

Total	$1,976,797	$1,210,020

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of December 31, 2011 and 2010.

	2011	2010

1-4 family	$131,990	$35,919
Agricultural real estate	—	—
Commercial real estate	1,007,723	142,856
Agricultural business	—	—
Commercial	477,798	354,599
Home equity	95,769	33,085
Consumer	83,962	112,724

Total	$1,797,242	$679,183

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following table presents loans modified as troubled debt restructurings during the year ended December 31, 2011.

	Year Ended December 31, 2011
	Number of Modifications	Recorded Investment

1-4 family	3	$178,046
Agricultural real estate	—	—
Commercial real estate	2	938,474
Agricultural business	—	—
Commercial	5	143,814
Home equity	2	95,769
Consumer	1	3,430

Total	13	$1,359,533

During the year ended December 31, 2011, the Company modified three one-to-four family residential real estate loans, with a recorded investment of $178,046, which were deemed to be TDR’s.  Two of the modifications were made to change the payment schedule to interest-only for a period of time.  One of the loans was restructured with the accrued interest capitalized to the balance of the note.  None of the modifications resulted in a reduction of the contractual interest rate or a write-off of the principal balance.

In addition, the Company modified two commercial real estate loans with a total recorded investment of $938,474 to the same borrower.  The loans are participations purchased from another financial institution, which lowered the contractual interest rate and extended the amortization schedule to lower the monthly payment amount.  The modification resulted in a specific allocation to the allowance for loan losses of $133,889 based upon the fair value of the collateral.

The Company modified five commercial loans with a total recorded balance of $143,814 to the same borrower.  The modifications were made to lower the contractual interest rate and extend the amortization schedule to lower the monthly payment amount.

The Company also modified two home equity loans with a total recorded investment of $95,769 and one consumer loan with a recorded investment of $3,430.  Two of the modifications were made to extend the amortization schedule and lower the monthly payment amount.  One of the modifications was made to change the payment schedule to interest-only for a period of time.  None of the modifications resulted in a reduction of the contractual interest rate or a write-off of the principal balance.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses.  During the year ended December 31, 2011, one residential real estate loan of $55,521 and one home equity loan of $29,819 that were considered TDR’s defaulted as they were more than 90 days past due at December 31, 2011.  In addition, one one-to-four family residential real estate loan of $26,455, one commercial business loan of $18,252 and one consumer loan of $80,533 that were considered TDR’s defaulted as they were in a nonaccrual status but are performing in accordance with their modified terms.  Default occurs when a loan is 90 days or more past due, transferred to nonaccrual or charged-off, and is within twelve months of restructuring.

The following table presents the Company’s nonaccrual loans at December 31, 2011 and 2010.  This table excludes performing troubled debt restructurings.

	2011	2010

1-4 family	$1,297,953	$1,019,252
Agricultural real estate	—	—
Commercial real estate	361,524	1,359,060
Agricultural business	—	—
Commercial	66,852	84,361
Home equity	423,113	565,905
Consumer	251,025	106,159

Total	$2,400,467	$3,134,737
Note 6:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2011	2010

Land	$983,276	$983,276
Buildings and improvements	7,573,247	7,540,045
Equipment	4,819,591	4,659,444
	13,376,114	13,182,765
Less accumulated depreciation	(7,843,394)	(7,523,691)

Net premises and equipment	$5,532,720	$5,659,074

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 7:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.  The unpaid principal balance of mortgage loans serviced for others was $146,160,915 and $149,550,019 at December 31, 2011 and 2010, respectively.

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2011	2010
Mortgage servicing rights
Balance, beginning of year	$961,316	$1,006,755
Additions	137,206	257,316
Amortization	(226,998)	(302,755)
Balance at end of year	871,524	961,316

Valuation allowances
Balance at beginning of year	163,989	156,442
Additions due to decreases in market value	58,818	165,651
Reduction due to increases in market value	—	(64,842)
Reduction due to payoff of loans	(49,016)	(93,262)
Balances at end of year	173,791	163,989

Mortgage servicing assets, net	$697,733	$797,327

Fair value disclosures
Fair value as of the beginning of the period	$1,012,722	$1,083,576
Fair value as of the end of the period	$758,175	$1,012,722

During 2008, a valuation allowance of $428,030 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair value.  The valuation allowance was adjusted during 2010 and 2011 due to both payments received on the related loans as well as changes in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 8:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $102,166,644 at December 31, 2011 and $100,134,939 at December 31, 2010.

The following table represents deposit interest expense by deposit type:

	December 31,
	2011	2010

Savings, NOW and Money Market	$425,505	$579,178
Certificates of deposit	2,437,263	3,362,983

Total deposit interest expense	$2,862,768	$3,942,161

At December 31, 2011, the scheduled maturities of time deposits are as follows:

2012	$77,668,683
2013	25,547,477
2014	7,744,710
2015	13,958,544
2016	6,397,356

$131,316,770
Note 9:	Short-term Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase totaling $6,517,750 and $4,018,235 at December 31, 2011 and 2010, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2011 and 2010 totaled $6,517,750 and $4,018,235, respectively, and the monthly average of such agreements totaled $4,541,552 and $3,152,340 for 2011 and 2010, respectively.  The agreements at December 31, 2011, are all for overnight borrowings.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 10:	Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions.  With a few exceptions, the Company is no longer subject to U.S. federal and Illinois income tax examinations by tax authorities for years before 2008.  During the years ended December 31, 2011 and 2010, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2011	2010

Taxes currently payable
Federal	$1,067,443	$866,194
State	438,190	—
Deferred income taxes	(246,539)	(460,714)

Income tax expense	$1,259,094	$405,480

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2011	2010

Computed at the statutory rate (34%)	$1,545,224	$840,459
Increase (decrease) resulting from
Tax exempt interest	(498,697)	(427,603)
Graduated tax rates	—	(24,719)
State income taxes, net	268,790	103,306
Increase in cash surrender value	(53,078)	(58,433)
Other	(3,145)	(27,530)

Actual tax expense	$1,259,094	$405,480

Tax expense as a percentage of pre-tax income	27.70%	16.40%

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2011	2010
Deferred tax assets
Allowance for loan losses	$1,197,475	$1,025,297
Deferred compensation	1,327,230	1,188,078
State net operating loss carryforward	196,811	117,202
Unrealized losses on securities available-for-sale	—	77,686
Other	—	76,054
	2,721,516	2,484,317

Deferred tax liabilities
Unrealized gains on available-for-sale securities	(1,376,737)	—
Depreciation	(400,541)	(322,501)
Federal Home Loan Bank stock dividends	(152,224)	(146,736)
Prepaid expenses	(65,907)	(55,226)
Mortgage servicing rights	(285,178)	(309,506)
Other	(27,819)	(29,354)
	(2,308,406)	(863,323)

Net deferred tax asset	$413,110	$1,620,994

At December 31, 2011 and 2010, the Company had Illinois net operating loss carryforwards totaling approximately $4,084,922, which will expire in varying amounts between 2018 and 2022.  Recent Illinois legislation has suspended the use of these loss carryovers for tax years 2011 through 2013 and the expiration dates were extended by three years.  Management believes the Company will produce taxable earnings in the future which will enable the net operating loss carryforwards to be utilized prior to expiration.

Retained earnings at December 31, 2011 and 2010, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2011 and 2010.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
Note 11:	Comprehensive Income (Loss)
Other comprehensive income (loss) components and related taxes were as follows:

	2011	2010

Net unrealized gain (loss) on available-for-sale securities	$4,559,525	$(830,964)
Less reclassification adjustment for realized gains included in income	281,810	451,805
Other comprehensive income (loss), before tax effect	4,277,715	(1,282,769)
Less tax expense (benefit)	1,454,423	(436,142)

Other comprehensive income (loss)	$2,823,292	$(846,627)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2011	2010

Net unrealized gain (loss) on securities available-for-sale	$4,049,227	$(228,488)

Tax effect	(1,376,737)	77,686

Net-of-tax amount	$2,672,490	$(150,802)

Note 12:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.  Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2011 and 2010, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total risk-based capital (to risk-weighted assets)	$33,667	16.67%	$16,153	8.0%	$20,191	10.0%

Tier I capital (to risk-weighted assets)	31,134	15.42	8,076	4.0	12,115	6.0

Tier I capital (to average assets)	31,134	10.35	12,032	4.0	15,040	5.0

Tangible capital (to adjusted tangible assets)	31,134	10.35	4,512	1.5	—	N/A

As of December 31, 2010
Total risk-based capital (to risk-weighted assets)	$30,551	14.77%	$16,542	8.0%	$20,678	10.0%

Tier I capital (to risk-weighted assets)	27,962	13.52	8,271	4.0	12,407	6.0

Tier I capital (to average assets)	27,962	9.25	12,095	4.0	15,119	5.0

Tangible capital (to adjusted tangible assets)	27,962	9.25	4,536	1.5	—	N/A

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2011	2010

Bank equity	$36,548	$30,538
Less net unrealized gain (loss)	2,672	(151)
Less disallowed goodwill	2,727	2,727
Less disallowed servicing amounts	15	—

Tier 1 capital	31,134	27,962

Plus allowance for loan losses	2,533	2,589

Total risked-based capital	$33,667	$30,551

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  As of December 31, 2011, the Bank has $5,800,000 available for the payment of dividends without prior regulatory approval.
Note 13:	Related Party Transactions

At December 31, 2011 and 2010, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $2,927,377 and $2,820,414, respectively.

Annual activity consisted of the following:

	2011	2010

Balance beginning of year	$2,820,414	$4,161,647
Additions	1,918,418	5,000,975
Repayments	(1,811,455)	(6,342,208)

Balance, end of year	$2,927,377	$2,820,414

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Deposits from related parties held by the Company at December 31, 2011 and 2010 totaled approximately $2,614,000 and $3,391,000, respectively.

Note 14:	Employee Benefits

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $182,833 and $150,557 for the years ended December 31, 2011 and 2010, respectively.  The plan invests its assets in deposit accounts at the Company which earned interest at a rate of 2.50% to 2.75% for the year ended December 31, 2011 and 2.75% to 3.20% for the year ended December 31, 2010.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2011 or 2010.  The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  The amount recorded on the consolidated balance sheets as deferred compensation was $2,288,283 and $2,229,292 as of December 31, 2011 and 2010, respectively.  Compensation expense related to the plan was $153,145 and $157,299 for the years ended December 31, 2011 and 2010, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees.  The agreements provide for monthly payments at retirement or death.  The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 6 to 8% discount rate.  The amount recorded on the consolidated balance sheets as deferred compensation was $1,007,544 and $831,345 as of December 31, 2011 and 2010, respectively.  Compensation expense related to the plans was $199,662 and $188,929 for the years ended December 31, 2011 and 2010, respectively.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

ESOP expense for the years ended December 31, 2011 and 2010 was $44,845 and $21,491, respectively.

	2011	2010

Allocated shares	52,815	53,273
Shares committed for allocation	3,471	2,080
Unearned shares	32,591	35,659

Total ESOP shares	88,877	91,012

Fair value of unearned shares at December 31	$448,126	$384,404

The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement.  At December 31, 2011, the fair value of the 52,815 allocated shares held by the ESOP is $726,206.  The fair value of all shares subject to the repurchase obligation is $47,726.

Note 15:	Stock Option Plans

The Jacksonville Savings Bank and Jacksonville Bancorp, MHC 1996 Stock Option Plan was adopted on April 23, 1996 and is administered by the Board of Directors.  A total of 83,625 shares of common stock were reserved and awarded under the Plan.  Awards expire ten years after the grant date and are exercisable at a price of $8.83 per share.  In 2004, 5,600 shares related to this plan were reissued at a price of $14.00 per share.  The Jacksonville Savings Bank 2001 Stock Option Plan was adopted on April 30, 2001 and is administered by the Stock Benefits Committee.  A total of 87,100 shares of common stock were reserved and awarded under the Plan during 2001 that expire ten years after the grant date and are exercisable at a price of $10.00 per share.  No shares were granted during 2011 or 2010.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

A summary of option activity under the Plan as of December 31, 2011 and 2010, and changes during the years then ended, is presented below:

	2011
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	33,382	$10.52
Exercised	(21,661)	9.98
Forfeited or expired	(7,217)	9.98

Outstanding, end of year	4,504	$13.98	2.50	$—

Exercisable, end of year	4,504	$13.98	2.50	$—

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2011 excludes 4,504 shares that are exercisable at a price of $13.98 per share and were antidilutive.
	2010
	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	33,345	$10.54
Adjustment for second step conversion	37	9.98
Exercised	—	—
Forfeited or expired	—	—

Outstanding, end of year	33,382	$10.52	0.76	$7,517

Exercisable, end of year	33,382	$10.52	0.76	$7,517

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2010 excludes 4,504 shares that are exercisable at a price of $14.00 per share and were antidilutive.

The total intrinsic value of options exercised during the year ended December 31, 2011 was $63,683.  There were no shares exercised during 2010.

As of December 31, 2011, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  The total fair value of shares vested during the years ended December 31, 2011 and 2010, was $0.

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2011
	Income	Weighted-Average Shares	Per Share Amount

Net income	$3,285,683

Basic earnings per share
Income available to common stockholders		1,890,449	$1.74

Effect of dilutive securities
Stock options		—

Diluted earnings per share
Income available to common stockholders	$3,285,683	1,890,449	$1.74

Options to purchases 4,504 shares of common stock at $13.98 per share were outstanding at December 31, 2011, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

	Year Ended December 31, 2010
	Income	Weighted-Average Shares	Per Share Amount

Net income	$2,066,460

Basic earnings per share
Income available to common stockholders		1,903,336	$1.09

Effect of dilutive securities
Stock options	—	2,389

Diluted earnings per share
Income available to common stockholders	$2,066,460	1,905,725	$1.08

Options to purchases 4,504 shares of common stock at $13.98 per share were outstanding at December 31, 2010, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. Government and agencies, mortgage-backed securities (Government-sponsored enterprises – residential) and municipal bonds.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2011.

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010:

		2011
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government and agencies	$14,335,643	$—	$14,335,643	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	40,364,086	—	40,364,086	—
Municipal bonds	47,922,319	—	47,922,319	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

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

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.  Fair value adjustments were $(393,319) at December 31, 2011 and $(746,263) at December 31, 2010.

Mortgage Servicing Rights

The fair value used to determine the valuation allowance is estimated using discounted cash flow models.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.  Fair value adjustments on mortgage servicing rights were $(58,818) at December 31, 2011 and $(100,809) at December 31, 2010.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Foreclosed Assets

Foreclosed assets consist primarily of real estate owned.  Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the real estate owned or foreclosed asset could differ from the original estimate and are classified within Level 3 of the fair value hierarchy.  Fair value adjustments on foreclosed assets were $32,352 at December 31, 2011 and $76,998 at December 31, 2010.

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010:

		2011
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$867,318	$—	$—	$867,318
Mortgage servicing rights	697,733	—	—	697,733
Foreclosed assets	435,480	—	—	435,480
		2010
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$2,407,740	$—	$—	$2,407,740
Mortgage servicing rights	797,327	—	—	797,327
Foreclosed assets	459,877	—	—	459,877

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest Receivable, Interest-earning Time Deposits in Banks and Federal Home Loan Bank Stock

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

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

The following table presents estimated fair values of the Company’s financial instruments at December 31, 2011 and 2010:

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$11,387,947	$11,387,947	$8,943,400	$8,943,400
Interest-earning time deposits in banks	2,476,000	2,476,000	—	—
Available-for-sale securities	102,622,048	102,622,048	94,866,721	94,866,721
Other investments	116,088	116,088	130,049	130,049
Loans held for sale	446,818	446,818	280,000	280,000
Loans, net of allowance for loan losses	170,865,102	169,667,091	176,442,118	175,436,281
Federal Home Loan Bank stock	1,113,800	1,113,800	1,113,800	1,113,800
Interest receivable	2,071,534	2,071,534	1,872,779	1,872,779

Financial liabilities
Deposits	254,240,060	265,515,126	256,423,647	259,188,963
Short-term borrowings	6,517,750	6,517,750	4,018,235	4,018,235
Advances from borrowers for taxes and insurance	740,083	740,083	629,788	629,788
Interest payable	349,121	349,121	556,257	556,257

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 18:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses are reflected in the footnote regarding loans.  Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.  Other significant estimates not discussed in those footnotes include:

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

At December 31, 2011 and 2010, the Company held $9,590,745 and $8,176,396 in agricultural production loans and $29,971,649 and $28,163,488, respectively in agricultural real estate loans in the Company’s geographic area.  Generally, those loans are collateralized by assets of the borrower.  The loans are expected to be repaid from cash flows or from proceeds of sale of selected assets of the borrowers.  Declines in prices for corn, beans, livestock and farmland could significantly affect the repayment ability for many agricultural loan customers.

At December 31, 2011 and 2010, the Company held $40,169,813 and $45,361,944 in commercial real estate, respectively, including $10,277,503 and $9,955,396 that are outside of the Company’s normal lending area.  Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

The accompanying consolidated financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.  Furthermore, the Company’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Goodwill

As discussed in Note 1, the Company annually tests its goodwill for impairment.  At the most recent testing date, the fair value of the banking reporting unit exceeded its carrying value.  Estimated fair value was based principally on forecasts of future income.  Due to the volatility of the current economic environment, coupled with the Company’s recent loan loss experience, management’s forecasts of future income are subject to significantly more uncertainty than during more stable environments.  Management believes it has applied reasonable judgment in developing its estimates; however, unforeseen negative changes in the national, state or local economic environment may negatively impact those estimates in the near term.

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

At December 31, 2011 and 2010, the Company had outstanding commitments to originate loans aggregating approximately $3,815,495 and $4,189,869, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $1,352,995 and $3,159,869 at December 31, 2011 and 2010, respectively, with the remainder at floating market rates.  The range of fixed rates was 3.25% to 9.00% as of December 31, 2011.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010
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

The Company had total outstanding standby letters of credit amounting to $400,914 and $452,524 at December 31, 2011 and 2010, respectively, with terms of one year or less.  At December 31, 2011 and 2010, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2011, the Company had unused lines of credit to borrowers aggregating approximately $24,618,277 and $12,444,370 for commercial lines and open-ended consumer lines, respectively.  At December 31, 2010, unused lines of credit to borrowers aggregated approximately $22,261,320 for commercial lines and $10,419,945 for open-ended consumer lines.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 20:	Quarterly Results of Operations (Unaudited)
	Year Ended December 31, 2011
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,305,598	$3,543,418	$3,595,496	$3,422,767
Interest expense	637,803	684,629	752,279	804,717
Net interest income	2,667,795	2,858,789	2,843,217	2,618,050
Provision for loan losses	150,000	150,000	150,000	175,000
Net interest income after provision for loan losses	2,517,795	2,708,789	2,693,217	2,443,050
Noninterest income	1,035,151	1,001,261	974,709	984,762
Noninterest expense	2,496,863	2,492,751	2,394,685	2,429,658
Income before income taxes	1,056,083	1,217,299	1,273,241	998,154
Income tax expense	281,656	345,616	368,407	263,415

Net income	$774,427	$871,683	$904,834	$734,739

Basic earnings per share	$0.41	$0.46	$0.48	$0.39
Diluted earnings per share	$0.41	$0.46	$0.48	$0.39

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

	Year Ended December 31, 2010
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,417,003	$3,494,306	$3,383,871	$3,234,222
Interest expense	913,400	976,373	1,008,793	1,054,754
Net interest income	2,503,603	2,517,933	2,375,078	2,179,468
Provision for loan losses	225,000	375,000	850,000	275,000
Net interest income after provision for loan losses	2,278,603	2,142,933	1,525,078	1,904,468
Noninterest income	1,048,245	1,174,117	1,023,713	951,130
Noninterest expense	2,365,098	2,486,440	2,477,186	2,247,623
Income before income taxes	961,750	830,610	71,605	607,975
Income tax expense (benefit)	227,592	177,289	(108,519)	109,118

Net income	$734,158	$653,321	$180,124	$498,857

Basic earnings per share	$0.39	$0.35	$0.09	$0.26
Diluted earnings per share	$0.38	$0.35	$0.09	$0.26

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2011	2010
Assets
Cash and due from banks	$4,334,876	$4,805,757
Investment in common stock of subsidiary	36,548,233	30,537,330
Loan receivable from subsidiary	360,973	395,333
Other assets	100,974	128,292

Total assets	$41,345,056	$35,866,712

Liabilities
Other liabilities	$179,633	$188,562

Stockholders’ Equity	41,165,423	35,678,150

Total liabilities and stockholders’ equity	$41,345,056	$35,866,712

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Condensed Statements of Income

	Year Ending December 31,
	2011	2010
Income
Dividends from subsidiary	$300,000	$132,312
Other income	26,491	15,318

Total income	326,491	147,630

Expenses
Other expenses	263,675	213,855

Income (Loss) Before Income Tax and Equity in Undistributed Income of Subsidiary	62,816	(66,225)

Income Tax Benefit	(95,514)	(77,072)

Income Before Equity in Undistributed Income of Subsidiary	158,330	10,847

Equity in Undistributed Income of Subsidiary	3,127,353	2,055,613

Net Income	$3,285,683	$2,066,460

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

Condensed Statements of Cash Flows

	Year Ending December 31,
	2011	2010
Operating Activities
Net income	$3,285,683	$2,066,460
Items not providing cash, net	(3,127,352)	(2,055,613)
Change in other assets and liabilities, net	18,390	153,784

Net cash provided by operating activities	176,721	164,631

Investing Activity
Net loan proceeds to subsidiary	—	(395,334)
Capital infusion to subsidiary	—	(4,700,000)
Loan payment from subsidiary	34,360	—

Net cash provided by (used in) investing activities	34,360	(5,095,334)

Financing Activities
Dividends paid	(578,196)	(420,871)
Stock repurchase	(138,000)	—
Merger of Jacksonville Bancorp, MHC	—	789,092
Net proceeds from stock offering	—	9,223,105
Cash paid for fractional shares in exchange	—	(1,529)
Exercise of stock options	34,236	—

Net cash provided by (used in) financing activities	(681,962)	9,589,797

Net Change in Cash and Cash Equivalents	(470,881)	4,659,094

Cash and Cash Equivalents at Beginning of Year	4,805,757	146,663

Cash and Cash Equivalents at End of Year	$4,334,876	$4,805,757

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2011, we had approximately 789 stockholders of record, including brokers, who held 1,920,955 shares of our outstanding shares of common stock.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2011.

	Price Per Share		Cash
	High	Low	Dividend Declared

2011

Fourth quarter	$14.00	$13.08	$0.075
Third quarter	13.93	12.50	0.075
Second quarter	12.75	12.35	0.075
First quarter	12.90	10.78	0.075

2010

Fourth quarter	$11.13	$9.90	$0.075
Third quarter	11.15	9.51	0.075
Second quarter	13.83	10.48	0.075
First quarter	15.97	8.99	0.075

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

Directors and Executive Officers

Directors	Executive Officers
Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board
Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer
John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer
John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary
Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	Laura A. Marks Senior Vice President – Retail Banking
John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	Chris A. Royal Senior Vice President and Chief Lending Officer
Dean H. Hess Self-employed farmer	Diana S. Tone Chief Financial Officer and Compliance Officer
Emily J. Osburn Retired radio station manager

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 24, 2012 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

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