Form 10-K, Exhibit 13
period 2012-12-31
Jacksonville Bancorp, Inc.
filed 2013-03-15
CIK 1484949

Exhibit 13

Jacksonville Bancorp, Inc. 2012 Annual Report

To Our Shareholders:

It is always a pleasure to begin our annual shareholders’ letter discussing the highlights of a record year.  You may remember 2011 was a very good year for Jacksonville Bancorp, Inc. and we are happy to report 2012 was even better.

Net income for 2012 was $3.6 million, a 9% increase over the 2011 record earnings.  At year-end, our total assets stood at $ 321.4 million, we had $ 44.1 million in capital and our deposits totaled $258.5 million – all new record highs.  As a result of the outstanding year, we were pleased to pay you a special one-time dividend of $0.10 per share in addition to our regular quarterly dividend.

One of the keys to achieving our results during the past two years has been maintaining the quality of our loan portfolio.  Our level of nonperforming assets decreased in 2012 and remains below peer group averages.  In addition, the financial strength of our agricultural customers enabled them to weather the recent drought conditions.

Our trust department and our brokerage subsidiary, Financial Resources Group, continued to build and expand relationships during the year.  Both are strong contributors to our non-interest revenues.  At year-end we had $80 million of trust assets under management and approximately $220 million in brokerage assets under management.

Keeping up with technology and the ever expanding outlets through which customers communicate is always a challenge.  In 2012, we introduced an iPad app to complement our existing mobile banking options.  We also established a social media presence and implemented a social media strategy.

Technology is just one of the external influences that affects the business of community banking.  Compliance changes along with additional rules and regulations increases our cost of doing business and creates the need to retain industry consultants to assist with the interpretation and implementation of new regulatory requirements.

A factor that cannot be controlled at the local level is the low interest rate environment in which we have been operating.  Low interest rates were initially beneficial because they resulted in reducing our cost of funds.  However, the prolonged period of low rates will eventually start to squeeze the net interest margins of many banks including ours.  At some point the Federal Reserve will end its accommodative monetary policy, but there is little to suggest that compliance and regulatory requirements will become less burdensome.

Each year brings new challenges and opportunities and 2013 promises to have plenty of both.  On behalf of the every member of the Jacksonville Savings Bank team, we thank you for your support, trust and confidence.  Our goal continues to be to provide the very best in financial services in all the markets we serve.

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

Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois.  We conduct our business from our main office and six branches, two of which are located in Jacksonville and one of which is located in each of the following Illinois communities: Virden, Litchfield, Chapin, and Concord.  We were originally chartered in 1916 as an Illinois-chartered mutual savings and loan association and converted to a mutual savings bank in 1992.  In 1995, Jacksonville Savings Bank converted to an Illinois-chartered stock savings bank and reorganized to the mutual holding company form of organization.  We have been a member of the Federal Home Loan Bank System since 1932.  Our deposits are insured by the Federal Deposit Insurance Corporation.

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

Selected Consolidated Financial Information

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated.  Selected quarterly financial data for each of the last two years is set forth at Note 19 to the Consolidated Financial Statements.

	At December 31,
	2012	2011	2010	2009	2008
	(In thousands)
Selected Financial Condition Data:

Total assets	$321,446	$307,289	$301,481	$288,846	$288,275
Cash and cash equivalents	7,294	11,388	8,943	15,696	7,145
Investment securities	63,431	62,258	52,872	37,196	50,988
Mortgage-backed securities	51,956	40,364	41,995	40,984	27,795
Loans, net(1)	174,465	171,312	176,722	174,497	184,337
Federal Home Loan Bank of Chicago stock, at cost	1,114	1,114	1,114	1,109	1,109
Foreclosed assets, net	137	435	460	383	769
Bank owned life insurance	6,613	4,403	4,239	4,095	3,907
Deposits	258,521	254,240	256,424	254,700	238,151
Federal Home Loan Bank of Chicago advances	700	—	—	—	13,500
Short-term borrowings	12,041	6,518	4,018	3,789	7,633
Stockholders’ equity	44,120	41,165	35,678	25,263	24,259

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$12,791	$13,867	$13,529	$14,420	$15,908
Interest expense	2,303	2,879	3,953	5,432	7,716
Net interest income	10,488	10,988	9,576	8,988	8,192
Provision for loan losses	490	625	1,725	2,575	310
Net interest income after provision for loan losses	9,998	10,363	7,851	6,413	7,882
Noninterest income	4,882	3,996	4,197	4,209	3,161
Noninterest expense	9,976	9,814	9,576	9,126	9,221
Income before income tax	4,904	4,545	2,472	1,497	1,822
Provision for income taxes	1,337	1,259	406	101	304
Net income	$3,567	$3,286	$2,066	$1,396	$1,518
Earnings per share:
Basic	$1.89	$1.74	$1.09	$0.72	$0.76
Diluted	$1.89	$1.74	$1.08	$0.72	$0.76
Dividends per share	$0.40	$0.30	$0.30	$0.30	$0.30

(1)      Includes loans held for sale of $712,000, $447,000, $280,000, $814,000, and $1.4 million at December 31, 2012, 2011, 2010, 2009, and 2008, respectively.

	At or For the Years Ended December 31,
	2012	2011	2010	2009	2008

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	1.14%	1.08%	0.70%	0.47%	0.52%
Return on average equity (ratio of net income to average equity)	8.25%	8.57%	6.77%	5.69%	6.59%
Interest rate spread(1)	3.46%	3.68%	3.30%	3.08%	2.70%
Net interest margin(2)	3.62%	3.87%	3.51%	3.30%	3.01%
Efficiency ratio(3)	64.90%	65.50%	69.53%	69.15%	81.22%
Dividend pay-out ratio	21.00%	17.14%	20.37%	18.96%	18.75%
Non-interest expense to average total assets	3.20%	3.23%	3.25%	3.10%	3.14%
Average interest-earning assets to average interest-bearing liabilities	119.76%	118.84%	114.78%	111.14%	110.66%
Average equity to average total assets	13.86%	12.60%	10.37%	8.33%	7.85%

Asset Quality Ratios:
Nonperforming assets to total assets	0.73%	0.92%	1.19%	0.81%	0.68%
Nonperforming loans to total loans	1.25%	1.38%	1.75%	1.11%	0.64%
Allowance for loan losses to non-performing loans	150.85%	137.33%	94.56%	117.20%	162.47%
Allowance for loan losses to gross loans(4)	1.88%	1.89%	1.65%	1.29%	1.04%

Capital Ratios (Bank):
Total capital (to risk-weighted assets)	17.72%	16.67%	14.77%	11.83%	10.94%
Tier I capital (to risk-weighted assets)	16.46%	15.42%	13.52%	10.70%	10.02%
Tier I capital (to total assets)	10.89%	10.35%	9.25%	7.44%	7.30%

Other Data:
Number of offices	7	7	7	7	7
Full time equivalent employees	104	104	104	106	106

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Gross loans include loans held for sale.

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

The recession which began in 2008 had a severe impact on the entire banking industry resulting in increased bank failures nationwide and a decline in market interest rates.  The ongoing low interest rate environment has resulted in higher levels of originations of fixed-rate residential loans for sale to the secondary market during 2012 and 2011.  During the years ended December 31, 2012 and 2011, we sold $52.7 million and $32.2 million, respectively, of fixed-rate residential mortgage loans.  Market conditions and higher prepayment speeds resulted in a decline in the value of our mortgage servicing rights during 2011, but during 2012 the value of our mortgage servicing rights remained stable.  We do not have subprime mortgage or Alt-A loan products.  Our investment portfolio has not been affected by the recession and financial crisis, since all of our mortgage-backed securities are issued by United States Government or United States Government sponsored entities.  However, the higher prepayment speeds on residential loans did have an adverse effect on our income from mortgage-backed securities due to accelerated premium amortization.  Since the real estate values in our market area did not increase as dramatically as they did in other parts of the nation prior to 2008, we have not experienced dramatic decreases in home values during the current recession.

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

Foreclosed Assets. Foreclosed assets, consisting of real estate owned acquired through loan foreclosures, are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  The adjustment at the time of foreclosure is recorded through the allowance for loan losses.  Due to the subjective nature of establishing fair value when the asset is acquired, the actual fair value of the foreclosed asset could differ from the original estimate.  If it is determined that the fair value has declined subsequent to foreclosure, the asset is written down through a charge to non-interest expense.  Operating costs associated with the assets after acquisition are also recorded as non-interest expense.  Gains and losses on the disposition of foreclosed assets are netted and posted to non-interest expense.

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

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity.  Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently.  During 2012, goodwill was evaluated quarterly due to market conditions.

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

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements by U.S. GAAP and IFRSs.  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments became effective for interim and annual periods beginning after December 15, 2011.  The adoption of this ASU is reflected in Note 16 – Disclosures about Fair Value of Assets and Liabilities.

In June 2011, the FASB issued ASU No. 2011-05, Amendments to Topic 220, Comprehensive Income.  Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The amendments in this ASU should be applied retrospectively.  For public entities, the amendments became effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Early adoption was permitted.  The Company retroactively adopted the ASU during the first quarter of 2012 with separate condensed consolidated statements of comprehensive income.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The update provides entities with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit.  If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any.  Under the amendments in ASU No. 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.  An entity may resume performing the qualitative assessment in any subsequent period.  The amendments enacted by ASU No. 2011-08 became effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption was permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for the nonpublic entities, have not yet been made available for issuance.  The adoption of this update did not have any impact on the Company’s consolidated financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities.  ASU 2011-11 requires an entity to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement.  ASU 2011-11 was effective for annual reporting periods beginning on or after January 1, 2012, and interim periods within those annual periods.  Retroactive disclosure is required for all comparative periods presented.  The adoption of this update did not have any impact on the Company’s consolidated financial position or results of operations.

Federal Deposit Insurance Corporation Insurance Coverage

The Company’s depositors are protected against the loss of their insured deposits by the FDIC.  Currently, basic FDIC insurance coverage is $250,000 per depositor.

Recent Developments

Midwest drought conditions during 2012 reduced crop yields. As further discussed in Note 4 to the condensed consolidated financial statements included herein, the Company originates agricultural operating lines of credit, which generally have terms of one year and are secured by growing crops, livestock and equipment, and mortgages on farmland.  The repayment of agricultural business loans generally is dependent on the successful operation of a farm and can be adversely affected by fluctuations in crop prices, increase in interest rates, and changes in weather conditions.  These developments can result in smaller harvests and less income for farmers which can adversely affect such borrower’s ability to repay a loan, and potentially result in an increase in the level of problem loans and loan losses in our agricultural portfolio.  While not required, the majority of our agricultural business loans are covered by crop insurance, which provides protection against loss due to lower crop yields as a result of drought conditions.  The Company experienced minimal impact on its agricultural borrowers and continues to evaluate the impact these conditions may have on the local economy.

Financial Condition

Total assets increased by $14.1 million, or 4.6%, to $321.4 million at December 31, 2012 from $307.3 million at December 31, 2011.  Net loans increased $2.9 million, or 1.7%, to $173.8 million at December 31, 2012 from $170.9 million at December 31, 2011.  Available-for-sale investment securities increased $1.2 million, or 1.9%, to $63.4 million at December 31, 2012 from $62.3 million at December 31, 2011.  Mortgage-backed securities increased $11.6 million, or 28.7%, to $52.0 million at December 31, 2012 from $40.4 million at December 31, 2011. The growth in investment and mortgage-backed securities was primarily due to the investment of funds in more liquid alternatives during a period of low loan demand and low interest rates.  Cash and cash equivalents decreased $4.1 million to $7.3 million at December 31, 2012 from $11.4 million at December 31, 2011.

At December 31, 2012, we have $2.7 million recorded in goodwill associated with a prior acquisition.  In 2012, management reviewed goodwill for impairment on a quarterly basis.  Management’s analysis concluded that our goodwill was not impaired as of December 31, 2012.  At December 31, 2012, we also had $664,000 in mortgage servicing rights, net of the valuation allowance.  Our mortgage servicing rights asset represented approximately 45 basis points of the $148.3 million in loans that we serviced.  We obtain an independent valuation of the mortgage servicing rights at least annually.  Our most recent valuation was obtained as of December 31, 2012.  We did not record any impairment of mortgage servicing rights during 2012.

Total deposits increased $4.3 million to $258.5 million at December 31, 2012.  The mix of our deposits has changed during 2012 with an increase of $12.8 million in low-cost transaction accounts, partially offset by a decrease of $8.5 million in higher-cost time deposits.  Transaction accounts have continued to grow, and time deposits have declined, as customers have preferred to maintain short-term, liquid deposits in the current low interest rate environment.  In addition, the increase in total deposits reflects customers choosing the safety of insured deposits versus alternative investments.  Other borrowings increased $6.2 million during the year to $12.7 million as of December 31, 2012, primarily due to the seasonal deposits of our agricultural business customers.  Other borrowings consisted primarily of overnight repurchase agreements, which are provided as a service to our commercial deposit customers.

Stockholders’ equity increased $3.0 million, or 7.2%, to $44.1 million at December 31, 2012.  The increase in stockholders’ equity was primarily the result of $3.6 million in net income and $224,000 in other comprehensive income, which was partially offset by the payment of $749,000 in cash dividends and $231,000 in stock repurchases.  Other comprehensive income consisted of the increase in net unrealized gains, net of tax, on available-for-sale securities reflecting changes in market prices for securities in our portfolio. Other comprehensive income does not include changes in the fair value of other financial instruments included on the balance sheet.  Our tangible book value per share increased to $21.69 as of December 31, 2012 from $20.01 at December 31, 2011.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

General

Net income for the year ended December 31, 2012 totaled $3.6 million, or $1.89 per common share, basic and diluted, compared to net income for the year ended December 31, 2011 of $3.3 million, or $1.74 per common share, basic and diluted.  The increase of $281,000 in net income reflected an increase of $886,000 in non-interest income and a decrease of $135,000 in the provision for loan losses, partially offset by a decrease of $500,000 in net interest income and increases of $162,000 in non-interest expense and $78,000 in income taxes.

Interest Income

Interest income decreased to $12.8 million for the year ended December 31, 2012 from $13.9 million for the year ended December 31, 2011.  The $1.1 million decrease in interest income resulted from decreased income of $721,000 on loans, $63,000 on investment securities, and $328,000 on mortgage-backed securities, partially offset by an increase of $37,000 on other interest-earning assets.  As noted below, the changes in the composition of our interest-earning assets reflects the investment in investment securities and mortgage-backed securities during a time period where satisfactory loan origination opportunities were lacking.

Interest income on loans decreased $721,000 to $10.0 million for the year ended December 31, 2012 from $10.7 million for the year ended December 31, 2011 due to decreases in both the average yield and average balance of loans.  The average yield of the loan portfolio decreased 27 basis points to 5.75% for 2012 from 6.02% for 2011. The decrease in the average yield reflected lower market rates of interest and the competitive lending environment.  The average balance of loans decreased $4.0 million to $173.6 million during 2012.  The decrease in the average balance of loans was primarily due to a decrease in the average balance of commercial real estate and home equity loans, partially offset by growth in residential real estate and agricultural real estate loans.  The decrease in the average balance of commercial real estate loans was primarily due to the payoff of several large loans as the borrowers sold the securing property.  The decrease in the average balance of home equity loans reflected the volume of loans refinanced and subsequently sold into the secondary market.

Interest income on investment securities decreased $63,000 to $2.0 million for the year ended December 31, 2012, reflecting a decrease of 22 basis points in the average yield of the investment securities portfolio. The average yield of investment securities decreased to 3.36% during 2012 from 3.58% during 2011.  The average yield does not reflect the benefit of the higher tax-equivalent yield of our municipal bonds, which was reflected as a reduction in income tax expense.  Adjusting for this benefit, the tax equivalent yield of the investment portfolio equaled 4.77% for 2012 compared to 4.89% for 2011. The decrease in interest income was partially offset by an increase of $1.8 million in the average balance of the investment securities portfolio to $58.5 million during 2012 from $56.7 million during 2011.  The increase in the average balance of investment securities was primarily due to the investment of funds from deposit growth and the lack of corresponding loan demand.

Interest income on mortgage-backed securities decreased $328,000 to $801,000 for the year ended December 31, 2012 from $1.1 million for the year ended December 31, 2011, reflecting a decrease of 87 basis points in the average yield on mortgage-backed securities.  The average yield on mortgage-backed securities decreased to 1.77% during 2012 from 2.64% during 2011.  The average yield was impacted by higher premium amortization resulting from faster prepayments on mortgage-backed securities.  The amortization of premiums on mortgage-backed securities, which reduces the average yield, increased $325,000 to $804,000 during 2012, compared to $479,000 during 2011.  The decrease in interest income due to a lower average yield was partially offset by a $2.3 million increase in the average balance of mortgage-backed securities to $45.1 million during 2012 from $42.8 million during 2011.

Interest income from other interest-earning assets, which consisted of interest-earning demand and time deposits and federal funds sold, increased to $47,000 during the year ended December 31, 2012, from $10,000 for the year ended December 31, 2011.  The $37,000 increase is primarily due to a 23 basis point increase in the average yield to 0.38% during 2012 from 0.15% during 2011, reflecting the investment in higher-yielding time deposit accounts during the fourth quarter of 2011.  The average balance of these accounts also increased $5.7 million to $12.4 million during 2012 from $6.7 million during 2011.

Interest Expense

Total interest expense decreased $576,000 to $2.3 million during the year ended December 31, 2012 from $2.9 million during the year ended December 31, 2011.  The decrease in interest expense was due to a decrease of $575,000 in the cost of deposits.

Interest expense on deposits decreased $575,000 to $2.3 million during the year ended December 31, 2012 from $2.9 million during the year ended December 31, 2011.  The decrease in interest expense on deposits was primarily due to a 25 basis point decrease in the average rate paid on deposits to 0.97% during 2012 from 1.22% during 2011.  The decrease reflected low short-term market interest rates which continued during 2012 and the change in the composition of our deposits to a higher percentage of low-cost transaction accounts.  The decrease in the average rate paid was partially offset by a $1.3 million increase in the average balance of deposits to $235.6 million during 2012 from $234.3 million during 2011.  The increase in the average balance of deposits was primarily due to a $6.1 million increase in the average balance of lower-cost transaction accounts, partially offset by a $4.8 million decrease in the average balance of time deposit accounts.

Interest paid on borrowed funds decreased $1,000 to $15,000 in 2012 due to a decrease in the average cost of borrowings, partially offset by an increase in the average balance of borrowings.  Borrowed funds consist primarily of overnight repurchase agreements.  The average rate paid on borrowed funds decreased to 0.23% during 2012 compared to 0.37% during 2011.  The average balance of borrowed funds increased to $6.4 million during 2012 compared to $4.6 million during 2011.

Net Interest Income

As a result of the changes in interest income and interest expense noted above, net interest income decreased by $500,000, or 4.6%, to $10.5 million in 2012 from $11.0 million in 2011.  Our interest rate spread decreased by 22 basis points to 3.46% during 2012 from 3.68% during 2011.  Our net interest margin decreased 25 basis points to 3.62% during 2012 from 3.87% during 2011.  Our net interest income was affected by lower asset yields, partially offset by our lower cost of funds.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses increased $43,000, or 1.3%, during 2012 to $3.3 million as of December 31, 2012.  The increase was the result of the provision for loan losses exceeding net charge-offs.  We recorded a provision for loan losses of $490,000 for the year ended December 31, 2012, compared to $625,000 during 2011.  The decrease in the provision reflects the lower level of nonperforming loans.  Net charge-offs increased $154,000 to $447,000 during 2012 from $293,000 during 2011.  The increase in charge-offs was concentrated in the charge-off of $340,000 on one loan secured by commercial real estate, which is in the process of foreclosure.

The provisions in 2012 and 2011 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management.  The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2012 and 2011, respectively.
December 31, 2012	December 31, 2011
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$1,203	$1,298
Commercial	560	362
Agricultural	—	—
Home equity	277	423
Commercial business loans	52	67
Agricultural business loans	—	—
Consumer loans	122	251

Total non-accrual loans	2,214	2,401

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total nonperforming loans	2,214	2,401

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	—	19
Commercial	137	416
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total other real estate owned and foreclosed assets	137	435

Total nonperforming assets	$2,351	$2,836

Ratios:
Nonperforming loans to total loans	1.25%	1.38%
Nonperforming assets to total assets	0.73	0.92

Management monitors all past due loans and nonperforming assets.  Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off.  At December 31, 2012, we had no loans 90 days or more delinquent which were still accruing interest. Nonperforming assets decreased by $485,000 to $2.3 million at December 31, 2012 as compared to $2.8 million at December 31, 2011.  The decrease in the level of nonperforming assets reflects a decrease of $187,000 in nonperforming loans and $298,000 in foreclosed assets.  The decrease in nonperforming loans primarily reflected decreases in one-to-four family residential, home equity, and consumer loans, partially offset by an increase in commercial real estate loans.  The $198,000 increase in non-accrual commercial real estate is due to the delinquency of a $201,000 loan secured by commercial real estate, which is in the process of foreclosure.

The allowance for loan losses as a percentage of nonperforming loans increased to 150.85% at December 31, 2012, as compared to 137.33% at December 31, 2011.  This increase was due to both an increase in the allowance for loan losses and a decrease in nonperforming loans during 2012.  The decision to increase the allowance for loan losses reflects the growth of the loan portfolio and the changes in the composition of our loan portfolio to reflect higher percentages of commercial business and agricultural loans.  We have an experienced chief lending officer and collections and loan review departments which monitor the loan portfolio and seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2012 and December 31, 2011.

	December 31, 2012	December 31, 2011
	(In thousands)
Special Mention loans	$1,847	$3,311
Substandard loans	5,945	6,599
Total Special Mention and Substandard loans	$7,792	$9,910

The total amount of classified and special mention loans decreased $2.1 million, or 21.4%, to $7.8 million at December 31, 2012 from $9.9 million at December 31, 2011.  The decrease in classified and special mention loans during 2012 was due to decreases of $1.5 million in special mention loans and $654,000 in substandard loans.  The decrease in special mention loans reflects $903,000 in loans that were upgraded to a pass rating, $592,000 in loans that were downgraded to a substandard rating, and $120,000 in principal reductions on the special mention loans, partially offset by $386,000 in additional loans rated as special mention during 2012.  The decrease in substandard loans was primarily related to $1.2 million in principal reductions on these loans, $406,000 in write-offs, and $236,000 in loans upgraded to a pass rating, partially offset by $592,000 in loans downgraded from special mention and $710,000 of additional loans rated as substandard during 2012.

Non-interest Income

Non-interest income increased $886,000, or 22.2%, to $4.9 million for the year ended December 31, 2012, compared to $4.0 million for the year ended December 31, 2011.  The increase in non-interest income resulted primarily from increases of $877,000 in gains on the sale of available-for-sale securities, $274,000 in net income from mortgage banking operations, and $53,000 in income from fiduciary activities, partially offset by a decrease of $360,000 in commission income.  The increase in gains on the sale of securities reflected changing market conditions and a higher volume of securities sold totaling $40.7 million during the 2012 compared to $28.4 million during 2011.  The sales were made in order to realize gains on the securities while restructuring a portion of the portfolio to reduce our interest rate risk position and improve the quality.  During 2012, we sold mortgage-backed securities whose yields were affected by faster prepayment speeds and premium amortization, as well as longer-term, taxable municipal bonds.  The increase in mortgage banking income was due to a higher volume of loan sales, as we sold $52.7 million of loans in the secondary market during 2012, compared to $32.2 million during 2011.  The increase in income from fiduciary activities reflected growth in trust accounts and improved market conditions.  The decrease in commission income reflected reduced account rollover activity during 2012.

Non-interest Expense

Total non-interest expense increased $162,000, or 1.7%, to $10.0 million for the year ended December 31, 2012, compared to the year ended December 31, 2011.  The increase in non-interest expense was primarily due to increases of $222,000 in compensation and benefits expense and $64,000 in professional fees, partially offset by decreases of $71,000 in FDIC insurance premiums and $59,000 in the impairment of mortgage servicing rights.  The increase in compensation and benefits expense resulted primarily from higher expenses related to the effect of lower discount rates and the funding of benefit plans, as well as normal salary and benefit cost increases.  The increase in professional fees is due to increased legal expenses.  FDIC insurance premiums reflect reduced premium rates effective in the second quarter of 2011.  The decrease in the impairment of mortgage servicing rights was due to a $59,000 impairment charge recognized during 2011.

Income Taxes

The provision for income taxes increased $78,000 to $1.3 million during 2012 compared to 2011. The increase in the income tax provision reflected an increase in taxable income.  Our effective tax rate was 27.3% for 2012 and 27.7% for 2011, reflecting the impact of tax-exempt income.

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

	For the Years Ended December 31,
	2012			2011
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$173,600	$9,975	5.75%	$177,597	$10,697	6.02%
Investment securities (2)	58,554	1,968	3.36	56,733	2,031	3.58
Mortgage-backed securities	45,173	801	1.77	42,832	1,129	2.64
Cash and cash equivalents	12,390	47	0.38	6,658	10	0.15
Total interest-earning assets	289,717	12,791	4.42%	283,820	13,867	4.89%
Non-interest-earning assets	22,271			20,241
Total assets	$311,988			$304,061
Interest-bearing liabilities:
Interest bearing checking	$34,810	$68	0.19%	$35,150	$87	0.25%
Savings accounts	31,791	119	0.38	29,057	134	0.46
Certificates of deposit	131,527	1,950	1.48	136,353	2,439	1.79
Money market savings	29,848	129	0.43	27,508	173	0.63
Money market deposits	7,582	22	0.29	6,182	29	0.47
Total interest-bearing deposits	235,558	2,288	0.97	234,250	2,862	1.22
Federal Home Loan Bank advances	2	—	1.00	159	1	0.30
Short-term borrowings	6,359	15	0.23	4,408	16	0.37
Total borrowings	6,361	15	0.23	4,567	17	0.37
Total interest-bearing liabilities	241,919	2,303	0.95%	238,817	2,879	1.21%
Non-interest-bearing liabilities	26,822			26,926
Total liabilities	268,741			265,743
Stockholders’ equity	43,247			38,318
Total liabilities and stockholders’ equity	$311,988			$304,061

Net interest income		$10,488			$10,988
Net interest rate spread (3)			3.46%			3.68%
Net interest-earning assets (4)		$47,798			$45,003
Net interest margin (5)			3.62%			3.87%
Average interest-earning assets to average interest-bearing liabilities			119.76%			118.84%

(1)	Includes non-accrual loans and loans held for sale and fees of $103,000 for 2012 and $109,000 for 2011.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31,
	2012 vs. 2011
	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume
	(In thousands)
Interest-earning assets:
Loans	$(485)	$(237)	$(722)
Investment securities	(127)	64	(63)
Mortgage-backed securities	(387)	59	(328)
Cash and cash equivalents	24	13	37

Total interest-earning assets	$(975)	$(101)	$(1,076)

Interest-bearing liabilities:
Interest bearing checking	$(19)	$(1)	$(20)
Savings accounts	(26)	12	(14)
Certificates of deposit	(405)	(84)	(489)
Money market savings	(59)	14	(45)
Money market deposits	(12)	5	(7)
Total interest-bearing deposits	(521)	(54)	(575)
Federal Home Loan Bank advances	—	—	—
Short-term borrowings	(7)	6	(1)

Total interest-bearing liabilities	(528)	(48)	(576)

Change in net interest income	$(447)	$(53)	$(500)

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

We use comprehensive asset/liability software provided by a third-party vendor to perform interest rate sensitivity analysis for all product categories.  The primary focus of our analysis is the effect of interest rate increases and decreases on net interest income.  Management believes that this analysis reflects the potential effects on current earnings of interest rate changes.  Call criteria and prepayment assumptions are taken into consideration for investment securities and loans.  All of our interest sensitive assets and liabilities are analyzed by product type and repriced based upon current offering rates.  The software performs interest rate sensitivity analysis by performing rate shocks of plus or minus 300 basis points in 100 basis point increments.  As a result of the historically low interest rate environment, the table below only shows the change in our assets and liabilities based upon a 100 basis point decrease in interest rates.

The following table shows projected results at December 31, 2012 and 2011, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2012		December 31, 2011		ALCO Benchmark
Rate Shock	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)

+300 basis points	(193)	(1.64)%	(160)	(1.36)%	>(20.00)%
+200 basis points	(95)	(0.81)	(84)	(0.71)	>(20.00)%
+100 basis points	(34)	(0.29)	(21)	(0.18)	>(12.50)%
(100) basis points	(503)	(4.26)	(200)	(1.70)	>(12.50)%

The table above indicates that at December 31, 2012, in the event of a 200 basis point increase in interest rates, we would experience a 0.81% decrease in net interest income.  In the event of a 100 basis point decrease in interest rates, we would experience a 4.26% decrease in net interest income.

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

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations.  Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.  At December 31, 2012, we had access to immediately available funds of approximately $22.3 million from the Federal Home Loan Bank of Chicago and $62.1 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2012 and 2011, cash and cash equivalents totaled $7.3 million and $11.4 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2012 and 2011, the most significant sources of funds have been deposit growth, loan repayments, and investment calls, sales, and principal payments.

Our cash and cash equivalents decreased $4.1 million during the year ended December 31, 2012, compared to an increase of $2.4 million during the year ended December 31, 2011.  Net cash provided by operating activities increased to $4.3 million during 2012 from $4.1 million during 2011.  Net cash used in investing activities increased to $18.1 million during 2012 from the $1.4 million in cash used during 2011.  Cash used in purchases of investment and mortgage-backed securities, net of sales and maturities, increased to $12.1 million during 2012 from the $3.7 million net cash used during 2011.  Cash used in net loan originations and payments increased to $3.4 million during 2012 from the net cash provided of $4.6 million during 2011.  Cash provided by financing activities increased to $9.6 million during 2012 from the $241,000 in cash used during 2011.  The increase was primarily due to deposit growth during 2012.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations.  We use securities sold under agreements to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2012, we had $12.0 million in outstanding repurchase agreements, which were utilized for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank.  We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying one- to four-family residential loans, or twenty times the balance of Federal Home Loan Bank stock held by us.  At December 31, 2012, we had $700,000 in outstanding advances and a borrowing capacity of approximately $22.3 million.

We maintain levels of liquid assets as established by the board of directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2012 and 2011 was 43.5% and 40.4%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2012 and 2011.

	December 31, 2012	December 31, 2011
	(In thousands)
Commitments to fund loans	$34,758	$40,878
Standby letters of credit	368	401

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to average assets.  At December 31, 2012, Jacksonville Savings Bank met all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2012, Jacksonville Savings Bank’s core capital ratio was 10.89% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2012, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category.  Jacksonville Savings Bank’s actual capital ratios at December 31, 2012 and 2011 are presented in the table below.

	Minimum Required	December 31, 2012 Actual	December 31, 2011 Actual

Tier 1 Capital to Average Assets	4.00%	10.89%	10.35%
Tier 1 Capital to Risk-Weighted Assets	4.00%	16.46%	15.42%
Total Capital to Risk-Weighted Assets	8.00%	17.72%	16.67%

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

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. (Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
March 15, 2013

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2012 and 2011

Assets

	2012	2011

Cash and due from banks	$2,696,107	$2,805,490
Federal funds sold	—	5,000,000
Interest-earning demand deposits in banks	4,597,604	3,582,457

Cash and cash equivalents	7,293,711	11,387,947

Interest-earning time deposits in banks	2,972,000	2,476,000
Available-for-sale securities:
Investment securities	63,431,342	62,257,962
Mortgage-backed securities	51,956,481	40,364,086
Other investments	96,041	116,088
Loans held for sale	711,986	446,818
Loans, net of allowance for loan losses of $3,339,464 and $3,296,607 at December 31, 2012 and 2011	173,753,059	170,865,102
Premises and equipment, net of accumulated depreciation of $8,179,076 and $7,843,394 at December 31, 2012 and 2011	5,654,776	5,532,720
Federal Home Loan Bank stock	1,113,800	1,113,800
Foreclosed assets held for sale, net	137,193	435,480
Cash surrender value of life insurance	6,612,642	4,402,602
Interest receivable	2,053,472	2,071,534
Deferred income taxes	464,548	413,110
Income taxes receivable	—	47,433
Mortgage servicing rights, net of valuation allowance of $129,279 and $173,791 as of December 31, 2012 and 2011	664,436	697,733
Goodwill	2,726,567	2,726,567
Other assets	1,804,184	1,934,375

Total assets	$321,446,238	$307,289,357

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2012 and 2011

Liabilities and Stockholders’ Equity

	2012	2011
Liabilities
Deposits
Demand	$25,220,684	$22,752,901
Savings, NOW and money market	110,435,383	100,170,389
Time	122,864,662	131,316,770

Total deposits	258,520,729	254,240,060

Short-term borrowings	12,740,610	6,517,750
Deferred compensation	3,707,402	3,295,827
Advances from borrowers for taxes and insurance	832,345	740,083
Interest payable	276,757	349,121
Income taxes payable	214,115	—
Other liabilities	1,033,951	981,093

Total liabilities	277,325,909	266,123,934

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,908,556 – December 31, 2012 and 1,920,955 – December 31, 2011	19,086	19,210
Additional paid-in capital	15,943,273	16,066,624
Retained earnings	25,585,757	22,767,719
Accumulated other comprehensive income	2,896,593	2,672,490
Unallocated ESOP shares	(324,380)	(360,620)

Total stockholders’ equity	44,120,329	41,165,423

Total liabilities and stockholders’ equity	$321,446,238	$307,289,357

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2012 and 2011

	2012	2011
Interest and Fee Income
Loans, including fees	$9,975,109	$10,696,562
Debt securities
Taxable	361,183	584,342
Tax-exempt	1,606,535	1,446,810
Mortgage-backed securities	801,400	1,129,544
Other	47,006	10,021

Total interest income	12,791,233	13,867,279

Interest Expense
Deposits	2,288,065	2,862,768
Short-term borrowings	14,916	16,187
Federal Home Loan Bank advances	19	473

Total interest expense	2,303,000	2,879,428

Net Interest Income	10,488,233	10,987,851

Provision for Loan Losses	490,000	625,000

Net Interest Income After Provision for Loan Losses	9,998,233	10,362,851

Noninterest Income
Fiduciary activities	289,947	236,838
Commission income	972,082	1,332,247
Service charges on deposit accounts	863,465	922,916
Mortgage banking operations, net	578,735	304,793
Net realized gains on sales of available-for-sale securities	1,158,535	281,810
Loan servicing fees	360,756	369,046
Increase in cash surrender value of life insurance	202,465	156,112
Other	456,243	392,121

Total noninterest income	4,882,228	3,995,883

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2012 and 2011

	2012	2011
Noninterest Expense
Salaries and employee benefits	$6,452,122	$6,229,964
Occupancy and equipment	979,690	1,010,415
Data processing and telecommunications	534,549	560,396
Professional	259,382	195,870
Marketing	128,550	115,790
Postage and office supplies	265,773	281,595
Deposit insurance premium	157,491	228,925
Impairment on mortgage servicing rights asset	—	58,818
Other	1,198,393	1,132,184

Total noninterest expense	9,975,950	9,813,957

Income Before Income Taxes	4,904,511	4,544,777

Provision for Income Taxes	1,337,487	1,259,094

Net Income	$3,567,024	$3,285,683

Basic Earnings Per Share	$1.89	$1.74

Diluted Earnings Per Share	$1.89	$1.74

Cash Dividends Per Share	$0.40	$0.30

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2012 and 2011

	2012	2011

Net Income	$3,567,024	$3,285,683

Other Comprehensive Income
Unrealized appreciation on available-for-sale securities, net of taxes of $509,349 and $1,550,239, for 2012 and 2011, respectively	988,737	3,009,287
Less: reclassification adjustment for realized gains included in net income, net of taxes of $393,901 and $95,815, for 2012 and 2011, respectively	764,634	185,995

	224,103	2,823,292

Comprehensive Income	$3,791,127	$6,108,975

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2012 and 2011

			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2011	1,923,689	$19,237	$16,159,960	$20,045,095

Net income	—	—	—	3,285,683

Other comprehensive income	—	—	—	—

Stock repurchases	(10,000)	(100)	(137,900)	—
Exercise of stock options	21,661	217	211,351	—
Less purchase/retirement of stock	(14,395)	(144)	(181,797)	—
Tax benefit of nonqualified options	—	—	4,609	—
Common shares held by ESOP, committed to be released	—	—	10,401	—
Dividends on common stock, $.30 per share	—	—	—	(563,059)

Balance, December 31, 2011	1,920,955	19,210	16,066,624	22,767,719

Net income	—	—	—	3,567,024

Other comprehensive income	—	—	—	—

Stock repurchases	(13,600)	(136)	(230,384)	—
Exercise of stock options	1,201	12	15,487	—
Tax benefit of nonqualified options	—	—	1,291	—
Stock-based compensation expense	—	—	67,931	—
Common shares held by ESOP, committed to be released	—	—	22,324	—
Dividends on common stock, $.40 per share	—	—	—	(748,986)

Balance, December 31, 2012	1,908,556	$19,086	$15,943,273	$25,585,757

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2012 and 2011

	Accumulated
	Other
	Comprehensive	Unallocated
	Income (Loss)	ESOP	Total

Balance, January 1, 2011	$(150,802)	$(395,340)	$35,678,150

Net income	—	—	3,285,683

Other comprehensive income	2,823,292	—	2,823,292

Stock repurchases	—	—	(138,000)
Exercise of stock options	—	—	211,568
Less purchase/retirement of stock	—	—	(181,941)
Tax benefit of nonqualified options	—	—	4,609
Common shares held by ESOP, committed to be released	—	34,720	45,121
Dividends on common stock, $.30 per share	—	—	(563,059)

Balance, December 31, 2011	2,672,490	(360,620)	41,165,423

Net income	—	—	3,567,024

Other comprehensive income	224,103	—	224,103

Stock repurchases	—	—	(230,520)
Exercise of stock options	—	—	15,499
Tax benefit of nonqualified options	—	—	1,291
Stock-based compensation expense	—	—	67,931
Common shares held by ESOP, committed to be released	—	36,240	58,564
Dividends on common stock, $.40 per share	—	—	(748,986)

Balance, December 31, 2012	$2,896,593	$(324,380)	$44,120,329

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2012 and 2011

	2012	2011
Operating Activities
Net income	$3,567,024	$3,285,683
Items not requiring (providing) cash
Depreciation and amortization	337,710	321,730
Provision for loan losses	490,000	625,000
Amortization of premiums and discounts on securities and loans	774,638	516,317
Deferred income taxes	(166,886)	(246,539)
Net realized gains on available-for-sale securities	(1,158,535)	(281,810)
Amortization of mortgage servicing rights	342,296	276,014
Impairment of mortgage servicing rights asset	—	58,818
Increase in cash surrender value of life insurance	(210,040)	(163,687)
Gains on sales of foreclosed assets	(45,046)	(19,840)
Shares held by ESOP committed to be released	58,564	45,121
Stock-based compensation expense	67,931	—
Changes in
Interest receivable	18,062	(198,755)
Other assets	(478,201)	(164,597)
Interest payable	(72,364)	(207,136)
Other liabilities	464,433	54,711
Origination of loans held for sale	(52,330,075)	(32,048,301)
Proceeds from sales of loans held for sale	52,676,939	32,227,052

Net cash provided by operating activities	4,336,450	4,079,781

Investing Activities
Net change in interest-earning time deposits	(496,000)	(2,476,000)
Purchases of available-for-sale securities	(73,126,783)	(48,099,957)
Proceeds from maturities and payments of available-for-sale securities	20,365,257	16,020,469
Proceeds from the sales of available-for-sale investments and other investments	40,704,778	28,375,527
Purchase of bank owned life insurance	(2,000,000)	—
Net change in loans	(3,375,471)	4,646,656
Purchase of premises and equipment	(459,766)	(195,376)
Proceeds from the sale of foreclosed assets	324,224	334,047

Net cash used in investing activities	(18,063,761)	(1,394,634)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2012 and 2011

	2012	2011

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$12,732,777	$11,778,838
Net decrease in certificates of deposit	(8,452,108)	(13,962,425)
Net increase in short-term borrowings	6,222,860	2,499,515
Net increase in advances from borrowers for taxes and insurance	92,262	110,295
Stock repurchase	(230,520)	(138,000)
Proceeds from stock options exercised	16,790	34,236
Dividends paid	(748,986)	(563,059)

Net cash provided by (used in) financing activities	9,633,075	(240,600)

Increase (Decrease) in Cash and Cash Equivalents	(4,094,236)	2,444,547

Cash and Cash Equivalents, Beginning of Year	11,387,947	8,943,400

Cash and Cash Equivalents, End of Year	$7,293,711	$11,387,947

Supplemental Cash Flows Information

Interest paid	$2,375,364	$3,086,564

Income taxes paid	$1,243,000	$1,676,000

Sale and financing of foreclosed assets	$229,550	$149,834

Real estate acquired in settlement of loans	$261,532	$460,996

Dividends declared not paid	$—	$144,073

Exercise and retirement of shares in stock option plan	$15,499	$29,627

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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
December 31, 2012 and 2011

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, fair value of securities, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of loan servicing rights, valuation of deferred tax assets and goodwill impairment.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2012 and 2011, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits in banks.

At December 31, 2012, the Company’s cash accounts did not exceed federally insured limits.

Pursuant to legislation enacted in 2010, the FDIC fully insured all noninterest-bearing transaction accounts beginning December 31, 2010, through December 31, 2012, at all FDIC-insured institutions.  This legislation expired on December 31, 2012.  Beginning January 1, 2013, noninterest-bearing transaction accounts are subject to the $250,000 limit on FDIC insurance per covered institution.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Other Investments

Other investments at December 31, 2012 and 2011 include local municipal bonds and equity investments in local community development organizations.  The municipal bonds mature ratably through the year 2020.  These securities have no readily ascertainable market value and are carried at cost.

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
December 31, 2012 and 2011

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
December 31, 2012 and 2011

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

Goodwill

Goodwill is evaluated annually for impairment.  A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill.  If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.  The goodwill was not deemed impaired as of December 31, 2012 or 2011.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

Stock Options

At December 31, 2012 and 2011, the Company has a stock-based employee compensation plan, which is described more fully in Note 14.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment.  With a few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2009.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes.  Other comprehensive income includes unrealized appreciation (depreciation) on available-for-sale securities.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company.  Fees from trust activities are recorded as revenue over the period in which the service is provided.  Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department.  This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.  Generally, the actual trust fee is charged to each account on a quarterly basis.  Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred.  The Company managed or administered approximately 110 and 100 trust accounts with assets totaling approximately $79.8 million and $70.9 million at December 31, 2012 and 2011, respectively.

Recent and Future Accounting Requirements

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements by U.S. GAAP and IFRSs.  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective for interim and annual periods beginning after December 15, 2011.  Early application by public entities was not permitted.  The adoption of this ASU is reflected in the footnotes.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

In June 2011, the FASB issued ASU No. 2011-05, Amendments to Topic 220, Comprehensive Income.  Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity.  The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The amendments in this ASU should be applied retrospectively.  For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  Early adoption was permitted.  The Company retrospectively adopted this ASU during the first quarter of 2012 with separate condensed consolidated statements of comprehensive income.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The update provides entities with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit.  If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any.  Under the amendments in ASU No. 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.  An entity may resume performing the qualitative assessment in any subsequent period.  The amendments enacted by ASU No. 2011-08 are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption was permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for the nonpublic entities, have not yet been made available for issuance.  The adoption of this update did not have any impact on the Company’s consolidated financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities.  ASU 2011-11 requires an entity to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement.  ASU 2011-11 was effective for annual reporting periods beginning on or after January 1, 2012, and interim periods within those annual periods.  Retrospective disclosure was required for all comparative periods presented.  The adoption of this update did not have any impact on the Company’s consolidated financial position or results of operations.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2012 and 2011, was $1,327,000 and $1,328,000, respectively.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2012:
U.S. Government and federal agencies	$10,090,835	$248,601	$(10,556)	$10,328,880
Mortgage-backed securities (Government-sponsored enterprises - residential)	50,917,555	1,134,245	(95,319)	51,956,481
Municipal bonds	49,990,655	3,264,169	(152,362)	53,102,462

	$110,999,045	$4,647,015	$(258,237)	$115,387,823

December 31, 2011:
U.S. Government and federal agencies	$14,132,240	$211,540	$(8,137)	$14,335,643
Mortgage-backed securities (Government-sponsored enterprises - residential)	39,479,133	905,509	(20,556)	40,364,086
Municipal bonds	44,961,448	2,995,639	(34,768)	47,922,319

	$98,572,821	$4,112,688	$(63,461)	$102,622,048

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The amortized cost and fair value of available-for-sale securities at December 31, 2012, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$101,779	$102,867
One to five years	10,950,852	11,503,003
Five to ten years	25,391,965	26,755,049
After ten years	23,636,894	25,070,423
	60,081,490	63,431,342
Mortgage-backed securities	50,917,555	51,956,481

Totals	$110,999,045	$115,387,823

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $24,370,760 at December 31, 2012 and $25,424,309 at December 31, 2011.

The carrying value of securities sold under agreements to repurchase amounted to $13,705,583 and $6,784,967 at December 31, 2012 and 2011, respectively.

Gross gains of $1,158,693 and $281,810 and gross losses of $(158) and $0 resulting from sales of available-for-sale securities were realized for 2012 and 2011, respectively.  The tax provision applicable to these net realized gains amounted to $393,902 and $95,815, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2012 and 2011, was $23,955,743 and $9,260,036, which is approximately 21% and 9%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011:

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$545,291	$(10,556)	$—	$—	$545,291	$(10,556)
Mortgage-backed securities (Government-sponsored enterprises - residential)	16,172,999	(95,319)	—	—	16,172,999	(95,319)
Municipal bonds	7,237,453	(152,362)	—	—	7,237,453	(152,362)

Total temporarily impaired securities	$23,955,743	$(258,237)	$—	$—	$23,955,743	$(258,237)

	December 31, 2011
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government and agencies	$1,491,864	$(8,137)	$—	$—	$1,491,864	$(8,137)
Mortgage-backed securities (Government-sponsored enterprises - residential)	4,910,314	(18,488)	623,455	(2,068)	5,533,769	(20,556)
Municipal bonds	2,234,403	(34,768)	—	—	2,234,403	(34,768)

Total temporarily impaired securities	$8,636,581	$(61,393)	$623,455	$(2,068)	$9,260,036	$(63,461)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2012.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases.  The Company expects to recover the amortized cost basis over the term of the securities.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2012.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2012.

Note 4:	Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2012	2011

Mortgage loans on real estate
Residential 1-4 family	$41,386,147	$39,472,008
Commercial	30,973,177	40,169,813
Agricultural	37,392,116	29,971,649
Home equity	12,733,963	16,042,788
Total mortgage loans on real estate	122,485,403	125,656,258

Commercial loans	29,046,437	23,198,454
Agricultural	10,982,491	9,590,745
Consumer	14,571,819	15,755,973
	177,086,150	174,201,430

Less
Net deferred loan fees	(6,373)	39,721
Allowance for loan losses	3,339,464	3,296,607

Net loans	$173,753,059	$170,865,102

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Fixed-rate one-to-four family residential mortgage loans are generally conforming loans, underwritten according to secondary market guidelines.  The Company generally originates both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits established by the Federal Housing Finance Agency for the secondary market.

The Company originates for resale to the secondary market fixed-rate one-to-four family residential mortgage loans with terms of 15 years or more.  The fixed-rate mortgage loans amortize monthly with principal and interest due each month.  Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.  The Company offers fixed-rate one-to-four family residential mortgage loans with terms of up to 30 years without prepayment penalty.

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
December 31, 2012 and 2011

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
December 31, 2012 and 2011

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
December 31, 2012 and 2011

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2012 and 2011:

December 31, 2012
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$697,223	$1,107,585	$115,154	$711,864	$58,428	$309,409	$138,385	$158,559	$3,296,607
Provision charged to expense	99,055	(11,157)	34,414	219,102	(14,498)	86,076	74,224	2,784	490,000
Losses charged off	(82,192)	(356,270)	—	—	—	(80,126)	(66,958)	—	(585,546)
Recoveries	26,943	88,715	—	3,285	—	13,637	5,823	—	138,403
Balance, end of year	$741,029	$828,873	$149,568	$934,251	$43,930	$328,996	$151,474	$161,343	$3,339,464
Ending balance: individually evaluated for impairment	$—	$262,177	$—	$610,779	$—	$—	$6,185	$—	$879,141
Ending balance: collectively evaluated for impairment	$741,029	$566,696	$149,568	$323,472	$43,930	$328,996	$145,289	$161,343	$2,460,323

Loans:
Ending balance	$41,386,147	$30,973,177	$37,392,116	$29,046,437	$10,982,491	$12,733,963	$14,571,819	$—	$177,086,150
Ending balance: individually evaluated for impairment	$339,513	$1,603,956	$—	$728,672	$—	$56,677	$14,392	$—	$2,743,210
Ending balance: collectively evaluated for impairment	$41,046,634	$29,369,221	$37,392,116	$28,317,765	$10,982,491	$12,677,286	$14,557,427	$—	$174,342,940

December 31, 2011
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$561,309	$1,193,928	$92,988	$472,376	$58,250	$300,257	$163,690	$121,487	$2,964,285
Provision charged to expense	266,296	195,118	22,166	83,654	178	26,863	(6,347)	37,072	625,000
Losses charged off	(130,382)	(306,303)	—	—	—	(24,904)	(25,289)	—	(486,878)
Recoveries	—	24,842	—	155,834	—	7,193	6,331	—	194,200
Balance, end of year	$697,223	$1,107,585	$115,154	$711,864	$58,428	$309,409	$138,385	$158,559	$3,296,607
Ending balance: individually evaluated for impairment	$36,300	$357,880	$—	$296,149	$—	$—	$—	$—	$690,329
Ending balance: collectively evaluated for impairment	$660,923	$749,705	$115,154	$415,715	$58,428	$309,409	$138,385	$158,559	$2,606,278

Loans:
Ending balance	$39,472,008	$40,169,813	$29,971,649	$23,198,454	$9,590,745	$16,042,788	$15,755,973	$—	$174,201,430
Ending balance: individually evaluated for impairment	$551,921	$1,727,406	$—	$552,814	$—	$29,353	$7,569	$—	$2,869,063
Ending balance: collectively evaluated for impairment	$38,920,087	$38,442,407	$29,971,649	$22,645,640	$9,590,745	$16,013,435	$15,748,404	$—	$171,332,367

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2012 and 2011:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial
	2012	2011	2012	2011	2012	2011	2012	2011

Pass	$38,123,451	$36,040,795	$28,283,081	$36,936,906	$37,392,116	$29,567,057	$28,301,663	$22,253,904
Special Mention	1,273,558	1,642,602	187,936	574,484	—	404,592	849	3,402
Substandard	1,989,138	1,788,611	2,502,160	2,658,423	—	—	743,925	941,148

Total	$41,386,147	$39,472,008	$30,973,177	$40,169,813	$37,392,116	$29,971,649	$29,046,437	$23,198,454

	Agricultural Business		Home Equity		Consumer
	2012	2011	2012	2011	2012	2011

Pass	$10,982,491	$9,336,899	$11,919,440	$14,746,631	$14,291,487	$15,409,729
Special Mention	—	253,846	272,563	278,323	111,945	153,316
Substandard	—	—	541,960	1,017,834	168,387	192,928

Total	$10,982,491	$9,590,745	$12,733,963	$16,042,788	$14,571,819	$15,755,973

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2012 and 2011:

	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$727,315	$213,126	$984,996	$1,925,437	$39,460,710	$41,386,147	$—
Agricultural real estate	—	—	—	—	37,392,116	37,392,116	—
Commercial real estate	—	—	279,622	279,622	30,693,555	30,973,177	—
Agricultural business	—	—	—	—	10,982,491	10,982,491	—
Commercial	—	—	—	—	29,046,437	29,046,437	—
Home equity	158,414	70,596	136,508	365,518	12,368,445	12,733,963	—
Consumer	181,171	64,390	33,692	279,253	14,292,566	14,571,819	—

Total	$1,066,900	$348,112	$1,434,818	$2,849,830	$174,236,320	$177,086,150	$—

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$289,337	$161,654	$1,020,862	$1,471,853	$38,000,155	$39,472,008	$—
Agricultural real estate	—	—	—	—	29,971,649	29,971,649	—
Commercial real estate	75,924	—	48,428	124,352	40,045,461	40,169,813	—
Agricultural business	—	—	—	—	9,590,745	9,590,745	—
Commercial	—	—	—	—	23,198,454	23,198,454	—
Home equity	511,562	50,455	197,191	759,208	15,283,580	16,042,788	—
Consumer	156,404	126,077	37,337	319,818	15,436,155	15,755,973	—

Total	$1,033,227	$338,186	$1,303,818	$2,675,231	$171,526,199	$174,201,430	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following tables present impaired loans for the years ended December 31, 2012 and 2011:

	December 31, 2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$339,513	$339,513	$—	$343,593	$17,163	$16,909
Commercial real estate	201,135	201,135	—	205,756	27,727	16,136
Consumer	8,207	8,207	—	9,795	495	422
Home equity	56,677	56,677	—	57,934	4,087	4,162
Loans with a specific valuation allowance
Commercial real estate	1,402,821	1,402,821	262,177	1,443,005	91,130	91,075
Commercial	728,672	728,672	610,779	780,979	44,887	52,898
Consumer	6,185	6,185	6,185	7,096	573	576
Total:
1-4 family	339,513	339,513	—	343,593	17,163	16,909
Commercial real estate	1,603,956	1,603,956	262,177	1,648,761	118,857	107,211
Commercial	728,672	728,672	610,779	780,979	44,887	52,898
Consumer	14,392	14,392	6,185	16,891	1,068	998
Home equity	56,677	56,677	—	57,934	4,087	4,162

Total	$2,743,210	$2,743,210	$879,141	$2,848,158	$186,062	$182,178

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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
December 31, 2012 and 2011

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

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of December 31, 2012 and 2011.

	2012	2011

1-4 family	$267,916	$213,966
Agricultural real estate	—	—
Commercial real estate	1,011,350	1,075,483
Agricultural business	—	—
Commercial	701,271	477,798
Home equity	84,123	125,588
Consumer	91,206	83,962

Total	$2,155,866	$1,976,797

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of December 31, 2012 and 2011.

	2012	2011

1-4 family	$127,399	$131,990
Agricultural real estate	—	—
Commercial real estate	983,450	1,007,723
Agricultural business	—	—
Commercial	701,271	477,798
Home equity	84,123	95,769
Consumer	89,045	83,962

Total	$1,985,288	$1,797,242

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following table presents loans modified as troubled debt restructurings during the years ended December 31, 2012 and 2011.

	Year Ended December 31, 2012		Year Ended December 31, 2011
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment

1-4 family	2	$70,739	3	$178,046
Agricultural real estate	—	—	—	—
Commercial real estate	—	—	2	938,474
Agricultural business	—	—	—	—
Commercial	2	266,968	5	143,814
Home equity	3	21,422	2	95,769
Consumer	3	20,513	1	3,430

Total	10	$379,642	13	$1,359,533

2012 Modifications

The Company modified two one-to-four family residential real estate loans, with a recorded investment of $70,739, which were deemed to be TDR’s.  One of the modifications was made to change the payment schedule to interest-only for a period of time.  One of the loans was restructured with a reduced interest rate and the accrued interest capitalized to the balance of the note.  None of the modifications resulted in a write-off of the principal balance.

The Company modified two commercial loans with a total recorded balance of $266,968, which were deemed TDR’s.  Both modifications were made to lower the contractual interest.

The Company also modified three home equity loans with a total recorded investment of $21,422 and three consumer loan with a recorded investment of $20,513.  Two of the modifications were made to extend the amortization schedule and lower the monthly payment amount.  One of the modifications was made to change the payment schedule to interest-only for a period of time.  Three of the loans were restructured with the accrued interest capitalized to the note.  None of the modifications resulted in a reduction of the contractual interest rate or a write-off of the principal balance.

2011 Modifications

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
December 31, 2012 and 2011

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

TDRs with Defaults

Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses.  During the year ended December 31, 2012, two residential real estate loan of $111,754 and one commercial real estate loan of $27,900 that were considered TDR’s defaulted as they were more than 90 days past due at December 31, 2012.  In addition, two one-to-four family residential real estate loans of $91,521, two commercial business loans of $50,587, two home equity loans of $10,836, and one consumer loan of $68,538 were considered TDR’s defaulted as they were in a nonaccrual status but are performing in accordance with their modified terms.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following table presents the Company’s nonaccrual loans at December 31, 2012 and 2011.  This table excludes performing troubled debt restructurings.

	2012	2011

1-4 family	$1,203,328	$1,297,953
Agricultural real estate	—	—
Commercial real estate	560,073	361,524
Agricultural business	—	—
Commercial	51,436	66,852
Home equity	276,877	423,113
Consumer	122,064	251,025

Total	$2,213,778	$2,400,467

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2012	2011

Land	$983,276	$983,276
Buildings and improvements	7,756,293	7,573,247
Equipment	5,094,283	4,819,591
	13,833,852	13,376,114
Less accumulated depreciation	(8,179,076)	(7,843,394)

Net premises and equipment	$5,654,776	$5,532,720

Note 6:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.  The unpaid principal balance of mortgage loans serviced for others was $148,346,763 and $146,160,915 at December 31, 2012 and 2011, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2012	2011
Mortgage servicing rights
Balance, beginning of year	$871,524	$961,316
Additions	219,975	137,206
Amortization	(297,784)	(226,998)
Balance at end of year	793,715	871,524

Valuation allowances
Balance at beginning of year	173,791	163,989
Additions due to decreases in market value	—	58,818
Reduction due to increases in market value	—	—
Reduction due to payoff of loans	(44,512)	(49,016)
Balances at end of year	129,279	173,791

Mortgage servicing assets, net	$664,436	$697,733

Fair value disclosures
Fair value as of the beginning of the period	$758,175	$1,012,722
Fair value as of the end of the period	$765,029	$758,175

During 2008, a valuation allowance of $428,030 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair value.  The valuation allowance was adjusted during 2011 and 2012 due to payments received on the related loans as well as changes in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 7:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $104,717,280 at December 31, 2012 and $95,661,871 at December 31, 2011.

The following table represents deposit interest expense by deposit type:

	December 31,
	2012	2011

Savings, NOW and Money Market	$339,065	$425,505
Certificates of deposit	1,949,000	2,437,263

Total deposit interest expense	$2,288,065	$2,862,768

At December 31, 2012, the scheduled maturities of time deposits are as follows:

2013	$66,105,894
2014	24,582,551
2015	16,626,587
2016	7,140,684
2017	8,408,946

$122,864,662

Note 8:	Short-term Borrowings

Short-term borrowings include securities sold under agreements to repurchase totaling $12,040,610 and $6,517,750 at December 31, 2012 and 2011, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2012 and 2011 totaled $23,463,685 and $6,517,750, respectively, and the monthly average of such agreements totaled $6,366,508 and $4,541,552 for 2012 and 2011, respectively.  The agreements at December 31, 2012, are all for overnight borrowings.

Also included in short-term borrowings are overnight advances with the Federal Home Loan Bank (FHLB) of which $700,000 and $0 had been extended as of December 31, 2012 and 2011, respectively.  The advances mature in 2013 and are secured by mortgage loans totaling $28,758,638 at December 31, 2012.  Advances, at an interest rate of 0.30% are subject to restrictions or penalties in the event of prepayment.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 9:	Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions.  During the years ended December 31, 2012 and 2011, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2012	2011

Taxes currently payable
Federal	$1,037,608	$1,067,443
State	466,765	438,190
Deferred income taxes	(166,886)	(246,539)

Income tax expense	$1,337,487	$1,259,094

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2012	2011

Computed at the statutory rate (34%)	$1,667,534	$1,545,224
Increase (decrease) resulting from
Tax exempt interest	(546,910)	(498,697)
State income taxes, net	286,869	268,790
Increase in cash surrender value	(68,838)	(53,078)
Other	(1,168)	(3,145)

Actual tax expense	$1,337,487	$1,259,094

Tax expense as a percentage of pre-tax income	27.27%	27.70%

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2012	2011
Deferred tax assets
Allowance for loan losses	$1,214,733	$1,197,475
Deferred compensation	1,492,971	1,327,230
State net operating loss carryforward	196,811	196,811
Other	4,555	—
	2,909,070	2,721,516

Deferred tax liabilities
Unrealized gains on available-for-sale securities	(1,492,185)	(1,376,737)
Depreciation	(452,711)	(400,541)
Federal Home Loan Bank stock dividends	(152,224)	(152,224)
Prepaid expenses	(79,834)	(65,907)
Mortgage servicing rights	(267,568)	(285,178)
Other	—	(27,819)
	(2,444,522)	(2,308,406)

Net deferred tax asset	$464,548	$413,110

At December 31, 2012 and 2011, the Company had Illinois net operating loss carryforwards totaling approximately $4,084,922, which will expire in varying amounts between 2018 and 2022.  Recent Illinois legislation has suspended the use of these loss carryovers for tax years 2011 through 2013 and the expiration dates were extended by three years.  Management believes the Company will produce taxable earnings in the future which will enable the net operating loss carryforwards to be utilized prior to expiration.

Retained earnings at December 31, 2012 and 2011, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2012 and 2011.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 10:	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2012	2011

Net unrealized gain on securities available-for-sale	$4,388,778	$4,049,227

Tax effect	(1,492,185)	(1,376,737)

Net-of-tax amount	$2,896,593	$2,672,490

Note 11:	Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2012 and 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012
Total risk-based capital (to risk-weighted assets)	$36,620	17.72%	$16,535	8.0%	$20,668	10.0%

Tier I capital (to risk-weighted assets)	34,027	16.46	8,267	4.0	12,401	6.0

Tier I capital (to average assets)	34,027	10.89	12,503	4.0	15,628	5.0

Tangible capital (to adjusted tangible assets)	34,027	10.89	4,689	1.5	—	N/A

As of December 31, 2011
Total risk-based capital (to risk-weighted assets)	$33,667	16.67%	$16,153	8.0%	$20,191	10.0%

Tier I capital (to risk-weighted assets)	31,134	15.42	8,076	4.0	12,115	6.0

Tier I capital (to average assets)	31,134	10.35	12,032	4.0	15,040	5.0

Tangible capital (to adjusted tangible assets)	31,134	10.35	4,512	1.5	—	N/A

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2012	2011

Bank equity	$39,650	$36,548
Less net unrealized gain	2,896	2,672
Less disallowed goodwill	2,727	2,727
Less disallowed servicing amounts	—	15

Tier 1 capital	34,027	31,134

Plus allowance for loan losses	2,593	2,533

Total risked-based capital	$36,620	$33,667

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  As of December 31, 2012, the Bank has $7,900,000 available for the payment of dividends without prior regulatory approval.

Note 12:	Related Party Transactions

At December 31, 2012 and 2011, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $3,922,338 and $2,927,377, respectively.

Annual activity consisted of the following:

	2012	2011

Balance beginning of year	$2,927,377	$2,820,414
Additions	3,188,495	1,918,418
Repayments	(2,193,534)	(1,811,455)

Balance, end of year	$3,922,338	$2,927,377

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

Deposits from related parties held by the Company at December 31, 2012 and 2011 totaled approximately $2,788,000 and $2,614,000, respectively.

Note 13:	Employee Benefits

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $213,983 and $182,833 for the years ended December 31, 2012 and 2011, respectively.  The plan invests some of its assets in deposit accounts at the Company which earned interest at a rate of 2.00% to 2.50% for the year ended December 31, 2012 and 2.50% to 2.75% for the year ended December 31, 2011.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2012 or 2011.  The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  The amount recorded on the consolidated balance sheets as deferred compensation was $2,329,859 and $2,288,283 as of December 31, 2012 and 2011, respectively.  Compensation expense related to the plan was $135,730 and $153,145 for the years ended December 31, 2012 and 2011, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The Company has also entered into deferred compensation agreements with certain key officers and employees.  The agreements provide for monthly payments at retirement or death.  The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 4.75% discount rate.  The amount recorded on the consolidated balance sheets as deferred compensation was $1,377,543 and $1,007,544 as of December 31, 2012 and 2011, respectively.  Compensation expense related to the plans was $398,899 and $199,662 for the years ended December 31, 2012 and 2011, respectively.

Employee Stock Ownership Plan (ESOP) — The ESOP is a noncontributory defined contribution plan which covers substantially all employees.  The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors.

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

ESOP expense for the years ended December 31, 2012 and 2011 was $58,564 and $45,121, respectively.

	2012	2011

Allocated shares	49,668	52,815
Shares committed for allocation	3,624	3,471
Unearned shares	32,438	32,591

Total ESOP shares	85,730	88,877

Fair value of unearned shares at December 31	$562,799	$448,126

The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement.  At December 31, 2012, the fair value of the 49,668 allocated shares held by the ESOP is $861,740.  The fair value of all shares subject to the repurchase obligation is $924,616.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 14:	Stock Option Plans

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

The Jacksonville Bancorp, Inc. 2012 Stock Option Plan, which is shareholder approved,  permits the grant of share options and shares to its employees for up to 104,035 shares of common stock.  The Company believes that such awards better align the interests of its employees with those of its shareholders.  All shares were awarded as of the approval date, expire ten years after the grant date, and are exercisable at a price of $15.65 per share.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table.  Expected volatility is based on historical volatility of the Company’s stock and other factors.  The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes.  The expected term of options granted represents the period of time that options are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  The discount rate for post-vesting restrictions is estimated based on the Company’s credit-adjusted risk-free rate of return.

2012

Expected volatility	33.41%
Expected dividend yield	2.19%
Expected term (in years)	7
Risk-free rate	1.37%

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

A summary of option activity under the Plans as of December 31, 2012 and 2011, and changes during the years then ended, is presented below:

	2012
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	4,504	$13.98
Granted	104,035	15.65
Exercised	(1,201)	13.98
Forfeited or expired	—	—

Outstanding, end of year	107,338	$15.60	9.25	$187,991

Exercisable, end of year	3,303	$13.98	1.50	$11,131

	2011
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	33,382	$10.52
Exercised	(21,661)	9.98
Forfeited or expired	(7,217)	9.98

Outstanding, end of year	4,504	$13.98	2.50	$—

Exercisable, end of year	4,504	$13.98	2.50	$—

The aggregate intrinsic value of options outstanding and exercisable at the end of the year 2011 excludes 4,504 shares that are exercisable at a price of $13.98 per share and were antidilutive.

The total intrinsic value of options exercised during the years ended December 31, 2012 and 2011 was $2,630 and $63,683, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

As of December 31, 2012, there was $383,129 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2012 Plan.  That cost is expected to be recognized over a weighted-average period of 5 years.  The total fair value of shares vested during the year ended December 31, 2012 was $67,931.  The recognized tax benefit related thereto was $27,356 for the year ended December 31, 2012.  There was no unrecognized compensation cost related to nonvested share-based compensation arrangements as of December 31, 2011.

A summary of the status of the Company’s nonvested shares as of December 31, 2012, and changes during the year then ended, is presented below:

	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	—	$—
Granted	104,035	15.65
Vested	—	—
Forfeited	—	—

Nonvested, end of year	104,035	$15.65

Note 15:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2012
	Income	Weighted- Average Shares	Per Share Amount

Net income	$3,567,024

Basic earnings per share
Income available to common stockholders		1,883,375	$1.89

Effect of dilutive securities
Stock options		447

Diluted earnings per share
Income available to common stockholders	$3,567,024	1,883,822	$1.89

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Options to purchases 104,035 shares of common stock were outstanding at December 31, 2012, but were not included in the computation of diluted EPS because the shares were considered antidilutive for the year ended December 31, 2012.

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

Note 16:	Disclosures about Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs.  There is a hierarchy of three levels of inputs that may be used to measure fair value:

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Recurring Measurements

The following table presents the fair value measurements of assets  recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011:

		December 31, 2012
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government and agencies	$10,328,880	$—	$10,328,880	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	51,956,481	—	51,956,481	—
Municipal bonds	53,102,462	—	53,102,462	—

		December 31, 2011
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government and agencies	$14,335,643	$—	$14,335,643	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	40,364,086	—	40,364,086	—
Municipal bonds	47,922,319	—	47,922,319	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.  There have been no significant changes in the valuation techniques during the year ended December 31, 2012.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models.  Such securities are classified in Level 2 of the valuation hierarchy.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2012 or December 31, 2011.

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011:

		December 31, 2012
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$1,032,580	$—	$—	$1,032,580
Foreclosed assets	137,193	—	—	137,193

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

		December 31, 2011
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$867,318	$—	$—	$867,318
Mortgage servicing rights	697,733	—	—	697,733
Foreclosed assets	435,480	—	—	435,480

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.  For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Impaired Loans (Collateral Dependent)

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell.  Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.  Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.  Fair value adjustments on impaired loans were $(183,319) and $(393,319) at December 31, 2012 and 2011.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices.  Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Mortgage servicing rights are tested for impairment on at least an annual basis.  The Company uses a third-party to measure mortgage servicing rights through the completion of a proprietary model.  Inputs to the model are reviewed by the Company.  Fair value adjustments on mortgage servicing rights were $0 and $(58,818) at December 31, 2012 and 2011.

Foreclosed Assets Held for Sale

Foreclosed assets are carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired.  Estimated fair value of foreclosed assets is based on appraisals or evaluations.  Foreclosed assets are classified within Level 3 of the fair value hierarchy.

Appraisals of foreclosed assets are obtained when the real estate is acquired and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  Fair value adjustments on real estate owned were $(56,193) and $32,352 at December 31, 2012 and 2011.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at December 31, 2012	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Foreclosed assets	$137,193	Market comparable properties	Comparability adjustments	(26%)

Collateral-dependent impaired loans	$1,032,580	Market comparable properties	Marketability discount	20% – 30% (25%)

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2012 and 2011:

		December 31, 2012
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets
Cash and cash equivalents	$7,293,711	$7,293,711	$—	$—
Interest-earning time deposits in banks	2,972,000	—	2,972,000	—
Other investments	96,041	—	96,041	—
Loans held for sale	711,986	—	711,986	—
Loans, net of allowance for loan losses	173,753,059	—	—	172,609,490
Federal Home Loan Bank stock	1,113,800	—	1,113,800	—
Interest receivable	2,053,472	—	2,053,472	—

Financial liabilities
Deposits	258,520,729	—	135,656,067	125,864,749
Short-term borrowings	12,740,610	—	12,740,610	—
Advances from borrowers for taxes and insurance	832,345	—	832,345	—
Interest payable	276,757	—	276,757	—

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

	December 31, 2011
	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$11,387,947	$11,387,947
Interest-earning time deposits in banks	2,476,000	2,476,000
Other investments	116,088	116,088
Loans held for sale	446,818	446,818
Loans, net of allowance for loan losses	170,865,102	169,667,091
Federal Home Loan Bank stock	1,113,800	1,113,800
Interest receivable	2,071,534	2,071,534

Financial liabilities
Deposits	254,240,060	265,515,126
Short-term borrowings	6,517,750	6,517,750
Advances from borrowers for taxes and insurance	740,083	740,083
Interest payable	349,121	349,121

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—
Letters of credit	—	—
Lines of credit	—	—

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying condensed consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest-Earning Time Deposits in Banks, Interest Receivable, Federal Home Loan Bank Stock, and Other Investments

The carrying amount approximates fair value.

Loans Held for Sale

For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011
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

Short-term Borrowings, Interest Payable, and Advances from Borrowers for Taxes and Insurance

The carrying amount approximates fair value.

Commitments to Originate Loans, Letters of Credit, and Lines of Credit

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

Note 17:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations.  Estimates related to the allowance for loan losses are reflected in the note regarding loans.  Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk.  Other significant estimates not discussed in those notes include:

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business.  It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

At December 31, 2012 and 2011, the Company held $10,982,491 and $9,590,745 in agricultural production loans and $37,392,116 and $29,971,649, respectively in agricultural real estate loans in the Company’s geographic area.  Generally, those loans are collateralized by assets of the borrower.  The loans are expected to be repaid from cash flows or from proceeds of sale of selected assets of the borrowers.  Declines in prices for corn, beans, livestock and farmland could significantly affect the repayment ability for many agricultural loan customers.

At December 31, 2012 and 2011, the Company held $30,973,177 and $40,169,813 in commercial real estate, respectively, including $4,162,724 and $7,919,284 that are outside of the Company’s normal lending area.  Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 18:	Commitments and Credit Risk

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

At December 31, 2012 and 2011, the Company had outstanding commitments to originate loans aggregating approximately $4,730,883 and $3,815,495, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $4,186,883 and $1,352,995 at December 31, 2012 and 2011, respectively, with the remainder at floating market rates.  The range of fixed rates was 3.13% to 6.00% as of December 31, 2012.

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

The Company had total outstanding standby letters of credit amounting to $368,390 and $400,914 at December 31, 2012 and 2011, respectively, with terms of one year or less.  At December 31, 2012 and 2011, the Company’s deferred revenue under standby letters of credit agreements was nominal.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

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

At December 31, 2012, the Company had unused lines of credit to borrowers aggregating approximately $18,402,387 and $11,625,113 for commercial lines and open-ended consumer lines, respectively.  At December 31, 2011, unused lines of credit to borrowers aggregated approximately $24,618,277 for commercial lines and $12,444,370 for open-ended consumer lines.

Note 19:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2012
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,089,887	$3,191,157	$3,228,298	$3,281,891
Interest expense	530,349	577,505	587,610	607,536
Net interest income	2,559,538	2,613,652	2,640,688	2,674,355
Provision for loan losses	120,000	120,000	170,000	80,000
Net interest income after provision for loan losses	2,439,538	2,493,652	2,470,688	2,594,355
Noninterest income	1,232,387	1,359,673	1,185,783	1,104,385
Noninterest expense	2,642,551	2,405,602	2,510,695	2,417,102
Income before income taxes	1,029,374	1,447,723	1,145,776	1,281,638
Income tax expense	254,015	417,870	298,713	366,889

Net income	$775,359	$1,029,853	$847,063	$914,749

Basic earnings per share	$0.40	$0.55	$0.45	$0.49
Diluted earnings per share	$0.40	$0.55	$0.45	$0.49

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

	Year Ended December 31, 2011
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,305,598	$3,543,418	$3,595,496	$3,422,767
Interest expense	637,803	684,629	752,279	804,717
Net interest income	2,667,795	2,858,789	2,843,217	2,618,050
Provision for loan losses	150,000	150,000	150,000	175,000
Net interest income after provision for loan losses	2,517,795	2,708,789	2,693,217	2,443,050
Noninterest income	1,035,151	1,001,261	974,709	984,762
Noninterest expense	2,496,863	2,492,751	2,394,685	2,429,658
Income before income taxes	1,056,083	1,217,299	1,273,241	998,154
Income tax expense	281,656	345,616	368,407	263,415

Net income	$774,427	$871,683	$904,834	$734,739

Basic earnings per share	$0.41	$0.46	$0.48	$0.39
Diluted earnings per share	$0.41	$0.46	$0.48	$0.39

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 20:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2012	2011
Assets
Cash and due from banks	$4,083,024	$4,334,876
Investment in common stock of subsidiary	39,649,911	36,548,233
Loan receivable from subsidiary	326,564	360,973
Other assets	118,690	100,974

Total assets	$44,178,189	$41,345,056

Liabilities
Other liabilities	$57,860	$179,633

Stockholders’ Equity	44,120,329	41,165,423

Total liabilities and stockholders’ equity	$44,178,189	$41,345,056

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Condensed Statements of Income and Comprehensive Income

	Year Ending December 31,
	2012	2011
Income
Dividends from subsidiary	$1,000,000	$300,000
Other income	21,110	26,491

Total income	1,021,110	326,491

Expenses
Other expenses	417,781	263,675

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	603,329	62,816

Income Tax Benefit	(162,099)	(95,514)

Income Before Equity in Undistributed Income of Subsidiary	765,428	158,330

Equity in Undistributed Income of Subsidiary	2,801,596	3,127,353

Net Income	$3,567,024	$3,285,683

Comprehensive Income	$3,791,127	$6,108,975

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Condensed Statements of Cash Flows

	Year Ending December 31,
	2012	2011
Operating Activities
Net income	$3,567,024	$3,285,683
Items not providing cash, net	(2,801,596)	(3,127,353)
Change in other assets and liabilities, net	(156,994)	18,389

Net cash provided by operating activities	608,434	176,719

Investing Activity
Loan payment from subsidiary	34,409	34,360

Net cash provided by investing activities	34,409	34,360

Financing Activities
Dividends paid	(748,896)	(578,196)
Stock repurchase	(230,520)	(138,000)
Stock-based compensation expense	67,931	—
Exercise of stock options	16,790	34,236

Net cash used in financing activities	(894,695)	(681,960)

Net Change in Cash and Cash Equivalents	(251,852)	(470,881)

Cash and Cash Equivalents at Beginning of Year	4,334,876	4,805,757

Cash and Cash Equivalents at End of Year	$4,083,024	$4,334,876

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2012, we had approximately 771 stockholders of record, including brokers, who held 1,908,556 shares of our outstanding shares of common stock.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2012.

	Price Per Share		Cash
	High	Low	Dividend Declared

2012

Fourth quarter	$17.35	$16.50	$0.175
Third quarter	17.10	15.55	0.075
Second quarter	17.75	15.09	0.075
First quarter	15.20	13.75	0.075

2011

Fourth quarter	$14.00	$13.08	$0.075
Third quarter	13.93	12.50	0.075
Second quarter	12.75	12.35	0.075
First quarter	12.90	10.78	0.075

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 11 to the Consolidated Financial Statements.

Directors and Executive Officers

Directors	Executive Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Peggy S. Davidsmeyer Administrator Knollwood Retirement Village	Laura A. Marks Senior Vice President – Retail Banking

Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	Chris A. Royal Senior Vice President and Chief Lending Officer

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	Diana S. Tone Chief Financial Officer

Dean H. Hess Self-employed farmer

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 23, 2013 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

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