Form 10-K, Exhibit 13
period 2013-12-31
Jacksonville Bancorp, Inc.
filed 2014-03-14
CIK 1484949

Exhibit 13

Jacksonville Bancorp, Inc. 2013 Annual Report

To Our Shareholders:

We are pleased to report that 2013 was another good year for Jacksonville Bancorp, Inc.  Last year’s operating results including net income of $3.2 million (third highest in Company history), return on average assets of 1.02%, and a nonperforming loans ratio of only 0.97%, are a clear indication of the success the bank experienced.

There were challenges during the year. Weather, interest rates, and the continued need to reduce non-interest expenses factored into the Company’s activities and performance.

Farming is a major economic force throughout the Midwest. It directly or indirectly impacts every community in central Illinois. Through our farm relationships, Trust Department, and Ag Loan Department, it is a significant contributor to the Company’s bottom line. The 2013 growing season was marked by extremes of too much rain in the spring which delayed planting and dry conditions the latter part of the summer; however, with the better genetics available today, the corn and soybean crops were able to overcome these extremes.  Most of our Ag partners achieved better than predicted crop yields which resulted in respectable if not record profits.

Interest rates appeared to bottom out in 2013. The Company benefitted from a lower cost of funds as maturing term deposits continued to reprice downward.  Mortgage loan activity slowed as borrowers held off refinancing or buying new homes. Despite a lower average yield on the loan portfolio, the Company’s net interest margin remained strong.  Overall, our loan portfolio posted modest growth and our nonperforming loan level remained well below that of our peers.

Controlling non-interest expense continued to be a focus in 2013. During the year, we undertook several steps to reduce overhead, improve efficiency, and lower our number of full- time equivalents. In September, our former headquarters building in downtown Jacksonville was sold. The property, which was originally purchased by Jacksonville Savings and Loan in 1936, had sentimental value but was no longer being used for banking purposes. At year end, we officially closed our Concord facility and donated the building to the Village of Concord. It was a difficult decision to make but as increasing numbers of customers choose to use technology and electronic banking our volume of in-branch transactions has steadily declined. Operating a branch in Concord no longer made economic sense.

In 2011, we adopted a plan to repurchase 5% of our outstanding stock. This plan was successfully completed in 2013 and a second plan to repurchase another 5% was approved. Management believes that a stock buy-back program is an effective use of capital and enhances shareholder value.

Looking forward, we are optimistic that Jacksonville Bancorp, Inc. is well positioned to meet the challenges of the future. We appreciate your confidence and support.

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

Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois.  We conduct our business from our main office and five branches, two of which are located in Jacksonville and one of which is located in each of the following Illinois communities: Virden, Litchfield, and Chapin.  We were originally chartered in 1916 as an Illinois-chartered mutual savings and loan association and converted to a mutual savings bank in 1992.  In 1995, Jacksonville Savings Bank converted to an Illinois-chartered stock savings bank and reorganized to the mutual holding company form of organization.  We have been a member of the Federal Home Loan Bank System since 1932.  Our deposits are insured by the Federal Deposit Insurance Corporation.

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

Our principal sources of funds are customer deposits, proceeds from the sale of loans, short-term borrowings, funds received from the repayment and prepayment of loans and mortgage-backed securities, and the sale, call, or maturity of investment securities.  Principal sources of income are interest income on loans and investments, sales of loans and securities, service charges, commissions, card interchange income and other fees.  Our principal expenses are interest paid on deposits, employee compensation and benefits, occupancy and equipment expense, and data processing and telecommunications expense.

We operate a full service trust department and an investment center.  The investment center is operated through Financial Resources Group, Inc., Jacksonville Savings Bank’s wholly-owned subsidiary.

Selected Consolidated Financial Information

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated.  Selected quarterly financial data for each of the last two years is set forth at Note 20 to the Consolidated Financial Statements.  Per share information at and for the year ended December 31, 2009 has not been adjusted to reflect the impact of our second step conversion which was completed in 2010.

	At December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:

Total assets	$318,419	$321,446	$307,289	$301,481	$288,846
Cash and cash equivalents	6,099	7,294	11,388	8,943	15,696
Investment securities	60,639	63,431	62,258	52,872	37,196
Mortgage-backed securities	48,346	51,956	40,364	41,995	40,984
Loans, net(1)	180,902	174,465	171,312	176,722	174,497
Federal Home Loan Bank of Chicago stock, at cost	1,114	1,114	1,114	1,114	1,109
Foreclosed assets, net	282	137	435	460	383
Bank owned life insurance	6,815	6,613	4,403	4,239	4,095
Deposits	251,738	258,521	254,240	256,424	254,700
Federal Home Loan Bank of Chicago advances	10,800	700	—	—	—
Short-term borrowings	8,810	12,041	6,518	4,018	3,789
Stockholders’ equity	41,139	44,120	41,165	35,678	25,263

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$12,078	$12,791	$13,867	$13,529	$14,420
Interest expense	1,782	2,303	2,879	3,953	5,432
Net interest income	10,296	10,488	10,988	9,576	8,988
Provision for loan losses	170	490	625	1,725	2,575
Net interest income after provision for loan losses	10,126	9,998	10,363	7,851	6,413
Noninterest income	4,443	4,882	3,996	4,197	4,209
Noninterest expense	10,167	9,976	9,814	9,576	9,126
Income before income tax	4,402	4,904	4,545	2,472	1,497
Provision for income taxes	1,188	1,337	1,259	406	101
Net income	$3,214	$3,567	$3,286	$2,066	$1,396
Earnings per share:
Basic	$1.73	$1.89	$1.74	$1.09	$0.72
Diluted	$1.73	$1.89	$1.74	$1.08	$0.72
Dividends per share	$0.31	$0.40	$0.30	$0.30	$0.30

(1)	Includes loans held for sale of $262,000, $712,000, $447,000, $280,000, and $814,000 at December 31, 2013, 2012, 2011, 2010, and 2009, respectively.

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	1.02%	1.14%	1.08%	0.70%	0.47%
Return on average equity (ratio of net income to average equity)	7.51%	8.25%	8.57%	6.77%	5.69%
Interest rate spread(1)	3.38%	3.46%	3.68%	3.30%	3.08%
Net interest margin(2)	3.51%	3.62%	3.87%	3.51%	3.30%
Efficiency ratio(3)	68.98%	64.90%	65.50%	69.53%	69.15%
Dividend pay-out ratio	17.60%	21.00%	17.14%	20.37%	18.96%
Non-interest expense to average total assets	3.23%	3.20%	3.23%	3.25%	3.10%
Average interest-earning assets to average interest-bearing liabilities	121.63%	119.76%	118.84%	114.78%	111.14%
Average equity to average total assets	13.58%	13.86%	12.60%	10.37%	8.33%

Asset Quality Ratios:
Nonperforming assets to total assets	0.65%	0.73%	0.92%	1.19%	0.81%
Nonperforming loans to total loans	0.97%	1.25%	1.38%	1.75%	1.11%
Allowance for loan losses to non-performing loans	191.14%	150.85%	137.33%	94.56%	117.20%
Allowance for loan losses to gross loans(4)	1.85%	1.88%	1.89%	1.65%	1.29%

Capital Ratios (Bank):
Total capital (to risk-weighted assets)	18.15%	17.72%	16.67%	14.77%	11.83%
Tier I capital (to risk-weighted assets)	16.89%	16.46%	15.42%	13.52%	10.70%
Tier I capital (to total assets)	11.51%	10.89%	10.35%	9.25%	7.44%

Other Data:
Number of offices	6	7	7	7	7
Full time equivalent employees	98	104	104	104	106

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Gross loans include loans held for sale.

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

Management has implemented various strategies designed to enhance our profitability.  These strategies include reducing our exposure to interest rate risk by selling fixed-rate loans, offering other fee-based services to our customers, and improving operating efficiencies.  We recognize the need to establish and adhere to strict loan underwriting criteria and guidelines.  We generally limit our investment portfolio to securities issued by the United States Government and Government sponsored entities, mortgage-backed securities collateralized by United States Government sponsored entities, and bank-qualified general obligation municipal issues.

Since 2008, market interest rates have decreased to historically low levels.  While still significantly lower than pre-recession levels, market rates began to rise during 2013 resulting in fewer originations of fixed-rate residential loans for sale to the secondary market during 2013 compared to 2012.  During the years ended December 31, 2013 and 2012, we sold $24.5 million and $52.7 million, respectively, of fixed-rate residential mortgage loans.  We do not have subprime mortgage or Alt-A loan products.  All of our mortgage-backed securities are issued by United States Government or United States Government sponsored entities.  However, the higher prepayments on the underlying residential loans have had an adverse effect on our income from mortgage-backed securities due to accelerated premium amortization during 2013 and 2012.  As market rates have increased, we have experienced a decrease in the market value of our investment and mortgage-backed securities portfolios classified as available-for-sale.  The decrease in market value is reflected in other comprehensive income (loss).  The change in market rates also contributed to an increase in the market value of our mortgage servicing rights portfolio resulting in a small recovery during 2013.

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

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity.  Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently.  During 2013, goodwill was evaluated quarterly due to market conditions.

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

Recent Accounting Pronouncements

In July 2013, the FASB issued guidance within ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.  The amendments in ASU 2013-11 to Topic 740, Income Taxes, provide guidance on the financial statement presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists.  The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  The adoption of this guidance is not expected to have a material impact on the Company’s Consolidated Financial Statements.

In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, Troubled Debt Restructurings by Creditors (Subtopic 310-40:  Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure which affects all creditors who obtain physical possession (resulting from an in substance repossession or foreclosure) of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable.  The ASU is effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015 which the entity’s annual or interim financial statements have not been made available for issuance. The adoption of this guidance is not expected to have a material impact on the Company’s Consolidated Financial Statements.

Recent Developments

On July 2, 2013, the Board of Governors of the Federal Reserve System announced its approval of the final rule to implement the Basel III regulatory capital reforms, among other changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The Federal Deposit Insurance Corporation adopted the new rule on July 9, 2013.  The approved rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5%, as well as a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets.  The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking institutions.  The phase-in for banking institutions such as Jacksonville Savings Bank will not begin until January 2015, while the phase-in for larger banks starts in January 2014.  We are currently evaluating the impact of the new capital standards on our operations.

Financial Condition

Total assets decreased by $3.0 million, or 0.9%, to $318.4 million at December 31, 2013 from $321.4 million at December 31, 2012.  Net loans increased $6.9 million, or 4.0%, to $180.6 million at December 31, 2013 from $173.8 million at December 31, 2012.  Available-for-sale investment securities decreased $2.8 million, or 4.4%, to $60.6 million at December 31, 2013 from $63.4 million at December 31, 2012.  Mortgage-backed securities decreased $3.6 million, or 7.0%, to $48.3 million at December 31, 2013 from $51.9 million at December 31, 2012. The decrease in investment and mortgage-backed securities (all of which are classified as available for sale) was primarily due to a $6.5 million decrease in the market value of these available-for-sale investment and mortgage-backed securities, reflecting the change in market rates.

At December 31, 2013, we had $2.7 million recorded in goodwill associated with a prior acquisition.  In 2013, management reviewed goodwill on a quarterly basis for impairment.  Management’s analysis concluded that our goodwill was not impaired as of December 31, 2013.  At December 31, 2013, we also had $674,000 in mortgage servicing rights, net of the valuation allowance.  Our mortgage servicing rights asset represented approximately 46 basis points of the $145.9 million in loans that we serviced.  We obtain an independent valuation of the mortgage servicing rights at least annually.  Our most recent valuation was obtained as of December 31, 2013.  We recorded a recovery of $34,000 in the impairment of mortgage servicing rights during 2013.

Total deposits decreased $6.8 million, or 2.6%, to $251.7 million at December 31, 2013.  The mix of our deposits has changed during 2013 with a decrease of $14.7 million in higher-cost time deposits, partially offset by an increase of $7.9 million in low-cost transaction accounts.  Transaction accounts have continued to grow, and time deposits have declined, as customers have preferred to maintain short-term, liquid deposits in the current low interest rate environment.  Other borrowings increased $6.9 million during the year to $19.6 million as of December 31, 2013, primarily due to an increase of $10.1 million in overnight advances from the FHLB.  The remainder of other borrowings consisted of overnight repurchase agreements, which are provided as a service to our commercial deposit customers.

Stockholders’ equity decreased $3.0 million, or 6.8%, to $41.1 million at December 31, 2013.  The decrease in stockholders’ equity was primarily the result of other comprehensive loss of $1.4 million at December 31, 2013 compared with other comprehensive income of $2.9 million at December 31, 2012, stock repurchases of $1.6 million, and cash dividends of $566,000, partially offset by $3.2 million in net income.  Other comprehensive income (loss) consisted of the decrease in net unrealized gains, net of tax, on available-for-sale securities reflecting changes in market prices for securities in our portfolio. Other comprehensive income (loss) does not include changes in the fair value of other financial instruments included on the balance sheet.  Our tangible book value per share decreased to $20.96 as of December 31, 2013 from $21.69 at December 31, 2012, reflecting the other comprehensive income (loss).  As our investment portfolio matures, securities are called at par, or reprice, the accumulated other comprehensive loss should be reduced.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

General

Net income for the year ended December 31, 2013 totaled $3.2 million, or $1.73 per common share, basic and diluted, compared to net income for the year ended December 31, 2012 of $3.6 million, or $1.89 per common share, basic and diluted.  The decrease of $353,000 in net income reflected decreases of $192,000 in net interest income and $439,000 in non-interest income and an increase of $191,000 in non-interest expense, partially offset by decreases of $320,000 in the provision for loan losses and $149,000 in income taxes.

Interest Income

Interest income decreased to $12.1 million for the year ended December 31, 2013 from $12.8 million for the year ended December 31, 2012.  The $713,000 decrease in interest income resulted from decreased income of $604,000 on loans, $175,000 on investment securities, and $10,000 on other interest-earning assets, partially offset by an increase of $76,000 on mortgage-backed securities.

Interest income on loans decreased $604,000 to $9.4 million for the year ended December 31, 2013 from $10.0 million for the year ended December 31, 2012 due to a decrease in the average yield of loans.  The average yield of the loan portfolio decreased 39 basis points to 5.36% during 2013 from 5.75% during 2012. The decrease in the average yield reflected lower market rates of interest and the competitive lending environment.  The average balance of loans increased $1.1 million to $174.7 million during 2013.  The increase in the average balance of loans was primarily due to an increase in the average balance of agricultural real estate and commercial business loans, partially offset by decreases in the average balance of commercial real estate and home equity loans.

Interest income on investment securities decreased $175,000 to $1.8 million for the year ended December 31, 2013, reflecting a decrease of 39 basis points in the average yield of the investment securities portfolio. The average yield of investment securities decreased to 2.97% during 2013 from 3.36% during 2012.  The average yield does not reflect the benefit of the higher tax-equivalent yield of our municipal bonds, which was reflected as a reduction in income tax expense.  Adjusting for this benefit, the tax equivalent yield of the investment portfolio equaled 4.30% for 2013 compared to 4.77% for 2012. The decrease in interest income was partially offset by an increase of $1.8 million in the average balance of the investment securities portfolio to $60.4 million during 2013 from $58.6 million during 2012.  The increase in the average balance of investment securities reflects a reallocation of assets from cash and cash equivalents in an effort to remain fully invested in higher-yielding investments.

Interest income on mortgage-backed securities increased $76,000 to $877,000 for the year ended December 31, 2013 from $801,000 for the year ended December 31, 2012, reflecting an increase of $5.6 million in the average balance of mortgage-backed securities.  The average balance of these securities grew to $50.8 million during 2013 from $45.2 million during 2012.  The increase in interest income was partially offset by a decrease of 4 basis points in the average yield on mortgage-backed securities to 1.73% during 2013 from 1.77% during 2012.  The average yield was impacted by lower reinvestment rates, partially offset by a decrease of $84,000 in premium amortization resulting from slower prepayment speeds.

Interest income from other interest-earning assets, which consisted of interest-earning demand and time deposits and federal funds sold, decreased to $37,000 during the year ended December 31, 2013, from $47,000 for the year ended December 31, 2012.  The $10,000 decrease is primarily due to a decrease of $4.9 million in the average balance of these investments.  The decrease in interest income was partially offset by an increase of 11 basis points in the average yield to 0.49% during 2013 from 0.38% during 2012, reflecting the investment in higher-yielding time deposit accounts.

Interest Expense

Total interest expense decreased $522,000 to $1.8 million during the year ended December 31, 2013 from $2.3 million during the year ended December 31, 2012.  The decrease in interest expense was due to a decrease of $521,000 in the cost of deposits.

Interest expense on deposits decreased $521,000 to $1.8 million during the year ended December 31, 2013 from $2.3 million during the year ended December 31, 2012.  The decrease in interest expense on deposits was primarily due to a 20 basis point decrease in the average rate paid on deposits to 0.77% during 2013 from 0.97% during 2012.  The decrease reflected low short-term market interest rates which continued during 2013 and the change in the composition of our deposits to a higher percentage of low-cost transaction accounts.  The decrease in interest expense was also impacted by a decrease of $5.1 million in the average balance of deposits to $230.5 million during 2013 from $235.6 million during 2012.  The decrease in the average balance of deposits was primarily due to a $15.5 million decrease in the average balance of time deposits, partially offset by a $10.1 million increase in the average balance of lower-cost transaction accounts.

Interest paid on borrowed funds totaled $15,000 in 2013 and 2012 due to a decrease in the average cost of borrowings, offset by an increase in the average balance of borrowings.  Borrowed funds consisted of overnight repurchase agreements and overnight advances from the FHLB.  The average rate paid on borrowed funds decreased to 0.14% during 2013 compared to 0.23% during 2012.  The average balance of borrowed funds increased to $10.7 million during 2013 compared to $6.4 million during 2012.  The increase of $4.3 million in the average balance was primarily due to the use of FHLB advances during the second half of 2013.

Net Interest Income

As a result of the changes in interest income and interest expense noted above, net interest income decreased by $192,000, or 1.8%, to $10.3 million in 2013 from $10.5 million in 2012.  Our interest rate spread decreased by 8 basis points to 3.38% during 2013 from 3.46% during 2012.  Our net interest margin decreased 11 basis points to 3.51% during 2013 from 3.62% during 2012.  Our net interest income was affected by lower asset yields on earning assets, partially offset by our lower cost of funds.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses increased $67,000, or 2.0%, during 2013 to $3.4 million as of December 31, 2013.  The increase was the result of the provision for loan losses exceeding net charge-offs.  We recorded a provision for loan losses of $170,000 for the year ended December 31, 2013, compared to $490,000 during 2012.  The decrease in the provision reflects the lower level of nonperforming loans.  Net charge-offs decreased $344,000 to $103,000 during 2013 from $447,000 during 2012.  The decrease in net charge-offs was primarily due to the charge-off of $340,000 during 2012 on a loan secured by commercial real estate, of which $89,000 was recovered during 2013.

The provisions in 2013 and 2012 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management.  The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2013 and 2012, respectively.

	December 31, 2013	December 31, 2012
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$1,339	$1,203
Commercial	208	560
Agricultural	—	—
Home equity	134	277
Commercial business loans	38	52
Agricultural business loans	—	—
Consumer loans	63	122

Total non-accrual loans	1,782	2,214

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total nonperforming loans	1,782	2,214

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	133	—
Commercial	149	137
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	2	—

Total other real estate owned and foreclosed assets	284	137

Total nonperforming assets	$2,066	$2,351

Ratios:
Nonperforming loans to total loans	0.97%	1.25%
Nonperforming assets to total assets	0.65	0.73

Management monitors all past due loans and nonperforming assets.  Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off.  At December 31, 2013, we had no loans 90 days or more delinquent which were still accruing interest. Nonperforming assets decreased by $285,000 to $2.1 million at December 31, 2013 as compared to $2.4 million at December 31, 2012.  The decrease in the level of nonperforming assets reflects a decrease of $432,000 in nonperforming loans, partially offset by an increase of $147,000 in foreclosed assets.  The decrease in nonperforming loans primarily reflected decreases in commercial real estate and home equity loans.  The $352,000 decrease in non-accrual commercial real estate loans is primarily due to $307,000 in payoffs.

The allowance for loan losses as a percentage of nonperforming loans increased to 191.14% at December 31, 2013, as compared to 150.85% at December 31, 2012.  This increase was due to both an increase in the allowance for loan losses and a decrease in nonperforming loans during 2013.  The decision to increase the allowance for loan losses reflects the growth of the loan portfolio and the changes in the composition of our loan portfolio to reflect a higher percentage of commercial real estate loans.  We have an experienced chief lending officer and collections and loan review departments which monitor the loan portfolio and seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2013 and December 31, 2012.

	December 31, 2013	December 31, 2012
	(In thousands)
Special Mention loans	$1,057	$1,847
Substandard loans	6,132	5,945
Total Special Mention and Substandard loans	$7,189	$7,792

The total amount of classified and special mention loans decreased $603,000, or 7.7%, to $7.2 million at December 31, 2013 from $7.8 million at December 31, 2012.  The decrease in classified and special mention loans during 2013 was due to a decrease of $790,000 in special mention loans, partially offset by an increase of $187,000 in substandard loans.  The decrease in special mention loans reflects $327,000 in loans that were upgraded to a pass rating, $140,000 in loans that were downgraded to a substandard rating, and $301,000 in principal reductions on the special mention loans during 2013.  The increase in substandard loans was primarily related to $1.2 million in additional loans classified as substandard and $140,000 in loans downgraded from special mention, partially offset by $786,000 in principal reductions on these loans, $226,000 in write-offs, and $107,000 in loans upgraded to a pass rating during 2013.

Non-interest Income

Non-interest income decreased $439,000, or 9.0%, to $4.4 million for the year ended December 31, 2013, compared to $4.9 million for the year ended December 31, 2012.  The decrease in non-interest income resulted primarily from decreases of $340,000 in net income from mortgage banking operations and $261,000 in gains on the sale of available-for-sale securities, partially offset by an increase of $84,000 in commission income.  The decrease in mortgage banking income was due to a lower volume of loan sales, as we sold $24.4 million of loans in the secondary market during 2013, compared to $52.7 million during 2012.  The decrease in loan sales reflects the increase in mortgage rates and resultant decrease in refinancing activity.  The decrease in gains on the sale of securities reflected changing market conditions and a lower volume of securities sold totaling $29.2 million during 2013 compared to $40.7 million during 2012.  The sales during 2013 were made in order to realize gains on the securities while restructuring a portion of the portfolio to reduce our interest rate risk, improve the quality, and reduce our concentration to individual municipal issuers.  The increase in commission income reflected the improved market conditions during 2013.

Non-interest Expense

Total non-interest expense increased $191,000, or 1.9%, to $10.2 million for the year ended December 31, 2013, compared to the year ended December 31, 2012.  The increase in non-interest expense was primarily due to an increase of $90,000 in data processing and telecommunications expense and one-time charges totaling $75,000 related to the sale of our former main office building and the closure of one of our limited-service branch facilities.  The disposition of these buildings should benefit future occupancy expense.  The increase in data processing expense reflects non-recurring consulting expenses related to software upgrades and training.

Income Taxes

The provision for income taxes decreased $149,000 to $1.2 million during 2013 compared to 2012. The decrease in the income tax provision reflected a decrease in taxable income.  Our effective tax rate was 27.0% for 2013 and 27.3% for 2012, reflecting the impact of tax-exempt income.

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

	For the Years Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$174,685	$9,371	5.36%	$173,600	$9,975	5.75%
Investment securities (2)	60,389	1,793	2.97	58,554	1,968	3.36
Mortgage-backed securities	50,762	877	1.73	45,173	801	1.77
Cash and cash equivalents	7,499	37	0.49	12,390	47	0.38
Total interest-earning assets	293,335	12,078	4.12%	289,717	12,791	4.42%
Non-interest-earning assets	21,649			22,271
Total assets	$314,984			$311,988
Interest-bearing liabilities:
Interest bearing checking	$37,595	$53	0.14%	$34,810	$68	0.19%
Savings accounts	34,860	76	0.22	31,791	119	0.38
Certificates of deposit	116,036	1,512	1.30	131,527	1,950	1.48
Money market savings	33,554	112	0.34	29,848	129	0.43
Money market deposits	8,441	14	0.16	7,582	22	0.29
Total interest-bearing deposits	230,486	1,767	0.77	235,558	2,288	0.97
Federal Home Loan Bank advances	4,481	7	0.14	2	—	1.00
Short-term borrowings	6,196	8	0.13	6,359	15	0.23
Total borrowings	10,677	15	0.14	6,361	15	0.23
Total interest-bearing liabilities	241,163	1,782	0.74%	241,919	2,303	0.95%
Non-interest-bearing liabilities	31,043			26,822
Total liabilities	272,206			268,741
Stockholders’ equity	42,778			43,247
Total liabilities and stockholders’ equity	$314,984			$311,988

Net interest income		$10,296			$10,488
Net interest rate spread (3)			3.38%			3.46%
Net interest-earning assets (4)		$52,172			$47,798
Net interest margin (5)			3.51%			3.62%
Average interest-earning assets to average interest-bearing liabilities			121.63%			119.76%

(1)	Includes non-accrual loans and loans held for sale and fees of $97,000 for 2013 and $103,000 for 2012.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31, 2013 vs. 2012
	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume
	(In thousands)
Interest-earning assets:
Loans	$(666)	$62	$(604)
Investment securities	(235)	60	(175)
Mortgage-backed securities	(21)	97	76
Cash and cash equivalents	11	(21)	(10)

Total interest-earning assets	$(911)	$198	$(713)

Interest-bearing liabilities:
Interest bearing checking	$(20)	$5	$(15)
Savings accounts	(54)	11	(43)
Certificates of deposit	(223)	(216)	(439)
Money market savings	(31)	15	(16)
Money market deposits	(10)	2	(8)
Total interest-bearing deposits	(338)	(183)	(521)
Federal Home Loan Bank advances	—	6	6
Short-term borrowings	(6)	—	(6)

Total interest-bearing liabilities	(344)	(177)	(521)

Change in net interest income	$(567)	$375	$(192)

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

Our policy in recent years has been to reduce our interest rate risk by better matching the maturities of our interest rate sensitive assets and liabilities, selling our long-term fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable rate loans, and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one- to four-family residential mortgage loans.  Our portfolio of mortgage-backed securities also provides monthly cash flow.  The remaining investment portfolio has been structured to better match the maturities and rates of our interest-bearing liabilities.  With respect to liabilities, we have attempted to increase our savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than certificate accounts.  The board of directors appoints the Asset-Liability Management Committee (“ALCO”), which is responsible for reviewing our asset and liability management policies.  The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital requirements.

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

The following table shows projected results at December 31, 2013 and 2012, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2013		December 31, 2012		ALCO Benchmark
Rate Shock	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)

+300 basis points	(148)	(1.27)%	(193)	(1.64)%	>(20.00)%
+200 basis points	(95)	(0.82)	(95)	(0.81)	>(20.00)%
+100 basis points	(32)	(0.28)	(34)	(0.29)	>(12.50)%
(100) basis points	(207)	(1.78)	(503)	(4.26)	>(12.50)%

The table above indicates that at December 31, 2013, in the event of a 200 basis point increase in interest rates, we would experience a 0.82% decrease in net interest income.  In the event of a 100 basis point decrease in interest rates, we would experience a 1.78% decrease in net interest income.

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

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations.  Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.  At December 31, 2013, we had access to immediately available funds of an additional $13.9 million from the Federal Home Loan Bank of Chicago and approximately $61.2 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2013 and 2012, cash and cash equivalents totaled $6.1 million and $7.3 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2013 and 2012, the most significant sources of funds have been loan repayments, investment calls, sales, and principal payments, and short-term borrowings.

Our cash and cash equivalents decreased $1.2 million during the year ended December 31, 2013, compared to a decrease of $4.1 million during the year ended December 31, 2012.  Net cash provided by operating activities increased to $5.1 million during 2013 from $4.3 million during 2012.  Net cash used in investing activities decreased to $4.3 million during 2013 from the $18.1 million in cash used during 2012.  Cash used in purchases of investment and mortgage-backed securities, net of sales and maturities, decreased to $124,000 during 2013 from the $12.1 million net cash used during 2012.  Cash used in net loan originations and payments increased to $7.2 million during 2013 from $3.4 million during 2012.  Cash used in financing activities increased to $2.0 million during 2013 from the $9.6 million in cash provided during 2012.  The increase was primarily due to a decrease in deposits during 2013.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations.  We use securities sold under agreements to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2013, we had $8.8 million in outstanding repurchase agreements, which were utilized for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank.  We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying one- to four-family residential loans, or twenty times the balance of Federal Home Loan Bank stock held by us.  At December 31, 2013, we had $10.8 million in outstanding advances and a remaining borrowing capacity of approximately $13.9 million.

We maintain levels of liquid assets as established by the board of directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2013 and 2012 was 39.0% and 43.5%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2013 and 2012.

	December 31, 2013	December 31, 2012
	(In thousands)
Commitments to fund loans	$41,694	$34,758
Standby letters of credit	360	368

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to average assets.  At December 31, 2013, Jacksonville Savings Bank met all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2013, Jacksonville Savings Bank’s core capital ratio was 11.51% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2013, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as adequately capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category.  Jacksonville Savings Bank’s actual capital ratios at December 31, 2013 and 2012 are presented in the table below.

	Minimum Required	December 31, 2013 Actual	December 31, 2012 Actual

Tier 1 Capital to Average Assets	4.00%	11.51%	10.89%
Tier 1 Capital to Risk-Weighted Assets	4.00%	16.89%	16.46%
Total Capital to Risk-Weighted Assets	8.00%	18.15%	17.72%

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

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. (Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/sig/ BKD, LLP

Decatur, Illinois
March 14, 2014

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2013 and 2012

Assets

	2013	2012

Cash and due from banks	$2,796,331	$2,696,107
Interest-earning demand deposits in banks	3,302,539	4,597,604

Cash and cash equivalents	6,098,870	7,293,711

Interest-earning time deposits in banks	—	2,972,000
Available-for-sale securities:
Investment securities	60,638,942	63,431,342
Mortgage-backed securities	48,345,655	51,956,481
Other investments	81,918	96,041
Loans held for sale	262,461	711,986
Loans, net of allowance for loan losses of $3,406,434 and $3,339,464 at December 31, 2013 and 2012	180,639,502	173,753,059
Premises and equipment, net of accumulated depreciation of $7,096,401 and $8,179,076 at December 31, 2013 and 2012	5,178,978	5,654,776
Federal Home Loan Bank stock	1,113,800	1,113,800
Foreclosed assets held for sale, net	281,918	137,193
Cash surrender value of life insurance	6,815,059	6,612,642
Interest receivable	1,817,415	2,053,472
Deferred income taxes	2,703,110	464,548
Mortgage servicing rights, net of valuation allowance of $73,392 and $129,279 as of December 31, 2013 and 2012	673,576	664,436
Goodwill	2,726,567	2,726,567
Other assets	1,041,005	1,804,184

Total assets	$318,418,776	$321,446,238

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2013 and 2012

Liabilities and Stockholders’ Equity

	2013	2012
Liabilities
Deposits
Demand	$29,976,167	$25,220,684
Savings, NOW and money market	113,610,655	110,435,383
Time	108,151,569	122,864,662

Total deposits	251,738,391	258,520,729

Short-term borrowings	19,610,297	12,740,610
Deferred compensation	3,999,371	3,707,402
Advances from borrowers for taxes and insurance	857,814	832,345
Interest payable	210,226	276,757
Income taxes payable	34,621	214,115
Other liabilities	829,260	1,033,951

Total liabilities	277,279,980	277,325,909

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,832,860 – December 31, 2013 and 1,908,556 – December 31, 2012	18,329	19,086
Additional paid-in capital	14,561,085	15,943,273
Retained earnings	28,233,876	25,585,757
Accumulated other comprehensive income (loss)	(1,386,964)	2,896,593
Unallocated ESOP shares	(287,530)	(324,380)

Total stockholders’ equity	41,138,796	44,120,329

Total liabilities and stockholders’ equity	$318,418,776	$321,446,238

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2013 and 2012

	2013	2012
Interest and Fee Income
Loans, including fees	$9,370,899	$9,975,109
Debt securities
Taxable	238,419	361,183
Tax-exempt	1,554,595	1,606,535
Mortgage-backed securities	877,300	801,400
Other	36,552	47,006

Total interest income	12,077,765	12,791,233

Interest Expense
Deposits	1,766,740	2,288,065
Short-term borrowings	8,175	14,916
Federal Home Loan Bank advances	6,356	19

Total interest expense	1,781,271	2,303,000

Net Interest Income	10,296,494	10,488,233

Provision for Loan Losses	170,000	490,000

Net Interest Income After Provision for Loan Losses	10,126,494	9,998,233

Noninterest Income
Fiduciary activities	252,831	289,947
Commission income	1,056,380	972,082
Service charges on deposit accounts	826,082	863,465
Mortgage banking operations, net	238,974	578,735
Net realized gains on sales of available-for-sale securities	897,901	1,158,535
Loan servicing fees	372,219	360,756
Increase in cash surrender value of life insurance	194,841	202,465
ATM and bank card interchange income	430,639	349,693
Other	173,003	106,550

Total noninterest income	4,442,870	4,882,228

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2013 and 2012

	2013	2012
Noninterest Expense
Salaries and employee benefits	$6,501,277	$6,452,122
Occupancy and equipment	1,021,638	979,690
Data processing and telecommunications	624,134	534,549
Professional	283,447	259,382
Marketing	133,421	128,550
Postage and office supplies	266,128	265,773
Deposit insurance premium	156,125	157,491
Impairment (recovery) on mortgage servicing rights asset	(33,649)	—
Other	1,214,899	1,198,393

Total noninterest expense	10,167,420	9,975,950

Income Before Income Taxes	4,401,944	4,904,511

Provision for Income Taxes	1,188,299	1,337,487

Net Income	$3,213,645	$3,567,024

Basic Earnings Per Share	$1.73	$1.89

Diluted Earnings Per Share	$1.73	$1.89

Cash Dividends Per Share	$0.31	$0.40

Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2013 and 2012

	2013	2012

Net Income	$3,213,645	$3,567,024

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $(1,901,395) and $509,349 for 2013 and 2012, respectively	(3,690,942)	988,737
Less: reclassification adjustment for realized gains included in net income, net of taxes of $305,286 and $393,901 for 2013 and 2012, respectively	592,615	764,634

	(4,283,557)	224,103

Comprehensive Income (Loss)	$(1,069,912)	$3,791,127

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2013 and 2012

			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2012	1,920,955	$19,210	$16,066,624	$22,767,719

Net income	—	—	—	3,567,024

Other comprehensive income	—	—	—	—

Stock repurchases	(13,600)	(136)	(230,384)	—
Exercise of stock options	1,201	12	15,487	—
Tax benefit of nonqualified options	—	—	1,291	—
Stock-based compensation expense	—	—	67,931	—
Common shares held by ESOP, committed to be released	—	—	22,324	—
Dividends on common stock, $.40 per share	—	—	—	(748,986)

Balance, December 31, 2012	1,908,556	19,086	15,943,273	25,585,757

Net income	—	—	—	3,213,645

Other comprehensive income (loss)	—	—	—	—

Stock repurchases	(81,698)	(817)	(1,596,142)	—
Exercise of stock options	6,002	60	88,398	—
Tax benefit of nonqualified options	—	—	1,796	—
Stock-based compensation expense	—	—	90,162	—
Common shares held by ESOP, committed to be released	—	—	33,598	—
Dividends on common stock, $.31 per share	—	—	—	(565,526)

Balance, December 31, 2013	1,832,860	$18,329	$14,561,085	$28,233,876

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2013 and 2012

	Accumulated
	Other
	Comprehensive	Unallocated
	Income (Loss)	ESOP	Total

Balance, January 1, 2012	$2,672,490	$(360,620)	$41,165,423

Net income	—	—	3,567,024

Other comprehensive income	224,103	—	224,103

Stock repurchases	—	—	(230,520)
Exercise of stock options	—	—	15,499
Tax benefit of nonqualified options	—	—	1,291
Stock-based compensation expense	—	—	67,931
Common shares held by ESOP, committed to be released	—	36,240	58,564
Dividends on common stock, $.40 per share	—	—	(748,986)

Balance, December 31, 2012	2,896,593	(324,380)	44,120,329

Net income	—	—	3,213,645

Other comprehensive income (loss)	(4,283,557)	—	(4,283,557)

Stock repurchases	—	—	(1,596,959)
Exercise of stock options	—	—	88,458
Tax benefit of nonqualified options	—	—	1,796
Stock-based compensation expense	—	—	90,162
Common shares held by ESOP, committed to be released	—	36,850	70,448
Dividends on common stock, $.31 per share	—	—	(565,526)

Balance, December 31, 2013	$(1,386,964)	$(287,530)	$41,138,796

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2013 and 2012

	2013	2012
Operating Activities
Net income	$3,213,645	$3,567,024
Items not requiring (providing) cash
Depreciation and amortization	382,299	337,710
Provision for loan losses	170,000	490,000
Amortization of premiums and discounts on securities and loans	948,972	774,638
Deferred income taxes	(31,880)	(166,886)
Net realized gains on available-for-sale securities	(897,901)	(1,158,535)
Loss from sale/disposal of premises and equipment	75,360	—
Amortization of mortgage servicing rights	170,523	342,296
Recovery of mortgage servicing rights asset	(33,649)	—
Increase in cash surrender value of life insurance	(202,417)	(210,040)
Gains on sales of foreclosed assets	—	(45,046)
Shares held by ESOP committed to be released	70,448	58,564
Stock-based compensation expense	90,162	67,931
Changes in
Interest receivable	236,057	18,062
Other assets	339,036	(478,201)
Interest payable	(66,531)	(72,364)
Other liabilities	(92,216)	464,433
Origination of loans held for sale	(23,747,987)	(52,330,075)
Proceeds from sales of loans held for sale	24,459,995	52,676,939

Net cash provided by operating activities	5,083,916	4,336,450

Investing Activities
Net change in interest-earning time deposits	2,972,000	(496,000)
Purchases of available-for-sale securities	(43,336,382)	(73,126,783)
Proceeds from maturities and payments of available-for-sale securities	13,997,055	20,365,257
Proceeds from the sales of available-for-sale investments and other investments	29,214,848	40,704,778
Purchase of bank owned life insurance	—	(2,000,000)
Net change in loans	(7,185,004)	(3,375,471)
Purchase of premises and equipment	(268,232)	(459,766)
Proceeds from sale of premises and equipment	286,371	—
Proceeds from the sale of foreclosed assets	—	324,224

Net cash used in investing activities	(4,319,344)	(18,063,761)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2013 and 2012

	2013	2012

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$7,930,755	$12,732,777
Net decrease in certificates of deposit	(14,713,093)	(8,452,108)
Net increase in short-term borrowings	6,869,687	6,222,860
Net increase in advances from borrowers for taxes and insurance	25,469	92,262
Stock repurchase	(1,596,959)	(230,520)
Proceeds from stock options exercised	90,254	16,790
Dividends paid	(565,526)	(748,986)

Net cash provided by (used in) financing activities	(1,959,413)	9,633,075

Decrease in Cash and Cash Equivalents	(1,194,841)	(4,094,236)

Cash and Cash Equivalents, Beginning of Year	7,293,711	11,387,947

Cash and Cash Equivalents, End of Year	$6,098,870	$7,293,711

Supplemental Cash Flows Information

Interest paid	$1,847,802	$2,375,364

Income taxes paid	$1,399,673	$1,243,000

Sale and financing of foreclosed assets	$—	$229,550

Real estate acquired in settlement of loans	$129,078	$261,532

Dividends declared not paid	$147,229	$—

Exercise and retirement of shares in stock option plan	$63,445	$15,499

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 1:          Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Jacksonville Bancorp, Inc. (the “Company”) is a Maryland corporation. The Company owns 100% of Jacksonville Savings Bank (the “Bank”). The Bank was founded in 1916 as an Illinois-chartered savings and loan association and converted to an Illinois-chartered savings bank in 1992. The Bank is headquartered in Jacksonville, Illinois and operates five branches in addition to its main office. The Bank’s deposits have been federally insured since 1945 by the Federal Deposit Insurance Corporation (“FDIC”). The Bank has been a member of the Federal Home Loan Bank (“FHLB”) System since 1932.

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
December 31, 2013 and 2012

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2013 and 2012, cash equivalents consisted primarily of interest-earning demand deposits in banks.

At December 31, 2013, the Company’s cash accounts did not exceed federally insured limits.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Other Investments

Other investments at December 31, 2013 and 2012 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2031. These securities have no readily ascertainable market value and are carried at cost.

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
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The goodwill was not deemed impaired as of December 31, 2013 or 2012.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The Company subsequently measures each class of servicing asset using either the fair value or the amortization method. The Company has elected to subsequently measure the mortgage servicing rights under the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date. Each class of separately recognized servicing assets subsequently measured using the amortization method are evaluated and measured for impairment. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measurement of impairment. Changes in valuation allowances are reported as a separate line item in noninterest expense on the consolidated income statement. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

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

Stock Options

At December 31, 2013 and 2012, the Company has a stock-based employee compensation plan, which is described more fully in Note 15.

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
December 31, 2013 and 2012

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

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment. With a few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2010.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company. Fees from trust activities are recorded as revenue over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a quarterly basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered approximately 110 and 100 trust accounts with assets totaling approximately $71.8 million and $79.8 million at December 31, 2013 and 2012, respectively.

Recent and Future Accounting Requirements

In July 2013, the FASB issued guidance within ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in ASU 2013-11 to Topic 740, Income Taxes, provide guidance on the financial statement presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s Consolidated Financial Statements.

In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, Troubled Debt Restructurings by Creditors (Subtopic 310-40: Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Upon Foreclosure which affects all creditors who obtain physical possession (resulting from an in substance repossession or foreclosure) of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable. The ASU is effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015 which the entity’s annual or interim financial statements have not been made available for issuance. The adoption of this guidance is not expected to have a material impact on the Company’s Consolidated Financial Statements.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2013 and 2012, was $1,310,000 and $1,327,000, respectively.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2013:
U.S. Government and federal agencies	$10,710,675	$114,936	$(405,535)	$10,420,076
Mortgage-backed securities (Government-sponsored enterprises - residential)	49,486,337	219,222	(1,359,904)	48,345,655
Municipal bonds	50,889,046	1,053,134	(1,723,314)	50,218,866

	$111,086,058	$1,387,292	$(3,488,753)	$108,984,597

December 31, 2012:
U.S. Government and federal agencies	$10,090,835	$248,601	$(10,556)	$10,328,880
Mortgage-backed securities (Government-sponsored enterprises - residential)	50,917,555	1,134,245	(95,319)	51,956,481
Municipal bonds	49,990,655	3,264,169	(152,362)	53,102,462

	$110,999,045	$4,647,015	$(258,237)	$115,387,823

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The amortized cost and fair value of available-for-sale securities at December 31, 2013, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$603,023	$608,746
One to five years	10,444,404	10,830,048
Five to ten years	23,175,106	22,915,139
After ten years	27,377,188	26,285,009
	61,599,721	60,638,942
Mortgage-backed securities	49,486,337	48,345,655

Totals	$111,086,058	$108,984,597

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $20,420,437 at December 31, 2013 and $24,370,760 at December 31, 2012.

The carrying value of securities sold under agreements to repurchase amounted to $9,541,242 and $13,705,583 at December 31, 2013 and 2012, respectively.

Gross gains of $907,908 and $1,158,693 and gross losses of $(10,007) and $(158) resulting from sales of available-for-sale securities were realized for 2013 and 2012, respectively.  The tax provision applicable to these net realized gains amounted to $305,286 and $393,902, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2013 and 2012, was $71,198,051 and $23,955,743, which is approximately 65% and 21%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$5,824,808	$(367,005)	$470,324	$(38,530)	$6,295,132	$(405,535)
Mortgage-backed securities (Government-sponsored enterprises - residential)	33,521,545	(1,065,542)	6,087,526	(294,362)	39,609,071	(1,359,904)
Municipal bonds	22,534,325	(1,462,733)	2,759,523	(260,581)	25,293,848	(1,723,314)

Total temporarily impaired securities	$61,880,678	$(2,895,280)	$9,317,373	$(593,473)	$71,198,051	$(3,488,753)

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$545,291	$(10,556)	$—	$—	$545,291	$(10,556)
Mortgage-backed securities (Government-sponsored enterprises - residential)	16,172,999	(95,319)	—	—	16,172,999	(95,319)
Municipal bonds	7,237,453	(152,362)	—	—	7,237,453	(152,362)

Total temporarily impaired securities	$23,955,743	$(258,237)	$—	$—	$23,955,743	$(258,237)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases.  The Company expects to recover the amortized cost basis over the term of the securities.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2013.

Note 4:	Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2013	2012

Mortgage loans on real estate
Residential 1-4 family	$44,286,657	$41,386,147
Commercial	38,920,692	30,973,177
Agricultural	35,005,662	37,392,116
Home equity	11,729,112	12,733,963
Total mortgage loans on real estate	129,942,123	122,485,403

Commercial loans	29,946,928	29,046,437
Agricultural	10,559,593	10,982,491
Consumer	13,605,897	14,571,819
	184,054,541	177,086,150
Less
Net deferred loan fees	8,605	(6,373)
Allowance for loan losses	3,406,434	3,339,464

Net loans	$180,639,502	$173,753,059

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

When underwriting residential real estate loans, the Company reviews and verifies each loan applicant’s income and credit history.  Management believes that stability of income and past credit history are integral parts in the underwriting process.  Generally, the applicant’s total monthly mortgage payment, including all escrow amounts, is limited to 28% of the applicant’s total monthly income.  In addition, total monthly obligations of the applicant, including mortgage payments, should not generally exceed 38% of total monthly income.  Written appraisals are generally required on real estate property offered to secure an applicant’s loan.  For one-to-four family real estate loans with loan to value ratios of over 80%, private mortgage insurance is generally required.  Fire and casualty insurance is also required on all properties securing real estate loans.  Title insurance, or an attorney’s title opinion, may be required, as circumstances warrant.

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
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2013 and 2012:

December 31, 2013
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$741,029	$828,873	$149,568	$934,251	$43,930	$328,996	$151,474	$161,343	$3,339,464
Provision charged to expense	261,492	(218,949)	25,460	92,597	8,868	(78,628)	84,829	(5,669)	170,000
Losses charged off	(162,448)	—	—	—	—	(63,410)	(66,467)	—	(292,325)
Recoveries	16,071	135,836	—	7,341	—	15,035	15,012	—	189,295
Balance, end of year	$856,144	$745,760	$175,028	$1,034,189	$52,798	$201,993	$184,848	$155,674	$3,406,434
Ending balance: individually evaluated for impairment	$—	$248,857	$—	$622,730	$—	$—	$10,836	$—	$882,423
Ending balance: collectively evaluated for impairment	$856,144	$496,903	$175,028	$411,459	$52,798	$201,993	$174,012	$155,674	$2,524,011

Loans:
Ending balance	$44,286,657	$38,920,692	$35,005,662	$29,946,928	$10,559,593	$11,729,112	$13,605,897	$—	$184,054,541
Ending balance: individually evaluated for impairment	$563,524	$1,531,078	$—	$662,730	$—	$71,548	$101,089	$—	$2,929,969
Ending balance: collectively evaluated for impairment	$43,723,133	$37,389,614	$35,005,662	$29,284,198	$10,559,593	$11,657,564	$13,504,808	$—	$181,124,572

December 31, 2012
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$697,223	$1,107,585	$115,154	$711,864	$58,428	$309,409	$138,385	$158,559	$3,296,607
Provision charged to expense	99,055	(11,157)	34,414	219,102	(14,498)	86,076	74,224	2,784	490,000
Losses charged off	(82,192)	(356,270)	—	—	—	(80,126)	(66,958)	—	(585,546)
Recoveries	26,943	88,715	—	3,285	—	13,637	5,823	—	138,403
Balance, end of year	$741,029	$828,873	$149,568	$934,251	$43,930	$328,996	$151,474	$161,343	$3,339,464
Ending balance: individually evaluated for impairment	$—	$262,177	$—	$610,779	$—	$—	$6,185	$—	$879,141
Ending balance: collectively evaluated for impairment	$741,029	$566,696	$149,568	$323,472	$43,930	$328,996	$145,289	$161,343	$2,460,323

Loans:
Ending balance	$41,386,147	$30,973,177	$37,392,116	$29,046,437	$10,982,491	$12,733,963	$14,571,819	$—	$177,086,150
Ending balance: individually evaluated for impairment	$339,513	$1,603,956	$—	$728,672	$—	$56,677	$14,392	$—	$2,743,210
Ending balance: collectively evaluated for impairment	$41,046,634	$29,369,221	$37,392,116	$28,317,765	$10,982,491	$12,677,286	$14,557,427	$—	$174,342,940

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2013 and 2012:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial
	2013	2012	2013	2012	2013	2012	2013	2012

Pass	$41,061,498	$38,123,451	$36,489,660	$28,283,081	$35,005,662	$37,392,116	$29,231,227	$28,301,663
Special Mention	775,545	1,273,558	57,488	187,936	—	—	—	849
Substandard	2,449,614	1,989,138	2,373,544	2,502,160	—	—	715,701	743,925

Total	$44,286,657	$41,386,147	$38,920,692	$30,973,177	$35,005,662	$37,392,116	$29,946,928	$29,046,437

	Agricultural Business		Home Equity		Consumer
	2013	2012	2013	2012	2013	2012

Pass	$10,559,593	$10,982,491	$11,215,416	$11,919,440	$13,302,507	$14,291,487
Special Mention	—	—	155,515	272,563	68,480	111,945
Substandard	—	—	358,181	541,960	234,910	168,387

Total	$10,559,593	$10,982,491	$11,729,112	$12,733,963	$13,605,897	$14,571,819

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2013 and 2012:

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$350,539	$95,782	$806,877	$1,253,198	$43,033,459	$44,286,657	$—
Agricultural real estate	—	—	—	—	35,005,662	35,005,662	—
Commercial real estate	—	68,216	78,281	146,497	38,774,195	38,920,692	—
Agricultural business	—	—	—	—	10,559,593	10,559,593	—
Commercial	—	—	—	—	29,946,928	29,946,928	—
Home equity	156,331	47,585	55,288	259,204	11,469,908	11,729,112	—
Consumer	108,452	26,212	9,900	144,564	13,461,333	13,605,897	—

Total	$615,322	$237,795	$950,346	$1,803,463	$182,251,078	$184,054,541	$—
	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$727,315	$213,126	$984,996	$1,925,437	$39,460,710	$41,386,147	$—
Agricultural real estate	—	—	—	—	37,392,116	37,392,116	—
Commercial real estate	—	—	279,622	279,622	30,693,555	30,973,177	—
Agricultural business	—	—	—	—	10,982,491	10,982,491	—
Commercial	—	—	—	—	29,046,437	29,046,437	—
Home equity	158,414	70,596	136,508	365,518	12,368,445	12,733,963	—
Consumer	181,171	64,390	33,692	279,253	14,292,566	14,571,819	—

Total	$1,066,900	$348,112	$1,434,818	$2,849,830	$174,236,320	$177,086,150	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following tables present impaired loans for the years ended December 31, 2013 and 2012:

	December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$563,524	$563,524	$—	$652,373	$27,250	$25,347
Commercial real estate	63,293	63,293	—	96,019	5,282	5,327
Consumer	4,528	4,528	—	6,419	453	442
Home equity	71,548	71,548	—	66,388	3,017	2,980
Loans with a specific valuation allowance
Commercial real estate	1,467,785	1,467,785	248,857	1,488,243	79,719	74,028
Commercial	662,730	662,730	622,730	726,269	34,465	33,921
Consumer	96,561	96,561	10,836	99,401	1,586	1,576
Total:
1-4 family	563,524	563,524	—	652,373	27,250	25,347
Commercial real estate	1,531,078	1,531,078	248,857	1,584,262	85,001	79,355
Commercial	662,730	662,730	622,730	726,269	34,465	33,921
Consumer	101,089	101,089	10,836	105,820	2,039	2,018
Home equity	71,548	71,548	—	66,388	3,017	2,980

Total	$2,929,969	$2,929,969	$882,423	$3,135,112	$151,772	$143,621

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

The following table presents the Company’s nonaccrual loans at December 31, 2013 and 2012.  This table excludes performing troubled debt restructurings.

	2013	2012

1-4 family	$1,339,487	$1,203,328
Agricultural real estate	—	—
Commercial real estate	208,297	560,073
Agricultural business	—	—
Commercial	37,939	51,436
Home equity	133,823	276,877
Consumer	62,617	122,064

Total	$1,782,163	$2,213,778

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

At December 31, 2013 and 2012, the Company had a number of loans that were modified in troubled debt restructurings (TDR’s) and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of December 31, 2013 and 2012.

	2013	2012

1-4 family	$661,880	$267,916
Agricultural real estate	—	—
Commercial real estate	1,137,667	1,011,350
Agricultural business	—	—
Commercial	675,483	701,271
Home equity	79,087	84,123
Consumer	43,559	91,206

Total	$2,597,676	$2,155,866

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of December 31, 2013 and 2012.

	2013	2012

1-4 family	$591,000	$127,399
Agricultural real estate	—	—
Commercial real estate	1,074,194	983,450
Agricultural business	—	—
Commercial	675,483	701,271
Home equity	13,015	84,123
Consumer	42,059	89,045

Total	$2,395,751	$1,985,288

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following table presents loans modified as troubled debt restructurings during the years ended December 31, 2013 and 2012.

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment

1-4 family	8	$522,819	2	$70,739
Agricultural real estate	—	—	—	—
Commercial real estate	3	175,649	—	—
Agricultural business	—	—	—	—
Commercial	1	40,644	2	266,968
Home equity	—	—	3	21,422
Consumer	1	27,593	3	20,513

Total	13	$766,705	10	$379,642

2013 Modifications

The Company modified eight one-to-four family residential real estate loans, with a recorded investment of $522,819, which were deemed to be TDR’s.  One of the loans was restructured with interest capitalized.  One of the loans was restructured after a principal write-off of $35,871.  Three of the loans were restructured with delinquent real estate taxes capitalized.  Three of the loans were restructured with a reduced interest rate and the accrued interest capitalized to the balance of the note.  None of the modifications resulted in a write-off of the principal balance.

The Company modified three commercial real estate loans with a total recorded balance of $175,649, which were deemed TDR’s.  The loans were restructured to change the payment schedule to interest only for a period of time.

The Company modified one commercial loan with a total recorded balance of $40,644, which was deemed a TDR.  The modification was made to capitalize delinquent taxes.

The Company also modified one consumer loan with a recorded investment of $27,593.  The modification was made to change the payment schedule to interest-only for a period of time.  The modification did not result in a reduction of the contractual interest rate or a write-off of the principal balance.

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
December 31, 2013 and 2012

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

TDRs with Defaults

Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses.  During the year ended December 31, 2013, two residential real estate loans of $70,880 were considered TDR’s defaulted as they were more than 90 days past due at December 31, 2013.  In addition, four one-to-four family residential real estate loans of $206,299, one commercial real estate loan of $61,980, two commercial business loans of $37,939, two home equity loans of $7,558, and one consumer loan of $27,593 were considered TDR’s defaulted as they were in a nonaccrual status but are performing in accordance with their modified terms.

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

Note 5:          Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2013	2012

Land	$773,186	$983,276
Buildings and improvements	6,694,149	7,756,293
Equipment	4,808,044	5,094,283
	12,275,379	13,833,852
Less accumulated depreciation	(7,096,401)	(8,179,076)

Net premises and equipment	$5,178,978	$5,654,776

 Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 6:          Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.  The unpaid principal balance of mortgage loans serviced for others was $145,883,259 and $148,346,763 at December 31, 2013 and 2012, respectively.

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2013	2012
Mortgage servicing rights
Balance, beginning of year	$793,715	$871,524
Additions	101,538	219,975
Amortization	(148,285)	(297,784)
Balance at end of year	746,968	793,715

Valuation allowances
Balance at beginning of year	129,279	173,791
Additions due to decreases in market value	—	—
Reduction due to increases in market value	(33,649)	—
Reduction due to payoff of loans	(22,238)	(44,512)
Balances at end of year	73,392	129,279

Mortgage servicing assets, net	$673,576	$664,436

Fair value disclosures
Fair value as of the beginning of the period	$765,029	$758,175
Fair value as of the end of the period	$1,120,000	$765,029

In prior years, a valuation allowance of $428,030 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair value.  The valuation allowance was adjusted during 2012 and 2013 due to payments received on the related loans as well as changes in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 7:          Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $96,951,245 at December 31, 2013 and $104,717,280 at December 31, 2012.

The following table represents deposit interest expense by deposit type:

	December 31,
	2013	2012

Savings, NOW and Money Market	$256,010	$339,065
Certificates of deposit	1,510,730	1,949,000

Total deposit interest expense	$1,766,740	$2,288,065

At December 31, 2013, the scheduled maturities of time deposits are as follows:

2014	$56,539,815
2015	28,465,882
2016	8,888,057
2017	8,801,125
2018	5,456,690

$108,151,569

Note 8:          Short-term Borrowings

Short-term borrowings include securities sold under agreements to repurchase totaling $8,810,297 and $12,040,610 at December 31, 2013 and 2012, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2013 and 2012 totaled $9,445,747 and $23,463,685, respectively, and the monthly average of such agreements totaled $6,208,142 and $6,366,508 for 2013 and 2012, respectively.  The agreements at December 31, 2013, are all for overnight borrowings.

Also included in short-term borrowings are overnight advances with the Federal Home Loan Bank (FHLB) of which $10,800,000 and $700,000 had been extended as of December 31, 2013 and 2012, respectively.  The advances mature in 2014 and are secured by mortgage loans totaling $25,605,525 at December 31, 2013.  Advances, at an interest rate of 0.13% are subject to restrictions or penalties in the event of prepayment.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 9:          Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions.  During the years ended December 31, 2013 and 2012, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2013	2012

Taxes currently payable
Federal	$813,409	$1,037,608
State	406,770	466,765
Deferred income taxes	(31,880)	(166,886)

Income tax expense	$1,188,299	$1,337,487

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2013	2012

Computed at the statutory rate (34%)	$1,496,661	$1,667,534
Increase (decrease) resulting from
Tax exempt interest	(509,850)	(546,910)
State income taxes, net	264,287	286,869
Increase in cash surrender value	(66,246)	(68,838)
Other	3,447	(1,168)

Actual tax expense	$1,188,299	$1,337,487

Tax expense as a percentage of pre-tax income	26.99%	27.27%

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2013	2012
Deferred tax assets
Allowance for loan losses	$1,241,702	$1,214,733
Deferred compensation	1,610,547	1,492,971
State net operating loss carryforward	186,497	196,811
Unrealized losses on available-for-sale securities	714,497	—
Other	840	4,555
	3,754,083	2,909,070

Deferred tax liabilities
Unrealized gains on available-for-sale securities	—	(1,492,185)
Depreciation	(536,706)	(452,711)
Federal Home Loan Bank stock dividends	(152,224)	(152,224)
Prepaid expenses	(90,794)	(79,834)
Mortgage servicing rights	(271,249)	(267,568)
	(1,050,973)	(2,444,522)

Net deferred tax asset	$2,703,110	$464,548

At December 31, 2013 and 2012, the Company had Illinois net operating loss carryforwards totaling approximately $3,870,846 and $4,084,922, respectively, which will expire in varying amounts between 2018 and 2022.  Recent Illinois legislation has limited the use of these loss carryovers for tax years 2011 through 2013 and the expiration dates were extended by three years.  Management believes the Company will produce taxable earnings in the future which will enable the net operating loss carryforwards to be utilized prior to expiration.

Retained earnings at December 31, 2013 and 2012, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2013 and 2012.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 10:          Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2013	2012

Net unrealized gain (loss) on securities available-for-sale	$(2,101,461)	$4,388,778

Tax effect	714,497	(1,492,185)

Net-of-tax amount	$(1,386,964)	$2,896,593

Note 11:          Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the statements of income during the years ended December 31, 2013 and 2012, were as follows:

	Amounts Reclassified from AOCI		Affected Line Item in the
	2013	2012	Statements of Income

Unrealized gains on available-for-sale securities	$897,901	$1,158,535	Realized gain on sale of securities
			Total reclassified amount before tax
	(305,286)	(393,901)	Tax expense

	$592,615	$764,634	Net reclassified amount

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2013 and 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2013, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total risk-based capital (to risk-weighted assets)	$38,766	18.15%	$17,089	8.0%	$21,361	10.0%

Tier I capital (to risk-weighted assets)	36,087	16.89	8,544	4.0	12,817	6.0

Tier I capital (to average assets)	36,087	11.51	12,546	4.0	15,682	5.0

Tangible capital (to adjusted tangible assets)	36,087	11.51	4,705	1.5	—	N/A

As of December 31, 2012
Total risk-based capital (to risk-weighted assets)	$36,620	17.72%	$16,535	8.0%	$20,668	10.0%

Tier I capital (to risk-weighted assets)	34,027	16.46	8,267	4.0	12,401	6.0

Tier I capital (to average assets)	34,027	10.89	12,503	4.0	15,628	5.0

Tangible capital (to adjusted tangible assets)	34,027	10.89	4,689	1.5	—	N/A

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2013	2012

Bank equity	$37,427	$39,650
Less net unrealized gain (loss)	(1,387)	2,896
Less disallowed goodwill	2,727	2,727

Tier 1 capital	36,087	34,027

Plus allowance for loan losses	2,679	2,593

Total risked-based capital	$38,766	$36,620

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  As of December 31, 2013, the Bank has $7,900,000 available for the payment of dividends without prior regulatory approval.

Note 13:          Related Party Transactions

At December 31, 2013 and 2012, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $3,852,658 and $4,052,339, respectively.

Annual activity consisted of the following:

	2013	2012

Balance beginning of year	$4,052,339	$2,927,377
Additions	1,156,220	3,318,496
Repayments	(1,355,901)	(2,193,534)

Balance, end of year	$3,852,658	$4,052,339

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

Deposits from related parties held by the Company at December 31, 2013 and 2012 totaled approximately $3,117,000 and $2,788,000, respectively.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 14:          Employee Benefits

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $224,099 and $213,983 for the years ended December 31, 2013 and 2012, respectively.  The plan invests some of its assets in deposit accounts at the Company which earned interest at a rate of 1.85% to 2.00% for the year ended December 31, 2013 and 2.00% to 2.50% for the year ended December 31, 2012.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2013 or 2012.  The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  The amount recorded on the consolidated balance sheets as deferred compensation was $2,374,940 and $2,329,859 as of December 31, 2013 and 2012, respectively.  Compensation expense related to the plan was $139,308 and $135,730 for the years ended December 31, 2013 and 2012, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees.  The agreements provide for monthly payments at retirement or death.  The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 4.75% discount rate.  The amount recorded on the consolidated balance sheets as deferred compensation was $1,624,431 and $1,377,543 as of December 31, 2013 and 2012, respectively.  Compensation expense related to the plans was $302,138 and $398,899 for the years ended December 31, 2013 and 2012, respectively.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

ESOP expense for the years ended December 31, 2013 and 2012 was $70,448 and $58,564, respectively.

	2013	2012

Allocated shares	$55,515	49,668
Shares committed for allocation	3,680	3,624
Unearned shares	28,758	32,438

Total ESOP shares	87,953	85,730

Fair value of unearned shares at December 31	$562,219	$562,799

The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement.  At December 31, 2013, the fair value of the 55,515 allocated shares held by the ESOP is $1,085,318.  The fair value of all shares subject to the repurchase obligation is $1,157,262.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

2012

Expected volatility	33.41%
Expected dividend yield	2.19%
Expected term (in years)	7
Risk-free rate	1.37%

A summary of option activity under the Plans as of December 31, 2013 and 2012, and changes during the years then ended, is presented below:

	2013
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	107,338	$15.60
Granted	—	—
Exercised	(6,002)	15.04
Forfeited or expired	—	—

Outstanding, end of year	101,336	$15.63	8.17	$397,049

Exercisable, end of year	18,151	$15.55	7.78	$72,628

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

	2012
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	4,504	$13.98
Granted	104,035	15.65
Exercised	(1,201)	13.98
Forfeited or expired	—	—

Outstanding, end of year	107,338	$15.60	9.25	$187,991

Exercisable, end of year	3,303	$13.98	1.50	$11,131

The total intrinsic value of options exercised during the years ended December 31, 2013 and 2012 was $24,548 and $2,630, respectively.

As of December 31, 2013, there was $292,967 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2012 Plan.  That cost is expected to be recognized over a weighted-average period of 4 years.  The total fair value of shares vested during the year ended December 31, 2013 and 2012 was $90,162 and $67,931.  The recognized tax benefit related thereto was $36,309 and $27,351 for the years ended December 31, 2013 and 2012, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2013 and 2012, and changes during the year then ended, is presented below:

	December 31, 2013
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	104,035	$4.34
Granted	—	—
Vested	(20,850)	4.34
Forfeited	—	—

Nonvested, end of year	83,185	$4.34

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

	December 31, 2012
	Shares	Weighted-Average Grant-Date Fair Value

Nonvested, beginning of year	—	$—
Granted	104,035	4.34
Vested	—	—
Forfeited	—	—

Nonvested, end of year	104,035	$4.34

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2013
	Income	Weighted-Average Shares	Per Share Amount

Net income	$3,213,645

Basic earnings per share
Income available to common stockholders		1,853,240	$1.73

Effect of dilutive securities
Stock options		296

Diluted earnings per share
Income available to common stockholders	$3,213,645	1,853,536	$1.73

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Options to purchases 100,235 shares of common stock were outstanding at December 31, 2013, but were not included in the computation of diluted EPS because the shares were considered antidilutive for the year ended December 31, 2013.

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

Note 17:	Disclosures about Fair Value of Assets and Liabilities

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Recurring Measurements

The following table presents the fair value measurements of assets  recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

		December 31, 2013
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government agencies	$10,420,076	$—	$10,420,076	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	48,345,655	—	48,345,655	—
Municipal bonds	50,218,866	—	50,218,866	—

		December 31, 2012
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government agencies	$10,328,880	$—	$10,328,880	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	51,956,481	—	51,956,481	—
Municipal bonds	53,102,462	—	53,102,462	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.  There have been no significant changes in the valuation techniques during the year ended December 31, 2013.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models.  Such securities are classified in Level 2 of the valuation hierarchy.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2013 or December 31, 2012.

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

		December 31, 2013
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$1,219,185	$—	$—	$1,219,185
Mortgage servicing rights	673,576	—	—	673,576

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.  Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.  Fair value adjustments on impaired loans were $(23,206) and $(183,319) at December 31, 2013 and 2012.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Mortgage servicing rights are tested for impairment on at least an annual basis.  The Company uses a third-party to measure mortgage servicing rights through the completion of a proprietary model.  Inputs to the model are reviewed by the Company.  Fair value adjustments on mortgage servicing rights were $33,649 and $0 at December 31, 2013 and 2012.

Foreclosed Assets Held for Sale

Foreclosed assets are carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired.  Estimated fair value of foreclosed assets is based on appraisals or evaluations.  Foreclosed assets are classified within Level 3 of the fair value hierarchy.

Appraisals of foreclosed assets are obtained when the real estate is acquired and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  Fair value adjustments on real estate owned were $0 and $(56,193) at December 31, 2013 and 2012.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at December 31, 2013	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$1,219,185	Market comparable properties	Marketability discount	20% – 30%(25%)

Mortgage servicing rights	$673,576	Discounted cash flow	Discount rate PSA standard prepayment model rate	8% - 12.5% (10.24%) 144 – 342 (164)

	Fair Value at December 31, 2012	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Foreclosed assets	$137,193	Market comparable properties	Comparability adjustments	(26%)
Collateral-dependent impaired loans	$1,032,580	Market comparable properties	Marketability discount	20% – 30%(25%)

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

		December 31, 2013
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets
Cash and cash equivalents	$6,098,870	$6,098,870	$—	$—
Other investments	81,918	—	81,918	—
Loans held for sale	262,461	—	262,461	—
Loans, net of allowance for loan losses	180,639,502	—	—	178,866,833
Federal Home Loan Bank stock	1,113,800	—	1,113,800	—
Interest receivable	1,817,415	—	1,817,415	—

Financial liabilities
Deposits	251,738,391	—	143,586,822	111,116,837
Short-term borrowings	19,610,297	—	19,610,297	—
Advances from borrowers for taxes and insurance	857,814	—	857,814	—
Interest payable	210,226	—	210,226	—

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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
December 31, 2013 and 2012

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

At December 31, 2013 and 2012, the Company held $10,559,593 and $10,982,491 in agricultural production loans and $35,005,662 and $37,392,116, respectively in agricultural real estate loans in the Company’s geographic area.  Generally, those loans are collateralized by assets of the borrower.  The loans are expected to be repaid from cash flows or from proceeds of sale of selected assets of the borrowers.  Declines in prices for corn, beans, livestock and farmland could significantly affect the repayment ability for many agricultural loan customers.

At December 31, 2013 and 2012, the Company held $38,920,692 and $30,973,177 in commercial real estate, respectively, including $6,918,851 and $4,162,724 that are outside of the Company’s normal lending area.  Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

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
December 31, 2013 and 2012

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

At December 31, 2013 and 2012, the Company had outstanding commitments to originate loans aggregating approximately $9,242,300 and $4,730,883, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $4,676,300 and $4,186,883 at December 31, 2013 and 2012, respectively, with the remainder at floating market rates.  The range of fixed rates was 3.50% to 9.75% as of December 31, 2013.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

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

The Company had total outstanding standby letters of credit amounting to $360,000 and $368,390 at December 31, 2013 and 2012, respectively, with terms of one year or less.  At December 31, 2013 and 2012, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2013, the Company had unused lines of credit to borrowers aggregating approximately $22,038,305 and $10,413,745 for commercial lines and open-ended consumer lines, respectively.  At December 31, 2012, unused lines of credit to borrowers aggregated approximately $18,402,387 for commercial lines and $11,625,113 for open-ended consumer lines.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 20:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2013
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,139,867	$3,061,017	$2,924,714	$2,952,167
Interest expense	415,265	439,617	454,298	472,091
Net interest income	2,724,602	2,621,400	2,470,416	2,480,076
Provision for loan losses	130,000	10,000	—	30,000
Net interest income after provision for loan losses	2,594,602	2,611,400	2,470,416	2,450,076
Noninterest income	918,665	1,010,359	1,027,808	1,486,038
Noninterest expense	2,650,580	2,564,351	2,467,610	2,484,879
Income before income taxes	862,687	1,057,408	1,030,614	1,451,235
Income tax expense	207,234	271,739	270,539	438,787

Net income	$655,453	$785,669	$760,075	$1,012,448

Basic earnings per share	$0.36	$0.43	$0.41	$0.54
Diluted earnings per share	$0.36	$0.42	$0.41	$0.54

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

	Year Ended December 31, 2012
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$3,089,887	$3,191,157	$3,228,298	$3,281,891
Interest expense	530,349	577,505	587,610	607,536
Net interest income	2,559,538	2,613,652	2,640,688	2,674,355
Provision for loan losses	120,000	120,000	170,000	80,000
Net interest income after provision for loan losses	2,439,538	2,493,652	2,470,688	2,594,355
Noninterest income	1,232,387	1,359,673	1,185,783	1,104,385
Noninterest expense	2,642,551	2,405,602	2,510,695	2,417,102
Income before income taxes	1,029,374	1,447,723	1,145,776	1,281,638
Income tax expense	254,015	417,870	298,713	366,889

Net income	$775,359	$1,029,853	$847,063	$914,749

Basic earnings per share	$0.40	$0.55	$0.45	$0.49
Diluted earnings per share	$0.40	$0.55	$0.45	$0.49

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2013	2012
Assets
Cash and due from banks	$3,479,895	$4,083,024
Investment in common stock of subsidiary	37,426,345	39,649,911
Loan receivable from subsidiary	291,037	326,564
Other assets	130,137	118,690

Total assets	$41,327,414	$44,178,189

Liabilities
Other liabilities	$188,618	$57,860

Stockholders’ Equity	41,138,796	44,120,329

Total liabilities and stockholders’ equity	$41,327,414	$44,178,189

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Condensed Statements of Income and Comprehensive Income (Loss)

	Year Ending December 31,
	2013	2012
Income
Dividends from subsidiary	$1,500,000	$1,000,000
Other income	14,177	21,110

Total income	1,514,177	1,021,110

Expenses
Other expenses	465,624	417,781

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	1,048,553	603,329

Income Tax Benefit	(182,847)	(162,099)

Income Before Equity in Undistributed Income of Subsidiary	1,231,400	765,428

Equity in Undistributed Income of Subsidiary	1,982,245	2,801,596

Net Income	$3,213,645	$3,567,024

Comprehensive Income (Loss)	$(1,069,912)	$3,791,127

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2013 and 2012

Condensed Statements of Cash Flows

	Year Ending December 31,
	2013	2012
Operating Activities
Net income	$3,213,645	$3,567,024
Items not providing cash, net	(1,982,245)	(2,801,596)
Stock-based compensation expense	90,162	67,931
Change in other assets and liabilities, net	112,013	(156,994)

Net cash provided by operating activities	1,433,575	676,365

Investing Activity
Loan payment from subsidiary	35,527	34,409

Net cash provided by investing activities	35,527	34,409

Financing Activities
Dividends paid	(565,526)	(748,896)
Stock repurchase	(1,596,959)	(230,520)
Exercise of stock options	90,254	16,790

Net cash used in financing activities	(2,072,231)	(962,626)

Net Change in Cash and Cash Equivalents	(603,129)	(251,852)

Cash and Cash Equivalents at Beginning of Year	4,083,024	4,334,876

Cash and Cash Equivalents at End of Year	$3,479,895	$4,083,024

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2013, we had approximately 743 stockholders of record, including brokers, who held 1,832,860 shares of our outstanding shares of common stock.

The following table sets forth market price and dividend information for our common stock for the two years in the period ending December 31, 2013.

	Price Per Share		Cash
	High	Low	Dividend Declared

2013

Fourth quarter	$19.78	$19.28	$0.080
Third quarter	19.99	19.00	0.075
Second quarter	19.80	18.75	0.075
First quarter	19.80	17.25	0.075

2012

Fourth quarter	$17.35	$16.50	$0.175
Third quarter	17.10	15.55	0.075
Second quarter	17.75	15.09	0.075
First quarter	15.20	13.75	0.075

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

Directors and Executive Officers

Directors	Executive Officers
Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Peggy S. Davidsmeyer Administrator Knollwood Retirement Village	Laura A. Marks Senior Vice President – Retail Banking

Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	Chris A. Royal Senior Vice President and Chief Lending Officer

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	Diana S. Tone Chief Financial Officer

Dean H. Hess Self-employed farmer

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman Pomerenk & Schick, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 22, 2014 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

General Inquiries

A copy of our Annual Report to the SEC on Form 10-K may be obtained without charge by written request of stockholders to Diana Tone or by calling us at (217) 245-4111.  The Form 10-K is also available on our website at www.jacksonvillesavings.com.  Our Code of Ethics, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, and Beneficial Ownership reports of our directors and executive officers are also available on our website.

FDIC Disclaimer

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.

