Form 10-K, Exhibit 13
period 2014-12-31
Jacksonville Bancorp, Inc.
filed 2015-03-13
CIK 1484949

Exhibit 13

Jacksonville Bancorp, Inc. 2014 Annual Report

To Our Shareholders:

Thanks to a continued low interest rate environment, 2014 can be declared another good year for Jacksonville Bancorp, Inc. We once again achieved earnings results significantly better than the average of our peer group. Your company posted net income of nearly $3.0 million and achieved a return on assets just under 1.00% at 0.96%.

One of the financial highlights of 2014 was a $4 million growth in our loan portfolio, particularly considering the current environment of low loan demand in our markets. We are proud to have an experienced group of lenders, some of whom are now starting to serve the third generation of the same family. Research shows the millennial generation prefers to conduct business with individuals who serve as financial advisors not just providers of service. The level of expertise of our lenders bodes well for serving the important millennial market in the future.

Maximizing non-interest income and minimizing non-interest expense continue to be critical factors in attaining solid bottom line results. We fared well in both areas in 2014. Our trust and brokerage operations continued to grow and provide considerable non-interest income. Both departments are key components of our ability to provide customers the financial products they will need throughout their lifetimes.

We made strides in controlling non-interest expense in 2014. An in-depth internal marketing campaign was successful in encouraging customers to enroll in eStatements. eStatements give our customers access to their account information 24 hours a day every day of the year. They also benefit the environment and reduce expense for the bank.

As the use of debit cards continues to expand, effectively managing the bank’s electronic funds transfer program can have an impact on financial results. In 2014, we renegotiated our contracts to prepare for the implementation of EMV/chip cards in 2015 and began realizing an approximately $5,000 reduction in monthly expense. As a result of the renegotiated contracts, over the five year term the combined effect of reduced expense and increased income is estimated to be well over $500,000.

Technology is a significant expense for all financial companies and wisely spending technology dollars is always a challenge. In 2014, we completed a project to upgrade the bank’s network and data lines to improve line speed and provide backup connections with separate vendors. It was money well spent and has benefitted our customers by enabling our staff to serve them more expeditiously.

We are pleased to report several additional stock repurchases were made in 2014 under our previously announced 2013 buy-back program. We continue to believe the program is an effective use of capital. With it and all of our ongoing efforts to manage your company in the best way possible, we constantly strive to enhance shareholder value. Thank you for your continued support.

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

Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois.  We conduct our business from our main office and five branches, two of which are located in Jacksonville and one of which is located in each of the following Illinois communities: Virden, Litchfield, and Chapin.  We were originally chartered in 1916 as an Illinois-chartered mutual savings and loan association and converted to a mutual savings bank in 1992.  In 1995, Jacksonville Savings Bank converted to an Illinois-chartered stock savings bank and reorganized into the mutual holding company form of organization.  We have been a member of the Federal Home Loan Bank System since 1932.  Our deposits are insured by the Federal Deposit Insurance Corporation.

We are a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in our market area and using such funds, together with borrowings and funds from other sources, to originate mortgage loans secured by one-to-four family residential real estate, commercial and agricultural real estate and home equity loans. We also originate commercial and agricultural business loans and consumer loans.  Additionally, we invest in United States Government agency securities, bank-qualified, general obligation municipal issues, and mortgage-backed securities issued or guaranteed by the United States Government or enterprises thereof.  We maintain a portion of our assets in liquid investments, such as overnight funds at the Federal Home Loan Bank.

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

	At December 31,
	2014	2013	2012	2011	2010
	(In thousands)
Selected Financial Condition Data:

Total assets	$311,925	$318,419	$321,446	$307,289	$301,481
Cash and cash equivalents	9,612	6,099	7,294	11,388	8,943
Investment securities	55,265	60,639	63,431	62,258	52,872
Mortgage-backed securities	41,420	48,346	51,956	40,364	41,995
Loans, net(1)	184,954	180,902	174,465	171,312	176,722
Federal Home Loan Bank of Chicago stock, at cost	1,114	1,114	1,114	1,114	1,114
Foreclosed assets, net	177	282	137	435	460
Bank owned life insurance	6,913	6,815	6,613	4,403	4,239
Deposits	245,942	251,738	258,521	254,240	256,424
Federal Home Loan Bank of Chicago advances	5,000	10,800	700	—	—
Short-term borrowings	8,822	8,810	12,041	6,518	4,018
Stockholders’ equity	45,016	41,139	44,120	41,165	35,678

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$11,892	$12,078	$12,791	$13,867	$13,529
Interest expense	1,451	1,782	2,303	2,879	3,953
Net interest income	10,441	10,296	10,488	10,988	9,576
Provision for loan losses	240	170	490	625	1,725
Net interest income after provision for loan losses	10,201	10,126	9,998	10,363	7,851
Noninterest income	3,919	4,443	4,882	3,996	4,197
Noninterest expense	10,213	10,167	9,976	9,814	9,576
Income before income tax	3,907	4,402	4,904	4,545	2,472
Provision for income taxes	934	1,188	1,337	1,259	406
Net income	$2,973	$3,214	$3,567	$3,286	$2,066
Earnings per share:
Basic	$1.66	$1.73	$1.89	$1.74	$1.09
Diluted	$1.65	$1.73	$1.89	$1.74	$1.08
Dividends per share	$0.32	$0.31	$0.40	$0.30	$0.30

(1)   Includes loans held for sale of $236,000, $262,000, $712,000, $447,000, and $280,000, at December 31, 2014, 2013, 2012, 2011, and 2010, respectively.

	At or For the Years Ended December 31,
	2014	2013	2012	2011	2010

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.96%	1.02%	1.14%	1.08%	0.70%
Return on average equity (ratio of net income to average equity)	6.80%	7.51%	8.25%	8.57%	6.77%
Interest rate spread(1)	3.48%	3.38%	3.46%	3.68%	3.30%
Net interest margin(2)	3.61%	3.51%	3.62%	3.87%	3.51%
Efficiency ratio(3)	71.12%	68.98%	64.90%	65.50%	69.53%
Dividend pay-out ratio	19.20%	17.60%	21.00%	17.14%	20.37%
Non-interest expense to average total assets	3.29%	3.23%	3.20%	3.23%	3.25%
Average interest-earning assets to average interest-bearing liabilities	124.52%	121.63%	119.76%	118.84%	114.78%
Average equity to average total assets	14.08%	13.58%	13.86%	12.60%	10.37%

Asset Quality Ratios:
Nonperforming assets to total assets	0.78%	0.65%	0.73%	0.92%	1.19%
Nonperforming loans to total loans	1.21%	0.97%	1.25%	1.38%	1.75%
Allowance for loan losses to nonperforming loans	130.57%	191.14%	150.85%	137.33%	94.56%
Allowance for loan losses to gross loans(4)	1.57%	1.85%	1.88%	1.89%	1.65%

Capital Ratios (Bank):
Total capital (to risk-weighted assets)	18.81%	18.15%	17.72%	16.67%	14.77%
Tier I capital (to risk-weighted assets)	17.56%	16.89%	16.46%	15.42%	13.52%
Tier I capital (to total assets)	12.25%	11.51%	10.89%	10.35%	9.25%

Other Data:
Number of offices	6	6	7	7	7
Full time equivalent employees	96	98	104	104	104

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Gross loans include loans held for sale.

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

Certain statements in this annual report and throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  Factors that impact such forward looking statements include, among others, changes in general economic conditions, changes in interest rates and competition.  We decline any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

Operating Strategy – Overview

Our business consists principally of attracting deposits from the general public and using deposits and borrowings to originate mortgage loans secured by one-to-four family residences, commercial real estate and agricultural real estate. In addition, we originate commercial and agricultural business loans and consumer loans.  Our net income, like other financial institutions, is primarily dependent on our net interest income, which is the difference between the income earned on our interest-earning assets, such as loans and investments, and the cost of our interest-bearing liabilities, primarily deposits and borrowings.  Our net income is also affected by provisions for loan losses and other noninterest income and expenses.  General economic conditions, particularly changes in market interest rates, government legislation, monetary policies, and attendant actions of the regulatory authorities are the external influences affecting many of the factors of our net income.

Management has implemented various strategies designed to enhance our profitability.  These strategies include reducing our exposure to interest rate risk by selling fixed-rate loans, offering other fee-based services to our customers, and improving operating efficiencies.  We recognize the need to establish and adhere to strict loan underwriting criteria and guidelines.  We generally limit our investment portfolio to securities issued by the United States Government and Government sponsored enterprises, mortgage-backed securities collateralized by United States Government sponsored enterprises, and bank-qualified general obligation municipal issues.

While still significantly lower than pre-recession levels, market rates continued to rise during 2014 resulting in fewer originations of fixed-rate residential loans for sale to the secondary market.  During the years ended December 31, 2014 and 2013, we sold $12.5 million and $24.5 million, respectively, of fixed-rate residential mortgage loans.  We do not have subprime mortgage or Alt-A loan products.  All of our mortgage-backed securities are issued by United States Government or United States Government sponsored enterprises.  The lower prepayments on the underlying residential loans have had a beneficial effect on our income from mortgage-backed securities due to reduced premium amortization during 2014, as compared to 2013.  Changes in market rates also impact the market value of our investment and mortgage-backed securities portfolios classified as available-for-sale.  The increases and decreases in market value are reflected in other comprehensive income (loss).

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

Foreclosed Assets. Foreclosed assets, consisting of real estate owned acquired through loan foreclosures, are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  The adjustment at the time of foreclosure is recorded through the allowance for loan losses.  Due to the subjective nature of establishing fair value when the asset is acquired, the actual fair value of the foreclosed asset could differ from the original estimate.  If it is determined that the fair value has declined subsequent to foreclosure, the asset is written down through a charge to noninterest expense.  Operating costs associated with the assets after acquisition are also recorded as noninterest expense.  Gains and losses on the disposition of foreclosed assets are netted and posted to noninterest expense.

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

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity.  Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently.  During 2014, goodwill was evaluated quarterly due to market conditions.

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

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).  The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards).  The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach.  Early adoption is not permitted.  Management is evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s Consolidated Financial Statements.

Recent Developments

On July 2, 2013, the Board of Governors of the Federal Reserve System announced its approval of the final rule to implement the Basel III regulatory capital reforms, among other changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The Federal Deposit Insurance Corporation adopted the new rule on July 9, 2013.  The approved rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5%, as well as a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets.  The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking institutions.  The phase-in for banking institutions such as Jacksonville Savings Bank began in January 2015, while the phase-in for larger banks began in January 2014.  Management believes the Bank will be in compliance with the new standards in 2015.

Financial Condition

Total assets at December 31, 2014 were $311.9 million, a decrease of $6.5 million, or 2.0%, from $318.4 million at December 31, 2013.  The decrease in total assets was primarily due to a $12.3 million decrease in investment and mortgage-backed securities, partially offset by increases of $4.1 million in net loans and $3.5 million in cash and cash equivalents.

Available-for-sale investment securities decreased $5.4 million, or 8.9%, to $55.3 million at December 31, 2014 from $60.6 million at December 31, 2013.  Available-for-sale mortgage-backed securities decreased $6.9 million, or 14.3%, to $41.4 million at December 31, 2014 from $48.3 million at December 31, 2013.  The decrease in investment and mortgage-backed securities was primarily due to the need to fund a decrease in deposits and other borrowings.  Cash and cash equivalents increased $3.5 million, or 57.6%, to $9.6 million at December 31, 2014, reflecting a $3.7 million increase in federal funds sold.

Net loans increased $4.1 million, or 2.3%, to $184.7 million at December 31, 2014 from $180.6 million at December 31, 2013.  The increase in loans was primarily due to increases of $5.1 million in agricultural real estate loans, reflecting increased land sale activity, $1.6 million in commercial real estate loans, and $1.3 million in agricultural business loans.  The increase in net loans was partially offset by a decrease of $3.1 million in commercial business loans, reflecting repayments on lines of credit.  The loan portfolio continues to be affected by low loan demand.

At December 31, 2014 and 2013, we had $2.7 million recorded in goodwill.  At these dates our goodwill was not impaired.  At December 31, 2014, we also had $633,000 in mortgage servicing rights, net of the valuation allowance.  Our mortgage servicing rights asset represented approximately 46 basis points of the $137.9 million in loans that we serviced.  We obtain an independent valuation of the mortgage servicing rights at least annually.  Our most recent valuation was obtained as of December 31, 2014, which reported a market value of approximately $980,000.

Total deposits decreased $5.8 million, or 2.3%, to $245.9 million at December 31, 2014.  The mix of our deposits has changed during 2014 with a decrease of $13.6 million in higher-cost time deposits, partially offset by an increase of $7.8 million in low-cost transaction accounts.  Transaction accounts have continued to grow, and time deposits have declined, as customers have preferred to maintain short-term, liquid deposits in the current low interest rate environment.  Other borrowings decreased $5.8 million during the year to $13.8 million as of December 31, 2014, primarily due to a decrease of $5.8 million in advances from the FHLB.  The remainder of other borrowings consisted of overnight repurchase agreements, which are provided as a service to our commercial deposit customers.

Stockholders’ equity increased $3.9 million, or 9.4%, to $45.0 million at December 31, 2014.  The increase in stockholders’ equity was primarily the result of net income of $3.0 million, partially offset by $1.0 million in stock repurchases and $571,000 in cash dividends paid.  Stockholders’ equity also benefitted from the increase to $711,000 of other comprehensive income at December 31, 2014, compared to $1.4 million of other comprehensive loss at December 31, 2013.  Other comprehensive income (loss) consisted of the increase in net unrealized gains, net of tax, on available-for-sale securities reflecting changes in market prices for securities in our portfolio. Other comprehensive income (loss) does not include changes in the fair value of other financial instruments included on the balance sheet.  Our tangible book value per share increased to $23.50 as of December 31, 2014 from $20.96 at December 31, 2013.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

General

Net income for the year ended December 31, 2014 totaled $3.0 million, or $1.66 per basic common share and $1.65 per diluted common share, compared to net income for the year ended December 31, 2013 of $3.2 million, or $1.73 per basic and diluted common share.  The decrease of $241,000 in net income reflected a decrease of $524,000 in noninterest income and increases of $70,000 in the provision for loan losses and $45,000 in noninterest expense, partially offset by an increase of $144,000 in net interest income and a decrease of $254,000 in income taxes.

Interest Income

Interest income decreased to $11.9 million for the year ended December 31, 2014 from $12.1 million for the year ended December 31, 2013.  The $186,000 decrease in interest income resulted from decreased income of $213,000 on loans, $42,000 on investment securities, and $35,000 on other interest-earning assets, partially offset by an increase of $104,000 on mortgage-backed securities.

Interest income on loans decreased $213,000 to $9.2 million for the year ended December 31, 2014 from $9.4 million for the year ended December 31, 2013 due to a decrease in the average yield of loans.  The average yield of the loan portfolio decreased 30 basis points to 5.06% during 2014 from 5.36% during 2013.  The decrease in the average yield reflected lower market rates of interest and the competitive lending environment.  The decrease in the average yield was partially offset by an increase of $6.2 million to $180.9 million in average loans during 2014.  The increase in the average balance of loans was primarily due to growth in the average balance of residential real estate loans due to the retention of additional loans held in portfolio and commercial real estate loans.

Interest income on investment securities decreased $42,000 to $1.8 million for the year ended December 31, 2014.  The decrease resulted primarily from a decrease of $1.5 million in the average balance of the investment securities portfolio to $58.9 million during 2014.  The decrease in the average balance of investment securities reflected the use of investment proceeds to fund the decrease in deposits during this same time frame.  The average yield of investment securities remained unchanged at 2.97% during 2014 and 2013.  The majority of our investment portfolio consists of municipal bonds which are exempt from federal taxation, resulting in a reduction in income tax expense.  Adjusting for this benefit, the tax equivalent yield of the investment portfolio equaled 4.31% for 2014 compared to 4.30% for 2013.

Interest income on mortgage-backed securities increased $104,000 to $981,000 for the year ended December 31, 2014 from $877,000 for the year ended December 31, 2013.  The increase reflected a 36 basis points increase in the average yield of mortgage-backed securities to 2.09% during 2014 from 1.73% during 2013.  The average yield benefitted from lower premium amortization resulting from slower national prepayment speeds on mortgage-backed securities.  The amortization of premiums on mortgage-backed securities, which reduces the average yield, decreased $218,000 to $502,000 during 2014.  The increase in the average yield was partially offset by a decrease of $3.8 million in the average balance of mortgage-backed securities to $46.9 million during 2014.  The decrease in the average balance reflected the use of sales and repayment proceeds to fund the decrease in deposits during this same time frame.

Interest income from other interest-earning assets, which consisted of interest-earning demand and time deposits and federal funds sold, decreased to $2,000 during the year ended December 31, 2014, from $37,000 for the year ended December 31, 2013.  The $35,000 decrease was due to decreases in the average yield and average balance of these investments.  The average yield on these investments decreased to 0.06% during 2014 from 0.49% during 2013, reflecting the decrease in higher-yielding time deposit accounts which matured during the fourth quarter of 2013.  The average balance of these investments decreased $4.7 million to $2.8 million during 2014, reflecting decreases in the average balance of time deposit accounts and federal funds sold.

Interest Expense

Total interest expense decreased $330,000 to $1.5 million during the year ended December 31, 2014 from $1.8 million during the year ended December 31, 2013.  The decrease in interest expense was due to a decrease of $330,000 in the cost of deposits.

Interest expense on deposits decreased $330,000 to $1.4 million during the year ended December 31, 2014 from $1.7 million during the year ended December 31, 2013.  The decrease in interest expense on deposits was primarily due to a 12 basis point decrease in the average rate paid on deposits to 0.65% during 2014 from 0.77% during 2013.  The decrease reflected low short-term market interest rates which continued during 2014 and the change in the composition of our deposits to a higher percentage of low-cost transaction accounts.  The decrease in interest expense was also impacted by a decrease of $8.8 million in the average balance of deposits to $221.7 million during 2014 from $230.5 million during 2013.  The decrease in the average balance of deposits was primarily due to a $13.1 million decrease in the average balance of time deposits, partially offset by a $4.3 million increase in the average balance of lower-cost transaction accounts.

Interest paid on borrowed funds totaled $15,000 in 2014 and 2013.  Borrowed funds consisted of overnight repurchase agreements and advances from the FHLB.  The average rate paid on borrowed funds remained unchanged at 0.14% during 2014 and 2013.  The average balance of borrowed funds also remained steady at $10.8 million during 2014 compared to $10.7 million during 2013.

Net Interest Income

As a result of the changes in interest income and interest expense noted above, net interest income increased by $144,000, or 1.4%, to $10.4 million in 2014 from $10.3 million in 2013.  Our interest rate spread increased by 10 basis points to 3.48% during 2014 from 3.38% during 2013.  Our net interest margin increased 10 basis points to 3.61% during 2014 from 3.51% during 2013.  Our ratio of average interest earning assets to average interest bearing liabilities for the years ended December 31, 2014 and 2013 was 1.25x and 1.22x, respectively.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses decreased $450,000 during 2014 to $3.0 million as of December 31, 2014.  The decrease was the result of net charge-offs exceeding the provision for loan losses.  We recorded a provision for loan losses of $240,000 for the year ended December 31, 2014, compared to $170,000 during 2013.  The $70,000 increase in the provision reflected the higher level of nonperforming loans.  Net charge-offs increased $587,000 to $690,000 during 2014 from $103,000 during 2013.  The increase in net charge-offs was primarily due to the charge-off of $285,000 during 2014 on loans to one commercial business borrower and $194,000 on two loans secured by commercial real estate.

The provisions in 2014 and 2013 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management.  The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2014 and 2013, respectively.

	December 31, 2014	December 31, 2013
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$995	$1,339
Commercial	932	208
Agricultural	123	—
Home equity	121	134
Commercial business loans	22	38
Agricultural business loans	—	—
Consumer loans	71	63

Total non-accrual loans	2,264	1,782

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total nonperforming loans	2,264	1,782

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	40	133
Commercial	137	149
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans		2

Total other real estate owned and foreclosed assets	177	284

Total nonperforming assets	$2,441	$2,066

Ratios:
Nonperforming loans to total loans	1.21%	0.97%
Nonperforming assets to total assets	0.78	0.65

Management monitors all past due loans and nonperforming assets.  Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off.  At December 31, 2014, we had no loans 90 days or more delinquent which were still accruing interest.  Nonperforming assets increased by $375,000 to $2.4 million at December 31, 2014 as compared to $2.1 million at December 31, 2013.  The increase in the level of nonperforming assets reflected an increase of $482,000 in nonperforming loans, partially offset by a decrease of $107,000 in foreclosed assets.  The increase in nonperforming loans primarily reflected the non-accrual status of a $794,000 loan secured by commercial real estate, which is in the process of foreclosure.

The allowance for loan losses as a percentage of nonperforming loans decreased to 130.57% at December 31, 2014, as compared to 191.14% at December 31, 2013.  This decrease was due to both a decrease in the allowance for loan losses and an increase in nonperforming loans during 2014.  The allowance for loan losses at $3.0 million represented 1.57% of total loans at December 31, 2014.  On this same date, nonperforming loans totaled 1.21% of total loans.  We have an experienced chief lending officer and collections and loan review departments which monitor the loan portfolio and seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2014 and December 31, 2013.

	December 31, 2014	December 31, 2013
	(In thousands)
Special Mention loans	$2,096	$1,057
Substandard loans	5,454	6,132
Total Special Mention and Substandard loans	$7,550	$7,189

The total amount of classified and special mention loans increased $361,000 to $7.6 million at December 31, 2014 from $7.2 million at December 31, 2013.  The increase in classified and special mention loans during 2014 was due to an increase of $1,039,000 in special mention loans, partially offset by a decrease of $678,000 in substandard loans.  The increase in special mention loans reflected $1.3 million in additional loans listed as special mention, partially offset by $219,000 in principal reductions and $157,000 in loans that were upgraded to a pass rating during 2014.  The decrease in substandard loans was primarily related to $796,000 in principal reductions, $690,000 in charge-offs, and $374,000 transferred to foreclosed assets, partially offset by $1.3 million in additional loans classified as substandard during 2014.

Noninterest Income

Noninterest income decreased $524,000, or 11.8%, to $3.9 million for the year ended December 31, 2014, compared to $4.4 million for the year ended December 31, 2013.  The decrease in noninterest income resulted primarily from decreases of $489,000 in gains on the sale of available-for-sale securities, $114,000 in net income from mortgage banking operations and $112,000 from service charges on deposits, partially offset by increases of $145,000 in commission income and $64,000 in ATM and bank card interchange income.

The decrease in gains on the sale of securities reflected changing market conditions.  Securities totaling $31.3 million were sold during 2014, compared to $29.2 million during 2013.  The sales during 2014 were primarily made to reduce the volatility to interest rate changes in municipal bonds and to eliminate faster-paying mortgage-backed securities.  The decrease in mortgage banking income was due to a lower volume of loan sales, as we sold $12.5 million of loans in the secondary market during 2014, compared to $24.5 million during 2013.  The lower volume of sales reflected a reduced volume of mortgage originations, which are affected by gradual increases in market interest rates.  The decrease in service charges on deposits reflected a decrease in fees related to nonsufficient funds.  The increase in commission income reflected the improved market conditions and increased account activity during 2014.  A higher volume of transactions contributed to the increase in ATM and debit card interchange income.

Noninterest Expense

Total noninterest expense increased $45,000, or 0.5%, to $10.2 million for the year ended December 31, 2014, compared to the year ended December 31, 2013.  The increase in noninterest expense was primarily due to an increase of $249,000 in professional fees, reflecting non-recurring legal and consulting expenses during 2014.  The increase in fees was partially offset by a decrease of $93,000 in data processing and telecommunications expense, a decrease of $47,000 in occupancy expense, and the one-time charges totaling $75,000 related to the sale of our former main office building and the closure of one of our limited-service branch facilities during 2013.  The decrease in occupancy expense was primarily attributed to the disposition of these facilities.  A decrease in non-recurring consulting expenses related to software upgrades and training during 2013 contributed to the decrease in data processing and telecommunications expense.

Income Taxes

The provision for income taxes decreased $254,000 to $934,000 during 2014 compared to 2013. The decrease in the income tax provision reflected a decrease in taxable income.  Our effective tax rate was 23.9% for 2014 and 27.0% for 2013, reflecting the impact of tax-exempt income.

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

	For the Years Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$180,936	$9,158	5.06%	$174,685	$9,371	5.36%
Investment securities (2)	58,883	1,751	2.97	60,389	1,793	2.97
Mortgage-backed securities	46,939	981	2.09	50,762	877	1.73
Cash and cash equivalents	2,792	2	0.06	7,499	37	0.49
Total interest-earning assets	289,550	11,892	4.10%	293,335	12,078	4.12%
Non-interest-earning assets	21,029			21,649
Total assets	$310,579			$314,984
Interest-bearing liabilities:
Interest bearing checking	$38,080	$54	0.14%	$37,595	$53	0.14%
Savings accounts	37,323	80	0.21	34,860	76	0.22
Certificates of deposit	102,890	1,180	1.15	116,036	1,512	1.30
Money market savings	35,408	110	0.31	33,554	112	0.34
Money market deposits	8,026	12	0.15	8,441	14	0.16
Total interest-bearing deposits	221,727	1,436	0.65	230,486	1,767	0.77
Federal Home Loan Bank advances	4,803	10	0.20	4,481	7	0.14
Short-term borrowings	5,996	5	0.08	6,196	8	0.13
Total borrowings	10,799	15	0.14	10,677	15	0.14
Total interest-bearing liabilities	232,526	1,451	0.62%	241,163	1,782	0.74%
Non-interest-bearing liabilities	34,320			31,043
Total liabilities	266,846			272,206
Stockholders’ equity	43,733			42,778
Total liabilities and stockholders’ equity	$310,579			$314,984

Net interest income		$10,441			$10,296
Net interest rate spread (3)			3.48%			3.38%
Net interest-earning assets (4)		$57,024			$52,172
Net interest margin (5)			3.61%			3.51%
Average interest-earning assets to average interest-bearing liabilities			124.52%			121.63%

(1)	Includes non-accrual loans and loans held for sale and fees of $92,000 for 2014 and $97,000 for 2013.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31,
	2014 vs. 2013
	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume
	(In thousands)
Interest-earning assets:
Loans	$(541)	$328	$(213)
Investment securities	3	(45)	(42)
Mortgage-backed securities	173	(69)	104
Cash and cash equivalents	(20)	(15)	(35)

Total interest-earning assets	$(385)	$199	$(186)

Interest-bearing liabilities:
Interest bearing checking	$—	$1	$1
Savings accounts	(1)	5	4
Certificates of deposit	(170)	(161)	(331)
Money market savings	(8)	6	(2)
Money market deposits	(1)	(1)	(2)
Total interest-bearing deposits	(180)	(150)	(330)
Federal Home Loan Bank advances	3	—	3
Short-term borrowings	(3)	—	(3)

Total interest-bearing liabilities	—	—	—

Change in net interest income	$(205)	$349	$144

Asset and Liability Management

As a financial institution, we face risk from interest rate volatility.  Fluctuations in interest rates affect both our level of income and expense on a large portion of our assets and liabilities.  Fluctuations in interest rates also affect the market value of all interest-earning assets.

The primary goal of our interest rate risk management strategy is to maximize net interest income while maintaining an acceptable interest rate risk profile.  We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, net interest income remains within an acceptable range.

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

The following table shows projected results at December 31, 2014 and 2013, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO.  The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2014		December 31, 2013		ALCO Benchmark
Rate Shock	$ Change	% Change	$ Change	% Change
	(Dollars in thousands)

+300 basis points	(167)	(1.47)%	(148)	(1.27)%	>(20.00)%
+200 basis points	(116)	(1.02)	(95)	(0.82)	>(20.00)%
+100 basis points	(46)	(0.40)	(32)	(0.28)	>(12.50)%
(100) basis points	(180)	(1.59)	(207)	(1.78)	>(12.50)%

The table above indicates that at December 31, 2014, in the event of a 200 basis point increase in interest rates, we would experience a 1.02% decrease in net interest income.  In the event of a 100 basis point decrease in interest rates, we would experience a 1.59% decrease in net interest income.

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

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations.  Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.  At December 31, 2014, we had access to immediately available funds of an additional $21.2 million from the Federal Home Loan Bank of Chicago and approximately $51.2 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents.  The levels of these assets are dependent on our operating, financing, and investing activities.  At December 31, 2014 and 2013, cash and cash equivalents totaled $9.6 million and $6.1 million, respectively.  Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments).  During the years ended December 31, 2014 and 2013, the most significant sources of funds have been loan sales, investment sales and principal payments, and short-term borrowings.

Our cash and cash equivalents increased $3.5 million during the year ended December 31, 2014, compared to a decrease of $1.2 million during the year ended December 31, 2013.  Net cash provided by operating activities increased to $5.5 million during 2014 from $5.1 million during 2013.  Net cash provided by investing activities increased to $10.8 million during 2014 from the $4.3 million in cash used during 2013.  Cash provided by sales and maturities of investment and mortgage-backed securities, net of purchases, increased to $15.2 million during 2014 from the $124,000 net cash used during 2013.  Cash used in net loan originations and payments decreased to $4.4 million during 2014 from $7.2 million during 2013.  Cash used in financing activities increased to $12.8 million during 2014 from the $2.0 million in cash used during 2013.  The increase was primarily due to a decrease in short-term borrowings during 2014.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition.  We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management.  We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-bearing deposits, and liquidity of its asset/liability management program.  Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations.  We use securities sold under agreements to repurchase as an additional funding source.  The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral.  At December 31, 2014, we had $8.8 million in outstanding repurchase agreements, which were utilized for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank.  We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed.  This borrowing arrangement is limited to the lesser of 30% of our total assets, 75% of the balance of qualifying one- to four-family residential loans, or twenty times the balance of Federal Home Loan Bank stock held by us.  At December 31, 2014, we had $5.0 million in outstanding advances and a remaining borrowing capacity of approximately $21.2 million.

We maintain levels of liquid assets as established by the board of directors.  Our liquidity ratio, adjusted for pledged assets, at December 31, 2014 and 2013 was 37.6% and 39.0%, respectively.  This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments.  We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above.  The following table summarizes our outstanding loan commitments at December 31, 2014 and 2013.

	December 31, 2014	December 31, 2013
	(In thousands)
Commitments to fund loans	$34,734	$41,694
Standby letters of credit	255	360

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to average assets.  At December 31, 2014, Jacksonville Savings Bank met all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings.  If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors.  At December 31, 2014, Jacksonville Savings Bank’s core capital ratio was 12.25% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2014, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below.  There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category.  Jacksonville Savings Bank’s actual capital ratios at December 31, 2014 and 2013 are presented in the table below.

	Well Capitalized	December 31, 2014 Actual	December 31, 2013 Actual

Tier 1 Capital to Average Assets	5.00%	12.25%	11.51%
Tier 1 Capital to Risk-Weighted Assets	6.00%	17.56%	16.89%
Total Capital to Risk-Weighted Assets	10.00%	18.81%	18.15%

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

* * * * * *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders
Jacksonville Bancorp, Inc.
Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. (Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Decatur, Illinois
March 13, 2015

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2014 and 2013

Assets

	2014	2013

Cash and due from banks	$6,427,536	$2,796,331
Interest-earning demand deposits in banks	3,184,102	3,302,539

Cash and cash equivalents	9,611,638	6,098,870

Available-for-sale securities:
Investment securities	55,264,976	60,638,942
Mortgage-backed securities	41,419,921	48,345,655
Other investments	73,766	81,918
Loans held for sale	235,600	262,461
Loans, net of allowance for loan losses of $2,956,264 and $3,406,434 at December 31, 2014 and 2013	184,718,612	180,639,502
Premises and equipment, net of accumulated depreciation of $5,742,785 and $7,096,401 at December 31, 2014 and 2013	4,945,983	5,178,978
Federal Home Loan Bank stock	1,113,800	1,113,800
Foreclosed assets held for sale, net	176,671	281,918
Cash surrender value of life insurance	6,912,917	6,815,059
Interest receivable	1,713,243	1,817,415
Deferred income taxes	1,486,206	2,703,110
Mortgage servicing rights, net of valuation allowance of $56,969 and $73,392 as of December 31, 2014 and 2013	632,634	673,576
Goodwill	2,726,567	2,726,567
Other assets	892,118	1,041,005

Total assets	$311,924,652	$318,418,776

Jacksonville Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2014 and 2013

Liabilities and Stockholders’ Equity

	2014	2013
Liabilities
Deposits
Demand	$30,976,025	$29,976,167
Savings, NOW and money market	120,365,974	113,610,655
Time	94,599,563	108,151,569

Total deposits	245,941,562	251,738,391

Short-term borrowings	13,821,730	19,610,297
Deferred compensation	4,252,720	3,999,371
Advances from borrowers for taxes and insurance	962,762	857,814
Interest payable	166,052	210,226
Income taxes payable	200,781	34,621
Other liabilities	1,562,947	829,260

Total liabilities	266,908,554	277,279,980

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,799,483 – December 31, 2014 and 1,832,860 – December 31, 2013	17,995	18,329
Additional paid-in capital	13,900,743	14,561,085
Retained earnings	30,635,787	28,233,876
Accumulated other comprehensive income (loss)	711,483	(1,386,964)
Unallocated ESOP shares	(249,910)	(287,530)

Total stockholders’ equity	45,016,098	41,138,796

Total liabilities and stockholders’ equity	$311,924,652	$318,418,776

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2014 and 2013

	2014	2013
Interest and Fee Income
Loans, including fees	$9,157,672	$9,370,899
Debt securities
Taxable	225,722	238,419
Tax-exempt	1,525,723	1,554,595
Mortgage-backed securities	981,032	877,300
Other	1,759	36,552

Total interest income	11,891,908	12,077,765

Interest Expense
Deposits	1,436,803	1,766,740
Short-term borrowings	5,085	8,175
Federal Home Loan Bank advances	9,570	6,356

Total interest expense	1,451,458	1,781,271

Net Interest Income	10,440,450	10,296,494

Provision for Loan Losses	240,000	170,000

Net Interest Income After Provision for Loan Losses	10,200,450	10,126,494

Noninterest Income
Fiduciary activities	290,681	252,831
Commission income	1,201,869	1,056,380
Service charges on deposit accounts	714,425	826,082
Mortgage banking operations, net	124,564	238,974
Net realized gains on sales of available-for-sale securities	408,753	897,901
Loan servicing fees	361,586	372,219
Increase in cash surrender value of life insurance	185,986	194,841
ATM and bank card interchange income	494,360	430,639
Other	136,875	173,003

Total noninterest income	3,919,099	4,442,870

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2014 and 2013

	2014	2013
Noninterest Expense
Salaries and employee benefits	$6,480,468	$6,501,277
Occupancy and equipment	974,361	1,021,638
Data processing and telecommunications	531,554	624,134
Professional	532,096	283,447
Marketing	112,713	133,421
Postage and office supplies	235,090	266,128
Deposit insurance premium	153,137	156,125
ATM and bank card expense	282,574	245,448
Other	910,756	935,802

Total noninterest expense	10,212,749	10,167,420

Income Before Income Taxes	3,906,800	4,401,944

Provision for Income Taxes	934,046	1,188,299

Net Income	$2,972,754	$3,213,645

Basic Earnings Per Share	$1.66	$1.73

Diluted Earnings Per Share	$1.65	$1.73

Cash Dividends Per Share	$0.32	$0.31

Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2014 and 2013

	2014	2013

Net Income	$2,972,754	$3,213,645

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $1,219,994 and $(1,901,395) for 2014 and 2013, respectively	2,368,224	(3,690,942)
Less: reclassification adjustment for realized gains included in net income, net of taxes of $138,976 and $305,286 for 2014 and 2013, respectively	269,777	592,615

	2,098,447	(4,283,557)

Comprehensive Income (Loss)	$5,071,201	$(1,069,912)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2014 and 2013

			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2013	1,908,556	19,086	15,943,273	25,585,757

Net income	—	—	—	3,213,645

Other comprehensive income (loss)	—	—	—	—

Stock repurchases	(81,698)	(817)	(1,596,142)	—
Exercise of stock options	6,002	60	88,398	—
Tax benefit of nonqualified options	—	—	1,796	—
Stock-based compensation expense	—	—	90,162	—
Common shares held by ESOP, committed to be released	—	—	33,598	—
Dividends on common stock, $.31 per share	—	—	—	(565,526)

Balance, December 31, 2013	1,832,860	18,329	14,561,085	28,233,876

Net income	—	—	—	2,972,754

Other comprehensive income	—	—	—	—

Stock repurchases	(48,478)	(485)	(1,028,203)	—
Exercise of stock options	15,101	151	230,827	—
Tax benefit of nonqualified options	—	—	3,513	—
Stock-based compensation expense	—	—	90,163	—
Common shares held by ESOP, committed to be released	—	—	43,358	—
Dividends on common stock, $.32 per share	—	—	—	(570,843)

Balance, December 31, 2014	1,799,483	$17,995	$13,900,743	$30,635,787

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2014 and 2013

	Accumulated
	Other
	Comprehensive	Unallocated
	Income (Loss)	ESOP	Total

Balance, January 1, 2013	2,896,593	(324,380)	44,120,329

Net income	—	—	3,213,645

Other comprehensive income (loss)	(4,283,557)	—	(4,283,557)

Stock repurchases	—	—	(1,596,959)
Exercise of stock options	—	—	88,458
Tax benefit of nonqualified options	—	—	1,796
Stock-based compensation expense	—	—	90,162
Common shares held by ESOP, committed to be released	—	36,850	70,448
Dividends on common stock, $.31 per share	—	—	(565,526)

Balance, December 31, 2013	(1,386,964)	(287,530)	41,138,796

Net income	—	—	2,972,754

Other comprehensive income	2,098,447	—	2,098,447

Stock repurchases	—	—	(1,028,688)
Exercise of stock options	—	—	230,978
Tax benefit of nonqualified options	—	—	3,513
Stock-based compensation expense	—	—	90,163
Common shares held by ESOP, committed to be released	—	37,620	80,978
Dividends on common stock, $.32 per share	—	—	(570,843)

Balance, December 31, 2014	$711,483	$(249,910)	$45,016,098

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2014 and 2013

	2014	2013
Operating Activities
Net income	$2,972,754	$3,213,645
Items not requiring (providing) cash
Depreciation and amortization	385,385	382,299
Provision for loan losses	240,000	170,000
Amortization of premiums and discounts on securities and loans	724,332	948,972
Deferred income taxes	135,886	(31,880)
Net realized gains on available-for-sale securities	(408,753)	(897,901)
Loss from sale/disposal of premises and equipment	—	75,360
Amortization of mortgage servicing rights	127,647	170,523
Recovery of mortgage servicing rights asset	—	(33,649)
Increase in cash surrender value of life insurance, net	(97,858)	(202,417)
Gains on sales of foreclosed assets	(9,122)	—
Shares held by ESOP committed to be released	80,978	70,448
Stock-based compensation expense	90,163	90,162
Changes in
Interest receivable	104,172	236,057
Other assets	(89,576)	339,036
Interest payable	(44,174)	(66,531)
Other liabilities	1,153,196	(92,216)
Origination of loans held for sale	(12,358,997)	(23,747,987)
Proceeds from sales of loans held for sale	12,543,780	24,459,995

Net cash provided by operating activities	5,549,813	5,083,916

Investing Activities
Net change in interest-earning time deposits	—	2,972,000
Purchases of available-for-sale securities	(23,850,584)	(43,336,382)
Proceeds from maturities and payments of available-for-sale securities	7,764,734	13,997,055
Proceeds from the sales of available-for-sale investments and other investments	31,257,071	29,214,848
Net change in loans	(4,387,125)	(7,185,004)
Purchase of premises and equipment	(152,390)	(268,232)
Proceeds from sale of premises and equipment	—	286,371
Proceeds from the sale of foreclosed assets	176,737	—

Net cash provided by (used in) investing activities	10,808,443	(4,319,344)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2014 and 2013

	2014	2013

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$7,755,177	$7,930,755
Net decrease in certificates of deposit	(13,552,006)	(14,713,093)
Net increase (decrease) in short-term borrowings	(5,788,567)	6,869,687
Net increase in advances from borrowers for taxes and insurance	104,948	25,469
Stock repurchase	(1,028,688)	(1,596,959)
Proceeds from stock options exercised	234,491	90,254
Dividends paid	(570,843)	(565,526)

Net cash used in financing activities	(12,845,488)	(1,959,413)

Increase (Decrease) in Cash and Cash Equivalents	3,512,768	(1,194,841)

Cash and Cash Equivalents, Beginning of Year	6,098,870	7,293,711

Cash and Cash Equivalents, End of Year	$9,611,638	$6,098,870

Supplemental Cash Flows Information

Interest paid	$1,495,632	$1,847,802

Income taxes paid	$632,000	$1,399,673

Sale and financing of foreclosed assets	$298,000	$—

Real estate acquired in settlement of loans	$374,116	$129,078

Dividends declared not paid	$143,959	$147,229

Exercise and retirement of shares in stock option plan	$101,130	$63,445

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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
December 31, 2014 and 2013

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.  At December 31, 2014 and 2013, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits in banks.

At December 31, 2014, the Company’s cash accounts did not exceed federally insured limits.

Interest-earning Time Deposits in Banks

Interest-earning time deposits in banks are generally short-term and are carried at cost.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss).  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are recorded on the settlement date and are determined using the specific identification method.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Other Investments

Other investments at December 31, 2014 and 2013 include local municipal bonds and equity investments in local community development organizations.  The municipal bonds mature ratably through the year 2030.  These securities have no readily ascertainable market value and are carried at cost.

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
December 31, 2014 and 2013

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
December 31, 2014 and 2013

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

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present.  A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill.  If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment.  If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value.  Subsequent increases in goodwill value are not recognized in the financial statements.  The goodwill was not deemed impaired as of December 31, 2014 or 2013.

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
December 31, 2014 and 2013

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

Stock Options

At December 31, 2014 and 2013, the Company has a stock-based employee compensation plan, which is described more fully in Note 15.

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
December 31, 2014 and 2013

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

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment.  With a few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2011.

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
December 31, 2014 and 2013

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income taxes.  Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company.  Fees from trust activities are recorded as revenue over the period in which the service is provided.  Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department.  This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes.  Generally, the actual trust fee is charged to each account on a monthly basis.  Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred.  The Company managed or administered approximately 114 and 110 trust accounts with assets totaling approximately $78.6 million and $71.8 million at December 31, 2014 and 2013, respectively.

Reclassifications

Certain amounts included in the 2013 consolidated statements have been reclassified to conform to the 2014 presentation.

Recent and Future Accounting Requirements

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).  The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards).  The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach.  Early adoption is not permitted.  Management is evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s Consolidated Financial Statements.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Note 2: Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank.  The reserve required at December 31, 2014 and 2013, was $1,402,000 and $1,310,000, respectively.

Note 3: Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2014:
U.S. Government and federal agencies	$10,031,683	$65,328	$(138,738)	$9,958,273
Mortgage-backed securities (Government-sponsored enterprises - residential)	41,196,695	433,757	(210,531)	41,419,921
Municipal bonds	44,378,515	1,457,977	(529,789)	45,306,703

	$95,606,893	$1,957,062	$(879,058)	$96,684,897

December 31, 2013:
U.S. Government and federal agencies	$10,710,675	$114,936	$(405,535)	$10,420,076
Mortgage-backed securities (Government-sponsored enterprises - residential)	49,486,337	219,222	(1,359,904)	48,345,655
Municipal bonds	50,889,046	1,053,134	(1,723,314)	50,218,866

	$111,086,058	$1,387,292	$(3,488,753)	$108,984,597

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The amortized cost and fair value of available-for-sale securities at December 31, 2014, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$535,664	$544,411
One to five years	9,184,010	9,490,518
Five to ten years	25,748,781	26,064,641
After ten years	18,941,743	19,165,406
	54,410,198	55,264,976
Mortgage-backed securities	41,196,695	41,419,921

Totals	$95,606,893	$96,684,897

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $21,121,613 at December 31, 2014 and $20,420,437 at December 31, 2013.

The carrying value of securities sold under agreements to repurchase amounted to $9,165,462 and $9,541,242 at December 31, 2014 and 2013, respectively.

Gross gains of $429,105 and $907,908 and gross losses of $(20,352) and $(10,007) resulting from sales of available-for-sale securities were realized for 2014 and 2013, respectively.  The tax provision applicable to these net realized gains amounted to $138,976 and $305,286, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost.  Total fair value of these investments at December 31, 2014 and 2013, was $40,587,408 and $71,198,051, which is approximately 42% and 65%, respectively, of the Company’s available-for-sale investment portfolio.  The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013:

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$2,955,829	$(28,208)	$3,949,940	$(110,530)	$6,905,769	$(138,738)
Mortgage-backed securities (Government-sponsored enterprises - residential)	2,061,203	(13,358)	13,725,099	(197,173)	15,786,302	(210,531)
Municipal bonds	3,953,168	(44,654)	13,942,169	(485,135)	17,895,337	(529,789)

Total temporarily impaired securities	$8,970,200	$(86,220)	$31,617,208	$(792,838)	$40,587,408	$(879,058)

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$5,824,808	$(367,005)	$470,324	$(38,530)	$6,295,132	$(405,535)
Mortgage-backed securities (Government-sponsored enterprises - residential)	33,521,545	(1,065,542)	6,087,526	(294,362)	39,609,071	(1,359,904)
Municipal bonds	22,534,325	(1,462,733)	2,759,523	(260,581)	25,293,848	(1,723,314)

Total temporarily impaired securities	$61,880,678	$(2,895,280)	$9,317,373	$(593,473)	$71,198,051	$(3,488,753)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases.  The Company expects to recover the amortized cost basis over the term of the securities.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by interest rate increases.  The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments.  Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2014.

Note 4: Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2014	2013

Mortgage loans on real estate
Residential 1-4 family	$44,561,089	$44,286,657
Commercial	40,474,855	38,920,692
Agricultural	40,119,130	35,005,662
Home equity	11,283,264	11,729,112
Total mortgage loans on real estate	136,438,338	129,942,123

Commercial loans	26,813,880	29,946,928
Agricultural	11,844,973	10,559,593
Consumer	12,587,101	13,605,897
	187,684,292	184,054,541

Less
Net deferred loan fees	9,416	8,605
Allowance for loan losses	2,956,264	3,406,434

Net loans	$184,718,612	$180,639,502

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The Company’s loan portfolio includes loan participations purchased from other institutions.  The outstanding balance of these purchased loans totaled $14,064,902 and $14,210,231 as of December 31, 2014 and 2103, respectively.  Participations purchased during the years ended December 31, 2014 and 2013 totaled $2,677,750 and $3,877,762, respectively.

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

Loan originations are derived from a number of sources such as real estate broker referrals, existing customers, builders, attorneys and walk-in customers.  Upon receipt of a loan application, a credit report is obtained to verify specific information relating to the applicant’s employment, income, and credit standing.  In the case of a real estate loan, an appraisal of the real estate intended to secure the proposed loan is undertaken by an independent appraiser approved by the Company.  A loan application file is first reviewed by a loan officer in the loan department who checks applications for accuracy and completeness, and verifies the information provided.  The financial resources of the borrower and the borrower’s credit history, as well as the collateral securing the loan, are considered an integral part of each risk evaluation prior to approval.  All residential real estate loans are then verified by our loan risk management department prior to closing.  The board of directors has established individual lending authorities for each loan officer by loan type.  Loans over an individual officer’s lending limit must be approved by the officers’ loan committee consisting of the chairman of the board, president, chief lending officer and all lending officers, which meets three times a week, and has lending authority up to $750,000 depending on the type of loan.  Loans to borrowers with an aggregate principal balance over this limit, up to $1.0 million, must be approved by the directors’ loan committee, which meets weekly and consists of the chairman of the board, president, senior vice president, chief lending officer and at least two outside directors, plus all lending officers as non-voting members.  The board of directors approves all loans to borrowers with an aggregate principal balance over $1.0 million.  The board of directors ratifies all loans that are originated.  Once the loan is approved, the applicant is informed and a closing date is scheduled.  Loan commitments are typically funded within 45 days.

If the loan is approved, the borrower must provide proof of fire and casualty insurance on the property serving as collateral which insurance must be maintained during the full term of the loan; flood insurance is required in certain instances.  Title insurance is generally required on loans secured by real property.

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
December 31, 2014 and 2013

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

When underwriting residential real estate loans, the Company reviews and verifies each loan applicant’s income and credit history.  Management believes that stability of income and past credit history are integral parts in the underwriting process.  Generally, the applicant’s total monthly mortgage payment, including all escrow amounts, is limited to 30% of the applicant’s total monthly income.  In addition, total monthly obligations of the applicant, including mortgage payments, should not generally exceed 43% of total monthly income.  Written appraisals are generally required on real estate property offered to secure an applicant’s loan.  For one-to-four family real estate loans with loan to value ratios of over 80%, private mortgage insurance is generally required.  Fire and casualty insurance is also required on all properties securing real estate loans.  Title insurance may be required, as circumstances warrant.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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

Commercial and Agricultural Real Estate Loans - The Company originates and purchases commercial and agricultural real estate loans.  Commercial and agricultural real estate loans are secured primarily by improved properties such as farms, retail facilities and office buildings, churches and other non-residential buildings.  The maximum loan-to-value ratio for commercial and agricultural real estate loans originated is generally 75%.  The commercial and agricultural real estate loans are generally written up to terms of five years with adjustable interest rates.  The rates are generally tied to the prime rate and generally have a specified floor.  Many of the adjustable-rate commercial real estate loans are not fully amortizing and therefore require a “balloon” payment at maturity.  The Company purchases from time to time commercial real estate loan participations primarily from outside the Company’s market area.  All participation loans are approved following a review to ensure that the loan satisfies the underwriting standards.

Underwriting standards for commercial and agricultural real estate loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan.  The income approach is primarily utilized to determine whether income generated from the applicant’s business or real estate offered as collateral is adequate to repay the loan.  There is an emphasis on the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%).  In underwriting a loan, the value of the real estate offered as collateral in relation to the proposed loan amount is considered.  Generally, the loan amount cannot be greater than 75% of the value of the real estate.  Written appraisals are usually obtained from either licensed or certified appraisers on all commercial and agricultural real estate loans in excess of $250,000.  Creditworthiness of the applicant is assessed by reviewing a credit report, financial statements and tax returns of the applicant, as well as obtaining other public records regarding the applicant.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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

Underwriting standards for commercial and agricultural business loans include a determination of the applicant’s ability to meet existing obligations and payments on the proposed loan from normal cash flows generated in the applicant’s business.  Financial strength of each applicant is assessed through the review of financial statements and tax returns provided by the applicant.  The creditworthiness of an applicant is derived from a review of credit reports as well as a search of public records.  Business loans are periodically reviewed following origination.  Financial statements are requested at least annually and reviewed for substantial deviations or changes that might affect repayment of the loan.  Loan officers also visit the premises of borrowers to observe the business premises, facilities, and personnel and to inspect the pledged collateral.  Underwriting standards for business loans are different for each type of loan depending on the financial strength of the applicant and the value of collateral offered as security.

Home Equity and Consumer Loans – The Company originates home equity and other consumer loans.  Home equity loans and lines of credit are generally secured by the borrower’s principal residence.  The maximum amount of a home equity loan or line of credit is generally 95% of the appraised value of a borrower’s real estate collateral including the amount of any prior mortgages or related liabilities.  Home equity loans and lines of credit are approved with both fixed and adjustable interest rates which are determined based upon market conditions.  Such loans may be fully amortized over the life of the loan or have a balloon feature.  Generally, the maximum term for home equity loans is 10 years.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The principal types of other consumer loans offered are loans secured by automobiles, deposit accounts, and mobile homes.  Unsecured consumer loans are also generated.  Consumer loans are generally offered on a fixed-rate basis.  Automobile loans with maturities of up to 60 months are offered for new automobiles.  Loans secured by used automobiles will have maximum terms which vary depending upon the age of the automobile.  Automobile loans with a loan-to-value ratio below the greater of 80% of the purchase price or 100% of NADA loan value are generally originated, although the loan-to-value ratio may be greater or less depending on the borrower’s credit history, debt to income ratio, home ownership and other banking relationships with the Company.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2014 and 2013:

	December 31, 2014
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$856,144	$745,760	$175,028	$1,034,189	$52,798	$201,993	$184,848	$155,674	$3,406,434
Provision charged to expense	241,875	392,009	20,518	(327,057)	5,136	5,887	3,950	(102,318)	240,000
Losses charged off	(100,319)	(287,474)	—	(285,411)	—	(5,403)	(25,781)	—	(704,388)
Recoveries	1,560	5,168	—	88	—	3,100	4,302	—	14,218
Balance, end of year	$999,260	$855,463	$195,546	$421,809	$57,934	$205,577	$167,319	$53,356	$2,956,264
Ending balance: individually evaluated for impairment	$183,196	$348,240	$—	$154,089	$—	$9,982	$—	$—	$695,507
Ending balance: collectively evaluated for impairment	$816,064	$507,223	$195,546	$267,720	$57,934	$195,595	$167,319	$53,356	$2,260,757

Loans:
Ending balance	$44,561,089	$40,474,855	$40,119,130	$26,813,880	$11,844,973	$11,283,264	$12,587,101	$—	$187,684,292
Ending balance: individually evaluated for impairment	$713,962	$1,690,251	$1,009,889	$240,805	$258,140	$37,531	$8,469	$—	$3,959,047
Ending balance: collectively evaluated for impairment	$43,847,127	$38,784,604	$39,109,241	$26,573,075	$11,586,833	$11,245,733	$12,578,632	$—	$183,725,245

	December 31, 2013
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$741,029	$828,873	$149,568	$934,251	$43,930	$328,996	$151,474	$161,343	$3,339,464
Provision charged to expense	261,492	(218,949)	25,460	92,597	8,868	(78,628)	84,829	(5,669)	170,000
Losses charged off	(162,448)	—	—	—	—	(63,410)	(66,467)	—	(292,325)
Recoveries	16,071	135,836	—	7,341	—	15,035	15,012	—	189,295
Balance, end of year	$856,144	$745,760	$175,028	$1,034,189	$52,798	$201,993	$184,848	$155,674	$3,406,434
Ending balance: individually evaluated for impairment	$—	$248,857	$—	$622,730	$—	$—	$10,836	$—	$882,423
Ending balance: collectively evaluated for impairment	$856,144	$496,903	$175,028	$411,459	$52,798	$201,993	$174,012	$155,674	$2,524,011

Loans:
Ending balance	$44,286,657	$38,920,692	$35,005,662	$29,946,928	$10,559,593	$11,729,112	$13,605,897	$—	$184,054,541
Ending balance: individually evaluated for impairment	$563,524	$1,531,078	$—	$662,730	$—	$71,548	$101,089	$—	$2,929,969
Ending balance: collectively evaluated for impairment	$43,723,133	$37,389,614	$35,005,662	$29,284,198	$10,559,593	$11,657,564	$13,504,808	$—	$181,124,572

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

There have been no changes to the Company’s accounting policies or methodology from the prior periods.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis is performed on all loans at origination.  In addition, lending relationships over $750,000, new commercial and commercial real estate loans, and watch list credits over $75,000 are reviewed annually by our loan review department in order to verify risk ratings.  The Company uses the following definitions for risk ratings:

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2014 and 2013:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial
	2014	2013	2014	2013	2014	2013	2014	2013

Pass	$41,530,699	$41,061,498	$38,122,972	$36,489,660	$39,109,241	$35,005,662	$26,563,823	$29,231,227
Special Mention	655,049	775,545	53,750	57,488	887,048	—	—	—
Substandard	2,375,341	2,449,614	2,298,133	2,373,544	122,841	—	250,057	715,701

Total	$44,561,089	$44,286,657	$40,474,855	$38,920,692	$40,119,130	$35,005,662	$26,813,880	$29,946,928

	Agricultural Business		Home Equity		Consumer
	2014	2013	2014	2013	2014	2013

Pass	$11,586,833	$10,559,593	$10,833,853	$11,215,416	$12,386,412	$13,302,507
Special Mention	258,140	—	162,103	155,515	80,544	68,480
Substandard	—	—	287,308	358,181	120,145	234,910

Total	$11,844,973	$10,559,593	$11,283,264	$11,729,112	$12,587,101	$13,605,897

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2014 and 2013:

	December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$420,086	$286,622	$613,534	$1,320,242	$43,240,847	$44,561,089	$—
Commercial real estate	—	794,110	39,023	833,133	39,641,722	40,474,855	—
Agricultural real estate	—	—	122,841	122,841	39,996,289	40,119,130	—
Commercial	—	—	—	—	26,813,880	26,813,880	—
Agricultural business	—	—	—	—	11,844,973	11,844,973	—
Home equity	96,971	11,561	58,360	166,892	11,116,372	11,283,264	—
Consumer	90,558	5,531	16,560	112,649	12,474,452	12,587,101	—

Total	$607,615	$1,097,824	$850,318	$2,555,757	$185,128,535	$187,684,292	$—

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$350,539	$95,782	$806,877	$1,253,198	$43,033,459	$44,286,657	$—
Commercial real estate	—	68,216	78,281	146,497	38,774,195	38,920,692	—
Agricultural real estate	—	—	—	—	35,005,662	35,005,662	—
Commercial	—	—	—	—	29,946,928	29,946,928	—
Agricultural business	—	—	—	—	10,559,593	10,559,593	—
Home equity	156,331	47,585	55,288	259,204	11,469,908	11,729,112	—
Consumer	108,452	26,212	9,900	144,564	13,461,333	13,605,897	—

Total	$615,322	$237,795	$950,346	$1,803,463	$182,251,078	$184,054,541	$—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013
The following tables present impaired loans for the years ended December 31, 2014 and 2013:

	December 31, 2014
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$129,272	$129,272	$—	$220,541	$12,818	$13,076
Commercial real estate	564,610	564,610	—	757,616	19,826	18,816
Agricultural real estate	1,009,889	1,009,889	—	1,037,661	58,253	49,159
Agricultural business	258,140	258,140	—	358,529	13,723	1,046
Home equity	27,549	27,549	—	29,505	2,881	2,939
Consumer	8,469	8,469	—	12,285	951	964
Loans with a specific valuation allowance
1-4 Family	584,690	584,690	183,196	604,031	28,722	26,783
Commercial real estate	1,125,641	1,125,641	348,240	1,134,401	66,864	60,012
Commercial	240,805	240,805	154,089	319,812	14,425	16,554
Home equity	9,982	9,982	9,982	9,993	247	187
Total:
1-4 family	713,962	713,962	183,196	824,572	41,540	39,859
Commercial real estate	1,690,251	1,690,251	348,240	1,892,017	86,690	78,828
Agricultural real estate	1,009,889	1,009,889	—	1,037,661	58,253	49,159
Commercial	240,805	240,805	154,089	319,812	14,425	16,554
Agricultural business	258,140	258,140	—	358,529	13,723	1,046
Home equity	37,531	37,531	9,982	39,498	3,128	3,126
Consumer	8,469	8,469	—	12,285	951	964

Total	$3,959,047	$3,959,047	$695,507	$4,484,374	$218,710	$189,536

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

	December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$563,524	$563,524	$—	$652,373	$27,250	$25,347
Commercial real estate	63,293	63,293	—	96,019	5,282	5,327
Home equity	71,548	71,548	—	66,388	3,017	2,980
Consumer	4,528	4,528	—	6,419	453	442
Loans with a specific valuation allowance
Commercial real estate	1,467,785	1,467,785	248,857	1,488,243	79,719	74,028
Commercial	662,730	662,730	622,730	726,269	34,465	33,921
Consumer	96,561	96,561	10,836	99,401	1,586	1,576
Total:
1-4 family	563,524	563,524	—	652,373	27,250	25,347
Commercial real estate	1,531,078	1,531,078	248,857	1,584,262	85,001	79,355
Commercial	662,730	662,730	622,730	726,269	34,465	33,921
Home equity	71,548	71,548	—	66,388	3,017	2,980
Consumer	101,089	101,089	10,836	105,820	2,039	2,018

Total	$2,929,969	$2,929,969	$882,423	$3,135,112	$151,772	$143,621

The following table presents the Company’s nonaccrual loans at December 31, 2014 and 2013.  This table excludes performing troubled debt restructurings.

	2014	2013

1-4 family	$994,855	$1,339,487
Commercial real estate	932,578	208,297
Agricultural real estate	122,841	—
Commercial	22,438	37,939
Agricultural business	—	—
Home equity	120,698	133,823
Consumer	70,643	62,617

Total	$2,264,053	$1,782,163

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

At December 31, 2014 and 2013, the Company had a number of loans that were modified in troubled debt restructurings (TDR’s) and impaired.  The modification of terms of such loans included one or a combination of the following:  an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of December 31, 2014 and 2013.

	2014	2013

1-4 family	$747,470	$661,880
Commercial real estate	1,265,079	1,137,667
Agricultural real estate	—	—
Commercial	212,579	675,483
Agricultural business	—	—
Home equity	15,379	79,087
Consumer	42,786	43,559

Total	$2,283,293	$2,597,676

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of December 31, 2014 and 2013.

	2014	2013

1-4 family	$567,931	$591,000
Commercial real estate	470,969	1,074,194
Agricultural real estate	—	—
Commercial	212,579	675,483
Agricultural business	—	—
Home equity	12,074	13,015
Consumer	42,786	42,059

Total	$1,306,339	$2,395,751

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The following table presents loans modified as troubled debt restructurings during the years ended December 31, 2014 and 2013.

	Year Ended December 31, 2014		Year Ended December 31, 2013
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment

1-4 family	3	$201,879	8	$522,819
Commercial real estate	1	386,355	3	175,649
Agricultural real estate	—	—	—	—
Commercial	—	—	1	40,644
Agricultural business	—	—	—	—
Home equity	—	—	—	—
Consumer	1	15,953	1	27,593

Total	5	$604,187	13	$766,705

2014 Modifications

The Company modified three one-to-four family residential real estate loans, with a recorded investment of $201,879, which were deemed TDR’s.  Two of the loans were restructured with the interest and real estate taxes capitalized to the balance of the note.  One of the loans was extended without the full collection of accrued interest.  None of the modifications resulted in a reduced interest rate or a write-off of the principal balance.

The Company modified one commercial real estate loan with a total recorded balance of $386,355, which was deemed a TDR.  The loan was restructured to provide additional funds for cash flow needs of the borrower.  The modification did not result in a reduced interest rate or a write-off of the principal balance.

The Company modified one consumer loan with a recorded investment of $15,953, which was deemed a TDR.  The modification was made to change the payment schedule to interest-only for a period of time.  The modification did not result in a reduced interest rate or a write-off of the principal balance.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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

TDRs with Defaults

Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses.  During the year ended December 31, 2014, one residential real estate loan of $38,737 and one home equity loan of $3,305 were considered TDR’s defaulted as they were more than 90 days past due at December 31, 2014.  In addition, three residential real estate loans of $140,549, two commercial real estate loans of $840,115, two commercial loans of $22,437, and one consumer loan of $25,055 were considered TDR’s defaulted as they were in a nonaccrual status but are performing in accordance with their modified terms.

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

Note 5: Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2014	2013

Land	$773,186	$773,186
Buildings and improvements	6,661,148	6,694,149
Equipment	3,254,434	4,808,044
	10,688,768	12,275,379
Less accumulated depreciation	(5,742,785)	(7,096,401)

Net premises and equipment	$4,945,983	$5,178,978

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Note 6: Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.  The unpaid principal balance of mortgage loans serviced for others was $137,877,795 and $145,883,259 at December 31, 2014 and 2013, respectively.

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2014	2013
Mortgage servicing rights
Balance, beginning of year	$746,968	$793,715
Additions	53,859	101,538
Amortization	(111,224)	(148,285)
Balance at end of year	689,603	746,968

Valuation allowances
Balance at beginning of year	73,392	129,279
Additions due to decreases in market value	—	—
Reduction due to increases in market value	—	(33,649)
Reduction due to payoff of loans	(16,423)	(22,238)
Balances at end of year	56,969	73,392

Mortgage servicing assets, net	$632,634	$673,576

Fair value disclosures
Fair value as of the beginning of the period	$1,120,000	$765,029
Fair value as of the end of the period	$979,699	$1,120,000

In prior years, a valuation allowance of $428,030 was necessary to adjust the aggregate cost basis of the mortgage servicing right asset to fair value.  The valuation allowance was adjusted during 2013 and 2014 due to payments received on the related loans as well as changes in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value.  For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Note 7: Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $96,271,806 at December 31, 2014 and $96,951,245 at December 31, 2013.

The following table represents deposit interest expense by deposit type:

	December 31,
	2014	2013

Savings, NOW and Money Market	$257,214	$256,010
Certificates of deposit	1,179,589	1,510,730

Total deposit interest expense	$1,436,803	$1,766,740

At December 31, 2014, the scheduled maturities of time deposits are as follows:

2015	$51,911,089
2016	20,213,799
2017	10,056,961
2018	5,760,161
2019	6,657,553

$94,599,563

Note 8: Short-term Borrowings

Short-term borrowings include securities sold under agreements to repurchase totaling $8,821,730 and $8,810,297 at December 31, 2014 and 2013, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties.  The obligations are secured by investments and such collateral is held by the Company.  The maximum amount of outstanding agreements at any month end during 2014 and 2013 totaled $9,483,795 and $9,445,747, respectively, and the monthly average of such agreements totaled $6,229,604 and $6,208,142 for 2014 and 2013, respectively.  The agreements at December 31, 2014, are all for overnight borrowings.

Also included in short-term borrowings are advances with the Federal Home Loan Bank (FHLB) of which $5,000,000 and $10,800,000 had been extended as of December 31, 2014 and 2013, respectively.  The advances mature in 2015 and are secured by mortgage loans totaling $42,384,000 at December 31, 2014.  Advances, at an interest rate of 0.33%, are subject to restrictions or penalties in the event of prepayment.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Note 9: Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions.  During the years ended December 31, 2014 and 2013, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2014	2013

Taxes currently payable
Federal	$798,160	$813,409
State	—	406,770
Deferred income taxes	135,886	(31,880)

Income tax expense	$934,046	$1,188,299

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2014	2013

Computed at the statutory rate (34%)	$1,328,312	$1,496,661
Increase (decrease) resulting from
Tax exempt interest	(503,089)	(509,850)
State income taxes, net	173,879	264,287
Increase in cash surrender value	(63,235)	(66,246)
Other	(1,821)	3,447

Actual tax expense	$934,046	$1,188,299

Tax expense as a percentage of pre-tax income	23.91%	26.99%

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2014	2013
Deferred tax assets
Allowance for loan losses	$1,060,419	$1,241,702
Deferred compensation	1,712,570	1,610,547
State net operating loss carryforward	4,749	186,497
Unrealized losses on available-for-sale securities	—	714,497
Other	40,270	840
	2,818,008	3,754,083

Deferred tax liabilities
Unrealized gains on available-for-sale securities	(366,521)	—
Depreciation	(478,427)	(536,706)
Federal Home Loan Bank stock dividends	(152,224)	(152,224)
Prepaid expenses	(79,868)	(90,794)
Mortgage servicing rights	(254,762)	(271,249)
	(1,331,802)	(1,050,973)

Net deferred tax asset	$1,486,206	$2,703,110

At December 31, 2014 and 2013, the Company had Illinois net operating loss carryforwards totaling approximately $98,574 and $3,870,846, respectively, which will expire in varying amounts between 2018 and 2022.  Recent Illinois legislation limited the use of these loss carryovers for tax years 2011 through 2013 and the expiration dates were extended by three years.  Management believes the Company will produce taxable earnings in the future which will enable the net operating loss carryforwards to be utilized prior to expiration.

Retained earnings at December 31, 2014 and 2013, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized.  These amounts represent an allocation of income to bad debt deductions for tax purposes only.  Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.  The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2014 and 2013.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Note 10: Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2014	2013

Net unrealized gain (loss) on securities available-for-sale	$1,078,004	$(2,101,461)

Tax effect	(366,521)	714,497

Net-of-tax amount	$711,483	$(1,386,964)

Note 11: Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the statements of income during the years ended December 31, 2014 and 2013, were as follows:

	Amounts Reclassified from AOCI		Affected Line Item in the
	2014	2013	Statements of Income

Unrealized gains on available-for-sale securities	$408,753	$897,901	Realized gain on sale of securities
			Total reclassified amount before tax
	(138,976)	(305,286)	Tax expense

	$269,777	$592,615	Net reclassified amount

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2014 and 2013, that the Bank meets all capital adequacy requirements to which it is subject.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

As of December 31, 2014, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014
Total risk-based capital (to risk-weighted assets)	$40,252	18.81%	$17,119	8.0%	$21,399	10.0%

Tier I capital (to risk-weighted assets)	37,574	17.56	8,560	4.0	12,839	6.0

Tier I capital (to average assets)	37,574	12.25	12,269	4.0	15,336	5.0

Tangible capital (to adjusted tangible assets)	37,574	12.25	4,601	1.5	—	N/A

As of December 31, 2013
Total risk-based capital (to risk-weighted assets)	$38,766	18.15%	$17,089	8.0%	$21,361	10.0%

Tier I capital (to risk-weighted assets)	36,087	16.89	8,544	4.0	12,817	6.0

Tier I capital (to average assets)	36,087	11.51	12,546	4.0	15,682	5.0

Tangible capital (to adjusted tangible assets)	36,087	11.51	4,705	1.5	—	N/A

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2014	2013

Bank equity	$41,012	$37,427
Less net unrealized gain (loss)	711	(1,387)
Less disallowed goodwill	2,727	2,727

Tier 1 capital	37,574	36,087

Plus allowance for loan losses	2,678	2,679

Total risked-based capital	$40,252	$38,766

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.  As of December 31, 2014, the Bank has $1,396,844 available for the payment of dividends without prior regulatory approval.

On January 19, 2010, the Boards of Directors of the Company, Jacksonville Bancorp, MHC and the Bank each unanimously adopted a Plan of Conversion and Reorganization of Jacksonville Bancorp, MHC (the “Plan”) pursuant to which Jacksonville Bancorp, MHC undertook a “second-step” conversion and ceased to exist. Jacksonville Bancorp, MHC reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July 14, 2010.

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the Company substantially restricted retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The Bank will establish a parallel liquidation account to support the Company’s liquidation account in the event the Company does not have sufficient assets to fund its obligations under its liquidation account. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. In the event of a complete liquidation of the Bank or the Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

Note 13: Related Party Transactions

At December 31, 2014 and 2013, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $3,523,047 and $3,852,658, respectively.

Annual activity consisted of the following:

	2014	2013

Balance beginning of year	$3,852,658	$4,052,339
Additions	1,876,445	1,156,220
Repayments	(2,206,056)	(1,355,901)

Balance, end of year	$3,523,047	$3,852,658

Deposits from related parties held by the Company at December 31, 2014 and 2013 totaled approximately $3,112,000 and $3,117,000, respectively.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Note 14: Employee Benefits

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees.  The Company’s contributions to this plan were $232,567 and $224,099 for the years ended December 31, 2014 and 2013, respectively.  The plan invests some of its assets in deposit accounts at the Company which earned interest at a rate of 1.85% for the year ended December 31, 2014 and 1.85% to 2.00% for the year ended December 31, 2013.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees.  Contributions are determined annually by the Company’s Board of Directors.  Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2014 or 2013.  The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index.  The amount recorded on the consolidated balance sheets as deferred compensation was $2,451,200 and $2,374,940 as of December 31, 2014 and 2013, respectively.  Compensation expense related to the plan was $140,714 and $139,308 for the years ended December 31, 2014 and 2013, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees.  The agreements provide for monthly payments at retirement or death.  The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 4.75% discount rate.  The amount recorded on the consolidated balance sheets as deferred compensation was $1,801,520 and $1,624,431 as of December 31, 2014 and 2013, respectively.  Compensation expense related to the plans was $241,745 and $302,138 for the years ended December 31, 2014 and 2013, respectively.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

ESOP expense for the years ended December 31, 2014 and 2013 was $80,978 and $70,448, respectively.

	2014	2013

Allocated shares	$54,519	$55,515
Shares committed for allocation	3,767	3,680
Unearned shares	24,991	28,758

Total ESOP shares	83,277	87,953

Fair value of unearned shares at December 31	$574,793	$562,219

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

A summary of option activity under the Plans as of December 31, 2014 and 2013, and changes during the years then ended, is presented below:

	2014
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	101,336	$15.63
Granted	—	—
Exercised	(15,101)	15.53
Forfeited or expired	(400)	15.65

Outstanding, end of year	85,835	$15.65	7.25	$630,887

Exercisable, end of year	23,600	$15.65	7.25	$173,460

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

	2013
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	107,338	$15.60
Granted	—	—
Exercised	(6,002)	15.04
Forfeited or expired	—	—

Outstanding, end of year	101,336	$15.63	8.17	$397,049

Exercisable, end of year	18,151	$15.55	7.78	$72,628

The total intrinsic value of options exercised during the years ended December 31, 2014 and 2013 was $90,606 and $24,548, respectively.

As of December 31, 2014, there was $202,804 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2012 Plan.  That cost is expected to be recognized over a weighted-average period of 3 years.  The total fair value of shares vested during the year ended December 31, 2014 and 2013 was $90,163 and $90,162.  The recognized tax benefit related thereto was $34,622 and $36,309 for the years ended December 31, 2014 and 2013, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2014 and 2013, and changes during the year then ended, is presented below:

	December 31, 2014
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	83,185	$4.34
Granted	—	—
Vested	(20,550)	4.34
Forfeited	(400)	—

Nonvested, end of year	62,235	$4.34

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

	December 31, 2013
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	104,035	$4.34
Granted	—	—
Vested	(20,850)	4.34
Forfeited	—	—

Nonvested, end of year	83,185	$4.34

Note 16: Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2014
	Income	Weighted- Average Shares	Per Share Amount

Net income	$2,972,754

Basic earnings per share
Income available to common stockholders		1,791,888	$1.66

Effect of dilutive securities
Stock options		11,173

Diluted earnings per share
Income available to common stockholders	$2,972,754	1,803,061	$1.65

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

	Year Ended December 31, 2013
	Income	Weighted- Average Shares	Per Share Amount

Net income	$3,213,645

Basic earnings per share
Income available to common stockholders		1,853,240	$1.73

Effect of dilutive securities
Stock options		296

Diluted earnings per share
Income available to common stockholders	$3,213,645	1,853,536	$1.73

Options to purchases 100,235 shares of common stock were outstanding at December 31, 2013, but were not included in the computation of diluted EPS because the shares were considered antidilutive for the year ended December 31, 2013.

Note 17: Disclosures about Fair Value of Assets

Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.  Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs.  There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Recurring Measurements

The following table presents the fair value measurements of assets  recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013:

		December 31, 2014
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government agencies	$9,958,273	$—	$9,958,273	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	41,419,921	—	41,419,921	—
Municipal bonds	45,306,703	—	45,306,703	—

		December 31, 2013
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government agencies	$10,420,076	$—	$10,420,076	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	48,345,655	—	48,345,655	—
Municipal bonds	50,218,866	—	50,218,866	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.  There have been no significant changes in the valuation techniques during the year ended December 31, 2014.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models.  Such securities are classified in Level 2 of the valuation hierarchy.  In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2014 or December 31, 2013.

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013:

		December 31, 2014
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$1,147,400	$—	$—	$1,147,400

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.  Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.  Fair value adjustments on impaired loans were $(265,687) and $(23,206) at December 31, 2014 and 2013.

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

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013
Mortgage servicing rights are tested for impairment on at least an annual basis.  The Company uses a third-party to measure mortgage servicing rights through the completion of a proprietary model.  Inputs to the model are reviewed by the Company.  Fair value adjustments on mortgage servicing rights were $0 and $33,649 at December 31, 2014 and 2013.

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at December 31, 2014	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$1,147,400	Market comparable properties	Marketability discount	20% – 30% (25%)

	Fair Value at December 31, 2013	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$1,219,185	Market comparable properties	Marketability discount	20% – 30% (25%)

Mortgage servicing rights	$673,576	Discounted cash flow	Discount rate PSA standard prepayment model rate	8% - 12.5% (10.24%) 144 – 342 (164)

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2014 and 2013:

		December 31, 2014
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets
Cash and cash equivalents	$9,611,638	$9,611,638	$—	$—
Other investments	73,766	—	73,766	—
Loans held for sale	235,600	—	235,600	—
Loans, net of allowance for loan losses	184,718,612	—	—	184,573,401
Federal Home Loan Bank stock	1,113,800	—	1,113,800	—
Interest receivable	1,713,243	—	1,713,243	—

Financial liabilities
Deposits	245,941,562	—	151,341,999	96,956,400
Short-term borrowings	13,821,730	—	8,821,730	4,996,109
Advances from borrowers for taxes and insurance	962,762	—	962,762	—
Interest payable	166,052	—	166,052	—

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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
December 31, 2014 and 2013

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying condensed consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest Receivable, Federal Home Loan Bank Stock, and Other Investments

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
December 31, 2014 and 2013

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

At December 31, 2014 and 2013, the Company had outstanding commitments to originate loans aggregating approximately $3,493,500 and $9,242,300, respectively.  The commitments extended over varying periods of time with the majority being disbursed within a one-year period.  Loan commitments at fixed rates of interest amounted to $2,702,000 and $4,676,300 at December 31, 2014 and 2013, respectively, with the remainder at floating market rates.  The range of fixed rates was 2.88% to 8.00% as of December 31, 2014.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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

The Company had total outstanding standby letters of credit amounting to $255,340 and $360,000 at December 31, 2014 and 2013, respectively, with terms of one year or less.  At December 31, 2014 and 2013, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2014, the Company had unused lines of credit to borrowers aggregating approximately $21,498,070 and $9,742,393 for commercial lines and open-ended consumer lines, respectively.  At December 31, 2013, unused lines of credit to borrowers aggregated approximately $22,038,305 for commercial lines and $10,413,745 for open-ended consumer lines.

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Note 20: Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2014
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$2,921,442	$2,946,212	$2,978,484	$3,045,770
Interest expense	337,222	353,542	371,036	389,658
Net interest income	2,584,220	2,592,670	2,607,448	2,656,112
Provision for loan losses	150,000	30,000	30,000	30,000
Net interest income after provision for loan losses	2,434,220	2,562,670	2,577,448	2,626,112
Noninterest income	949,801	1,024,088	947,678	997,532
Noninterest expense	2,548,408	2,470,123	2,723,872	2,470,346
Income before income taxes	835,613	1,116,635	801,254	1,153,298
Income tax expense	183,641	260,619	176,277	313,509

Net income	$651,972	$856,016	$624,977	$839,789

Basic earnings per share	$0.37	$0.48	$0.35	$0.47
Diluted earnings per share	$0.36	$0.47	$0.35	$0.47

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

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
December 31, 2014 and 2013

Note 21: Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2014	2013
Assets
Cash and due from banks	$3,847,179	$3,479,895
Investment in common stock of subsidiary	41,012,112	37,426,345
Loan receivable from subsidiary	254,385	291,037
Other assets	96,993	130,137

Total assets	$45,210,669	$41,327,414

Liabilities
Other liabilities	$194,571	$188,618

Stockholders’ Equity	45,016,098	41,138,796

Total liabilities and stockholders’ equity	$45,210,669	$41,327,414

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Condensed Statements of Income and Comprehensive Income (Loss)

	Year Ending December 31,
	2014	2013
Income
Dividends from subsidiary	$2,000,000	$1,500,000
Other income	12,245	14,177

Total income	2,012,245	1,514,177

Expenses
Other expenses	707,692	465,624

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	1,304,553	1,048,553

Income Tax Benefit	(271,357)	(182,847)

Income Before Equity in Undistributed Income of Subsidiary	1,575,910	1,231,400

Equity in Undistributed Income of Subsidiary	1,396,844	1,982,245

Net Income	$2,972,754	$3,213,645

Comprehensive Income (Loss)	$5,071,201	$(1,069,912)

Jacksonville Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Condensed Statements of Cash Flows

	Year Ending December 31,
	2014	2013
Operating Activities
Net income	$2,972,754	$3,213,645
Items not providing cash, net	(1,396,844)	(1,982,245)
Stock-based compensation expense	90,163	90,162
Change in other assets and liabilities, net	29,599	112,013

Net cash provided by operating activities	1,695,672	1,433,575

Investing Activity
Loan payment from subsidiary	36,652	35,527

Net cash provided by investing activities	36,652	35,527

Financing Activities
Dividends paid	(570,843)	(565,526)
Stock repurchase	(1,028,688)	(1,596,959)
Exercise of stock options	234,491	90,254

Net cash used in financing activities	(1,365,040)	(2,072,231)

Net Change in Cash and Cash Equivalents	367,284	(603,129)

Cash and Cash Equivalents at Beginning of Year	3,479,895	4,083,024

Cash and Cash Equivalents at End of Year	$3,847,179	$3,479,895

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”.  As of December 31, 2014, we had approximately 736 stockholders of record, including brokers, who held 1,799,483 shares of our outstanding common stock.

The following table sets forth market price and dividend information for our common stock for the two years ended December 31, 2014.

	Price Per Share		Cash
	High	Low	Dividend Declared

2014

Fourth quarter	$24.00	$21.75	$0.080
Third quarter	23.90	21.14	0.080
Second quarter	22.95	20.00	0.080
First quarter	21.90	19.40	0.080

2013

Fourth quarter	$19.78	$19.28	$0.080
Third quarter	19.99	19.00	0.075
Second quarter	19.80	18.75	0.075
First quarter	19.80	17.25	0.075

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

Directors and Executive Officers

Directors	Executive Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	John C. Williams Senior Vice President and Trust Officer

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Peggy S. Davidsmeyer Administrator Knollwood Retirement Village	Laura A. Marks Senior Vice President – Retail Banking

Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	Chris A. Royal Senior Vice President and Chief Lending Officer

John L. Eyth Certified Public Accountant Zumbahlen Eyth Surratt Foote & Flynn, Ltd.	Diana S. Tone Chief Financial Officer

Dean H. Hess Self-employed farmer

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62525-1580
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 28, 2015 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

General Inquiries

A copy of our Annual Report to the SEC on Form 10-K may be obtained without charge by written request of stockholders to Diana Tone or by calling us at (217) 245-4111.  The Form 10-K is also available on our website at www.jacksonvillesavings.com.  Our Code of Ethics, Audit Committee Charter, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, and Beneficial Ownership reports of our directors and executive officers are also available on our website.

FDIC Disclaimer

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.

