Form 10-K, Exhibit 13
period 2015-12-31
Jacksonville Bancorp, Inc.
filed 2016-03-10
CIK 1484949

Exhibit 13

Jacksonville Bancorp, Inc. 2015 Annual Report

To Our Shareholders:

We are pleased to report that 2015 was yet another successful year for Jacksonville Bancorp, Inc.  The company’s solid operating results included earning net income of $3 million, a return on average assets of 0.99%, and finishing the year with total assets of approximately $308 million.  Net income exceeded 2014 by over $53,000 and earnings per share rose to $1.71.  In December, these results, coupled with the bank’s strong capital position, enabled our board of directors to declare a special January 2016, dividend of $1.00 per share.

While many factors contributed to 2015’s strong financial performance, loan growth and asset quality were at the top of the list.  Net loans increased $8.3 million or 4.5%.  Our total portfolio which remains well diversified among residential mortgage, commercial, consumer, and agriculture credits, ended the year at $193.0 million. The bank’s nonperforming assets to total assets ratio declined to 0.76% at December 31, 2015, and loan loss expense was reduced by $100,000. Both measures are a clear indication of our lending department’s continued emphasis on quality loan production and high underwriting standards.

Developing and maintaining local core deposits to fund bank operations is an organization wide priority and one of the keys to maintaining a profitable interest rate margin.  In 2015, Jacksonville Bancorp, Inc. adopted a strategy of allowing high priced certificates of deposit to roll off the books, while at the same time attempting to attract and retain less expensive sources of funds.  As a result, the bank’s low-cost transaction accounts (checking and money markets) increased by $8.7 million in 2015 while its relatively more expensive time deposits fell $15.5 million.  At year end, although total deposits declined by 2.7% to $239.3 million, the bank’s interest rate spread increased to 3.54%.

Another contributing factor to the company’s financial success is the non-interest income generated by our mortgage banking operation, our securities brokerage service, Financial Resources Group, Inc., and our trust department.  As a result of the good work of the staff members in these departments, Jacksonville Bancorp’s non-interest income again substantially exceeded that of our peers.

In 2015, we continued to invest in new technology in order to create operational efficiencies, enhance security, and provide improved financial products.  In the third quarter, the bank completed a conversion to EMV MasterCard.  All existing debit card customers were issued new chip replacement cards.  Industrywide, the goal of switching to chip cards is to both reduce fraudulent transactions and minimize the expense and inconvenience to cardholders.

We look forward to celebrating our centennial year in 2016.  One hundred years ago, in October of 1916, Jacksonville Savings and Loan Association was organized for the purpose of financing local home ownership and promoting thrift.  We are proud of this tradition and pledge to continue to deliver the finest financial services to the depositors and borrowers in the markets we serve.

We appreciate the loyalty and support of our shareholders and look forward to continued success in the future.

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

	At December 31,
	2015	2014	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:

Total assets	$308,642	$311,925	$318,419	$321,446	$307,289
Cash and cash equivalents	4,103	9,612	6,099	7,294	11,388
Investment securities	64,295	55,265	60,639	63,431	62,258
Mortgage-backed securities	23,178	41,420	48,346	51,956	40,364
Loans, net(1)	193,579	184,954	180,902	174,465	171,312
Federal Home Loan Bank of Chicago stock, at cost	1,114	1,114	1,114	1,114	1,114
Foreclosed assets, net	331	177	282	137	435
Bank owned life insurance	7,094	6,913	6,815	6,613	4,403
Deposits	239,282	245,942	251,738	258,521	254,240
Federal Home Loan Bank of Chicago advances	8,500	5,000	10,800	700	—
Short-term borrowings	6,632	8,822	8,810	12,041	6,518
Stockholders’ equity	45,567	45,016	41,139	44,120	41,165

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$11,514	$11,892	$12,078	$12,791	$13,867
Interest expense	1,127	1,451	1,782	2,303	2,879
Net interest income	10,387	10,441	10,296	10,488	10,988
Provision for loan losses	140	240	170	490	625
Net interest income after provision for loan losses	10,247	10,201	10,126	9,998	10,363
Noninterest income	4,187	3,919	4,443	4,882	3,996
Noninterest expense	10,341	10,213	10,167	9,976	9,814
Income before income tax	4,093	3,907	4,402	4,904	4,545
Provision for income taxes	1,067	934	1,188	1,337	1,259
Net income	$3,026	$2,973	$3,214	$3,567	$3,286
Earnings per share:
Basic	$1.71	$1.66	$1.73	$1.89	$1.74
Diluted	$1.70	$1.65	$1.73	$1.89	$1.74
Dividends per share	$1.32	$0.32	$0.31	$0.40	$0.30

(1)	Includes loans held for sale of $539,000, $236,000, $262,000, $712,000, and $447,000, at December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

	At or For the Years Ended December 31,
	2015	2014	2013	2012	2011

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.99%	0.96%	1.02%	1.14%	1.08%
Return on average equity (ratio of net income to average equity)	6.57%	6.80%	7.51%	8.25%	8.57%
Interest rate spread(1)	3.54%	3.48%	3.38%	3.46%	3.68%
Net interest margin(2)	3.65%	3.61%	3.51%	3.62%	3.87%
Efficiency ratio(3)	70.95%	71.12%	68.98%	64.90%	65.50%
Dividend pay-out ratio	77.88%	19.20%	17.60%	21.00%	17.14%
Non-interest expense to average total assets	3.39%	3.29%	3.23%	3.20%	3.23%
Average interest-earning assets to average interest-bearing liabilities	127.68%	124.52%	121.63%	119.76%	118.84%
Average equity to average total assets	15.11%	14.08%	13.58%	13.86%	12.60%

Asset Quality Ratios:
Nonperforming assets to total assets	0.76%	0.78%	0.65%	0.73%	0.92%
Nonperforming loans to total loans	1.03%	1.21%	0.97%	1.25%	1.38%
Allowance for loan losses to nonperforming loans	144.45%	130.57%	191.14%	150.85%	137.33%
Allowance for loan losses to gross loans(4)	1.49%	1.57%	1.85%	1.88%	1.89%

Capital Ratios (Bank):
Total capital (to risk-weighted assets)	19.15%	18.81%	18.15%	17.72%	16.67%
Tier I capital (to risk-weighted assets)	17.90%	17.56%	16.89%	16.46%	15.42%
Common equity Tier I capital (to risk-weighted assets)	17.90%	—	—	—	—
Tier I capital (to total assets)	12.82%	12.25%	11.51%	10.89%	10.35%

Other Data:
Number of offices	6	6	6	7	7
Full time equivalent employees	93	96	98	104	104

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Gross loans include loans held for sale.

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

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity. Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently. During 2015, goodwill was evaluated quarterly due to market conditions.

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

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which provides a one-year deferral of ASU 2014-09. Management is evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial statements. Early adoption would be permitted, but not before the original public entity effective date.

In June 2014, the FASB issued ASU No. 2014-11, Transfers and Servicing (Topic 860) – Repurchase to Maturity Transactions, Repurchase Financings, and Disclosures. ASU No. 2014-11 aligns the accounting for repurchase to maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. Going forward, these transactions would all be accounted for as secured borrowings. ASU 2014-11 was effective for the first interim or annual period beginning after December 15, 2014. In addition, the disclosure of certain transactions accounted for as a sale was effective for the first interim or annual period beginning on or after December 15, 2014, and the disclosure for transactions accounted for as secured borrowings is required for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. The Company adopted ASU 2014-11 and included additional disclosures.

In April 2015, the FASB issued ASU No. 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. This ASU provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing agreement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new guidance does not change the accounting for a customer’s accounting for service contracts. ASU No. 2015-05 is effective for interim and annual reporting periods beginning after December 15, 2015. The Company’s current method of accounting for fees paid in a cloud computing arrangement is consistent with the accounting guidance provided by ASU No. 2015-05. Therefore, the adoption of ASU No. 2015-05 is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information.  ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  Adoption by the Company is not expected to have a material impact on the consolidated financial statements and related disclosures.

Recent Developments

On July 2, 2013, the Board of Governors of the Federal Reserve System announced its approval of the final rule to implement the Basel III regulatory capital reforms, among other changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Federal Deposit Insurance Corporation adopted the new rule on July 9, 2013. The new rule became applicable to Jacksonville Savings Bank beginning in January 2015. The new rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets of 4.5%, as well as a capital conservation buffer of 2.5% of risk-weighted assets. The rule also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4% to 6% and includes a minimum leverage ratio of 4% for all banking institutions. The capital conservation buffer will be phased in beginning in the first quarter of 2016 at 0.625% and will be fully phased in beginning in the first quarter of 2019.

Financial Condition

Total assets at December 31, 2015 were $308.6 million, a decrease of $3.3 million, or 1.1%, from $311.9 million at December 31, 2014. The decrease in total assets was primarily due to an $18.2 million decrease in mortgage-backed securities, partially offset by increases of $9.0 million in investment securities and $8.3 million in net loans.

Available-for-sale mortgage-backed securities decreased $18.2 million, or 44.0%, to $23.2 million at December 31, 2015 from $41.4 million at December 31, 2014. Available-for-sale investment securities increased $9.0 million, or 16.3%, to $64.3 million at December 31, 2015 from $55.3 million at December 31, 2014. The net decrease in investment and mortgage-backed securities was primarily used to fund new loan originations and deposit withdrawals. Cash and cash equivalents decreased $5.5 million, or 57.3%, to $4.1 million at December 31, 2015, reflecting a $3.7 million decrease in federal funds sold. The decrease in cash and cash equivalents was partially offset by an increase of $2.7 million in interest-earning time deposits in banks.

Net loans increased $8.3 million, or 4.5%, to $193.0 million at December 31, 2015 from $184.7 million at December 31, 2014. The increase in loans was primarily due to increases of $4.3 million in agricultural business loans, which reflected both delays in grain sales and prepayments of 2016 crop inputs, $2.8 million in residential real estate loans and $1.1 million in agricultural real estate loans.

At December 31, 2015 and 2014, we had $2.7 million recorded in goodwill. At these dates our goodwill was not impaired. At December 31, 2015, we also had $598,000 in mortgage servicing rights, net of the valuation allowance. Our mortgage servicing rights asset represented approximately 45 basis points of the $131.4 million in loans that we serviced. We obtain an independent valuation of the mortgage servicing rights at least annually. Our most recent valuation was obtained as of December 31, 2015, which reported a market value of approximately $871,000.

Total deposits decreased $6.7 million, or 2.7%, to $239.3 million at December 31, 2015. The decrease was primarily due to a $15.5 million decrease in time deposits, reflecting an industry-wide trend as customers have withdrawn funds or shown a preference for shorter-term deposits. The decrease in time deposits was partially offset by an increase of $8.8 million in low-cost transaction accounts (consisting of checking, savings and money market accounts). Borrowings, which consisted of $8.5 million in overnight FHLB advances and $6.6 million in overnight repurchase agreements, increased a total of $1.3 million during 2015. The FHLB advances have been used as a low-cost, short-term source of funding. The repurchase agreements are a cash management service provided to our commercial deposit customers.

Stockholders’ equity increased $550,000, or 1.2%, to $45.6 million at December 31, 2015. The increase in stockholders’ equity was primarily the result of net income of $3.0 million and $383,000 from the exercise of stock options, partially offset by $2.4 million in cash dividends paid and $765,000 in stock repurchases. Stockholders’ equity also benefitted from an increase of $79,000 in accumulated other comprehensive income during 2015. Other comprehensive income consisted of the increase in net unrealized gains, net of tax, on available-for-sale securities reflecting changes in market prices for securities in our portfolio. Other comprehensive income does not include changes in the fair value of other financial instruments included on the balance sheet. Our tangible book value per share increased to $23.91 as of December 31, 2015 from $23.50 at December 31, 2014.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

General

Net income for the year ended December 31, 2015 totaled $3.03 million, or $1.71 per basic common share and $1.70 per diluted common share, compared to net income for the year ended December 31, 2014 of $2.97 million, or $1.66 per basic common share and $1.65 per diluted common share. Net income increased $53,000 during 2015, which reflected an increase of $158,000 in noninterest income and a decrease of $100,000 in the provision for loan losses, partially offset by a decrease of $53,000 in net interest income and increases of $19,000 in noninterest expense and $133,000 in income taxes.

Interest Income

Interest income decreased $377,000, or 3.2%, to $11.5 million for the year ended December 31, 2015 from $11.9 million for the year ended December 31, 2014. The $377,000 decrease in interest income resulted from decreased income of $108,000 on investment securities and $439,000 on mortgage-backed securities, partially offset by increases in interest income of $137,000 on loans and $33,000 on other interest-earning assets.

Interest income on loans increased $137,000 to $9.3 million for the year ended December 31, 2015 from $9.2 million for the year ended December 31, 2014 primarily due to an increase in the average balance of loans. The average balance of the loan portfolio increased $8.7 million to $189.7 million during 2015. The increase in the average balance of loans was primarily due to growth in the average balance of agricultural real estate and commercial real estate loans. The increase in the average balance was partially offset by a decrease of 16 basis points in the average yield on loans to 4.90% during 2015 from 5.06% during 2014. The decrease in the average yield reflected lower market rates of interest and the competitive lending environment.

Interest income on investment securities decreased $108,000 to $1.6 million for the year ended December 31, 2015. The decrease resulted primarily from decreases in both the average balance and average yield of the investment portfolio. The average balance of the investment portfolio decreased $2.0 million to $56.9 million during 2015. The decrease in the average balance of investment securities reflected the use of investment proceeds to fund loan growth and the decrease in deposits during this same time frame. The average yield of investment securities decreased to 2.89% during 2015 compared to 2.97% during 2014. The majority of our investment portfolio consists of municipal bonds which are exempt from federal taxation, resulting in a reduction in income tax expense. Adjusting for this benefit, the tax equivalent yield of the investment portfolio equaled 4.12% for 2015 compared to 4.31% for 2014.

Interest income on mortgage-backed securities decreased $439,000 to $542,000 for the year ended December 31, 2015 from $981,000 for the year ended December 31, 2014. The decrease was primarily due to a decrease of $15.7 million in the average balance of mortgage-backed securities to $31.2 million during 2015. The decrease in the average balance reflected the use of sales and repayment proceeds to fund new loan originations and deposit withdrawals during this same time frame. The decrease in interest income on mortgage-backed securities also reflected a 35 basis points decrease in the average yield of mortgage-backed securities to 1.74% during 2015 from 2.09% during 2014. The average yield continues to be affected by low long-term rates and national prepayment speeds which affect the amortization of premiums on mortgage-backed securities.

Interest income from other interest-earning assets, which consisted of interest-earning demand and time deposits and federal funds sold, increased to $35,000 during the year ended December 31, 2015, from $2,000 for the year ended December 31, 2014. The $33,000 increase was due to increases in the average yield and average balance of these investments. The average yield on these investments increased to 0.54% during 2015 from 0.06% during 2014, reflecting an increase in higher-yielding time deposit accounts with other banks during 2015. The average balance of other interest-earning assets increased $3.7 million to $6.5 million during 2015, reflecting the increase in the average balance of time deposit accounts with other banks.

Interest Expense

Total interest expense decreased $324,000, or 22.3%, to $1.1 million during the year ended December 31, 2015 from $1.4 million during the year ended December 31, 2014. The decrease in interest expense was due to a decrease of $335,000 in the cost of deposits, partially offset by an increase of $11,000 in the cost of borrowings.

Interest expense on deposits decreased $335,000 to $1.1 million during the year ended December 31, 2015 from $1.4 million during the year ended December 31, 2014. The decrease in interest expense on deposits was primarily due to decreases in the both the average rate and average balance of deposits. The average rate paid on deposits decreased 12 basis points to 0.53% during 2015 from 0.65% during 2014. The decrease reflected the low rate environment, as well as a change in the composition of our deposits to lower-cost transaction accounts from higher-cost time deposits. The decrease in interest expense on deposits was also impacted by a decrease of $13.0 million in the average balance of deposits to $208.7 million during 2015 from $221.7 million during 2014. The decrease in the average balance of deposits was primarily due to a $16.3 million decrease in the average balance of time deposits, partially offset by a $3.3 million increase in the average balance of lower-cost transaction accounts.

Interest paid on borrowed funds increased $11,000 to $26,000 during 2015 from $15,000 during 2014. Borrowed funds consisted of overnight repurchase agreements and advances from the FHLB. The average balance of borrowed funds increased $3.1 million to $13.9 million during 2015, reflecting the increased use of advances from the FHLB. The average rate paid on borrowed funds increased to 0.19% during 2015 from 0.14% during 2014.

Net Interest Income

As a result of the changes in interest income and interest expense noted above, net interest income decreased by $53,000, or 0.5%, to $10.4 million in 2015. The decrease in net interest income reflected the impact of the decrease in interest income on mortgage-backed securities during 2015, compared to 2014. However, due to changes in average assets and a greater reduction in the average rate of interest-bearing liabilities, our interest rate spread and interest rate margin showed small increases during 2015. Our interest rate spread increased by 6 basis points to 3.54% during 2015 from 3.48% during 2014. Our net interest margin increased 4 basis points to 3.65% during 2015 from 3.61% during 2014. Our ratio of average interest earning assets to average interest bearing liabilities for the years ended December 31, 2015 and 2014 was 1.28x and 1.25x, respectively.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses decreased $37,000 during 2015 to $3.0 million as of December 31, 2015. The decrease was the result of net charge-offs exceeding the provision for loan losses. We recorded a provision for loan losses of $140,000 for the year ended December 31, 2015, compared to $240,000 during 2014. The $100,000 decrease in the provision reflected the lower level of charge-offs and nonperforming loans. Net charge-offs decreased $514,000 to $177,000 during 2015 from $690,000 during 2014.

The provisions in 2015 and 2014 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management. The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2015 and 2014, respectively.

	December 31, 2015	December 31, 2014
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family residential	$911	$995
Commercial	840	932
Agricultural	—	123
Home equity	119	121
Commercial business loans	9	22
Agricultural business loans	—	—
Consumer loans	142	71

Total nonaccrual loans	2,021	2,264

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total nonperforming loans	2,021	2,264

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	217	40
Commercial	114	137
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans

Total other real estate owned and foreclosed assets	331	177

Total nonperforming assets	$2,352	$2,441

Ratios:
Nonperforming loans to total loans	1.03%	1.21%
Nonperforming assets to total assets	0.76	0.78

Management monitors all past due loans and nonperforming assets. Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and (if appropriate) partial or full charge-off. At December 31, 2015, we had no loans 90 days or more delinquent which were still accruing interest. Nonperforming assets decreased by $89,000 to $2.4 million at December 31, 2015. The decrease in the level of nonperforming assets reflected a decrease of $243,000 in nonperforming loans, partially offset by an increase of $154,000 in foreclosed assets. The decrease in nonperforming loans primarily reflected the payoff of an agricultural real estate loan and the foreclosure of several one- to four-family residential properties.

The allowance for loan losses as a percentage of nonperforming loans increased to 144.45% at December 31, 2015, as compared to 130.57% at December 31, 2014. The increase in this coverage ratio was primarily due to a decrease in nonperforming loans during 2015. The allowance for loan losses at $3.0 million represented 1.49% of total loans at December 31, 2015. On this same date, nonperforming loans totaled 1.03% of total loans. We have an experienced chief lending officer, collections, and independent loan review program which monitor the loan portfolio and seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2015 and December 31, 2014.

	December 31, 2015	December 31, 2014
	(In thousands)
Special Mention loans	$3,781	$2,096
Substandard loans	5,020	5,454
Total Special Mention and Substandard loans	$8,801	$7,550

The total amount of classified and special mention loans increased $1.3 million to $8.8 million at December 31, 2015 from $7.5 million at December 31, 2014. The increase in classified and special mention loans during 2015 was due to an increase of $1.7 million in special mention loans, partially offset by a decrease of $434,000 in substandard loans. The increase in special mention loans reflected $2.1 million in additional loans listed as special mention, partially offset by $80,000 in principal reductions and $176,000 in loans that were upgraded to a pass rating during 2015. The decrease in substandard loans was primarily related to $1.0 million in principal reductions, $164,000 in charge-offs, and $213,000 transferred to foreclosed assets, partially offset by $945,000 in additional loans classified as substandard during 2015.

Noninterest Income

Noninterest income increased $158,000, or 3.9%, to $4.2 million for the year ended December 31, 2015, compared to $4.0 million for the year ended December 31, 2014. The increase in noninterest income resulted primarily from increases of $213,000 in commission income and $56,000 in net income from mortgage-banking operations, partially offset by decreases of $88,000 in gains on the sale of available-for-sale securities and $34,000 from service charges on deposits.

The increase in commission income reflected the improved market conditions and growth in assets under management during 2015. The increase in mortgage banking income was due to a higher volume of loan sales, as we sold $16.8 million of loans in the secondary market during 2015, compared to $12.5 million during 2014. The higher volume of sales reflected an increased volume of mortgage originations, which are affected by market interest rates. The decrease in gains on the sale of securities reflected changing market conditions. Securities totaling $30.7 million were sold during 2015, compared to $31.3 million during 2014. The sales during 2015 and 2014 were primarily made to reduce the volatility to interest rate changes in municipal bonds and to eliminate faster-paying mortgage-backed securities. The lower yielding bonds sold during 2015 generated smaller gains compared to those bonds sold during 2014. The decrease in service charges on deposits reflected a decrease in fees related to nonsufficient funds.

Noninterest Expense

Total noninterest expense increased $19,000, or 0.2%, to $10.3 million for the year ended December 31, 2015, compared to the year ended December 31, 2014. The increase in noninterest expense was primarily due to increases of $244,000 in compensation and benefits expense, $78,000 in data processing and telecommunications expense, and $22,000 in occupancy expense, partially offset by a decrease of $340,000 in professional fees. The increase in compensation and benefits expense reflected normal cost increases and higher commissions. Data processing fees were impacted by non-recurring expenses related to the redesign of our company website and our conversion to a new loan documentation program. The increase in occupancy expense primarily reflected higher service contracts on equipment. The decrease in professional fees reflected non-recurring legal and consulting expenses incurred during 2014.

Income Taxes

The provision for income taxes increased $133,000 to $1.1 million during 2015 compared to 2014. The increase in the income tax provision reflected an increase in taxable income. Our effective tax rate was 26.1% for 2015 and 23.9% for 2014, reflecting the impact of tax-exempt income.

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

	For the Years Ended December 31,
	2015				2014		2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$189,667	$9,294	4.90%	$180,936	$9,158	5.06%	$174,685	$9,371	5.36%
Investment securities (2)	56,859	1,643	2.89	58,883	1,751	2.97	60,389	1,793	2.97
Mortgage-backed securities	31,248	542	1.74	46,939	981	2.09	50,762	877	1.73
Cash and cash equivalents	6,478	35	0.54	2,792	2	0.06	7,499	37	0.49
Total interest-earning assets	284,252	11,514	4.05%	289,550	11,892	4.10%	293,335	12,078	4.12%
Non-interest-earning assets	20,702			21,029			21,649
Total assets	$304,954			$310,579			$314,984
Interest-bearing liabilities:
Interest bearing checking	$39,270	$57	0.14%	$38,080	$54	0.14%	$37,595	$53	0.14%
Savings accounts	39,954	80	0.20	37,323	80	0.21	34,860	76	0.22
Certificates of deposit	86,614	852	0.98	102,890	1,180	1.15	116,036	1,512	1.30
Money market savings	34,947	101	0.29	35,408	110	0.31	33,554	112	0.34
Money market deposits	7,957	11	0.15	8,026	12	0.15	8,441	14	0.16
Total interest-bearing deposits	208,742	1,101	0.53	221,727	1,436	0.65	230,486	1,767	0.77
Federal Home Loan Bank advances	7,877	19	0.24	4,803	10	0.20	4,481	7	0.14
Short-term borrowings	6,009	7	0.12	5,996	5	0.08	6,196	8	0.13
Total borrowings	13,886	26	0.19	10,799	15	0.14	10,677	15	0.14
Total interest-bearing liabilities	222,628	1,127	0.51%	232,526	1,451	0.62%	241,163	1,782	0.74%
Non-interest-bearing liabilities	36,238			34,320			31,043
Total liabilities	258,866			266,846			272,206
Stockholders’ equity	46,088			43,733			42,778
Total liabilities and stockholders’ equity	$304,954			$310,579			$314,984

Net interest income		$10,387			$10,441			$10,296
Net interest rate spread (3)			3.54%			3.48%			3.38%
Net interest-earning assets (4)		$61,624			$57,024			$52,172
Net interest margin (5)			3.65%			3.61%			3.51%
Average interest-earning assets to average interest-bearing liabilities			127.68%			124.52%			121.63%

(1)	Includes non-accrual loans and loans held for sale and fees of $104,000 for 2015, $92,000 for 2014, and $97,000 for 2013.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31, 2015 vs. 2014			Years Ended December 31, 2014 vs. 2013
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
		(In thousands)
Interest-earning assets:
Loans	$(296)	$433	$137	$(541)	$328	$(213)
Investment securities	(49)	(59)	(108)	3	(45)	(42)
Mortgage-backed securities	(148)	(291)	(439)	173	(69)	104
Cash and cash equivalents	28	5	33	(20)	(15)	(35)

Total interest-earning assets	$(465)	$88	$(377)	$(385)	$199	$(186)

Interest-bearing liabilities:
Interest bearing checking	$1	$2	$3	$—	$1	$1
Savings accounts	(5)	5	—	(1)	5	4
Certificates of deposit	(155)	(173)	(328)	(170)	(161)	(331)
Money market savings	(8)	(1)	(9)	(8)	6	(2)
Money market deposits	(1)	—	(1)	(1)	(1)	(2)
Total interest-bearing deposits	(168)	(167)	(335)	(180)	(150)	(330)
Federal Home Loan Bank advances	2	7	9	3	—	3
Short-term borrowings	2	—	2	(3)	—	(3)
	4	7	11	—	—	—
Total interest-bearing liabilities	(164)	(160)	(324)	(180)	(150)	(330)

Change in net interest income	$(301)	$248	$(53)	$(205)	$349	$144

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

Our policy in recent years has been to reduce our interest rate risk by better matching the maturities of our interest rate sensitive assets and liabilities, selling our long-term fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable rate loans, and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one- to four-family residential mortgage loans. Our portfolio of mortgage-backed securities also provides monthly cash flow. The remaining investment portfolio has been structured to better match the maturities and rates of our interest-bearing liabilities. With respect to liabilities, we have attempted to increase our savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than time deposit accounts. The board of directors appoints the Asset-Liability Management Committee (“ALCO”), which is responsible for reviewing our asset and liability management policies. The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital requirements.

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

The following table shows projected results at December 31, 2015 and 2014, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2015		December 31, 2014		ALCO
Rate Shock	$ Change	% Change	$ Change	% Change	Benchmark
	(Dollars in thousands)

+300 basis points	(344)	(3.00)%	(167)	(1.47)%	>(20.00)%
+200 basis points	(242)	(2.10)	(116)	(1.02)	>(20.00)%
+100 basis points	(119)	(1.04)	(46)	(0.40)	>(12.50)%
(100) basis points	(88)	(0.76)	(180)	(1.59)	>(12.50)%

The table above indicates that at December 31, 2015, in the event of a 200 basis point increase in interest rates, we would experience a 2.10% decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would experience a 0.76% decrease in net interest income.

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

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations. Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies. At December 31, 2015, we had access to immediately available funds of an additional $79.4 million from the Federal Home Loan Bank of Chicago and approximately $45.4 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, and investing activities. At December 31, 2015 and 2014, cash and cash equivalents totaled $4.1 million and $9.6 million, respectively. Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2015 and 2014, the most significant sources of funds have been loan sales, investment sales and principal payments, and short-term borrowings.

Our cash and cash equivalents decreased $5.5 million during the year ended December 31, 2015, compared to an increase of $3.5 million during the year ended December 31, 2014. Net cash provided by operating activities decreased to $3.2 million during 2015 from $5.5 million during 2014. Net cash used in investing activities increased to $2.4 million during 2015 from the $10.8 million in cash provided during 2014. Cash provided by sales and maturities of investment and mortgage-backed securities, net of purchases, decreased to $9.0 million during 2015 from the $15.2 million cash provided during 2014. Cash used in net loan originations and payments increased to $8.7 million during 2015 from $4.4 million during 2014. Cash used in financing activities decreased to $6.3 million during 2015 from the $12.8 million in cash used during 2014. The decrease was primarily due to an increase in short-term borrowings during 2015.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-earning deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations. We use securities sold under agreements to repurchase as an additional funding source. The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral. At December 31, 2015, we had $6.6 million in outstanding repurchase agreements, which were utilized for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank. We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying loans as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 35% of our total assets, the balance of qualifying loans, or twenty times the balance of Federal Home Loan Bank stock held by us. At December 31, 2015, we had $8.5 million in outstanding advances and a remaining borrowing capacity of approximately $79.4 million.

We maintain levels of liquid assets as established by the board of directors. Our liquidity ratio, adjusted for pledged assets, at December 31, 2015 and 2014 was 32.0% and 37.6%, respectively. This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above. The following table summarizes our outstanding loan commitments at December 31, 2015 and 2014.

	December 31, 2015	December 31, 2014
	(In thousands)
Commitments to fund loans	$36,997	$34,734
Standby letters of credit	110	255

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier I, and common equity Tier 1 capital to risk-weighted assets and Tier I capital to average assets. At December 31, 2015, Jacksonville Savings Bank met all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings. If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors. At December 31, 2015, Jacksonville Savings Bank’s core capital ratio was 12.82% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2015, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category. Jacksonville Savings Bank’s actual capital ratios at December 31, 2015 and 2014 are presented in the table below.

	Well Capitalized	December 31, 2015 Actual	December 31, 2014 Actual

Tier 1 Capital to Average Assets	5.00%	12.82%	12.25%
Common Equity Tier 1 Capital to Risk-Weighted Assets	6.50%	17.90%	—
Tier 1 Capital to Risk-Weighted Assets	8.00%	17.90%	17.56%
Total Capital to Risk-Weighted Assets	10.00%	19.15%	18.81%

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

*   *   *   *   *   *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders

Jacksonville Bancorp, Inc.

Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. (Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Decatur, Illinois

March 10, 2016

Jacksonville Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2015 and 2014

Assets

	2015	2014

Cash and due from banks	$2,385,846	$6,427,536
Interest-earning demand deposits in banks	1,717,586	3,184,102

Cash and cash equivalents	4,103,432	9,611,638

Interest-earning time deposits in banks	2,724,000	—
Available-for-sale securities:
Investment securities	64,294,937	55,264,976
Mortgage-backed securities	23,178,395	41,419,921
Other investments	62,223	73,766
Loans held for sale	539,000	235,600
Loans, net of allowance for loan losses of $2,919,594 and $2,956,264 at December 31, 2015 and 2014	193,039,879	184,718,612
Premises and equipment, net of accumulated depreciation of $6,126,823 and $5,742,785 at December 31, 2015 and 2014	4,728,157	4,945,983
Federal Home Loan Bank stock	1,113,800	1,113,800
Foreclosed assets held for sale, net	330,981	176,671
Cash surrender value of life insurance	7,093,640	6,912,917
Interest receivable	1,715,676	1,713,243
Deferred income taxes	1,583,067	1,486,206
Mortgage servicing rights, net of valuation allowance of $47,354 and $56,969 as of December 31, 2015 and 2014	597,713	632,634
Goodwill	2,726,567	2,726,567
Other assets	811,007	892,118

Total assets	$308,642,474	$311,924,652

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2015 and 2014

Liabilities and Stockholders’ Equity

	2015	2014
Liabilities
Deposits
Demand	$31,426,710	$30,976,025
Savings, NOW and money market	128,800,696	120,365,974
Time	79,054,524	94,599,563

Total deposits	239,281,930	245,941,562

Short-term borrowings	15,131,710	13,821,730
Deferred compensation	4,492,594	4,252,720
Advances from borrowers for taxes and insurance	990,917	962,762
Interest payable	118,335	166,052
Income taxes payable	49,291	200,781
Dividends Payable	1,934,834	143,959
Other liabilities	1,076,363	1,418,988

Total liabilities	263,075,974	266,908,554

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,791,513 – December 31, 2015 and 1,799,483 – December 31, 2014	17,915	17,995
Additional paid-in capital	13,664,914	13,900,743
Retained earnings	31,305,040	30,635,787
Accumulated other comprehensive income	790,341	711,483
Unallocated ESOP shares	(211,710)	(249,910)

Total stockholders’ equity	45,566,500	45,016,098

Total liabilities and stockholders’ equity	$308,642,474	$311,924,652

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2015 and 2014

	2015	2014
Interest and Fee Income
Loans, including fees	$9,294,256	$9,157,672
Debt securities
Taxable	287,066	225,722
Tax-exempt	1,356,056	1,525,723
Mortgage-backed securities	542,453	981,032
Other	35,033	1,759

Total interest income	11,514,864	11,891,908

Interest Expense
Deposits	1,101,262	1,436,803
Short-term borrowings	7,130	5,085
Federal Home Loan Bank advances	18,981	9,570

Total interest expense	1,127,373	1,451,458

Net Interest Income	10,387,491	10,440,450

Provision for Loan Losses	140,000	240,000

Net Interest Income After Provision for Loan Losses	10,247,491	10,200,450

Noninterest Income
Fiduciary activities	289,153	290,681
Commission income	1,414,840	1,201,869
Service charges on deposit accounts	680,022	714,425
Mortgage banking operations, net	180,872	124,564
Net realized gains on sales of available-for-sale securities	320,585	408,753
Loan servicing fees	344,019	361,586
Increase in cash surrender value of life insurance	175,428	185,986
ATM and bank card interchange income	628,882	604,037
Other	153,089	136,875

Total noninterest income	4,186,890	4,028,776

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2015 and 2014

	2015	2014
Noninterest Expense
Salaries and employee benefits	$6,724,334	$6,480,468
Occupancy and equipment	996,460	974,361
Data processing and telecommunications	609,835	531,554
Professional	191,969	532,096
Marketing	116,568	112,713
Postage and office supplies	229,438	235,090
Deposit insurance premium	149,366	153,137
ATM and bank card expense	408,148	392,251
Other	915,115	910,756

Total noninterest expense	10,341,233	10,322,426

Income Before Income Taxes	4,093,148	3,906,800

Provision for Income Taxes	1,067,025	934,046

Net Income	$3,026,123	$2,972,754

Basic Earnings Per Share	$1.71	$1.66

Diluted Earnings Per Share	$1.70	$1.65

Cash Dividends Per Share	$1.32	$0.32

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015 and 2014

	2015	2014

Net Income	$3,026,123	$2,972,754

Other Comprehensive Income
Unrealized appreciation on available-for-sale securities, net of taxes of $149,623 and $1,219,994 for 2015 and 2014, respectively	290,444	2,368,224
Less: reclassification adjustment for realized gains included in net income, net of taxes of $108,999 and $138,976 for 2015 and 2014, respectively	211,586	269,777

	78,858	2,098,447

Comprehensive Income	$3,104,981	$5,071,201

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2015 and 2014

			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2014	1,832,860	18,329	14,561,085	28,233,876

Net income	—	—	—	2,972,754

Other comprehensive income	—	—	—	—

Stock repurchases	(48,478)	(485)	(1,028,203)	—
Exercise of stock options	15,101	151	230,827	—
Tax benefit of nonqualified options	—	—	3,513	—
Stock-based compensation expense	—	—	90,163	—
Common shares held by ESOP, committed to be released	—	—	43,358	—
Dividends on common stock, $0.32 per share	—	—	—	(570,843)

Balance, December 31, 2014	1,799,483	17,995	13,900,743	30,635,787

Net income	—	—	—	3,026,123

Other comprehensive income	—	—	—	—

Stock repurchases	(32,685)	(327)	(764,984)	—
Exercise of stock options	24,715	247	382,374	—
Tax benefit of nonqualified options	—	—	4,169	—
Stock-based compensation expense	—	—	90,163	—
Common shares held by ESOP, committed to be released	—	—	52,449	—
Dividends on common stock, $1.32 per share	—	—	—	(2,356,870)

Balance, December 31, 2015	1,791,513	$17,915	$13,664,914	$31,305,040

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2015 and 2014

	Accumulated
	Other
	Comprehensive	Unallocated
	Income (Loss)	ESOP	Total

Balance, January 1, 2014	(1,386,964)	(287,530)	41,138,796

Net income	—	—	2,972,754

Other comprehensive income	2,098,447	—	2,098,447

Stock repurchases	—	—	(1,028,688)
Exercise of stock options	—	—	230,978
Tax benefit of nonqualified options	—	—	3,513
Stock-based compensation expense	—	—	90,163
Common shares held by ESOP, committed to be released	—	37,620	80,978
Dividends on common stock, $0.32 per share	—	—	(570,843)

Balance, December 31, 2014	711,483	(249,910)	45,016,098

Net income	—	—	3,026,123

Other comprehensive income	78,858	—	78,858

Stock repurchases	—	—	(765,311)
Exercise of stock options	—	—	382,621
Tax benefit of nonqualified options	—	—	4,169
Stock-based compensation expense	—	—	90,163
Common shares held by ESOP, committed to be released	—	38,200	90,649
Dividends on common stock, $1.32 per share	—	—	(2,356,870)

Balance, December 31, 2015	$790,341	$(211,710)	$45,566,500

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014
Operating Activities
Net income	$3,026,123	$2,972,754
Items not requiring (providing) cash
Depreciation and amortization	386,063	385,385
Provision for loan losses	140,000	240,000
Amortization of premiums and discounts on securities and loans	652,730	724,332
Deferred income taxes	(137,484)	135,886
Net realized gains on available-for-sale securities	(320,585)	(408,753)
Amortization of mortgage servicing rights	127,800	127,647
Increase in cash surrender value of life insurance, net	(180,723)	(97,858)
Gains on sales of foreclosed assets	(49,975)	(9,122)
Shares held by ESOP committed to be released	90,649	80,978
Stock-based compensation expense	90,163	90,163
Changes in
Interest receivable	(2,433)	104,172
Other assets	(216,149)	(89,576)
Interest payable	(47,717)	(44,174)
Other liabilities	(254,242)	1,153,196
Origination of loans held for sale	(16,942,428)	(12,358,997)
Proceeds from sales of loans held for sale	16,845,646	12,543,780

Net cash provided by operating activities	3,207,438	5,549,813

Investing Activities
Net change in interest-earning time deposits	(2,724,000)	—
Purchases of available-for-sale securities	(29,989,452)	(23,850,584)
Proceeds from maturities and payments of available-for-sale securities	8,303,432	7,764,734
Proceeds from the sales of available-for-sale investments and other investments	30,695,946	31,257,071
Net change in loans	(8,749,699)	(4,387,125)
Purchase of premises and equipment	(168,237)	(152,390)
Proceeds from the sale of foreclosed assets	182,378	176,737

Net cash provided by (used in) investing activities	(2,449,632)	10,808,443

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$8,885,407	$7,755,177
Net decrease in certificates of deposit	(15,545,039)	(13,552,006)
Net increase (decrease) in short-term borrowings	1,309,981	(5,788,567)
Net increase in advances from borrowers for taxes and insurance	28,155	104,948
Stock repurchase	(765,311)	(1,028,688)
Proceeds from stock options exercised	386,790	234,491
Dividends paid	(565,995)	(570,843)

Net cash used in financing activities	(6,266,012)	(12,845,488)

Increase (Decrease) in Cash and Cash Equivalents	(5,508,206)	3,512,768

Cash and Cash Equivalents, Beginning of Year	9,611,638	6,098,870

Cash and Cash Equivalents, End of Year	$4,103,432	$9,611,638

Supplemental Cash Flows Information

Interest paid	$1,175,090	$1,495,632

Income taxes paid	$1,356,000	$632,000

Sale and financing of foreclosed assets	$81,700	$298,000

Real estate acquired in settlement of loans	$379,825	$374,116

Dividends declared not paid	$1,934,834	$143,959

Exercise and retirement of shares in stock option plan	$153,271	$101,130

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2015 and 2014, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits in banks.

At December 31, 2015, the Company’s cash accounts did not exceed federally insured limits.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Other Investments

Other investments at December 31, 2015 and 2014 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2020. These securities have no readily ascertainable market value and are carried at cost.

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

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The goodwill was not deemed impaired as of December 31, 2015 or 2014.

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

December 31, 2015 and 2014

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

Stock Options

At December 31, 2015 and 2014, the Company recognizes the fair value (calculated value) of stock-based awards to employees as compensation cost over the requisite service period. The stock-based employee compensation plan is described more fully in Note 15.

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

December 31, 2015 and 2014

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

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment. With a few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2012.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation on available-for-sale securities.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company. Fees from trust activities are recorded as revenue over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered approximately 124 and 114 trust accounts with assets totaling approximately $90.7 million and $78.6 million at December 31, 2015 and 2014, respectively.

Reclassifications

Certain amounts included in the 2014 consolidated statements have been reclassified to conform to the 2015 presentation.

Recent and Future Accounting Requirements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which provides a one-year deferral of ASU 2014-09. Management is evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial statements. Early adoption would be permitted, but not before the original public entity effective date.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

In June 2014, the FASB issued ASU No. 2014-11, Transfers and Servicing (Topic 860) – Repurchase to Maturity Transactions, Repurchase Financings, and Disclosures. ASU No. 2014-11 aligns the accounting for repurchase to maturity transactions and repurchase agreements executed as a repurchase financing with the accounting for other typical repurchase agreements. Going forward, these transactions would all be accounted for as secured borrowings. ASU 2014-11 was effective for the first interim or annual period beginning after December 15, 2014. In addition, the disclosure of certain transactions accounted for as a sale was effective for the first interim or annual period beginning on or after December 15, 2014, and the disclosure for transactions accounted for as secured borrowings is required for annual periods beginning after December 15, 2014, and interim periods beginning after March 15, 2015. The Company adopted ASU 2014-11 and included additional disclosures.

In April 2015, the FASB issued ASU No. 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. This ASU provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing agreement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new guidance does not change the accounting for a customer’s accounting for service contracts. ASU No. 2015-05 is effective for interim and annual reporting periods beginning after December 15, 2015. The Company’s current method of accounting for fees paid in a cloud computing arrangement is consistent with the accounting guidance provided by ASU No. 2015-05. Therefore, the adoption of ASU No. 2015-05 is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information.  ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  Adoption by the Company is not expected to have a material impact on the consolidated financial statements and related disclosures.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 2:          Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2015 and 2014, was $1,524,000 and $1,402,000, respectively.

Note 3:          Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2015:
U.S. Government and federal agencies	$15,979,475	$44,972	$(85,750)	$15,938,697
Mortgage-backed securities (Government-sponsored enterprises - residential)	23,067,200	211,987	(100,792)	23,178,395
Municipal bonds	47,229,171	1,306,328	(179,259)	48,356,240

	$86,275,846	$1,563,287	$(365,801)	$87,473,332

December 31, 2014:
U.S. Government and federal agencies	$10,031,683	$65,328	$(138,738)	$9,958,273
Mortgage-backed securities (Government-sponsored enterprises - residential)	41,196,695	433,757	(210,531)	41,419,921
Municipal bonds	44,378,515	1,457,977	(529,789)	45,306,703

	$95,606,893	$1,957,062	$(879,058)	$96,684,897

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The amortized cost and fair value of available-for-sale securities at December 31, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$1,526,439	$1,528,936
One to five years	11,435,457	11,703,893
Five to ten years	34,788,426	35,343,736
After ten years	15,458,324	15,718,372
	63,208,646	64,294,937
Mortgage-backed securities	23,067,200	23,178,395

Totals	$86,275,846	$87,473,332

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $25,681,115 at December 31, 2015 and $21,121,613 at December 31, 2014.

The carrying value of securities sold under agreement to repurchase amounted to $7,591,475 at December 31, 2015 and $9,165,462 at December 31, 2014.

Gross gains of $352,983 and $429,105 and gross losses of $(32,398) and $(20,352) resulting from sales of available-for-sale securities were realized for 2015 and 2014, respectively. The tax provision applicable to these net realized gains amounted to $108,999 and $138,976, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2015 and 2014, was $30,676,768 and $40,587,408, which is approximately 35% and 42%, respectively, of the Company’s available-for-sale investment portfolio. The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014:

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$8,591,014	$(49,205)	$1,809,745	$(36,545)	$10,400,759	$(85,750)
Mortgage-backed securities (Government-sponsored enterprises - residential)	5,843,754	(45,886)	2,257,674	(54,906)	8,101,428	(100,792)
Municipal bonds	5,440,291	(48,383)	6,734,290	(130,876)	12,174,581	(179,259)

Total temporarily impaired securities	$19,875,059	$(143,474)	$10,801,709	$(222,327)	$30,676,768	$(365,801)

	December 31, 2014
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$2,955,829	$(28,208)	$3,949,940	$(110,530)	$6,905,769	$(138,738)
Mortgage-backed securities (Government-sponsored enterprises - residential)	2,061,203	(13,358)	13,725,099	(197,173)	15,786,302	(210,531)
Municipal bonds	3,953,168	(44,654)	13,942,169	(485,135)	17,895,337	(529,789)

Total temporarily impaired securities	$8,970,200	$(86,220)	$31,617,208	$(792,838)	$40,587,408	$(879,058)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2015.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by interest rate increases. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2015.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2015.

Note 4:	Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2015	2014

Mortgage loans on real estate
Residential 1-4 family	$47,395,344	$44,561,089
Commercial	40,381,680	40,474,855
Agricultural	41,223,190	40,119,130
Home equity	11,691,545	11,283,264
Total mortgage loans on real estate	140,691,759	136,438,338

Commercial loans	25,453,058	26,813,880
Agricultural	16,102,856	11,844,973
Consumer	13,741,093	12,587,101
	195,988,766	187,684,292

Less
Net deferred loan fees	29,293	9,416
Allowance for loan losses	2,919,594	2,956,264

Net loans	$193,039,879	$184,718,612

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Company’s loan portfolio includes loan participations purchased from other institutions. The outstanding balance of these purchased loans totaled $11,696,320 and $14,064,902 as of December 31, 2015 and 2014, respectively. Participations purchased during the years ended December 31, 2015 and 2014 totaled $2,609,280 and $2,677,750, respectively.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2015 and 2014:

	December 31, 2015
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$999,260	$855,463	$195,546	$421,809	$57,934	$205,577	$167,319	$53,356	$2,956,264
Provision charged to expense	(10,386)	29,238	6,372	(35,327)	105,412	(53,188)	49,289	48,590	140,000
Losses charged off	(199,392)	(27,464)	—	—	—	(13,724)	(53,249)	—	(293,829)
Recoveries	40,122	60,289	—	138	—	10,588	6,022	—	117,159
Balance, end of year	$829,604	$917,526	$201,918	$386,620	$163,346	$149,253	$169,381	$101,946	$2,919,594
Ending balance: individually evaluated for impairment	$176,079	$487,205	$—	$127,458	$—	$9,922	$—	$—	$800,664
Ending balance: collectively evaluated for impairment	$653,525	$430,321	$201,918	$259,162	$163,346	$139,331	$169,381	$101,946	$2,118,930

Loans:
Ending balance	$47,395,344	$40,381,680	$41,223,190	$25,453,058	$16,102,856	$11,691,545	$13,741,093	$—	$195,988,766
Ending balance: individually evaluated for impairment	$658,734	$1,598,530	$839,546	$277,628	$406,950	$58,340	$428	$—	$3,840,156
Ending balance: collectively evaluated for impairment	$46,736,610	$38,783,150	$40,383,644	$25,175,430	$15,695,906	$11,633,205	$13,740,665	$—	$192,148,610

	December 31, 2014
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$856,144	$745,760	$175,028	$1,034,189	$52,798	$201,993	$184,848	$155,674	$3,406,434
Provision charged to expense	241,875	392,009	20,518	(327,057)	5,136	5,887	3,950	(102,318)	240,000
Losses charged off	(100,319)	(287,474)	—	(285,411)	—	(5,403)	(25,781)	—	(704,388)
Recoveries	1,560	5,168	—	88	—	3,100	4,302	—	14,218
Balance, end of year	$999,260	$855,463	$195,546	$421,809	$57,934	$205,577	$167,319	$53,356	$2,956,264
Ending balance: individually evaluated for impairment	$183,196	$348,240	$—	$154,089	$—	$9,982	$—	$—	$695,507
Ending balance: collectively evaluated for impairment	$816,064	$507,223	$195,546	$267,720	$57,934	$195,595	$167,319	$53,356	$2,260,757

Loans:
Ending balance	$44,561,089	$40,474,855	$40,119,130	$26,813,880	$11,844,973	$11,283,264	$12,587,101	$—	$187,684,292
Ending balance: individually evaluated for impairment	$713,962	$1,690,251	$1,009,889	$240,805	$258,140	$37,531	$8,469	$—	$3,959,047
Ending balance: collectively evaluated for impairment	$43,847,127	$38,784,604	$39,109,241	$26,573,075	$11,586,833	$11,245,733	$12,578,632	$—	$183,725,245

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

There have been no changes to the Company’s accounting policies or methodology from the prior periods.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis is performed on all loans at origination.  In addition, lending relationships over $750,000, new commercial and commercial real estate loans, and watch list credits over $75,000 are reviewed annually by our independent loan review in order to verify risk ratings.  The Company uses the following definitions for risk ratings:

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2015 and 2014:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial
	2015	2014	2015	2014	2015	2014	2015	2014

Pass	$44,120,334	$41,530,699	$37,628,385	$38,122,972	$40,383,644	$39,109,241	$25,117,982	$26,563,823
Special Mention	1,323,266	655,049	454,194	53,750	839,546	887,048	51,196	—
Substandard	1,951,744	2,375,341	2,299,101	2,298,133	—	122,841	283,880	250,057

Total	$47,395,344	$44,561,089	$40,381,680	$40,474,855	$41,223,190	$40,119,130	$25,453,058	$26,813,880

	Agricultural Business		Home Equity		Consumer
	2015	2014	2015	2014	2015	2014

Pass	$15,110,606	$11,586,833	$11,324,889	$10,833,853	$13,501,477	$12,386,412
Special Mention	992,250	258,140	68,044	162,103	52,656	80,544
Substandard	—	—	298,612	287,308	186,960	120,145

Total	$16,102,856	$11,844,973	$11,691,545	$11,283,264	$13,741,093	$12,587,101

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2015 and 2014:

	December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$345,169	$77,588	$623,055	$1,045,812	$46,349,532	$47,395,344	$—
Commercial real estate	—	—	766,840	766,840	39,614,840	40,381,680	—
Agricultural real estate	—	—	—	—	41,223,190	41,223,190	—
Commercial	—	—	—	—	25,453,058	25,453,058	—
Agricultural business	—	—	—	—	16,102,856	16,102,856	—
Home equity	22,122	66,305	69,515	157,942	11,533,603	11,691,545	—
Consumer	183,526	5,972	6,031	195,529	13,545,564	13,741,093	—

Total	$550,817	$149,865	$1,465,441	$2,166,123	$193,822,643	$195,988,766	$—

	December 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$420,086	$286,622	$613,534	$1,320,242	$43,240,847	$44,561,089	$—
Commercial real estate	—	794,110	39,023	833,133	39,641,722	40,474,855	—
Agricultural real estate	—	—	122,841	122,841	39,996,289	40,119,130	—
Commercial	—	—	—	—	26,813,880	26,813,880	—
Agricultural business	—	—	—	—	11,844,973	11,844,973	—
Home equity	96,971	11,561	58,360	166,892	11,116,372	11,283,264	—
Consumer	90,558	5,531	16,560	112,649	12,474,452	12,587,101	—

Total	$607,615	$1,097,824	$850,318	$2,555,757	$185,128,535	$187,684,292	$—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following tables present impaired loans for the years ended December 31, 2015 and 2014:

	December 31, 2015
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$111,166	$111,166	$—	$211,346	$12,248	$12,042
Commercial real estate	516,560	516,560	—	663,640	34,155	34,586
Agricultural real estate	839,546	839,546	—	864,705	43,335	44,885
Commercial	80,172	80,172	—	83,509	634	150
Agricultural business	406,950	406,950	—	307,729	11,403	808
Home equity	48,418	48,418	—	43,342	3,333	3,331
Consumer	428	428	—	1,160	78	82
Loans with a specific valuation allowance
1-4 Family	547,568	547,568	176,079	568,790	32,908	25,352
Commercial real estate	1,081,970	1,081,970	487,205	1,118,044	67,505	47,864
Commercial	197,456	197,456	127,458	269,496	11,517	11,139
Home equity	9,922	9,922	9,922	9,982	810	722
Total:
1-4 family	658,734	658,734	176,079	780,136	45,156	37,394
Commercial real estate	1,598,530	1,598,530	487,205	1,781,684	101,660	82,450
Agricultural real estate	839,546	839,546	—	864,705	43,335	44,885
Commercial	277,628	277,628	127,458	353,005	12,151	11,289
Agricultural business	406,950	406,950	—	307,729	11,403	808
Home equity	58,340	58,340	9,922	53,324	4,143	4,053
Consumer	428	428	—	1,160	78	82

Total	$3,840,156	$3,840,156	$800,664	$4,141,743	$217,926	$180,961

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

The following table presents the Company’s nonaccrual loans at December 31, 2015 and 2014. This table excludes performing troubled debt restructurings.

	2015	2014

1-4 family	$911,283	$994,855
Commercial real estate	840,449	932,578
Agricultural real estate	—	122,841
Commercial	9,314	22,438
Agricultural business	—	—
Home equity	118,502	120,698
Consumer	141,605	70,643

Total	$2,021,153	$2,264,053

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

At December 31, 2015 and 2014, the Company had a number of loans that were modified in troubled debt restructurings (TDR’s) and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of December 31, 2015 and 2014.

	2015	2014

1-4 family	$723,421	$747,470
Commercial real estate	1,708,013	1,265,079
Agricultural real estate	—	—
Commercial	57,783	212,579
Agricultural business	—	—
Home equity	10,897	15,379
Consumer	109,340	42,786

Total	$2,609,454	$2,283,293

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of December 31, 2015 and 2014.

	2015	2014

1-4 family	$526,004	$567,931
Commercial real estate	941,173	470,969
Agricultural real estate	—	—
Commercial	57,783	212,579
Agricultural business	—	—
Home equity	10,897	12,074
Consumer	86,255	42,786

Total	$1,622,112	$1,306,339

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following table presents loans modified as troubled debt restructurings during the years ended December 31, 2015 and 2014.

	Year Ended December 31, 2015		Year Ended December 31, 2014
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment

1-4 family	1	$98,246	3	$201,879
Commercial real estate	2	524,432	1	386,355
Agricultural real estate	—	—	—	—
Commercial	—	—	—	—
Agricultural business	—	—	—	—
Home equity	1	1,431	—	—
Consumer	5	76,691	1	15,953

Total	9	$700,800	5	$604,187

2015 Modifications

The Company modified one one-to-four family residential real estate loan, with a recorded investment of $98,246, which was deemed a TDR. The loan was a restructure of delinquent loans into a workout. The modification did not result in a reduced interest rate or a write-off of the principal balance.

The Company modified two commercial real estate loans with a total recorded balance of $524,432, which were deemed TDRs. One loan was restructured to capitalize force placed insurance. The other loan was restructured to increase the amortization period of the loan. The modifications did not result in a reduced interest rate or a write-off of the principal balance.

The Company modified one home equity loan with a recorded investment of $1,431, which was deemed a TDR. The modification was made to extend the term and lower the payment amount. The modification did not result in a reduced interest rate or a write-off of the principal balance.

The Company modified five consumer loans with a recorded investment of $76,691, which were deemed TDRs. The modifications were made to extend the payment schedules between two and four months. The modifications did not result in a reduced interest rate or a write-off of the principal balance.

2014 Modifications

The Company modified three one-to-four family residential real estate loans, with a recorded investment of $201,879, which were deemed TDRs. Two of the loans were restructured with the interest and real estate taxes capitalized to the balance of the note. One of the loans was extended without the full collection of accrued interest. None of the modifications resulted in a reduced interest rate or a write-off of the principal balance.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

TDRs with Defaults

Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses. During the year ended December 31, 2015, three residential real estate loans of $197,417 and one commercial real estate loan of $766,840 were considered TDRs defaulted as they were more than 90 days past due at December 31, 2015. In addition, three residential real estate loans of $211,262, one commercial real estate loan of $30,021, two commercial loans of $9,314, one home equity loan of $1,431, and one consumer loan of $63,183 were considered TDRs defaulted as they were in a nonaccrual status but are performing in accordance with their modified terms.

During the year ended December 31, 2014, one residential real estate loan of $38,737 and one home equity loan of $3,305 were considered TDRs defaulted as they were more than 90 days past due at December 31, 2014. In addition, three residential real estate loans of $140,549, two commercial real estate loans of $840,115, two commercial loans of $22,437, and one consumer loan of $25,055 were considered TDRs defaulted as they were in a nonaccrual status but are performing in accordance with their modified terms.

At December 31, 2015, the balance of real estate owned includes $217,101 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2015, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $188,438.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2015	2014

Land	$773,186	$773,186
Buildings and improvements	6,697,278	6,661,148
Equipment	3,384,516	3,254,434
	10,854,980	10,688,768
Less accumulated depreciation	(6,126,823)	(5,742,785)

Net premises and equipment	$4,728,157	$4,945,983

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 6:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balance of mortgage loans serviced for others was $131,443,738 and $137,877,795 at December 31, 2015 and 2014, respectively.

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2015	2014
Mortgage servicing rights
Balance, beginning of year	$689,603	$746,968
Additions	73,650	53,859
Amortization	(118,186)	(111,224)
Balance at end of year	645,067	689,603

Valuation allowances
Balance at beginning of year	56,969	73,392
Additions due to decreases in market value	—	—
Reduction due to increases in market value	—	—
Reduction due to payoff of loans	(9,615)	(16,423)
Balances at end of year	47,354	56,969

Mortgage servicing assets, net	$597,713	$632,634

Fair value disclosures
Fair value as of the beginning of the period	$979,699	$1,120,000
Fair value as of the end of the period	$870,619	$979,699

The valuation allowance was adjusted during 2014 and 2015 due to payments received on the related loans as well as changes in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 7:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $90,889,042 at December 31, 2015 and $96,271,806 at December 31, 2014.

The following table represents deposit interest expense by deposit type:

	December 31,
	2015	2014

Savings, NOW and Money Market	$249,077	$257,214
Certificates of deposit	852,185	1,179,589

Total deposit interest expense	$1,101,262	$1,436,803

At December 31, 2015, the scheduled maturities of time deposits are as follows:

2016	$41,313,282
2017	18,208,957
2018	7,123,985
2019	6,559,638
2020	5,848,662

$79,054,524

Note 8:	Short-term Borrowings

Short-term borrowings include securities sold under agreements to repurchase totaling $6,631,710 and $8,821,730 at December 31, 2015 and 2014, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The maximum amount of outstanding agreements at any month end during 2015 and 2014 totaled $9,548,789 and $9,483,795, respectively, and the monthly average of such agreements totaled $6,024,224 and $6,229,604 for 2015 and 2014, respectively. The agreements at December 31, 2015, are all for overnight borrowings.

At December 31, 2015, we had $5,519,148 of repurchase agreements secured by mortgage backed securities, $590,327 in repurchase agreements secured by U.S. government agency bonds, and $1,482,000 in repurchase agreements secured by time deposits in other banks. All of our repurchase agreements mature overnight. The right of offset for a repurchase agreement resembles a secured borrowing, whereby the collateral pledged by the Company would be used to settle the fair value of the repurchase agreement should the Company be in default. The collateral is held by the Company in a segregated custodial account. In the event the collateral fair value falls below stipulated levels, the Company will pledge additional securities. The Company closely monitors collateral levels to ensure adequate levels are maintained.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Also included in short-term borrowings are advances with the Federal Home Loan Bank (FHLB) of which $8,500,000 and $5,000,000 had been extended as of December 31, 2015 and 2014, respectively. The advances at a rate of 16 basis points all mature overnight and are secured by mortgage loans totaling $43,561,360 at December 31, 2015.

Note 9:	Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions. During the years ended December 31, 2015 and 2014, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2015	2014

Taxes currently payable
Federal	$883,916	$798,160
State	320,593	—
Deferred income taxes	(137,484)	135,886

Income tax expense	$1,067,025	$934,046

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2015	2014

Computed at the statutory rate (34%)	$1,391,670	$1,328,312
Increase (decrease) resulting from
Tax exempt interest	(454,067)	(503,089)
State income taxes, net	188,690	173,879
Increase in cash surrender value	(59,646)	(63,235)
Other	378	(1,821)

Actual tax expense	$1,067,025	$934,046

Tax expense as a percentage of pre-tax income	26.07%	23.91%

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2015	2014
Deferred tax assets
Allowance for loan losses	$1,015,661	$1,060,419
Deferred compensation	1,817,124	1,712,570
State net operating loss carryforward	—	4,749
Other	29,497	40,270
	2,862,282	2,818,008

Deferred tax liabilities
Unrealized gains on available-for-sale securities	(407,145)	(366,521)
Depreciation	(434,043)	(478,427)
Federal Home Loan Bank stock dividends	(147,858)	(152,224)
Prepaid expenses	(56,374)	(79,868)
Mortgage servicing rights	(233,795)	(254,762)
	(1,279,215)	(1,331,802)

Net deferred tax asset	$1,583,067	$1,486,206

At December 31, 2015 and 2014, the Company had Illinois net operating loss carryforwards totaling approximately $0 and 98,574, respectively.

Retained earnings at December 31, 2015 and 2014, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2015 and 2014.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 10:	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, included in stockholders’ equity, are as follows:

	2015	2014

Net unrealized gain on securities available-for-sale	$1,197,486	$1,078,004

Tax effect	(407,145)	(366,521)

Net-of-tax amount	$790,341	$711,483

Note 11:	Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the statements of income during the years ended December 31, 2015 and 2014, were as follows:

	Amounts Reclassified from AOCI		Affected Line Item in the
	2015	2014	Statements of Income

Unrealized gains on available-for-sale securities	$320,585	$408,753	Realized gain on sale of securities
			Total reclassified amount before tax
	(108,999)	(138,976)	Tax expense

	$211,586	$269,777	Net reclassified amount

Note 12:	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2015 and 2014, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2015, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier 1 risk-based capital, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total risk-based capital (to risk-weighted assets)	$41,631	19.15%	$17,387	8.0%	$21,734	10.0%

Tier I capital (to risk-weighted assets)	38,912	17.90	13,040	6.0	17,387	8.0

Common equity Tier I (to risk-weighted assets)	38,912	17.90	9,780	4.5	14,127	6.5

Tier I capital (to average assets)	38,912	12.82	12,139	4.0	15,174	5.0

Tangible capital (to adjusted tangible assets)	38,912	12.82	4,552	1.5	—	N/A

As of December 31, 2014
Total risk-based capital (to risk-weighted assets)	$40,252	18.81%	$17,119	8.0%	$21,399	10.0%

Tier I capital (to risk-weighted assets)	37,574	17.56	8,560	4.0	12,839	6.0

Tier I capital (to average assets)	37,574	12.25	12,269	4.0	15,336	5.0

Tangible capital (to adjusted tangible assets)	37,574	12.25	4,601	1.5	—	N/A

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Basel III Capital Rules

In 2013, the Board of Governors of the Federal Reserve System approved a final rule implementing changes intended to strengthen the regulatory capital framework for all banking organizations (Basel III) which became effective January 1, 2015, subject to a phase-in period for certain provisions.  Basel III establishes and defines quantitative measures to ensure capital adequacy which require First Financial to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio).

The rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a new capital conservation buffer of 2.5% of risk-weighted assets that will begin on January 1, 2016 at 0.625% and be phased-in over a four-year period, increasing by the same amount on each subsequent January 1, until fully phased-in on January 1, 2019.  Further, the minimum ratio of tier 1 capital to risk-weighted assets increased from 4.0% to 6.0% and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio was unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  The revised capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans, requiring higher capital allocations.

Under Basel III Capital Rules, the initial minimum capital ratios as of January 1, 2015, are as follows:

4.5% CET1 to risk-weighted assets

6.0% Tier 1 capital to risk-weighted assets

8.0% Total capital to risk-weighted assets

4.0% Minimum leverage ratio

Implementation of the deductions and other adjustments to CET1 began on January 1, 2015, and will phase in over a four-year period (beginning at 40% on January 1, 2015, and an additional 20% per year thereafter). Under the new rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of CET1 capital above its minimum risk-based capital requirements. The implementation of the capital conservation buffer begins on January 1, 2016, at the 0.625% level and will phase in over a four-year period (increasing by that amount on each subsequent January 1 until reaches 2.5% on January 1, 2019).

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2015	2014

Bank equity	$42,429	$41,012
Less net unrealized gain	790	711
Less disallowed goodwill	2,727	2,727

Tier 1 and common equity Tier 1 capital	38,912	37,574

Plus allowance for loan losses	2,719	2,678

Total risked-based capital	$41,631	$40,252

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. As of December 31, 2015, the Bank has $1,238,685 available for the payment of dividends without prior regulatory approval.

On January 19, 2010, the Boards of Directors of the Company, Jacksonville Bancorp, MHC and the Bank each unanimously adopted a Plan of Conversion and Reorganization of Jacksonville Bancorp, MHC (the “Plan”) pursuant to which Jacksonville Bancorp, MHC undertook a “second-step” conversion and ceased to exist. Jacksonville Bancorp, MHC reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July14, 2010.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 13:	Related Party Transactions

At December 31, 2015 and 2014, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $3,193,470 and $3,523,047, respectively.

Annual activity consisted of the following:

	2015	2014

Balance beginning of year	$3,523,047	$3,852,658
Additions	1,138,338	1,876,445
Repayments	(1,467,915)	(2,206,056)

Balance, end of year	$3,193,470	$3,523,047

Deposits from related parties held by the Company at December 31, 2015 and 2014 totaled approximately $2,581,000 and $3,112,000, respectively.

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

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees. The Company’s contributions to this plan were $216,508 and $232,567 for the years ended December 31, 2015 and 2014, respectively. The plan invests some of its assets in deposit accounts at the Company which earned interest at a rate of 1.85% for the years ended December 31, 2015 and 2014.

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company’s Board of Directors. Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2015 or 2014. The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index. The amount recorded on the consolidated balance sheets as deferred compensation was $2,521,997 and $2,451,200 as of December 31, 2015 and 2014, respectively. Compensation expense related to the plan was $137,731 and $140,714 for the years ended December 31, 2015 and 2014, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees. The agreements provide for monthly payments at retirement or death. The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 4.75% discount rate. The amount recorded on the consolidated balance sheets as deferred compensation was $1,970,597 and $1,801,520 as of December 31, 2015 and 2014, respectively. Compensation expense related to the plans was $233,731 and $241,745 for the years ended December 31, 2015 and 2014, respectively.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

ESOP expense for the years ended December 31, 2015 and 2014 was $90,649 and $80,978, respectively.

	2015	2014

Allocated shares	$57,420	$54,519
Shares committed for allocation	3,820	3,767
Unearned shares	21,171	24,991

Total ESOP shares	82,411	83,277

Fair value of unearned shares at December 31	$556,374	$574,793

Note 15:	Stock Option Plans

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

A summary of option activity under the Plans as of December 31, 2015 and 2014, and changes during the years then ended, is presented below:

	2015
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	85,835	$15.65
Granted	—	—
Exercised	(24,715)	15.65
Forfeited or expired	—	—

Outstanding, end of year	61,120	$15.65	6.25	$649,706

Exercisable, end of year	19,035	$15.65	6.25	$202,342

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	2014
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	101,336	$15.63
Granted	—	—
Exercised	(15,101)	15.53
Forfeited or expired	(400)	15.65

Outstanding, end of year	85,835	$15.65	7.25	$630,887

Exercisable, end of year	23,600	$15.65	7.25	$173,460

The total intrinsic value of options exercised during the years ended December 31, 2015 and 2014 was $200,192 and $90,606, respectively.

As of December 31, 2015, there was $112,395 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2012 Plan. That cost is expected to be recognized over a weighted-average period of 2 years. The total fair value of shares vested during the years ended December 31, 2015 and 2014 was $90,163. The recognized tax benefit related thereto was $35,267 and $34,622 for the years ended December 31, 2015 and 2014, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2015 and 2014, and changes during the year then ended, is presented below:

	December 31, 2015
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	62,235	$4.34
Granted	—	—
Vested	(20,150)	4.34
Forfeited	—	—

Nonvested, end of year	42,085	$4.34

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	December 31, 2014
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	83,185	$4.34
Granted	—	—
Vested	(20,550)	4.34
Forfeited	(400)	—

Nonvested, end of year	62,235	$4.34

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2015
	Income	Weighted- Average Shares	Per Share Amount

Net income	$3,026,123

Basic earnings per share
Income available to common stockholders		1,770,546	$1.71

Effect of dilutive securities
Stock options		13,469

Diluted earnings per share
Income available to common stockholders	$3,026,123	1,784,015	$1.70

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Recurring Measurements

The following table presents the fair value measurements of assets  recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

		December 31, 2015
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government agencies	$15,938,697	$—	$15,938,697	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	23,178,395	—	23,178,395	—
Municipal bonds	48,356,240	—	48,356,240	—

		December 31, 2014
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government agencies	$9,958,273	$—	$9,958,273	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	41,419,921	—	41,419,921	—
Municipal bonds	45,306,703	—	45,306,703	—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.  There have been no significant changes in the valuation techniques during the year ended December 31, 2015.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  The Company has no Level 1 securities.  If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.  The Company did not have securities considered Level 3 as of December 31, 2015 or December 31, 2014.

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

		December 31, 2015
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$899,981	$—	$—	$899,981

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.  Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.  Fair value adjustments on impaired loans were $(156,069) and $265,687 at December 31, 2015 and 2014.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at December 31, 2015	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$899,981	Market comparable properties	Marketability discount	20% – 30% (25%)

	Fair Value at December 31, 2014	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$1,147,400	Market comparable properties	Marketability discount	20% – 30% (25%)

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015 and 2014:

		December 31, 2015
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets
Cash and cash equivalents	$4,103,432	$4,103,432	$—	$—
Interest-earning time deposits	2,724,000	2,724,000	—	—
Other investments	62,223	—	62,223	—
Loans held for sale	539,000	—	539,000	—
Loans, net of allowance for loan losses	193,039,879	—	—	193,006,301
Federal Home Loan Bank stock	1,113,800	—	1,113,800	—
Interest receivable	1,715,676	—	1,715,676	—

Financial liabilities
Deposits	239,281,930	—	160,227,406	80,300,060
Short-term borrowings	15,131,710	—	6,631,710	8,500,000
Advances from borrowers for taxes and insurance	990,917	—	990,917	—
Interest payable	118,335	—	118,335	—

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

December 31, 2015 and 2014

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

At December 31, 2015and 2014, the Company had outstanding commitments to originate loans aggregating approximately $4,457,514 and $3,493,500, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $3,744,574 and $2,702,000 at December 31, 2015 and 2014, respectively, with the remainder at floating market rates. The range of fixed rates was 2.875% to 6.25% as of December 31, 2015.

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

The Company had total outstanding standby letters of credit amounting to $110,000 and $255,340 at December 31, 2015 and 2014, respectively, with terms of one year or less. At December 31, 2015 and 2014, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2015, the Company had unused lines of credit to borrowers aggregating approximately $21,753,180 and $10,785,989 for commercial lines and open-ended consumer lines, respectively. At December 31, 2014, unused lines of credit to borrowers aggregated approximately $21,498,070 for commercial lines and $9,742,393 for open-ended consumer lines.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 20:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2015
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$2,923,681	$2,830,112	$2,859,579	$2,901,492
Interest expense	252,749	267,433	293,141	314,050
Net interest income	2,670,932	2,562,679	2,566,438	2,587,442
Provision for loan losses	30,000	45,000	35,000	30,000
Net interest income after provision for loan losses	2,640,932	2,517,679	2,531,438	2,557,442
Noninterest income	1,096,519	991,626	1,063,287	1,035,458
Noninterest expense	2,814,601	2,579,660	2,431,183	2,515,789
Income before income taxes	922,850	929,645	1,163,542	1,077,111
Income tax expense	218,785	230,247	327,139	290,854

Net income	$704,065	$699,398	$836,403	$786,257

Basic earnings per share	$0.40	$0.40	$0.47	$0.44
Diluted earnings per share	$0.39	$0.39	$0.47	$0.44

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

	Year Ended December 31, 2014
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$2,921,442	$2,946,212	$2,978,484	$3,045,770
Interest expense	337,222	353,542	371,036	389,658
Net interest income	2,584,220	2,592,670	2,607,448	2,656,112
Provision for loan losses	150,000	30,000	30,000	30,000
Net interest income after provision for loan losses	2,434,220	2,562,670	2,577,448	2,626,112
Noninterest income	1,059,478	1,024,088	947,678	997,532
Noninterest expense	2,658,085	2,470,123	2,723,872	2,470,346
Income before income taxes	835,613	1,116,635	801,254	1,153,298
Income tax expense	183,641	260,619	176,277	313,509

Net income	$651,972	$856,016	$624,977	$839,789

Basic earnings per share	$0.37	$0.48	$0.35	$0.47
Diluted earnings per share	$0.36	$0.47	$0.35	$0.47

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2015	2014
Assets
Cash and due from banks	$4,800,526	$3,847,179
Investment in common stock of subsidiary	42,428,601	41,012,112
Loan receivable from subsidiary	216,506	254,385
Other assets	106,960	96,993

Total assets	$47,552,593	$45,210,669

Liabilities
Other liabilities	$1,986,093	$194,571

Stockholders' Equity	45,566,500	45,016,098

Total liabilities and stockholders' equity	$47,552,593	$45,210,669

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Condensed Statements of Income and Comprehensive Income

	Year Ending December 31,
	2015	2014
Income
Dividends from subsidiary	$2,000,000	$2,000,000
Other income	11,712	12,245

Total income	2,011,712	2,012,245

Expenses
Other expenses	361,694	707,692

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	1,650,018	1,304,553

Income Tax Benefit	(137,420)	(271,357)

Income Before Equity in Undistributed Income of Subsidiary	1,787,438	1,575,910

Equity in Undistributed Income of Subsidiary	1,238,685	1,396,844

Net Income	$3,026,123	$2,972,754

Comprehensive Income	$3,104,981	$5,071,201

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Condensed Statements of Cash Flows

	Year Ending December 31,
	2015	2014
Operating Activities
Net income	$3,026,123	$2,972,754
Items not providing cash, net	(1,238,685)	(1,396,844)
Stock-based compensation expense	90,163	90,163
Change in other assets and liabilities, net	1,773,258	29,599

Net cash provided by operating activities	3,650,859	1,695,672

Investing Activity
Loan payment from subsidiary	37,879	36,652

Net cash provided by investing activities	37,879	36,652

Financing Activities
Dividends paid	(2,356,870)	(570,843)
Stock repurchase	(765,311)	(1,028,688)
Exercise of stock options	386,790	234,491

Net cash used in financing activities	(2,735,391)	(1,365,040)

Net Change in Cash and Cash Equivalents	953,347	367,284

Cash and Cash Equivalents at Beginning of Year	3,847,179	3,479,895

Cash and Cash Equivalents at End of Year	$4,800,526	$3,847,179

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”. As of December 31, 2015, we had approximately 710 stockholders of record, including brokers, who held 1,791,513 shares of our outstanding common stock.

The following table sets forth market price and dividend information for our common stock for the two years ended December 31, 2015.

	Price Per Share		Cash
	High	Low	Dividend Declared

2015

Fourth quarter	$27.84	$23.77	$1.080
Third quarter	24.30	23.14	0.080
Second quarter	24.58	21.97	0.080
First quarter	24.00	21.86	0.080

2014

Fourth quarter	$24.00	$21.75	$0.080
Third quarter	23.90	21.14	0.080
Second quarter	22.95	20.00	0.080
First quarter	21.90	19.40	0.080

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

Directors and Executive Officers

Directors	Executive Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	Diana S. Tone Chief Financial Officer

Dean H. Hess Self-employed farmer	John C. Williams Senior Vice President and Trust Officer

Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	Chris A. Royal Senior Vice President and Chief Lending Officer

John L. Eyth Retired Certified Public Accountant	Laura A. Marks Senior Vice President – Retail Banking

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Peggy S. Davidsmeyer Retired Administrator

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62523-2326
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 26, 2016 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

General Inquiries

A copy of our Annual Report to the SEC on Form 10-K may be obtained without charge by written request of stockholders to Diana Tone or by calling us at (217) 245-4111. The Form 10-K is also available on our website at ww.jacksonvillesavings.com. Our Code of Ethics, Audit Committee Charter, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, and Beneficial Ownership reports of our directors and executive officers are also available on our website.

FDIC Disclaimer

This Annual Report has not been reviewed or confirmed for accuracy or relevance by the FDIC.

