Form 10-K, Exhibit 13
period 2016-12-31
Jacksonville Bancorp, Inc.
filed 2017-03-09
CIK 1484949

Exhibit 13

Jacksonville Bancorp, Inc. 2016 Annual Report

To Our Shareholders:

2016 was a momentous year for Jacksonville Bancorp, Inc. and Jacksonville Savings Bank.  Only once in a business’ lifetime does the opportunity to celebrate 100 years come along.  2016 was that year for Jacksonville Savings Bank.

Our centennial celebration began in January when the Jacksonville Area Chamber of Commerce, at its annual meeting, named Jacksonville Savings Bank as its Business of the Year.  Planned festivities continued throughout the spring and summer months and culminated in October with a week-long series of bank sponsored community events. These included an art exhibit featuring Jacksonville artists past and present and a book signing by local journalist and author Greg Olson. The grand finale, a birthday party in the bank’s lobby, was highlighted by the announcement that, to commemorate our 100th anniversary, Jacksonville Savings would be contributing $100,000 in gifts and pledges to fourteen area non-profit organizations in the markets we serve.

In addition to being a historical milestone, 2016 was another year of exceptional operating results for Jacksonville Bancorp, Inc.  Net income again topped $3 million.  Total assets grew 3.46% to $319 million and earnings per share increased to $1.72.  A major factor in our strong financial performance was our ability to maintain our net interest income, even as deposits grew 8.11% to $258.7 million.

We are also pleased to report the asset quality of our loan portfolio remains solid.  The bank’s ratio of non-performing assets to total assets finished at a near all-time low of 0.48% and non-performing loans to total loans were well under 1.00%.  The strength of our loan portfolio enabled us to reduce 2016’s loan loss provision expense.

In 2016, Financial Resources Group, Inc., a wholly-owned subsidiary of Jacksonville Savings Bank, continued to successfully provide investment services to a growing clientele. The bank’s trust department finished the year just below $100 million in assets under management, a benchmark it is poised to exceed in 2017.  The revenue generated by these two departments, combined with our mortgage banking operation, enabled us to grow our non-interest income to a level which continues to exceed our peer group average.

While we always endeavor to deliver outstanding experiences to our existing customer base, we also want to appeal to new and upcoming generations.  To assist parents with educating their children about banking and to help youngsters develop good savings habits, we introduced a new children’s program that has been well received by our youngest customers.

A challenge for every community bank is to offer its customers the best in current technologies while continuing to make available the high level of personal service that sets community banks apart from their big bank brethren.  We continue to strive to achieve the greatest possible balance of these two critical ideals.

When you bank with us, your deposits are used locally to help meet the borrowing needs of the people and businesses in the markets we serve.  Reinvesting in our local economy benefits the community as a whole and is what defines us as a bank. It’s what we’ve been doing since our beginning in 1916 and a tradition we look forward to continuing in the next century of our history.

We thank you for your continued support.

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

	At December 31,
	2016	2015	2014	2013	2012
	(In thousands)
Selected Financial Condition Data:

Total assets	$319,319	$308,642	$311,925	$318,419	$321,446
Cash and cash equivalents	12,910	4,103	9,612	6,099	7,294
Investment securities	55,748	64,295	55,265	60,639	63,431
Mortgage-backed securities	44,413	23,178	41,420	48,346	51,956
Loans, net(1)	184,951	193,579	184,954	180,902	174,465
Federal Home Loan Bank of Chicago stock, at cost	364	1,114	1,114	1,114	1,114
Foreclosed assets, net	—	331	177	282	137
Bank owned life insurance	7,271	7,094	6,913	6,815	6,613
Deposits	258,678	239,282	245,942	251,738	258,521
Federal Home Loan Bank of Chicago advances	—	8,500	5,000	10,800	700
Short-term borrowings	7,135	6,632	8,822	8,810	12,041
Stockholders’ equity	46,246	45,567	45,016	41,139	44,120

	For the Years Ended December 31,
	2016	2015	2014	2013	2012
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$11,435	$11,514	$11,892	$12,078	$12,791
Interest expense	1,048	1,127	1,451	1,782	2,303
Net interest income	10,387	10,387	10,441	10,296	10,488
Provision for loan losses	120	140	240	170	490
Net interest income after provision for loan losses	10,267	10,247	10,201	10,126	9,998
Noninterest income	4,261	4,187	3,919	4,443	4,882
Noninterest expense	10,392	10,341	10,213	10,167	9,976
Income before income tax	4,136	4,093	3,907	4,402	4,904
Provision for income taxes	1,088	1,067	934	1,188	1,337
Net income	$3,048	$3,026	$2,973	$3,214	$3,567
Earnings per share:
Basic	$1.72	$1.71	$1.66	$1.73	$1.89
Diluted	$1.70	$1.70	$1.65	$1.73	$1.89
Dividends per share	$0.40	$1.32	$0.32	$0.31	$0.40

(1)       Includes loans held for sale of $503,000, $539,000, $236,000, $262,000, and $712,000, at December 31, 2016, 2015, 2014, 2013, and 2012, respectively.

	At or For the Years Ended December 31,
	2016	2015	2014	2013	2012

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.98%	0.99%	0.96%	1.02%	1.14%
Return on average equity (ratio of net income to average equity)	6.45%	6.57%	6.80%	7.51%	8.25%
Interest rate spread(1)	3.48%	3.54%	3.48%	3.38%	3.46%
Net interest margin(2)	3.58%	3.65%	3.61%	3.51%	3.62%
Efficiency ratio(3)	70.95%	70.95%	71.12%	68.98%	64.90%
Dividend pay-out ratio	22.49%	77.88%	19.20%	17.60%	21.00%
Non-interest expense to average total assets	3.35%	3.39%	3.29%	3.23%	3.20%
Average interest-earning assets to average interest-bearing liabilities	127.86%	127.68%	124.52%	121.63%	119.76%
Average equity to average total assets	15.23%	15.11%	14.08%	13.58%	13.86%

Asset Quality Ratios:
Nonperforming assets to total assets	0.48%	0.76%	0.78%	0.65%	0.73%
Nonperforming loans to total loans	0.82%	1.03%	1.21%	0.97%	1.25%
Allowance for loan losses to nonperforming loans	196.56%	144.45%	130.57%	191.14%	150.85%
Allowance for loan losses to gross loans(4)	1.60%	1.49%	1.57%	1.85%	1.88%

Capital Ratios (Bank):
Total capital (to risk-weighted assets)	19.52%	19.15%	18.81%	18.15%	17.72%
Tier I capital (to risk-weighted assets)	18.27%	17.90%	17.56%	16.89%	16.46%
Common equity Tier I capital (to risk-weighted assets)	18.27%	17.90%	—	—	—
Tier I capital (to total assets)	12.58%	12.82%	12.25%	11.51%	10.89%

Other Data:
Number of offices	6	6	6	6	7
Full time equivalent employees	91	93	96	98	104

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Gross loans include loans held for sale.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding our financial condition and results of operations. The information contained in this section should be read in conjunction with our consolidated, audited financial statements and the accompanying notes.

Certain statements in this annual report and throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. Factors that impact such forward looking statements include, among others, changes in general economic conditions, changes in interest rates and competition. We decline any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

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

Impairment of Goodwill. Goodwill, an intangible asset with an indefinite life, was recorded on our balance sheet in prior periods as a result of acquisition activity. Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently. During 2016, goodwill was evaluated quarterly due to market conditions.

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

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which provides a one-year deferral of ASU 2014-09. Management is in the preliminary stage of evaluating the impact of the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial statements. Early adoption would be permitted, but not before the original public entity effective date.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information.  ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  The Company is currently reviewing its processes but adoption by the Company is not expected to have a material impact on the consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019. The Company has been receiving training and gathering historical data in order to determine the impact the adoption of ASU 2016-13 will have on the consolidated financial statements.

In March 2016, FASB issued ASU 2016-09, Compensation – Stock Compensation (topic 718): Improvements to Employee Share-Based Payment Accounting. The objective of the simplification initiative is to identify, evaluate, and improve areas of US GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The areas for simplification involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The new guidance will be effective for public companies for reporting periods beginning after December 15, 2016. The Company is currently implementing the new processes and does not anticipate a significant impact on the Company’s financial statements.

In January 2017, FASB amended FASB ASC Topic 250, Simplifying the Test for Goodwill. The amendments in the update simplify the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit. The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has goodwill from a prior business combination and performs an annual impairment test or more frequently if changes or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. During the current year, the Company performed its impairment assessment and determined that the Company’s goodwill was not impaired. Although the Company cannot anticipate future goodwill impairment assessments, based on the most recent assessment it is unlikely that an impairment amount would need to be calculated and, therefore, does not anticipate a material impact from these amendments to the Company’s financial position and results of operations. The current accounting policies and processes are not anticipated to change, except for the elimination of the Step 2 analysis.

Financial Condition

Total assets at December 31, 2016 were $319.3 million, an increase of $10.7 million, or 3.5%, from $308.6 million at December 31, 2015. The increase in total assets was primarily due to a $21.2 million increase in mortgage-backed securities and an $8.8 million increase in cash and cash equivalents, partially offset by decreases of $8.6 million in net loans and $8.5 million in investment securities.

Available-for-sale mortgage-backed securities increased $21.2 million, or 91.6%, to $44.4 million at December 31, 2016 from $23.2 million at December 31, 2015. Available-for-sale investment securities decreased $8.5 million, or 13.3%, to $55.7 million at December 31, 2016 from $64.2 million at December 31, 2015. The decline in investment securities consisted of decreases of $5.9 million in municipal bonds and $2.6 million in U.S. government agency securities. Cash and cash equivalents increased $8.8 million to $12.9 million at December 31, 2016, reflecting a $3.5 million increase in federal funds sold. The growth in cash and cash equivalents and mortgage-backed securities resulted from the investment of cash derived from deposit growth.

Net loans receivable (excluding loans held for sale) decreased $8.6 million, or 4.5%, to $184.4 million at December 31, 2016 from $193.0 million at December 31, 2015. The decrease in loans was primarily due to decreases of $3.8 million in commercial business loans, $3.0 million in agricultural real estate loans, $2.1 million in residential real estate loans, and $1.5 million in agricultural business loans. The decrease in agricultural real estate reflected payoffs, while the decreases in agricultural business and commercial business loans reflected paydowns on lines of credit.

At December 31, 2016 and 2015, we had $2.7 million recorded in goodwill. At these dates our goodwill was not impaired. At December 31, 2016, we also had $553,000 in mortgage servicing rights. Our mortgage servicing rights asset represented approximately 42 basis points of the $130.5 million in loans that we serviced. We obtain an independent valuation of the mortgage servicing rights at least annually. Our most recent valuation was obtained as of December 31, 2016, which reported a market value of approximately $899,000.

Total deposits increased $19.4 million, or 8.1%, to $258.7 million at December 31, 2016. The increase was primarily due to an $18.3 million increase in transaction accounts, which partially reflected an increase of $8.0 million in public funds. The remainder of the increase reflected growth in low-cost checking and savings accounts. Borrowings, which consisted of $7.1 million in overnight repurchase agreements at December 31, 2016, decreased $8.0 million, or 52.9%, from December 31, 2015. The repurchase agreements are a cash management service provided to our commercial deposit customers. FHLB advances totaling $8.5 million were paid off during the first quarter of 2016, such that none remained outstanding at December 31, 2016.

Stockholders’ equity increased $679,000, or 1.5%, to $46.2 million at December 31, 2016. The increase in stockholders’ equity was primarily the result of net income of $3.0 million, partially offset by $685,000 in cash dividends paid. Stockholders’ equity was also impacted by a decrease of $2.0 million in accumulated other comprehensive income (loss) during 2016. Other comprehensive income (loss) consisted of the decrease in net unrealized gains (losses), net of tax, on available-for-sale securities reflecting changes in market prices for securities in our portfolio. Other comprehensive income (loss) does not include changes in the fair value of other financial instruments included on the balance sheet. Our book value per share increased to $25.69 as of December 31, 2016 from $25.43 at December 31, 2015.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

General

Net income for the year ended December 31, 2016 totaled $3.05 million, or $1.72 per basic common share and $1.70 per diluted common share, compared to net income for the year ended December 31, 2015 of $3.03 million, or $1.71 per basic common share and $1.70 per diluted common share. Net income increased $22,000 during 2016, which reflected an increase of $75,000 in noninterest income and a decrease of $20,000 in the provision for loan losses, partially offset by a decrease of $1,000 in net interest income and increases of $51,000 in noninterest expense and $21,000 in income taxes.

Interest Income

Interest income decreased $80,000, or 0.7%, to $11.4 million for the year ended December 31, 2016 from $11.5 million for the year ended December 31, 2015. The $80,000 decrease in interest income resulted from decreased income of $114,000 on loans and $58,000 on mortgage-backed securities, partially offset by increases of $65,000 on investment securities and $27,000 on other interest-earning assets.

Interest income on loans decreased $114,000 to $9.2 million for the year ended December 31, 2016 from $9.3 million for the year ended December 31, 2015, primarily due to a decrease in the average yield of loans. The average yield on loans decreased 12 basis points to 4.78% during 2016 from 4.90% during 2015. The decrease in the average yield reflected lower market rates of interest and the competitive lending environment. The decrease in the average yield was partially offset by an increase in the average balance of the loan portfolio, which increased $2.2 million to $191.9 million during 2016. The increase in the average balance of loans was primarily due to growth in the average balance of agricultural business loans, reflecting higher balances on lines of credit during the year.

Interest income on investment securities increased $65,000 to $1.7 million for the year ended December 31, 2016. The increase reflected a $3.5 million increase in the average balance of investment securities to $60.4 million during 2016 due to increased purchases of U.S. agency bonds to be used for pledging purposes for public funds. The average yield of investment securities decreased six basis points to 2.83% during 2016, due to the continuing low interest rate environment and the higher average balance of lower-yielding U.S. agency bonds. The majority of our investment portfolio consists of municipal bonds which are exempt from federal taxation, resulting in a reduction in income tax expense. Adjusting for this benefit, the tax equivalent yield of the investment portfolio equaled 3.94% for 2016 compared to 4.12% for 2015.

Interest income on mortgage-backed securities decreased $58,000 to $484,000 for the year ended December 31, 2016 from $542,000 for the year ended December 31, 2015. The decrease was primarily due to a decrease of $3.5 million in the average balance of mortgage-backed securities to $27.7 million during 2016. The decrease in the average balance reflected the use of sales and repayment proceeds for the origination of new loans. The decrease in interest income on mortgage-backed securities was partially offset by an increase in the average yield of mortgage-backed securities to 1.75% during 2016 from 1.74% during 2015. The average yield continues to be affected by low long-term rates, partially offset by the benefit of lower premium amortization, resulting from slower national prepayment speeds on mortgage-backed securities.

Interest income from other interest-earning assets, which consisted of interest-earning demand and time deposits and federal funds sold, increased to $62,000 during the year ended December 31, 2016, from $35,000 for the year ended December 31, 2015. The $27,000 increase was due to increases in the average balance and average yield of these investments. The average balance of other interest-earning assets increased $3.6 million to $10.0 million during 2016, reflecting an increase in the average balance of federal funds sold. The average yield on these investments increased to 0.62% during 2016 from 0.54% during 2015.

Interest Expense

Total interest expense decreased $79,000, or 7.0%, to $1.0 million during the year ended December 31, 2016 from $1.1 million during the year ended December 31, 2015. The decrease in interest expense was due to decreases of $76,000 in the cost of deposits and $3,000 in the cost of borrowings.

Interest expense on deposits decreased $76,000 to $1.0 million during the year ended December 31, 2016 from $1.1 million during the year ended December 31, 2015. The decrease in interest expense on deposits was primarily due to a decrease in the average rate of deposits. The average rate paid on deposits decreased six basis points to 0.47% during 2016 from 0.53% during 2015. The decrease reflected the low rate environment, as well as a change in the composition of our deposits to lower-cost transaction accounts from higher-cost time deposits. The decrease in interest expense on deposits was partially offset by an increase of $11.5 million in the average balance of deposits to $220.2 million during 2016 from $208.7 million during 2015. The increase in the average balance of deposits was primarily due to a $19.1 million increase in the average balance of lower cost transaction accounts, partially offset by a decrease of $7.6 million in the average balance of time deposit accounts.

Interest paid on borrowed funds decreased $3,000 to $23,000 during 2016 from $26,000 during 2015. Borrowed funds consisted of overnight repurchase agreements and advances from the FHLB. The average balance of borrowed funds decreased $7.3 million to $6.6 million during 2016, reflecting the use of overnight funds from the FHLB during 2015. The average rate paid on borrowed funds increased to 0.35% during 2016 from 0.19% during 2015.

Net Interest Income

As a result of the changes in interest income and interest expense noted above, net interest income decreased by $1,000 to $10.4 million in 2016. Our interest rate spread decreased by six basis points to 3.48% during 2016 from 3.54% during 2015. Our net interest margin decreased seven basis points to 3.58% during 2016 from 3.65% during 2015. Our ratio of average interest earning assets to average interest bearing liabilities for the years ended December 31, 2016 and 2015 was 1.28x.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses increased $88,000 during 2016 to $3.0 million as of December 31, 2016. The increase was the result of the provision for loan losses exceeding net charge-offs. We recorded a provision for loan losses of $120,000 for the year ended December 31, 2016, compared to $140,000 during 2015. The $20,000 decrease in the provision reflected the lower level of charge-offs and nonperforming loans in 2016, as compared to 2015. Net charge-offs decreased $144,000 to $32,000 during 2016 from $177,000 during 2015.

The provisions in 2016 and 2015 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management. The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2016 and 2015, respectively.

	December 31, 2016	December 31, 2015
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family residential	$590	$911
Commercial	709	840
Agricultural	—	—
Home equity	50	119
Commercial business loans	17	9
Agricultural business loans	—	—
Consumer loans	164	142

Total nonaccrual loans	1,530	2,021

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total nonperforming loans	1,530	2,021

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	—	217
Commercial	—	114
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total other real estate owned and foreclosed assets	—	331

Total nonperforming assets	$1,530	$2,352

Ratios:
Nonperforming loans to total loans	0.82%	1.03%
Nonperforming assets to total assets	0.48	0.76

Management monitors all past due loans and nonperforming assets. Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and, if appropriate, partial or full charge-off. At December 31, 2016, we had no loans 90 days or more delinquent which were still accruing interest. Nonperforming assets decreased by $822,000 to $1.5 million at December 31, 2016. The decrease in the level of nonperforming assets reflected decreases of $491,000 in nonperforming loans and $331,000 in foreclosed assets. The decrease in nonperforming loans primarily reflected the improvement in certain loans totaling $346,000 which were removed from nonaccrual status during 2016.

The allowance for loan losses as a percentage of nonperforming loans increased to 196.56% at December 31, 2016, as compared to 144.45% at December 31, 2015. The increase in this coverage ratio was due to both an increase in the allowance for loan losses and a decrease in nonperforming loans during 2016. The allowance for loan losses at $3.0 million represented 1.60% of total loans at December 31, 2016. On this same date, nonperforming loans totaled 0.82% of total loans. We have an experienced chief lending officer, collections, and independent loan review program which monitor the loan portfolio and seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2016 and December 31, 2015.

	December 31, 2016	December 31, 2015
	(In thousands)
Special Mention loans	$2,431	$3,781
Substandard loans	5,229	5,020
Total Special Mention and Substandard loans	$7,660	$8,801

The total amount of classified and special mention loans decreased $1.1 million to $7.7 million at December 31, 2016 from $8.8 million at December 31, 2015. The decrease in classified and special mention loans during 2016 was due to a decrease of $1.4 million in special mention loans, partially offset by an increase of $209,000 in substandard loans. The decrease in special mention loans reflected $1.5 million in principal reductions, partially offset by $274,000 in additional loans listed as special mention during 2016. The increase in substandard loans was primarily related to $1.2 million in additional loans classified as substandard, partially offset by $669,000 in principal reductions during 2016.

Noninterest Income

Noninterest income increased $75,000, or 1.8%, to $4.3 million for the year ended December 31, 2016, compared to $4.2 million for the year ended December 31, 2015. The increase in noninterest income resulted primarily from increases of $79,000 in gains on the sales of available-for-sale securities, $78,000 in net income on mortgage banking operations, $68,000 from service charges on deposits and $45,000 in ATM and bank card interchange income, partially offset by a decrease of $191,000 in commission income.

The increase in gains on the sales of securities reflected a higher volume of sales, as securities totaling $39.3 million were sold during 2016, compared to $30.7 million during 2015. The sales during 2016 and 2015 were primarily made to reduce the volatility to interest rate changes, improve yields, and eliminate faster-paying mortgage-backed securities. The increase in mortgage banking income was due to a higher volume of loan sales, as we sold $20.7 million of loans in the secondary market during 2016, compared to $16.8 million in sales during 2015. The higher volume of sales reflected an increased volume of mortgage originations, which are affected by market interest rates. The increase in service charges on deposits reflected an increase in fees related to nonsufficient funds. ATM and debit card interchange income also increased reflecting a higher volume of transactions. The decrease in commission income reflected decreased sales income during 2016, as compared to 2015, partially offset by a growth in assets under management.

Noninterest Expense

Total noninterest expense increased $51,000, or 0.5%, to $10.4 million for the year ended December 31, 2016, compared to the year ended December 31, 2015. The increase in noninterest expense was primarily due to increases of $51,000 in occupancy and equipment expense, $40,000 in salaries and employee benefits, and $40,000 in marketing expense, partially offset by decreases of $27,000 in deposit insurance premiums, $24,000 in ATM and bank card expense, and $22,000 in data processing and telecommunications expense.

The increase in occupancy expense primarily reflected higher repair and maintenance costs on bank facilities and higher service contracts on equipment during 2016. The increase in salaries and employee benefits expense reflected normal cost increases. Marketing expense increased due to additional advertising and promotion expenses related to the Bank’s 100th anniversary celebration during 2016. Deposit insurance premiums benefitted from a lower rate schedule, which became effective July 1, 2016. The decrease in ATM and bank card expense reflected the extra expense related to our conversion to chip cards during 2015. The decrease in data processing fees during 2016 reflected the non-recurring expenses related to the redesign of our Company website and our conversion to a new loan documentation program during 2015.

Income Taxes

The provision for income taxes increased $21,000 to $1.1 million during 2016 compared to 2015. The increase in the income tax provision reflected a slight increase in taxable income. Our effective tax rate was 26.3% for 2016 and 26.1% for 2015, reflecting the impact of tax-exempt income.

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

	For the Years Ended December 31,
	2016			2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$191,887	$9,180	4.78%	$189,667	$9,294	4.90%	$180,936	$9,158	5.06%
Investment securities (2)	60,388	1,709	2.83	56,859	1,643	2.89	58,883	1,751	2.97
Mortgage-backed securities	27,701	484	1.75	31,248	542	1.74	46,939	981	2.09
Cash and cash equivalents	10,037	62	0.62	6,478	35	0.54	2,792	2	0.06
Total interest-earning assets	290,013	11,435	3.94%	284,252	11,514	4.05%	289,550	11,892	4.10%
Non-interest-earning assets	20,253			20,702			21,029
Total assets	$310,266			$304,954			$310,579
Interest-bearing liabilities:
Interest bearing checking	$55,610	$168	0.30%	$39,270	$57	0.14%	$38,080	$54	0.14%
Savings accounts	43,265	86	0.20	39,954	80	0.20	37,323	80	0.21
Certificates of deposit	78,988	659	0.83	86,614	852	0.98	102,890	1,180	1.15
Money market savings	34,741	100	0.29	34,947	101	0.29	35,408	110	0.31
Money market deposits	7,628	12	0.15	7,957	11	0.15	8,026	12	0.15
Total interest-bearing deposits	220,232	1,025	0.47	208,742	1,101	0.53	221,727	1,436	0.65
Federal Home Loan Bank advances	1,348	4	0.30	7,877	19	0.24	4,803	10	0.20
Short-term borrowings	5,247	19	0.35	6,009	7	0.12	5,996	5	0.08
Total borrowings	6,595	23	0.35	13,886	26	0.19	10,799	15	0.14
Total interest-bearing liabilities	226,827	1,048	0.46%	222,628	1,127	0.51%	232,526	1,451	0.62%
Non-interest-bearing liabilities	36,197			36,238			34,320
Total liabilities	263,024			258,866			266,846
Stockholders’ equity	47,242			46,088			43,733
Total liabilities and stockholders’ equity	$310,266			$304,954			$310,579

Net interest income		$10,387			$10,387			$10,441
Net interest rate spread (3)			3.48%			3.54%			3.48%
Net interest-earning assets (4)		$63,186			$61,624			$57,024
Net interest margin (5)			3.58%			3.65%			3.61%
Average interest-earning assets to average interest-bearing liabilities			127.86%			127.68%			124.52%

(1)	Includes non-accrual loans and loans held for sale and fees of $93,000 for 2016, $104,000 for 2015, and $92,000 for 2014.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31, 2016 vs. 2015			Years Ended December 31, 2015 vs. 2014
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$(222)	$108	$(114)	$(296)	$433	$137
Investment securities	(35)	100	65	(49)	(59)	(108)
Mortgage-backed securities	4	(62)	(58)	(148)	(291)	(439)
Cash and cash equivalents	5	22	27	28	5	33

Total interest-earning assets	$(248)	$168	$(80)	$(465)	$88	$(377)

Interest-bearing liabilities:
Interest bearing checking	$81	$31	$112	$1	$2	$3
Savings accounts	(1)	7	6	(5)	5	—
Certificates of deposit	(122)	(71)	(193)	(155)	(173)	(328)
Money market savings	—	(1)	(1)	(8)	(1)	(9)
Money market deposits	1	(1)	—	(1)	—	(1)
Total interest-bearing deposits	(41)	(35)	(76)	(168)	(167)	(335)

Federal Home Loan Bank advances	3	(18)	(15)	2	7	9
Short-term borrowings	13	(1)	12	2	—	2
	16	(19)	(3)	4	7	11
Total interest-bearing liabilities	(25)	(54)	(79)	(164)	(160)	(324)

Change in net interest income	$(223)	$222	$(1)	$(301)	$248	$(53)

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

The following table shows projected results at December 31, 2016 and 2015, of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2016		December 31, 2015		ALCO
Rate Shock	$ Change	% Change	$ Change	% Change	Benchmark
	(Dollars in thousands)

+300 basis points	(99)	(0.87)%	(344)	(3.00)%	>(20.00)%
+200 basis points	(64)	(0.56)	(242)	(2.10)	>(20.00)%
+100 basis points	(13)	(0.12)	(119)	(1.04)	>(12.50)%
(100) basis points	(195)	(1.70)	(88)	(0.76)	>(12.50)%

The table above indicates that at December 31, 2016, in the event of a 200 basis point increase in interest rates, we would experience a 0.56% decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would experience a 1.70% decrease in net interest income.

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

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations. Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies. At December 31, 2016, we had access to immediately available funds of an additional $68.7 million from the Federal Home Loan Bank of Chicago and approximately $36.6 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, and investing activities. At December 31, 2016 and 2015, cash and cash equivalents totaled $12.9 million and $4.1 million, respectively. Our primary sources of funds include customer deposits, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2016 and 2015, the most significant sources of funds have been loan sales, investment sales and principal payments, and deposit growth.

Our cash and cash equivalents increased $8.8 million during the year ended December 31, 2016, compared to a decrease of $5.5 million during the year ended December 31, 2015. Net cash provided by operating activities increased to $4.2 million during 2016 from $3.2 million during 2015. Net cash used in investing activities increased to $4.6 million during 2016 from the $2.4 million used during 2015. Cash used in the purchase of investment and mortgage-backed securities, net of sales and maturities, increased to $16.0 million during 2016 from the $9.0 million cash provided during 2015. Cash provided by net loan originations and payments increased to $8.6 million during 2016 from $8.7 million used in 2015. Cash provided by financing activities increased to $9.2 million during 2016 from the $6.3 million in cash used during 2015. The increase was primarily due to the growth in deposit accounts during 2016.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-earning deposits, and liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations. We use securities sold under agreements to repurchase as an additional funding source. The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral. At December 31, 2016, we had $7.1 million in outstanding repurchase agreements, which were utilized for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank. We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying loans as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 35% of our total assets, the balance of qualifying loans, or twenty times the balance of Federal Home Loan Bank stock held by us. At December 31, 2016, we had no outstanding advances and a remaining borrowing capacity of approximately $68.7 million.

We maintain levels of liquid assets as established by the board of directors. Our liquidity ratio, adjusted for pledged assets, at December 31, 2016 and 2015 was 36.3% and 32.0%, respectively. This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above. The following table summarizes our outstanding loan commitments at December 31, 2016 and 2015.

	December 31, 2016	December 31, 2015
	(In thousands)
Commitments to fund loans	$47,944	$36,997
Standby letters of credit	110	110

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier I, and common equity Tier 1 capital to risk-weighted assets and Tier I capital to average assets. At December 31, 2016, Jacksonville Savings Bank met all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings. If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors. At December 31, 2016, Jacksonville Savings Bank’s core capital ratio was 12.58% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2016, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category. Jacksonville Savings Bank’s actual capital ratios at December 31, 2016 and 2015 are presented in the table below.

	Well Capitalized	December 31, 2016 Actual	December 31, 2015 Actual

Tier 1 Capital to Average Assets	5.00%	12.58%	12.82%
Common Equity Tier 1 Capital to Risk-Weighted Assets	6.50%	18.27%	17.90%
Tier 1 Capital to Risk-Weighted Assets	8.00%	18.27%	17.90%
Total Capital to Risk-Weighted Assets	10.00%	19.52%	19.15%

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

*  *  *  *  *  *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders

Jacksonville Bancorp, Inc.

Jacksonville, Illinois

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. (Company) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD LLP

Decatur, Illinois

March 9, 2017

Jacksonville Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2016 and 2015

Assets

	2016	2015

Cash and due from banks	$5,984,640	$2,385,846
Interest-earning demand deposits in banks	6,925,284	1,717,586

Cash and cash equivalents	12,909,924	4,103,432

Interest-earning time deposits in banks	750,000	2,724,000
Available-for-sale securities:
Investment securities	55,748,263	64,294,937
Mortgage-backed securities	44,413,177	23,178,395
Other investments	55,481	62,223
Loans held for sale	503,003	539,000
Loans, net of allowance for loan losses of $3,007,395 and $2,919,594 at December 31, 2016 and 2015	184,448,003	193,039,879
Premises and equipment, net of accumulated depreciation of $6,519,729 and $6,126,823 at December 31, 2016 and 2015	4,498,653	4,728,157
Federal Home Loan Bank stock	363,800	1,113,800
Foreclosed assets held for sale, net	—	330,981
Cash surrender value of life insurance	7,271,438	7,093,640
Interest receivable	1,588,545	1,715,676
Deferred income taxes	2,738,789	1,583,067
Income taxes receivable	45,444	—
Mortgage servicing rights, net of valuation allowance of $0 and $47,354 as of December 31, 2016 and 2015	552,827	597,713
Goodwill	2,726,567	2,726,567
Other assets	704,845	811,007

Total assets	$319,318,759	$308,642,474

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2016 and 2015

Liabilities and Stockholders’ Equity

	2016	2015
Liabilities
Deposits
Demand	$33,633,972	$31,426,710
Savings, NOW and money market	144,857,452	128,800,696
Time	80,186,536	79,054,524

Total deposits	258,677,960	239,281,930

Short-term borrowings	7,135,182	15,131,710
Deferred compensation	4,680,268	4,492,594
Advances from borrowers for taxes and insurance	1,102,204	990,917
Interest payable	106,755	118,335
Income taxes payable	—	49,291
Dividends payable	179,904	1,934,834
Other liabilities	1,190,921	1,076,363

Total liabilities	273,073,194	263,075,974

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,800,244 – December 31, 2016 and 1,791,513 – December 31, 2015	18,002	17,915
Additional paid-in capital	13,908,728	13,664,914
Retained earnings	33,667,499	31,305,040
Accumulated other comprehensive income (loss)	(1,176,294)	790,341
Unallocated ESOP shares	(172,370)	(211,710)

Total stockholders’ equity	46,245,565	45,566,500

Total liabilities and stockholders’ equity	$319,318,759	$308,642,474

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2016 and 2015

	2016	2015
Interest and Fee Income
Loans, including fees	$9,179,752	$9,294,256
Debt securities
Taxable	410,510	287,066
Tax-exempt	1,298,051	1,356,056
Mortgage-backed securities	484,264	542,453
Other	62,407	35,033

Total interest income	11,434,984	11,514,864

Interest Expense
Deposits	1,025,232	1,101,262
Short-term borrowings	19,064	7,130
Federal Home Loan Bank advances	4,030	18,981

Total interest expense	1,048,326	1,127,373

Net Interest Income	10,386,658	10,387,491

Provision for Loan Losses	120,000	140,000

Net Interest Income After Provision for Loan Losses	10,266,658	10,247,491

Noninterest Income
Fiduciary activities	328,917	289,153
Commission income	1,223,860	1,414,840
Service charges on deposit accounts	747,942	680,022
Mortgage banking operations, net	259,008	180,872
Net realized gains on sales of available-for-sale securities	399,599	320,585
Loan servicing fees	333,441	344,019
Increase in cash surrender value of life insurance	172,504	175,428
ATM and bank card interchange income	674,065	628,882
Other	122,109	153,089

Total noninterest income	4,261,445	4,186,890

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2016 and 2015

	2016	2015
Noninterest Expense
Salaries and employee benefits	$6,763,951	$6,724,334
Occupancy and equipment	1,047,048	996,460
Data processing and telecommunications	588,053	609,835
Professional	193,937	191,969
Marketing	156,826	116,568
Postage and office supplies	228,445	229,438
Deposit insurance premium	122,246	149,366
ATM and bank card expense	384,602	408,148
Other	907,428	915,115

Total noninterest expense	10,392,536	10,341,233

Income Before Income Taxes	4,135,567	4,093,148

Provision for Income Taxes	1,087,658	1,067,025

Net Income	$3,047,909	$3,026,123

Basic Earnings Per Share	$1.72	$1.71

Diluted Earnings Per Share	$1.70	$1.70

Cash Dividends Per Share	$0.40	$1.32

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2016 and 2015

	2016	2015

Net Income	$3,047,909	$3,026,123

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $(877,251) and $149,623 for 2016 and 2015, respectively	(1,702,900)	290,444
Less: reclassification adjustment for realized gains included in net income, net of taxes of $135,864 and $108,999 for 2016 and 2015, respectively	263,735	211,586

	(1,966,635)	78,858

Comprehensive Income	$1,081,274	$3,104,981

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2016 and 2015

			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2015	1,799,483	$17,995	$13,900,743	$30,635,787

Net income	—	—	—	3,026,123

Other comprehensive income	—	—	—	—

Stock repurchases	(32,685)	(327)	(764,984)	—
Exercise of stock options	24,715	247	382,374	—
Tax benefit of nonqualified options	—	—	4,169	—
Stock-based compensation expense	—	—	90,163	—
Common shares held by ESOP, committed to be released	—	—	52,449	—
Dividends on common stock, $1.32 per share	—	—	—	(2,356,870)

Balance, December 31, 2015	1,791,513	17,915	13,664,914	31,305,040

Net income	—	—	—	3,047,909

Other comprehensive income (loss)	—	—	—	—

Stock repurchases	(4,801)	(48)	(127,070)	—
Exercise of stock options	13,532	135	201,441	—
Tax benefit of nonqualified options	—	—	10,199	—
Stock-based compensation expense	—	—	90,163	—
Common shares held by ESOP, committed to be released	—	—	69,081	—
Dividends on common stock, $0.40 per share	—	—	—	(685,450)

Balance, December 31, 2016	1,800,244	$18,002	$13,908,728	$33,667,499

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2016 and 2015

	Accumulated
	Other
	Comprehensive	Unallocated
	Income (Loss)	ESOP	Total

Balance, January 1, 2015	$711,483	$(249,910)	$45,016,098

Net income	—	—	3,026,123

Other comprehensive income	78,858	—	78,858

Stock repurchases	—	—	(765,311)
Exercise of stock options	—	—	382,621
Tax benefit of nonqualified options	—	—	4,169
Stock-based compensation expense	—	—	90,163
Common shares held by ESOP, committed to be released	—	38,200	90,649
Dividends on common stock, $1.32 per share	—	—	(2,356,870)

Balance, December 31, 2015	790,341	(211,710)	45,566,500

Net income	—	—	3,047,909

Other comprehensive income (loss)	(1,966,635)	—	(1,966,635)

Stock repurchases	—	—	(127,118)
Exercise of stock options	—	—	201,576
Tax benefit of nonqualified options	—	—	10,199
Stock-based compensation expense	—	—	90,163
Common shares held by ESOP, committed to be released	—	39,340	108,421
Dividends on common stock, $0.40 per share	—	—	(685,450)

Balance, December 31, 2016	$(1,176,294)	$(172,370)	$46,245,565

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

	2016	2015
Operating Activities
Net income	$3,047,909	$3,026,123
Items not requiring (providing) cash
Depreciation and amortization	394,935	386,063
Provision for loan losses	120,000	140,000
Amortization of premiums and discounts on securities and loans	722,191	652,730
Deferred income taxes	(142,607)	(137,484)
Net realized gains on available-for-sale securities	(399,599)	(320,585)
Amortization of mortgage servicing rights	120,980	127,800
Impairment of mortgage servicing rights asset	38,967	—
Increase in cash surrender value of life insurance, net	(177,798)	(180,723)
Gains on sales of foreclosed assets	(33,970)	(49,975)
Shares held by ESOP committed to be released	108,421	90,649
Stock-based compensation expense	90,163	90,163
Changes in
Interest receivable	127,131	(2,433)
Other assets	(265,939)	(216,149)
Interest payable	(11,580)	(47,717)
Other liabilities	207,498	(254,242)
Origination of loans held for sale	(20,376,281)	(16,942,428)
Proceeds from sales of loans held for sale	20,675,254	16,845,646

Net cash provided by operating activities	4,245,675	3,207,438

Investing Activities
Net change in interest-earning time deposits	1,974,000	(2,724,000)
Proceeds from redemption of Federal Home Loan Bank stock	750,000	—
Purchases of available-for-sale securities	(66,685,397)	(29,989,452)
Proceeds from maturities and payments of available-for-sale securities	11,400,048	8,303,432
Proceeds from the sales of available-for-sale investments and other investments	39,301,125	30,695,946
Net change in loans	8,564,794	(8,749,699)
Purchase of premises and equipment	(165,431)	(168,237)
Proceeds from the sale of foreclosed assets	266,613	182,378

Net cash used in investing activities	(4,594,248)	(2,449,632)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

	2016	2015

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$18,264,018	$8,885,407
Net increase (decrease) in certificates of deposit	1,132,012	(15,545,039)
Net increase (decrease) in short-term borrowings	(7,996,529)	1,309,981
Net increase in advances from borrowers for taxes and insurance	111,287	28,155
Stock repurchase	(127,118)	(765,311)
Proceeds from stock options exercised	211,775	386,790
Dividends paid	(2,440,380)	(565,995)

Net cash provided by (used in) financing activities	9,155,065	(6,266,012)

Increase (Decrease) in Cash and Cash Equivalents	8,806,492	(5,508,206)

Cash and Cash Equivalents, Beginning of Year	4,103,432	9,611,638

Cash and Cash Equivalents, End of Year	$12,909,924	$4,103,432

Supplemental Cash Flows Information

Interest paid	$1,059,906	$1,175,090

Income taxes paid	$1,325,000	$1,356,000

Sale and financing of foreclosed assets	$204,850	$81,700

Real estate acquired in settlement of loans	$114,400	$379,825

Dividends declared not paid	$179,904	$1,934,834

Exercise and retirement of shares in stock option plan	$74,458	$153,271

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

Years Ended December 31, 2016 and 2015

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

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2016 and 2015, cash equivalents consisted primarily of federal funds sold and interest-earning time and demand deposits in banks.

At December 31, 2016, the Company’s cash accounts did not exceed federally insured limits.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Other Investments

Other investments at December 31, 2016 and 2015 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2020. These securities have no readily ascertainable market value and are carried at cost.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

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

Years Ended December 31, 2016 and 2015

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

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. The goodwill was not deemed impaired as of December 31, 2016 or 2015.

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

Years Ended December 31, 2016 and 2015

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

Stock Options

At December 31, 2016 and 2015, the Company recognizes the fair value (calculated value) of stock-based awards to employees as compensation cost over the requisite service period. The stock-based employee compensation plan is described more fully in Note 15.

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

Years Ended December 31, 2016 and 2015

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

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment. With a few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2013.

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

Years Ended December 31, 2016 and 2015

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized appreciation on available-for-sale securities.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company. Fees from trust activities are recorded as revenue over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered approximately 131 and 124 trust accounts with assets totaling approximately $99.3 million and $90.7 million at December 31, 2016 and 2015, respectively.

Reclassifications

Certain amounts included in the 2015 consolidated statements have been reclassified to conform to the 2016 presentation.

Recent and Future Accounting Requirements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which provides a one-year deferral of ASU 2014-09. Management is in the preliminary stage of evaluating the impact of the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial statements. Early adoption would be permitted, but not before the original public entity effective date.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information.  ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  The Company is currently reviewing its processes but adoption by the Company is not expected to have a material impact on the consolidated financial statements and related disclosures.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019. The Company has been receiving training and gathering historical data in order to determine the impact the adoption of ASU 2016-13 will have on the consolidated financial statements.

In March 2016, FASB issued ASU 2016-09, Compensation – Stock Compensation (topic 718): Improvements to Employee Share-Based Payment Accounting. The objective of the simplification initiative is to identify, evaluate, and improve areas of US GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The areas for simplification involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The new guidance will be effective for public companies for reporting periods beginning after December 15, 2016. The Company is currently implementing the new processes and does not anticipate a significant impact on the Company’s financial statements.

In January 2017, FASB amended FASB ASC Topic 250, Simplifying the Test for Goodwill. The amendments in the update simplify the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit. The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has goodwill from a prior business combination and performs an annual impairment test or more frequently if changes or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. During the current year, the Company performed its impairment assessment and determined that the Company’s goodwill was not impaired. Although the Company cannot anticipate future goodwill impairment assessments, based on the most recent assessment it is unlikely that an impairment amount would need to be calculated and, therefore, does not anticipate a material impact from these amendments to the Company’s financial position and results of operations. The current accounting policies and processes are not anticipated to change, except for the elimination of the Step 2 analysis.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2016 and 2015, was $2,449,000 and $1,524,000, respectively.

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2016:
U.S. Government and federal agencies	$13,985,863	$9,641	$(661,964)	$13,333,540
Mortgage-backed securities (Government-sponsored enterprises - residential)	45,457,262	70,512	(1,114,597)	44,413,177
Municipal bonds	42,500,579	558,776	(644,632)	42,414,723

	$101,943,704	$638,929	$(2,421,193)	$100,161,440

December 31, 2015:
U.S. Government and federal agencies	$15,979,475	$44,972	$(85,750)	$15,938,697
Mortgage-backed securities (Government-sponsored enterprises - residential)	23,067,200	211,987	(100,792)	23,178,395
Municipal bonds	47,229,171	1,306,328	(179,259)	48,356,240

	$86,275,846	$1,563,287	$(365,801)	$87,473,332

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The amortized cost and fair value of available-for-sale securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$1,036,978	$1,043,616
One to five years	9,201,183	9,315,610
Five to ten years	27,297,515	27,081,945
After ten years	18,950,766	18,307,092
	56,486,442	55,748,263
Mortgage-backed securities	45,457,262	44,413,177

Totals	$101,943,704	$100,161,440

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $42,463,127 at December 31, 2016 and $25,681,115 at December 31, 2015.

The carrying value of securities sold under agreement to repurchase amounted to $9,709,793 at December 31, 2016 and $7,591,475 at December 31, 2015.

Gross gains of $402,981 and $352,983 and gross losses of $(3,382) and $(32,398) resulting from sales of available-for-sale securities were realized for 2016 and 2015, respectively. The tax provision applicable to these net realized gains amounted to $135,864 and $108,999, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2016 and 2015, was $71,583,259 and $30,676,768, which is approximately 71% and 35%, respectively, of the Company’s available-for-sale investment portfolio. The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015:

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$12,333,924	$(661,964)	$—	$—	$12,333,924	$(661,964)
Mortgage-backed securities (Government-sponsored enterprises - residential)	37,144,915	(1,114,597)	—	—	37,144,915	(1,114,597)
Municipal bonds	22,104,420	(644,632)	—	—	22,104,420	(644,632)

Total temporarily impaired securities	$71,583,259	$(2,421,193)	$—	$—	$71,583,259	$(2,421,193)

	December 31, 2015
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. Government agencies	$8,591,014	$(49,205)	$1,809,745	$(36,545)	$10,400,759	$(85,750)
Mortgage-backed securities (Government-sponsored enterprises - residential)	5,843,754	(45,886)	2,257,674	(54,906)	8,101,428	(100,792)
Municipal bonds	5,440,291	(48,383)	6,734,290	(130,876)	12,174,581	(179,259)

Total temporarily impaired securities	$19,875,059	$(143,474)	$10,801,709	$(222,327)	$30,676,768	$(365,801)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by changes in interest rates. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

Note 4:	Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2016	2015

Mortgage loans on real estate
Residential 1-4 family	$45,311,103	$47,395,344
Commercial	41,477,480	40,381,680
Agricultural	38,271,758	41,223,190
Home equity	11,606,002	11,691,545
Total mortgage loans on real estate	136,666,343	140,691,759

Commercial loans	21,617,744	25,453,058
Agricultural	14,649,622	16,102,856
Consumer	14,543,356	13,741,093
	187,477,065	195,988,766

Less
Net deferred loan fees	21,667	29,293
Allowance for loan losses	3,007,395	2,919,594

Net loans	$184,448,003	$193,039,879

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The Company’s loan portfolio includes loan participations purchased from other institutions. The outstanding balance of these purchased loans totaled $11,960,699 and $11,696,320 as of December 31, 2016 and 2015, respectively. Participations purchased during the years ended December 31, 2016 and 2015 totaled $2,157,442 and $2,609,280, respectively.

The Company believes that sound loans are a necessary and desirable means of employing funds available for investment.  Recognizing the Company’s obligations to its depositors and to the communities it serves, authorized personnel are expected to seek to develop and make sound, profitable loans that resources permit and that opportunity affords.  The Company maintains lending policies and procedures designed to focus lending efforts on the types, locations, and duration of loans most appropriate for the business model and markets.  The Company’s principal lending activities include the origination of one-to four-family residential mortgage loans, multi-family loans, commercial real estate loans, agricultural loans, home equity lines of credits, commercial business loans, and consumer loans.  The primary lending market includes the Illinois counties of Morgan, Cass, Macoupin and Montgomery and the surrounding counties.  Generally, loans are collateralized by assets, primarily real estate, of the borrowers and guaranteed by individuals.  The loans are expected to be repaid from cash flows of the borrowers or from proceeds from the sale of selected assets of the borrowers.

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

Years Ended December 31, 2016 and 2015

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

The Company currently offers adjustable-rate mortgage loans for terms ranging up to 30 years.  They generally offer adjustable-rate mortgage loans that adjust between one and five years on the anniversary date of origination.  Interest rate adjustments are up to two hundred basis points per year, with a cap of up to six hundred basis points on interest rate increases over the life of the loan.  In a rising interest rate environment, such rate limitations may prevent adjustable-rate mortgage loans from repricing to market interest rates, which would have an adverse effect on net interest income.  In the low interest rate environment that has existed over the past two years, the adjustable-rate portfolio has repriced downward resulting in lower interest income from this portion of the loan portfolio.  The Company has used different interest indices for adjustable-rate mortgage loans in the past such as the average yield on U.S. Treasury securities, adjusted to a constant maturity of either one year, three years or five years.  The origination of fixed-rate mortgage loans versus adjustable-rate mortgage loans is monitored on an ongoing basis and is affected significantly by the level of market interest rates, customer preference, interest rate risk position and competitors’ loan products.

Adjustable-rate mortgage loans make the loan portfolio more interest rate sensitive and provides an alternative for those borrowers who meet the underwriting criteria, but are unable to qualify for a fixed-rate mortgage.  However, as the interest income earned on adjustable-rate mortgage loans varies with prevailing interest rates, such loans do not offer predictable cash flows in the same manner as long-term, fixed-rate loans.  Adjustable-rate mortgage loans carry increased credit risk associated with potentially higher monthly payments by borrowers as general market interest rates increase.  During periods of rising interest rates, the risk of delinquencies and defaults on adjustable-rate mortgage loans increases due to the upward adjustment of interest costs to the borrower, which may result in increased loan losses.

Residential first mortgage loans customarily include due-on-sale clauses, which gives the Company the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as collateral for the loan.  Due-on-sale clauses are a means of increasing the interest rate on the mortgage portfolio during periods of rising interest rates.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

Loans secured by commercial and agricultural real estate generally involve a greater degree of credit risk than one-to-four family residential mortgage loans and carry larger loan balances.  This increased credit risk is a result of several factors, including the effects of general economic conditions on income producing properties and the successful operation or management of the properties securing the loans.  Furthermore, the repayment of loans secured by commercial and agricultural real estate is typically dependent upon the successful operation of the related business and real estate property.  If the cash flows from the project are reduced, the borrower’s ability to repay the loan may be impaired.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Commercial and Agricultural Business Loans - The Company originates commercial and agricultural business loans to borrowers located in the Company’s market area which are secured by collateral other than real estate or which can be unsecured.  Commercial business loan participations are also purchased from other lenders, which may be made to borrowers outside the Company’s market area.  Commercial and agricultural business loans are generally secured by accounts receivable, equipment, and inventory and generally are offered with adjustable rates tied to the prime rate or the average yield on U.S. Treasury securities, adjusted to a constant maturity of either one year, three years or five years and various terms of maturity generally from three years to five years.  Unsecured business loans are originated on a limited basis in those instances where the applicant’s financial strength and creditworthiness has been established.  Commercial and agricultural business loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower’s business.  Personal guarantees are generally obtained from the borrower or a third party as a condition to originating its business loans.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The principal types of other consumer loans offered are loans secured by automobiles, deposit accounts, and mobile homes.  Unsecured consumer loans are also generated.  Consumer loans are generally offered on a fixed-rate basis.  Automobile loans with maturities of up to 60 months are generally offered for new automobiles.  Loans secured by used automobiles will have maximum terms which vary depending upon the age of the automobile.  Automobile loans with a loan-to-value ratio below the greater of 80% of the purchase price or 100% of NADA loan value are generally originated, although the loan-to-value ratio may be greater or less depending on the borrower’s credit history, debt to income ratio, home ownership and other banking relationships with the Company.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2016 and 2015:

	December 31, 2016
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$829,604	$917,526	$201,918	$386,620	$163,346	$149,253	$169,381	$101,946	$2,919,594
Provision charged to expense	14,683	112,411	(10,559)	(85,258)	4,123	22,273	50,016	12,311	120,000
Losses charged off	(38,171)	—	—	—	—	—	(43,777)	—	(81,948)
Recoveries	25,884	14,616	—	116	—	2,100	7,033	—	49,749
Balance, end of year	$832,000	$1,044,553	$191,359	$301,478	$167,469	$173,626	$182,653	$114,257	$3,007,395
Ending balance: individually evaluated for impairment	$304,922	$723,481	$—	$56,409	$—	$—	$—	$—	$1,084,812
Ending balance: collectively evaluated for impairment	$527,078	$321,072	$191,359	$245,069	$167,469	$173,626	$182,653	$114,257	$1,922,583

Loans:
Ending balance	$45,311,103	$41,477,480	$38,271,758	$21,617,744	$14,649,622	$11,606,002	$14,543,356	$—	$187,477,065
Ending balance: individually evaluated for impairment	$713,151	$1,658,323	$—	$155,067	$—	$54,011	$—	$—	$2,580,552
Ending balance: collectively evaluated for impairment	$44,597,952	$39,819,157	$38,271,758	$21,462,677	$14,649,622	$11,551,991	$14,543,356	$—	$184,896,513

	December 31, 2015
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$999,260	$855,463	$195,546	$421,809	$57,934	$205,577	$167,319	$53,356	$2,956,264
Provision charged to expense	(10,386)	29,238	6,372	(35,327)	105,412	(53,188)	49,289	48,590	140,000
Losses charged off	(199,392)	(27,464)	—	—	—	(13,724)	(53,249)	—	(293,829)
Recoveries	40,122	60,289	—	138	—	10,588	6,022	—	117,159
Balance, end of year	$829,604	$917,526	$201,918	$386,620	$163,346	$149,253	$169,381	$101,946	$2,919,594
Ending balance: individually evaluated for impairment	$176,079	$487,205	$—	$127,458	$—	$9,922	$—	$—	$800,664
Ending balance: collectively evaluated for impairment	$653,525	$430,321	$201,918	$259,162	$163,346	$139,331	$169,381	$101,946	$2,118,930

Loans:
Ending balance	$47,395,344	$40,381,680	$41,223,190	$25,453,058	$16,102,856	$11,691,545	$13,741,093	$—	$195,988,766
Ending balance: individually evaluated for impairment	$658,734	$1,598,530	$839,546	$277,628	$406,950	$58,340	$428	$—	$3,840,156
Ending balance: collectively evaluated for impairment	$46,736,610	$38,783,150	$40,383,644	$25,175,430	$15,695,906	$11,633,205	$13,740,665	$—	$192,148,610

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

There have been no changes to the Company’s accounting policies or methodology from the prior periods.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis is performed on all loans at origination.  In addition, lending relationships over $750,000 and watch list credits over $250,000 are reviewed annually by our independent loan review in order to verify risk ratings.  The Company uses the following definitions for risk ratings:

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2016 and 2015:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial
	2016	2015	2016	2015	2016	2015	2016	2015

Pass	$42,327,337	$44,120,334	$39,078,740	$37,628,385	$38,271,758	$40,383,644	$21,141,466	$25,117,982
Special Mention	1,016,025	1,323,266	429,877	454,194	—	839,546	100,234	51,196
Substandard	1,967,741	1,951,744	1,968,863	2,299,101	—	—	376,044	283,880

Total	$45,311,103	$47,395,344	$41,477,480	$40,381,680	$38,271,758	$41,223,190	$21,617,744	$25,453,058

	Agricultural Business		Home Equity		Consumer
	2016	2015	2016	2015	2016	2015

Pass	$13,845,865	$15,110,606	$10,790,377	$11,324,889	$14,361,125	$13,501,477
Special Mention	803,757	992,250	70,983	68,044	10,575	52,656
Substandard	—	—	744,642	298,612	171,656	186,960

Total	$14,649,622	$16,102,856	$11,606,002	$11,691,545	$14,543,356	$13,741,093

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2016 and 2015:

	December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$237,783	$136,340	$544,425	$918,548	$44,392,555	$45,311,103	$—
Commercial real estate	—	16,273	—	16,273	41,461.207	41,477,480	—
Agricultural real estate	—	—	—	—	38,271,758	38,271,758	—
Commercial	—	41,474	13,309	54,783	21,562,961	21,617,744	—
Agricultural business	—	—	—	—	14,649,622	14,649,622	—
Home equity	151,482	—	—	151,482	11,454,520	11,606,002	—
Consumer	68,077	17,757	72,150	157,984	14,385,372	14,543,356	—

Total	$457,342	$211,844	$629,884	$1,299,070	$186,177,995	$187,477,065	$—

	December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$345,169	$77,588	$623,055	$1,045,812	$46,349,532	$47,395,344	$—
Commercial real estate	—	—	766,840	766,840	39,614,840	40,381,680	—
Agricultural real estate	—	—	—	—	41,223,190	41,223,190	—
Commercial	—	—	—	—	25,453,058	25,453,058	—
Agricultural business	—	—	—	—	16,102,856	16,102,856	—
Home equity	22,122	66,305	69,515	157,942	11,533,603	11,691,545	—
Consumer	183,526	5,972	6,031	195,529	13,545,564	13,741,093	—

Total	$550,817	$149,865	$1,465,441	$2,166,123	$193,822,643	$195,988,766	$—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

The Company will restructure loans when the borrower demonstrates the inability to comply with the terms of the loan, but can demonstrate the ability to meet acceptable restructured terms.  Restructurings generally include one or more of the following restructuring options; reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance, or other actions intended to maximize collection.  Significant restructured loans in compliance with modified terms are classified as impaired.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The following tables present impaired loans for the years ended December 31, 2016 and 2015:

	December 31, 2016
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$39,598	$39,598	$—	$41,880	$2,653	$2,888
Commercial real estate	120,172	120,172	—	272,557	13,499	14,061
Commercial	61,483	61,483	—	87,359	4,332	4,419
Home equity	54,011	54,011	—	54,067	3,670	3,871
Loans with a specific valuation allowance
1-4 Family	673,553	673,553	304,922	719,834	41,323	34,208
Commercial real estate	1,538,151	1,538,151	723,481	1,572,203	68,918	64,878
Commercial	93,584	93,584	56,409	165,473	7,580	7,814
Total:
1-4 family	713,151	713,151	304,922	761,714	43,976	37,096
Commercial real estate	1,658,323	1,658,323	723,481	1,844,760	82,417	78,939
Commercial	155,067	155,067	56,409	252,832	11,912	12,233
Home equity	54,011	54,011	—	54,067	3,670	3,871

Total	$2,580,552	$2,580,552	$1,084,812	$2,913,373	$141,975	$132,139

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

The following table presents the Company’s nonaccrual loans at December 31, 2016 and 2015. This table excludes performing troubled debt restructurings.

	2016	2015

1-4 family	$590,514	$911,283
Commercial real estate	708,922	840,449
Agricultural real estate	—	—
Commercial	16,561	9,314
Agricultural business	—	—
Home equity	49,542	118,502
Consumer	164,472	141,605

Total	$1,530,011	$2,021,153

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

At December 31, 2016 and 2015, the Company had a number of loans that were modified in troubled debt restructurings (TDR’s) and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of December 31, 2016 and 2015.

	2016	2015

1-4 family	$836,867	$723,421
Commercial real estate	1,362,088	1,708,013
Agricultural real estate	—	—
Commercial	245,710	57,783
Agricultural business	—	—
Home equity	6,009	10,897
Consumer	81,880	109,340

Total	$2,532,554	$2,609,454

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of December 31, 2016 and 2015.

	2016	2015

1-4 family	$666,744	$526,004
Commercial real estate	1,362,088	941,173
Agricultural real estate	—	—
Commercial	245,710	57,783
Agricultural business	—	—
Home equity	6,009	10,897
Consumer	57,540	86,255

Total	$2,338,091	$1,622,112

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The following table presents loans modified as troubled debt restructurings during the years ended December 31, 2016 and 2015.

	Year Ended December 31, 2016		Year Ended December 31, 2015
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment

1-4 family	1	$40,395	1	$98,246
Commercial real estate	1	708,922	2	524,432
Agricultural real estate	—	—	—	—
Commercial	1	217,725	—	—
Agricultural business	—	—	—	—
Home equity	—	—	1	1,431
Consumer	—	—	5	76,691

Total	3	$967,042	9	$700,800

2016 Modifications

The Company modified a one-to-four family residential real estate loan, with a recorded investment of $40,395, which was deemed a TDR. The loan was restructured to combine three loans and capitalize delinquent real estate taxes. The Company modified one commercial real estate loan with a total recorded balance of $708,922, which was deemed a TDR. The loan was restructured after bankruptcy to extend the term, lower the rate, and capitalize the interest to a second note. The Company modified one commercial loan with a total recorded balance of $217,725, which was deemed a TDR. The loan was modified to allow for interest only payments for four months. The modifications did not result in a write-off of the principal balance nor was there a significant difference between the pre modification balance and the post modification balance.

2015 Modifications

The Company modified one one-to-four family residential real estate loan, with a recorded investment of $98,246, which was deemed a TDR. The loan was a restructure of delinquent loans into a workout. The Company modified two commercial real estate loans with a total recorded balance of $524,432, which were deemed TDRs. One loan was restructured to capitalize force placed insurance. The other loan was restructured to increase the amortization period of the loan. The Company modified one home equity loan with a recorded investment of $1,431, which was deemed a TDR. The modification was made to extend the term and lower the payment amount. The Company modified five consumer loans with a recorded investment of $76,691, which were deemed TDRs. The modifications were made to extend the payment schedules between two and four months. The modifications did not result in a reduced interest rate or a write-off of the principal balance nor was there a significant difference between the pre modification balance and the post modification balance.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

TDRs with Defaults

Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses. During the year ended December 31, 2016, three residential real estate loans of $170,123 were considered TDRs in default as they were more than 90 days past due at December 31, 2016. In addition, one commercial real estate loan of $708,922, one commercial loan of $3,252, and two consumer loans of $76,106 were considered TDRs in default as they were in a nonaccrual status but are performing in accordance with their modified terms.

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

At December 31, 2016 and 2015, the balance of real estate owned was $0 and $217,101, respectively, with foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2016 and 2015, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $143,634 and $188,438, respectively.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2016	2015

Land	$773,186	$773,186
Buildings and improvements	6,752,503	6,697,278
Equipment	3,492,693	3,384,516
	11,018,382	10,854,980
Less accumulated depreciation	(6,519,729)	(6,126,823)

Net premises and equipment	$4,498,653	$4,728,157

Note 6:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balance of mortgage loans serviced for others was $130,505,264 and $131,443,738 at December 31, 2016 and 2015, respectively.

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2016	2015
Mortgage servicing rights
Balance, beginning of year	$645,067	$689,603
Additions	87,579	73,650
Write-downs	(72,580)	—
Amortization	(107,239)	(118,186)
Balance at end of year	552,827	645,067

Valuation allowances
Balance at beginning of year	47,354	56,969
Additions due to decreases in market value	38,967	—
Reduction due to write-downs	(72,580)	—
Reduction due to payoff of loans	(13,741)	(9,615)
Balances at end of year	0	47,354

Mortgage servicing assets, net	$552,827	$597,713

Fair value disclosures
Fair value as of the beginning of the period	$870,619	$979,699
Fair value as of the end of the period	$898,625	$870,619

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The valuation allowance was adjusted during 2016 and 2015 due to payments received on the related loans as well as changes in the estimated market value on the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Note 7:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $110,971,051 at December 31, 2016 and $90,889,042 at December 31, 2015.

The following table represents deposit interest expense by deposit type:

	December 31,
	2016	2015

Savings, NOW and Money Market	$366,123	$249,077
Certificates of deposit	659,109	852,185

Total deposit interest expense	$1,025,232	$1,101,262

At December 31, 2016, the scheduled maturities of time deposits are as follows:

2017	$47,319,320
2018	14,869,536
2019	7,572,666
2020	5,387,756
2021	5,037,258

$80,186,536

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 8:	Short-term Borrowings

Short-term borrowings include securities sold under agreements to repurchase totaling $7,135,182 and $6,631,710 at December 31, 2016 and 2015, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The maximum amount of outstanding agreements at any month end during 2016 and 2015 totaled $7,342,844 and $9,548,789, respectively, and the monthly average of such agreements totaled $5,254,122 and $6,024,224 for 2016 and 2015, respectively. The agreements at December 31, 2016, are all for overnight borrowings.

At December 31, 2016, we had $4,617,608 of repurchase agreements secured by mortgage backed securities and $2,517,574 in repurchase agreements secured by U.S. government agency bonds. All of our repurchase agreements mature overnight. The right of offset for a repurchase agreement resembles a secured borrowing, whereby the collateral pledged by the Company would be used to settle the fair value of the repurchase agreement should the Company be in default. The collateral is held by the Company in a segregated custodial account. In the event the collateral fair value falls below stipulated levels, the Company will pledge additional securities. The Company closely monitors collateral levels to ensure adequate levels are maintained.

Also included in short-term borrowings at December 31, 2015 were advances with the Federal Home Loan Bank (FHLB) of $8,500,000. The advances matured during 2016.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 9:	Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions. During the years ended December 31, 2016 and 2015, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2016	2015

Taxes currently payable
Federal	$916,248	$883,916
State	314,017	320,593
Deferred income taxes	(142,607)	(137,484)

Income tax expense	$1,087,658	$1,067,025

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2016	2015

Computed at the statutory rate (34%)	$1,406,093	$1,391,670
Increase (decrease) resulting from
Tax exempt interest	(445,584)	(454,067)
State income taxes, net	184,535	188,690
Increase in cash surrender value	(58,651)	(59,646)
Other	1,265	378

Actual tax expense	$1,087,658	$1,067,025

Tax expense as a percentage of pre-tax income	26.30%	26.07%

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2016	2015
Deferred tax assets
Allowance for loan losses	$1,050,004	$1,015,661
Deferred compensation	1,830,687	1,817,124
Net unrealized loss on available for sale securities	605,970	—
Other	—	29,497
	3,486,661	2,862,282

Deferred tax liabilities
Net unrealized gain on available-for-sale securities	—	(407,145)
Depreciation	(390,787)	(434,043)
Federal Home Loan Bank stock dividends	(48,291)	(147,858)
Prepaid expenses	(65,504)	(56,374)
Mortgage servicing rights	(216,238)	(233,795)
Other	(27,052)	—
	(747,872)	(1,279,215)

Net deferred tax asset	$2,738,789	$1,583,067

At December 31, 2016 and 2015, the Company had no Illinois net operating loss carryforwards.

Retained earnings at December 31, 2016 and 2015, include approximately $2,600,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,000,000 at December 31, 2016 and 2015.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 10:	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2016	2015

Net unrealized gain (loss) on securities available-for-sale	$(1,782,264)	$1,197,486

Tax effect	605,970	(407,145)

Net-of-tax amount	$(1,176,294)	$790,341

Note 11:	Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the statements of income during the years ended December 31, 2016 and 2015, were as follows:

	Amounts Reclassified from AOCI		Affected Line Item in the
	2016	2015	Statements of Income

Realized gains on available-for-sale securities	$399,599	$320,585	Realized gain on sale of securities
			Total reclassified amount before tax
	(135,864)	(108,999)	Tax expense

	$263,735	$211,586	Net reclassified amount

Note 12:	Regulatory Matters

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2016 and 2015, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2016, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier 1 risk-based capital, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total risk-based capital (to risk-weighted assets)	$42,543	19.52%	$17,434	8.0%	$21,793	10.0%

Tier I capital (to risk-weighted assets)	39,816	18.27	13,076	6.0	17,434	8.0

Common equity Tier I (to risk-weighted assets)	39,816	18.27	9,807	4.5	14,165	6.5

Tier I capital (to average assets)	39,816	12.58	12,662	4.0	15,828	5.0

Tangible capital (to adjusted tangible assets)	39,816	12.58	4,748	1.5	—	N/A

As of December 31, 2015
Total risk-based capital (to risk-weighted assets)	$41,631	19.15%	$17,387	8.0%	$21,734	10.0%

Tier I capital (to risk-weighted assets)	38,912	17.90	13,040	6.0	17,387	8.0

Common equity Tier I (to risk-weighted assets)	38,912	17.90	9,780	4.5	14,127	6.5

Tier I capital (to average assets)	38,912	12.82	12,139	4.0	15,174	5.0

Tangible capital (to adjusted tangible assets)	38,912	12.82	4,552	1.5	—	N/A

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

The rule includes a new minimum ratio of common equity tier 1 capital to risk-weighted assets of 4.5% and a new capital conservation buffer of 2.5% of risk-weighted assets that will begin on January 1, 2016 at 0.625% and be phased-in over a four-year period, increasing by the same amount on each subsequent January 1, until fully phased-in on January 1, 2019.  The capital conservation buffer is required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers.

Further, the minimum ratio of tier 1 capital to risk-weighted assets increased from 4.0% to 6.0% and all banks are now subject to a 4.0% minimum leverage ratio.  The required total risk-based capital ratio was unchanged. Failure to maintain the required common equity Tier 1 capital conservation buffer will result in potential restrictions on a bank’s ability to pay dividends, repurchase stock and/or pay discretionary compensation to its employees.  The revised capital requirements also provide strict eligibility criteria for regulatory capital instruments and change the method for calculating risk-weighted assets in an effort to better identify riskier assets, such as highly volatile commercial real estate and nonaccrual loans, requiring higher capital allocations. The net unrealized gain or loss on available securities is not included in computing regulatory capital.

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2016	2015

Bank equity	$41,367	$42,429
Less net unrealized gain (loss)	(1,176)	790
Less disallowed goodwill	2,727	2,727

Tier 1 and common equity Tier 1 capital	39,816	38,912

Plus allowance for loan losses	2,727	2,719

Total risked-based capital	$42,543	$41,631

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. As of December 31, 2016, the Bank has $762,295 available for the payment of dividends without prior regulatory approval.

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

Years Ended December 31, 2016 and 2015

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

At December 31, 2016 and 2015, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $3,111,976 and $3,193,470, respectively.

Annual activity consisted of the following:

	2016	2015

Balance beginning of year	$3,193,470	$3,523,047
Additions	1,178,281	1,138,338
Repayments	(1,259,775)	(1,467,915)

Balance, end of year	$3,111,976	$3,193,470

Deposits from related parties held by the Company at December 31, 2016 and 2015 totaled approximately $3,264,000 and $2,581,000, respectively.

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

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees. The Company’s contributions to this plan were $223,615 and $216,508 for the years ended December 31, 2016 and 2015, respectively. The plan invests some of its assets in deposit accounts at the Company which earned interest at a rate of 1.85% for the years ended December 31, 2016 and 2015.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company’s Board of Directors. Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2016 or 2015. The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index. The amount recorded on the consolidated balance sheets as deferred compensation was $2,591,531 and $2,521,997 as of December 31, 2016 and 2015, respectively. Compensation expense related to the plan was $133,988 and $137,731 for the years ended December 31, 2016 and 2015, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees. The agreements provide for monthly payments at retirement or death. The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 4.75% discount rate. The amount recorded on the consolidated balance sheets as deferred compensation was $2,088,737 and $1,970,597 as of December 31, 2016 and 2015, respectively. Compensation expense related to the plans was $182,796 and $233,731 for the years ended December 31, 2016 and 2015, respectively.

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

ESOP expense for the years ended December 31, 2016 and 2015 was $108,421 and $90,649, respectively.

	2016	2015

Allocated shares	$59,838	$57,420
Shares committed for allocation	3,934	3,820
Unearned shares	17,237	21,171

Total ESOP shares	81,009	82,411

Fair value of unearned shares at December 31	$517,110	$556,374

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 15:	Stock Option Plans

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

A summary of option activity under the Plans as of December 31, 2016 and 2015, and changes during the years then ended, is presented below:

	2016
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	61,120	$15.65
Granted	—	—
Exercised	(13,532)	15.65
Forfeited or expired	(100)	15.65

Outstanding, end of year	47,488	$15.65	5.25	$681,453

Exercisable, end of year	25,653	$15.65	5.25	$368,121

	2015
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	85,835	$15.65
Granted	—	—
Exercised	(24,715)	15.65
Forfeited or expired	—	—

Outstanding, end of year	61,120	$15.65	6.25	$649,706

Exercisable, end of year	19,035	$15.65	6.25	$202,342

The total intrinsic value of options exercised during the years ended December 31, 2016 and 2015 was $161,572 and $200,192, respectively.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

As of December 31, 2016, there was $22,232 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2012 Plan. That cost is expected to be recognized over a weighted-average period of one year. The total fair value of shares vested during the years ended December 31, 2016 and 2015 was $90,163. The recognized tax benefit related thereto was $35,267 for the years ended December 31, 2016 and 2015.

A summary of the status of the Company’s nonvested shares as of December 31, 2016 and 2015, and changes during the year then ended, is presented below:

	December 31, 2016
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	42,085	$4.34
Granted	—	—
Vested	(20,150)	4.34
Forfeited	(100)	4.34

Nonvested, end of year	21,835	$4.34

	December 31, 2015
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	62,235	$4.34
Granted	—	—
Vested	(20,150)	4.34
Forfeited	—	—

Nonvested, end of year	42,085	$4.34

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2016
	Income	Weighted- Average Shares	Per Share Amount

Net income	$3,047,909

Basic earnings per share
Income available to common stockholders		1,776,342	$1.72

Effect of dilutive securities
Stock options		17,539

Diluted earnings per share
Income available to common stockholders	$3,047,909	1,793,881	$1.70

	Year Ended December 31, 2015
	Income	Weighted- Average Shares	Per Share Amount

Net income	$3,026,123

Basic earnings per share
Income available to common stockholders		1,770,546	$1.71

Effect of dilutive securities
Stock options		13,469

Diluted earnings per share
Income available to common stockholders	$3,026,123	1,784,015	$1.70

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 17:	Disclosures about Fair Value of Assets

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

Recurring Measurements

The following table presents the fair value measurements of assets  recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016 and 2015:

		December 31, 2016
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. Government agencies	$13,333,540	$—	$13,333,540	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	44,413,177	—	44,413,177	—
Municipal bonds	42,414,723	—	42,414,723	—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.  There have been no significant changes in the valuation techniques during the year ended December 31, 2016.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016 and 2015:

		December 31, 2016
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$1,157,329	$—	$—	$1,157,329
Mortgage servicing rights	552,827	—	—	552,827

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.  Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.  Fair value adjustments on impaired loans were $391,745 and $(156,069) at December 31, 2016 and 2015.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices.  Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Mortgage servicing rights are tested for impairment on at least an annual basis.  The Company uses a third-party to measure mortgage servicing rights through the completion of a proprietary model.  Inputs to the model are reviewed by the Company.  Fair value adjustments on mortgage servicing rights were $(38,967) and $0 at December 31, 2016 and 2015.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at December 31, 2016	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$1,157,329	Market comparable properties	Marketability discount	20% – 30% (25%)
Mortgage servicing rights	$552,827	Discounted cash flow	Discount rate	9% - 13.5% (10.25%)
			PSA standard prepayment model rate	104 – 300 (153)

	Fair Value at December 31, 2015	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$899,981	Market comparable properties	Marketability discount	20% – 30% (25%)

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016 and 2015:

		December 31, 2016
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets
Cash and cash equivalents	$12,909,924	$12,909,924	$—	$—
Interest-earning time deposits	750,000	750,000	—	—
Other investments	55,481	—	55,481	—
Loans held for sale	503,003	—	503,003	—
Loans, net of allowance for loan losses	184,448,003	—	—	183,941,877
Federal Home Loan Bank stock	363,800	—	363,800	—
Interest receivable	1,588,545	—	1,588,545	—

Financial liabilities
Deposits	258,677,960	—	178,491,424	81,241,011
Short-term borrowings	7,135,182	—	7,135,182
Advances from borrowers for taxes and insurance	1,102,204	—	1,102,204	—
Interest payable	106,755	—	106,755	—

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

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

Years Ended December 31, 2016 and 2015

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying condensed consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest-Earning Time Deposits, Interest Receivable, Federal Home Loan Bank Stock, and Other Investments

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

Years Ended December 31, 2016 and 2015

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

At December 31, 2016 and 2015, the Company had outstanding commitments to originate loans aggregating approximately $5,238,175 and $4,457,514, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $2,028,000 and $3,744,574 at December 31, 2016 and 2015, respectively, with the remainder at floating market rates. The range of fixed rates was 3.00% to 7.75% as of December 31, 2016.

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

The Company had total outstanding standby letters of credit amounting to $110,000 at December 31, 2016 and 2015, with terms of one year or less. At December 31, 2016 and 2015, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2016, the Company had unused lines of credit to borrowers aggregating approximately $26,836,352 and $15,869,821 for commercial lines and open-ended consumer lines, respectively. At December 31, 2015, unused lines of credit to borrowers aggregated approximately $21,753,180 for commercial lines and $10,785,989 for open-ended consumer lines.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 20:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2016
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$2,817,513	$2,858,551	$2,849,785	$2,909,135
Interest expense	274,630	277,603	247,184	248,909
Net interest income	2,542,883	2,580,948	2,602,601	2,660,226
Provision for loan losses	30,000	30,000	30,000	30,000
Net interest income after provision for loan losses	2,512,883	2,550,948	2,572,601	2,630,226
Noninterest income	1,099,642	1,088,058	1,034,670	1,039,075
Noninterest expense	2,681,987	2,613,954	2,564,033	2,532,562
Income before income taxes	930,538	1,025,052	1,043,238	1,136,739
Income tax expense	233,278	267,287	277,732	309,361

Net income	$697,260	$757,765	$765,506	$827,378

Basic earnings per share	$0.39	$0.43	$0.43	$0.47
Diluted earnings per share	$0.39	$0.42	$0.43	$0.46

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

	Year Ended December 31, 2015
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$2,923,681	$2,830,112	$2,859,579	$2,901,492
Interest expense	252,749	267,433	293,141	314,050
Net interest income	2,670,932	2,562,679	2,566,438	2,587,442
Provision for loan losses	30,000	45,000	35,000	30,000
Net interest income after provision for loan losses	2,640,932	2,517,679	2,531,438	2,557,442
Noninterest income	1,096,519	991,626	1,063,287	1,035,458
Noninterest expense	2,814,601	2,579,660	2,431,183	2,515,789
Income before income taxes	922,850	929,645	1,163,542	1,077,111
Income tax expense	218,785	230,247	327,139	290,854

Net income	$704,065	$699,398	$836,403	$786,257

Basic earnings per share	$0.40	$0.40	$0.47	$0.44
Diluted earnings per share	$0.39	$0.39	$0.47	$0.44

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2016	2015
Assets
Cash and due from banks	$4,806,252	$4,800,526
Investment in common stock of subsidiary	41,366,024	42,428,601
Loan receivable from subsidiary	177,347	216,506
Other assets	118,460	106,960

Total assets	$46,468,083	$47,552,593

Liabilities
Other liabilities	$222,518	$1,986,093

Stockholders' Equity	46,245,565	45,566,500

Total liabilities and stockholders' equity	$46,468,083	$47,552,593

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Condensed Statements of Income and Comprehensive Income

	Year Ending December 31,
	2016	2015
Income
Dividends from subsidiary	$2,500,000	$2,000,000
Other income	10,544	11,712

Total income	2,510,544	2,011,712

Expenses
Other expenses	360,950	361,694

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	2,149,594	1,650,018

Income Tax Benefit	(136,020)	(137,420)

Income Before Equity in Undistributed Income of Subsidiary	2,285,614	1,787,438

Equity in Undistributed Income of Subsidiary	762,295	1,238,685

Net Income	$3,047,909	$3,026,123

Comprehensive Income	$1,081,274	$3,104,981

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

Condensed Statements of Cash Flows

	Year Ending December 31,
	2016	2015
Operating Activities
Net income	$3,047,909	$3,026,123
Items not providing cash, net	(762,295)	(1,238,685)
Stock-based compensation expense	90,163	90,163
Change in other assets and liabilities, net	(53,487)	(17,617)

Net cash provided by operating activities	2,322,290	1,859,984

Investing Activity
Loan payment from subsidiary	39,159	37,879

Net cash provided by investing activities	39,159	37,879

Financing Activities
Dividends paid	(2,440,380)	(565,995)
Stock repurchase	(127,118)	(765,311)
Exercise of stock options	211,775	386,790

Net cash used in financing activities	(2,355,723)	(944,516)

Net Change in Cash and Cash Equivalents	5,726	953,347

Cash and Cash Equivalents at Beginning of Year	4,800,526	3,847,179

Cash and Cash Equivalents at End of Year	$4,806,252	$4,800,526

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”. As of December 31, 2016, we had approximately 668 stockholders of record, including brokers, who held 1,800,244 shares of our outstanding common stock.

The following table sets forth market price and dividend information for our common stock for the two years ended December 31, 2016.

	Price Per Share		Cash
	High	Low	Dividend Declared

2016

Fourth quarter	$30.00	$29.25	$0.100
Third quarter	30.00	27.24	0.100
Second quarter	27.24	25.75	0.100
First quarter	26.28	23.79	0.100

2015

Fourth quarter	$27.84	$23.77	$1.080
Third quarter	24.30	23.14	0.080
Second quarter	24.58	21.97	0.080
First quarter	24.00	21.86	0.080

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

Directors and Executive Officers

Directors	Executive Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	Diana S. Tone Executive Vice President / Chief Financial Officer

Dean H. Hess Self-employed farmer	Chris A. Royal Executive Vice President / Chief Lending Officer

Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	John C. Williams Senior Vice President and Trust Officer

John L. Eyth Retired Certified Public Accountant	Laura A. Marks Senior Vice President – Retail Banking

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	John D. Eilering Vice President – Operations / Corporate Secretary

Peggy S. Davidsmeyer Retired Administrator

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62523-2326
(202) 274-2000	(217) 429-2411

Annual Meeting

The Annual Meeting of the Stockholders will be held April 25, 2017 at 1:30 p.m., central time, at our main office at 1211 West Morton, Jacksonville, Illinois.

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

