Form 10-K, Exhibit 13
period 2017-12-31
Jacksonville Bancorp, Inc.
filed 2018-03-07
CIK 1484949

Exhibit 13

Report to Stockholders

Jacksonville Bancorp, Inc. 2017 Annual Report

Business of the Company

Jacksonville Bancorp, Inc. (the “Company”) is a Maryland corporation. On July 14, 2010, Jacksonville Bancorp, Inc. converted from the mutual holding company structure to a stock holding company that is fully owned by the public. The Company owns 100% of Jacksonville Savings Bank.

Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois. We conduct our business from our main office and five branches, two of which are located in Jacksonville and one of which is located in each of the following Illinois communities: Virden, Litchfield, and Chapin. We were originally chartered in 1916 as an Illinois-chartered mutual savings and loan association and converted to a mutual savings bank in 1992. In 1995, Jacksonville Savings Bank converted to an Illinois-chartered stock savings bank and reorganized into the mutual holding company form of organization. We have been a member of the Federal Home Loan Bank System since 1932. Our deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.

We are a community-oriented savings bank engaged primarily in the business of attracting retail deposits from the general public in our market area and using such funds, together with borrowings and funds from other sources, to originate mortgage loans secured by one- to four-family residential real estate, commercial and agricultural real estate and home equity loans. We also originate commercial and agricultural business loans and consumer loans. Additionally, we invest in United States government agency securities, bank-qualified, general obligation municipal issues, and mortgage-backed securities issued or guaranteed by the United States government or enterprises thereof. We maintain a portion of our assets in liquid investments, such as overnight funds at the Federal Home Loan Bank.

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

We operate a full-service trust department and an investment center. The investment center is operated through Financial Resources Group, Inc., Jacksonville Savings Bank’s wholly-owned subsidiary.

Selected Consolidated Financial Information

The following tables set forth certain information concerning the consolidated financial position, consolidated data from operations and performance ratios of the Company at the dates and for the years indicated. Selected quarterly financial data for each of the last two years is set forth at Note 20 to the Consolidated Financial Statements.

	At December 31,
	2017	2016	2015	2014	2013
	(In thousands)
Selected Financial Condition Data:

Total assets	$324,996	$319,319	$308,642	$311,925	$318,419
Cash and cash equivalents	5,890	12,910	4,103	9,612	6,099
Investment securities	56,164	55,748	64,295	55,265	60,639
Mortgage-backed securities	55,231	44,413	23,178	41,420	48,346
Loans, net(1)	186,736	184,951	193,579	184,954	180,902
Federal Home Loan Bank of Chicago stock, at cost	491	364	1,114	1,114	1,114
Foreclosed assets, net	11	—	331	177	282
Bank owned life insurance	7,439	7,271	7,094	6,913	6,815
Deposits	252,700	258,678	239,282	245,942	251,738
Federal Home Loan Bank of Chicago advances	10,900	—	8,500	5,000	10,800
Short-term borrowings	5,212	7,135	6,632	8,822	8,810
Stockholders’ equity	48,753	46,246	45,567	45,016	41,139

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$11,441	$11,435	$11,514	$11,892	$12,078
Interest expense	1,167	1,048	1,127	1,451	1,782
Net interest income	10,274	10,387	10,387	10,441	10,296
(Credit) provision for loan losses	(180)	120	140	240	170
Net interest income after provision for loan losses	10,454	10,267	10,247	10,201	10,126
Noninterest income	4,333	4,261	4,187	3,919	4,443
Noninterest expense	10,246	10,392	10,341	10,213	10,167
Income before income tax	4,541	4,136	4,093	3,907	4,402
Provision for income taxes	2,100	1,088	1,067	934	1,188
Net income	$2,441	$3,048	$3,026	$2,973	$3,214
Earnings per share:
Basic	$1.36	$1.72	$1.71	$1.66	$1.73
Diluted	$1.35	$1.70	$1.70	$1.65	$1.73
Dividends per share	$0.40	$0.40	$1.32	$0.32	$0.31

(1)       Includes loans held for sale of $179,000, $503,000, $539,000, $236,000, and $262,000, at December 31, 2017, 2016, 2015, 2014, and 2013, respectively.

	At or For the Years Ended December 31,
	2017	2016	2015	2014	2013

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.76%	0.98%	0.99%	0.96%	1.02%
Return on average equity (ratio of net income to average equity)	5.04%	6.45%	6.57%	6.80%	7.51%
Interest rate spread(1)	3.29%	3.48%	3.54%	3.48%	3.38%
Net interest margin(2)	3.41%	3.58%	3.65%	3.61%	3.51%
Efficiency ratio(3)	70.14%	70.95%	70.95%	71.12%	68.98%
Dividend pay-out ratio	29.37%	22.49%	77.88%	19.20%	17.60%
Non-interest expense to average total assets	3.19%	3.35%	3.39%	3.29%	3.23%
Average interest-earning assets to average interest-bearing liabilities	129.79%	127.86%	127.68%	124.52%	121.63%
Average equity to average total assets	15.08%	15.23%	15.11%	14.08%	13.58%

Asset Quality Ratios:
Nonperforming assets to total assets	0.55%	0.48%	0.76%	0.78%	0.65%
Nonperforming loans to total loans	0.93%	0.82%	1.03%	1.21%	0.97%
Allowance for loan losses to nonperforming loans	164.29%	196.56%	144.45%	130.57%	191.14%
Allowance for loan losses to gross loans(4)	1.52%	1.60%	1.49%	1.57%	1.85%

Capital Ratios (Bank):
Total capital (to risk-weighted assets)	19.94%	19.52%	19.15%	18.81%	18.15%
Tier I capital (to risk-weighted assets)	18.69%	18.27%	17.90%	17.56%	16.89%
Common equity Tier I capital (to risk-weighted assets)	18.69%	18.27%	17.90%	—	—
Tier I capital (to total assets)	13.00%	12.58%	12.82%	12.25%	11.51%

Other Data:
Number of offices	6	6	6	6	6
Full time equivalent employees	91	91	93	96	98

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Gross loans include loans held for sale.

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

Certain statements in this annual report and throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. Factors that impact such forward looking statements include, among others, changes in general economic conditions, changes in interest rates, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan and investment portfolios, demand for loan products, deposit flows, and competition. We decline any obligation to publicly announce future events or developments that may affect the forward-looking statements herein.

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

Management has implemented various strategies designed to enhance our profitability. These strategies include reducing our exposure to interest rate risk by selling fixed-rate loans, offering other fee-based services to our customers, and improving operating efficiencies. We recognize the need to establish and adhere to strict loan underwriting criteria and guidelines. We generally limit our investment portfolio to securities issued by the United States government and government-sponsored enterprises, mortgage-backed securities collateralized by United States government-sponsored enterprises, and bank-qualified general obligation municipal issues. We continue to service our existing borrowers and originate new loans to credit-worthy borrowers in an effort to meet the credit needs of our community.

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

Allowance for Loan Losses. We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is a material estimate that is particularly susceptible to significant changes in the near term and is established through a provision for loan losses. The allowance is based upon past loan experience and other factors which, in management’s judgment, deserve current recognition in estimating loan losses. The evaluation includes a review of all loans on which full collectability may not be reasonably assured. Other factors considered by management include the size and composition of the loan portfolio, concentrations of loans to specific borrowers or industries, existing economic conditions and historical losses on each portfolio category.  In connection with the determination of the allowance for loan losses, management uses independent appraisals for significant properties, which collateralize loans. Management uses the available information to make such determinations. If circumstances differ substantially from the assumptions used in making determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be affected. While we believe we have established our existing allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request an increase in the allowance for loan losses. Because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases to the allowance will not be necessary if loan quality deteriorates.

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

On December 22, 2017, the Tax Cuts & Jobs Act was signed into law and reduced the corporate tax rate from 34% to 21%, effective January 1, 2018. As a result, generally accepted accounting principles required the revaluation of our deferred tax assets and liabilities at the lower statutory tax rate during the fourth quarter of 2017. This revaluation resulted in an additional $816,000 in federal income tax expense for 2017.

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

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which provides a one-year deferral of ASU 2014-09. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach. Management has evaluated the impact of the new guidance and it will not have a material impact on the Company’s revenue recognition practices. However, the Company does expect additional documentation and disclosure.

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

In March 2016, FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The objective of the simplification initiative is to identify, evaluate, and improve areas of US GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The areas for simplification involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The new guidance was effective for public companies for reporting periods beginning after December 15, 2016. The Company adopted the ASU and there was not a material impact on the Company’s financial statements.

In January 2017, FASB amended FASB ASC Topic 350, Simplifying the Test for Goodwill. The amendments in the update simplify the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit. The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has goodwill from a prior business combination and performs an annual impairment test or more frequently if changes or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company’s most recent annual impairment assessment determined that the Company’s goodwill was not impaired. Although the Company cannot anticipate future goodwill impairment assessments, based on the most recent assessment it is unlikely that an impairment amount would need to be calculated and, therefore, does not anticipate a material impact from these amendments to the Company’s financial position and results of operations. The current accounting policies and processes are not anticipated to change, except for the elimination of the Step 2 analysis.

In March 2017, FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs: Premium Amortization on Purchased Callable Debt Securities (Subtopic 310-20). The ASU amends the amortization period for certain callable debt securities held at a premium. The amendments require the premium to be amortized to the earliest call date. The ASU’s amendments are effective for public business entities for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company adopted the ASU early and there was not a material impact on the Company’s financial statements.

In February 2018, FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (AOCI). Because the Tax Change & Jobs Act was signed on December 22, 2017, the accounting for the change in tax rates and effect on deferred tax assets and liabilities must be reflected in the 2017 financial statements as an adjustment to income tax expense, even though a portion of the tax effects were initially recognized directly in other comprehensive income. This adjustment would leave a stranded balance in AOCI that would not reflect the appropriate tax rate. Under this ASU, entities are allowed, but not required, to reclassify from AOCI to retained earnings the stranded tax effects resulting from the new federal corporate income tax rate. The ASU is effective for all entities for annual reporting periods beginning after December 15, 2018. Early adoption would be permitted for interim or annual financial statements that have not been issued or made available for issuance. Early adoption will allow entities to align the timing of the stranded tax reclassification in their 2017 financial statements. The Company adopted the ASU retrospectively and the impact is reflected in the Company’s 2017 financial statements.

Recent Developments

On December 22, 2017, the Tax Cuts & Jobs Act was signed into law and reduced the corporate tax rate from 34% to 21%, effective January 1, 2018. As a result, generally accepted accounting principles required the revaluation of our deferred tax assets and liabilities at the lower statutory tax rate during the fourth quarter of 2017. This revaluation resulted in an additional $816,000 in federal income tax expense for 2017.

On January 18, 2018, the Company announced the signing of a merger agreement under which CNB Bank Shares, Inc. will acquire the Company in an all-cash transaction for total consideration valued at approximately $61.6 million. Subject to the satisfaction or waiver of the closing conditions contained in the merger agreement, including the approval of the merger agreement by the Company’s stockholders and the receipt of required regulatory approvals, CNB Bank Shares and the Company expect that the merger will be completed during the second quarter of 2018. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

Financial Condition

Total assets at December 31, 2017 were $325.0 million, an increase of $5.7 million, or 1.8%, from $319.3 million at December 31, 2016. The increase in total assets was primarily due to a $10.8 million increase in mortgage-backed securities and a $2.1 million increase in loans, partially offset by a decrease of $7.0 million in cash and cash equivalents.

Available-for-sale mortgage-backed securities increased $10.8 million, or 24.4%, to $55.2 million at December 31, 2017 from $44.4 million at December 31, 2016. The growth in mortgage-backed securities reflected the reinvestment of cash and cash equivalents. Cash and cash equivalents decreased $7.0 million to $5.9 million at December 31, 2017, including a $3.5 million decrease in federal funds sold.

Net loans receivable (excluding loans held for sale) increased $2.1 million, or 1.1%, to $186.6 million at December 31, 2017 from December 31, 2016. The increase in loans was primarily due to increases of $5.3 million in commercial business loans and $1.9 million in agricultural real estate loans, partially offset by decreases of $4.2 million in commercial real estate loans and $1.5 million in home equity loans. The increase in commercial business loans primarily reflected additional advances to existing borrowers, while the decrease in commercial real estate reflected the payoff of three loans resulting from the sale of the securing properties.

At December 31, 2017 and 2016, we had $2.7 million recorded in goodwill. At these dates our goodwill was not impaired. At December 31, 2017, we also had $547,000 in mortgage servicing rights. Our mortgage servicing rights asset represented approximately 43 basis points of the $128.0 million in loans that we serviced. We obtain an independent valuation of the mortgage servicing rights at least annually. Our most recent valuation was obtained as of December 31, 2017, which reported a fair value of approximately $857,000.

Total deposits decreased $6.0 million, or 2.3%, to $252.7 million at December 31, 2017. The decrease was primarily due to an $8.5 million decrease in time deposit accounts, partially offset by a growth in transaction accounts. Borrowings, which consisted of $10.9 million in overnight FHLB advances and $5.2 million in overnight repurchase agreements at December 31, 2017, increased $9.0 million, or 125.8%, from December 31, 2016. The repurchase agreements are a cash management service provided to our commercial deposit customers.

Stockholders’ equity increased $2.5 million, or 5.4%, to $48.8 million at December 31, 2017. The increase in stockholders’ equity was primarily the result of $2.4 million in net income and a $418,000 increase in accumulated other comprehensive income, partially offset by the payment of $717,000 in cash dividends during 2017. Accumulated other comprehensive income increased primarily due to a decrease in unrealized losses, net of tax, on available-for-sale securities, reflecting increases in market prices for securities in our portfolio due to increases in market interest rates. Other comprehensive income (loss) does not include changes in the fair value of other financial instruments included on the balance sheet. Our book value per share increased to $26.89 as of December 31, 2017 from $25.69 at December 31, 2016.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

General

Net income for the year ended December 31, 2017 totaled $2.44 million, or $1.36 per basic common share and $1.35 per diluted common share, compared to net income for the year ended December 31, 2016 of $3.0 million, or $1.72 per basic common share and $1.70 per diluted common share. Net income decreased $607,000 in 2017 as compared to 2016 primarily due to an increase of $1.0 million in income tax expense. The increase in income tax expense was result of $816,000 in additional income tax expense because of the revaluation of the deferred tax assets required due to the passage of the Tax Cuts & Jobs Act. Net income for the year benefited from decreases of $300,000 in provision for loan losses and $146,000 in noninterest expense and an increase of $72,000 in noninterest income, partially offset by a decrease of $113,000 in net interest income. Excluding the impact of the new tax law, net income would have been $3.3 million, or $1.82 per basic common share, for 2017.

Interest Income

Interest income increased $6,000, or 0.1%, to $11.4 million for the year ended December 31, 2017 from the year ended December 31, 2016. The $6,000 increase in interest income resulted from increased income of $506,000 on mortgage-backed securities and $14,000 in other interest-earning assets, nearly offset by decreased income of $341,000 on loans and $173,000 on investment securities.

Interest income on loans decreased $341,000 to $8.8 million for the year ended December 31, 2017 from $9.2 million for the year ended December 31, 2016, primarily due to a decrease in the average balance of loans. The average balance of the loan portfolio decreased $6.6 million to $185.3 million during 2017. The decrease in the average balance of loans was primarily due to decreases in the average balance of commercial real estate loans and agricultural business loans, reflecting lower balances on lines of credit during the year. The average yield on loans decreased to 4.77% during 2017 from 4.78% during 2016. The stable average yield reflected the continuing low interest rate environment.

Interest income on investment securities decreased $173,000 to $1.5 million for the year ended December 31, 2017. The decrease reflected a $7.3 million decrease in the average balance of investment securities to $53.1 million during 2017. The decrease in the average balance of investment securities mostly reflected the decrease in the average balance of U.S. agency bonds, primarily due to sales. The average yield of investment securities increased to 2.89% during 2017 from 2.83% during 2016. The majority of our investment portfolio (excluding mortgage-backed securities) consists of municipal bonds which are exempt from federal taxation, resulting in a reduction in income tax expense. Adjusting for this benefit, the tax equivalent yield of the investment portfolio equaled 4.11% for 2017 compared to 3.94% for 2016.

Interest income on mortgage-backed securities increased $506,000 to $990,000 for the year ended December 31, 2017 from the year ended December 31, 2016. The increase was primarily due to an increase of $26.2 million in the average balance of mortgage-backed securities to $53.9 million during 2017. The increase in the average balance of mortgage-backed securities reflected the investment of funds from loan payments, deposit growth, and sales of investment securities, as loan demand remained weak, and acceptable higher-yielding investment securities were not available. The increase in interest income on mortgage-backed securities also benefited from an increase in the average yield of mortgage-backed securities to 1.84% during 2017 from 1.75% during 2016. The average yield continues to be affected by low long-term rates and the impact of higher premium amortization resulting from faster national prepayment speeds on mortgage-backed securities. The amortization of premiums on mortgage-backed securities, which reduces the average yield, increased $450,000 to $883,000 during 2017, compared to $433,000 during 2016. The increase in premium amortization also reflected the increase in the average volume of mortgage-backed securities.

Interest income from other interest-earning assets, which consisted of interest-earning demand and time deposits and federal funds sold, increased $14,000 to $76,000 during the year ended December 31, 2017, from the year ended December 31, 2016. The increase in interest income was due to an increase in the average yield on these investments to 0.84% during 2017 from 0.62% during 2016, reflecting the increase in short-term interest rates. The average balance of other interest-earning assets decreased to $9.1 million during 2017 from $10.0 million during 2016, reflecting a decrease in the average balance of federal funds sold.

Interest Expense

Total interest expense increased $119,000, or 11.3%, to $1.2 million during the year ended December 31, 2017 from the year ended December 31, 2016. The increase in interest expense was due to increases of $80,000 in the cost of deposits and $39,000 in the cost of borrowings.

Interest expense on deposits increased $80,000 to $1.1 million during the year ended December 31, 2017 from $1.0 million during the year ended December 31, 2016. While the average rate paid on deposits increased only two basis points to 0.49% during 2017, our interest expense on deposits was impacted by the higher average rate paid on interest-bearing checking accounts, offset by the lower average rate paid on time deposits. The higher rate reflected the growth in higher-cost, public funds during 2017. The average balance of deposits increased to $225.9 million during 2017 from $220.2 million during 2016. The increase in the average balance of deposits was primarily due to a $10.7 million increase in the average balance of transaction accounts, partially offset by a decrease of $5.1 million in the average balance of time deposit accounts.

Interest paid on borrowed funds increased $39,000 to $62,000 during 2017 from $23,000 during 2016. Borrowed funds consisted of overnight repurchase agreements and overnight advances from the FHLB. The average rate paid on borrowed funds increased 63 basis points to 0.98% during 2017 from 0.35% during 2016, reflecting the increase in short-term interest rates. The average balance of borrowed funds decreased to $6.3 million during 2017 from $6.6 million during 2016.

Net Interest Income

As a result of the changes in interest income and interest expense noted above, net interest income decreased by $113,000 to $10.3 million in 2017 as compared to 2016. Our interest rate spread decreased by 19 basis points to 3.29% during 2017 from 3.48% during 2016. Our net interest margin decreased 17 basis points to 3.41% during 2017 from 3.58% during 2016. Our ratio of average interest earning assets to average interest bearing liabilities for the years ended December 31, 2017 and 2016 was 1.30x and 1.28x, respectively.

Provision for Loan Losses

The provision for loan losses is determined by management as the amount needed to replenish the allowance for loan losses, after net charge-offs have been deducted, to a level considered adequate to absorb known and probable losses in the loan portfolio, in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses decreased $128,000 during 2017 to $2.9 million as of December 31, 2017. The decrease was the result of a credit in the provision for loan losses, due in part to net recoveries during 2017. We recorded a negative provision for loan losses of $180,000 for the year ended December 31, 2017, reflecting the receipt of a principal payoff and significant recovery from a troubled commercial borrower during the fourth quarter of 2017. Net charge-offs decreased to a net recovery of $52,000 during 2017 from a net charge-off of $32,000 during 2016.

The credit in 2017 and provision in 2016 were made to bring the allowance for loan losses to a level deemed adequate following management’s evaluation of the repayment capacity and collateral protection afforded by each problem loan identified by management. The review also considered the local economy and the level of bankruptcies and foreclosures in our market area.

The following table sets forth the composition of our non-performing assets at December 31, 2017 and 2016, respectively.

	December 31, 2017	December 31, 2016
	(Dollars in thousands)
Nonaccrual loans:
Real estate loans:
One- to four-family residential	$367	$590
Commercial	1,058	709
Agricultural	—	—
Home equity	86	50
Commercial business loans	137	17
Agricultural business loans	—	—
Consumer loans	104	164

Total nonaccrual loans	1,752	1,530

Loans delinquent 90 days or greater and still accruing:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	—	—

Total loans delinquent 90 days or greater and still accruing	—	—

Total nonperforming loans	1,752	1,530

Other real estate owned and foreclosed assets:
Real estate loans:
One- to four-family residential	11	—
Commercial	—	—
Agricultural	—	—
Home equity	—	—
Commercial business loans	—	—
Agricultural business loans	—	—
Consumer loans	10	—

Total other real estate owned and foreclosed assets	21	—

Total nonperforming assets	$1,773	$1,530

Ratios:
Nonperforming loans to total loans	0.93%	0.82%
Nonperforming assets to total assets	0.55	0.48

Management monitors all past due loans and nonperforming assets. Such loans are placed under close supervision with consideration given to the need for additions to the allowance for loan losses and, if appropriate, partial or full charge-off. At December 31, 2017, we had no loans 90 days or more delinquent which were still accruing interest. Nonperforming assets increased by $243,000 to $1.8 million at December 31, 2017. The increase in the level of nonperforming assets reflected increases of $222,000 in nonperforming loans and $21,000 in foreclosed assets. The increase in nonperforming loans primarily reflected the nonaccrual status of two loans totaling $392,000 secured by commercial real estate properties, both of which are listed for sale.

The allowance for loan losses as a percentage of nonperforming loans decreased to 164.29% at December 31, 2017, as compared to 196.56% at December 31, 2016. The decrease in this coverage ratio was due to both a decrease in the allowance for loan losses and an increase in nonperforming loans during 2017. The allowance for loan losses at $2.9 million represented 1.52% of total loans at December 31, 2017. On this same date, nonperforming loans totaled 0.93% of total loans. We have an experienced chief lending officer, collections, and independent loan review program which monitor the loan portfolio and seek to prevent any deterioration of asset quality.

The following table shows the principal amount of special mention and classified loans at December 31, 2017 and December 31, 2016.

	December 31, 2017	December 31, 2016
	(In thousands)
Special Mention loans	$1,360	$2,431
Substandard loans	5,890	5,229
Total Special Mention and Substandard loans	$7,250	$7,660

Classified and special mention loans decreased $410,000 to $7.3 million at December 31, 2017 from $7.7 million at December 31, 2016. The decrease in classified and special mention loans during 2017 was due to a decrease of $1.1 million in special mention loans, partially offset by an increase of $661,000 in substandard loans. The decrease in special mention loans reflected $999,000 in loans downgraded to substandard and $386,000 in principal reductions, partially offset by $316,000 in additional loans listed as special mention during 2017. The increase in substandard loans was primarily related to the $999,000 in downgraded loans and $893,000 in additional loans classified as substandard, partially offset by charge-offs of $367,000, principal reductions of $357,000, and $233,000 of loans transferred to real estate owned during 2017.

Noninterest Income

Noninterest income increased $72,000, or 1.7%, to $4.3 million for the year ended December 31, 2017, compared to the year ended December 31, 2016. The increase in noninterest income resulted primarily from increases of $61,000 in commissions, $43,000 from service charges on deposits, $33,000 in ATM and bank card interchange income and $31,000 in income from fiduciary activities, partially offset by a decrease of $71,000 in gains on the sale of available for sale securities.

The increase in income from commissions and fiduciary activities was primarily due to growth in assets under management and favorable market conditions. The increase in service charges on deposits was mostly due to an increase in fees related to nonsufficient funds, reflecting changes made to our overdraft program during 2016. ATM and debit card interchange income also increased reflecting a higher volume of transactions. The decrease in gains on the sales of securities reflected a lower volume of sales, as securities totaling $32.6 million were sold during 2017, compared to $39.3 million during 2016. The sales during 2017 and 2016 were primarily made to reduce price volatility and improve yields.

Noninterest Expense

Total noninterest expense decreased $146,000, or 1.4%, to $10.2 million for the year ended December 31, 2017, compared to the year ended December 31, 2016. The decrease in noninterest expense was primarily due to decreases of $98,000 in salaries and employee benefits, $49,000 in marketing expense, and $113,000 in other expense, partially offset by an increase of $107,000 in professional fees.

The decrease in salaries and employee benefits expense reflected a decrease in average full-time equivalent employees during 2017. Marketing expense decreased due to the additional advertising and promotion expenses related to the Bank’s 100th anniversary celebration during 2016. The decrease in other expense was primarily due to a decrease in real estate owned expense reflecting higher gains on the sale of real estate owned during 2017. The increase in professional fees was primarily due to strategic expenses related to the recently announced merger.

Income Taxes

The provision for income taxes increased $1.0 million to $2.1 million during 2017 compared to $1.1 million during 2016. The increase in the income tax provision primarily reflected the new tax law and resulting revaluation of our deferred tax assets, which resulted in additional income tax expense of $816,000. Our effective tax rate was 46.3% for 2017 and 26.3% for 2016.

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

	For the Years Ended December 31,
	2017			2016			2015
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$185,264	$8,839	4.77%	$191,887	$9,180	4.78%	$189,667	$9,294	4.90%
Investment securities (2)	53,122	1,536	2.89	60,388	1,709	2.83	56,859	1,643	2.89
Mortgage-backed securities	53,897	990	1.84	27,701	484	1.75	31,248	542	1.74
Cash and cash equivalents	9,065	76	0.84	10,037	62	0.62	6,478	35	0.54
Total interest-earning assets	301,348	11,441	3.79%	290,013	11,435	3.94%	284,252	11,514	4.05%
Non-interest-earning assets	19,645			20,253			20,702
Total assets	$320,993			$310,266			$304,954
Interest-bearing liabilities:
Interest bearing checking	$63,064	$336	0.53%	$55,610	$168	0.30%	$39,270	$57	0.14%
Savings accounts	46,110	88	0.19	43,265	86	0.20	39,954	80	0.20
Certificates of deposit	73,931	568	0.77	78,988	659	0.83	86,614	852	0.98
Money market savings	34,641	99	0.29	34,741	100	0.29	34,947	101	0.29
Money market deposits	8,127	14	0.17	7,628	12	0.15	7,957	11	0.15
Total interest-bearing deposits	225,873	1,105	0.49	220,232	1,025	0.47	208,742	1,101	0.53
Federal Home Loan Bank advances	937	13	1.34	1,348	4	0.30	7,877	19	0.24
Short-term borrowings	5,369	49	0.92	5,247	19	0.35	6,009	7	0.12
Total borrowings	6,306	62	0.98	6,595	23	0.35	13,886	26	0.19
Total interest-bearing liabilities	232,179	1,167	0.50%	226,827	1,048	0.46%	222,628	1,127	0.51%
Non-interest-bearing liabilities	40,406			36,197			36,238
Total liabilities	272,585			263,024			258,866
Stockholders’ equity	48,408			47,242			46,088
Total liabilities and stockholders’ equity	$320,993			$310,266			$304,954

Net interest income		$10,274			$10,387			$10,387
Net interest rate spread (3)			3.29%			3.48%			3.54%
Net interest-earning assets (4)		$69,169			$63,186			$61,624
Net interest margin (5)			3.41%			3.58%			3.65%
Average interest-earning assets to average interest-bearing liabilities			129.79%			127.86%			127.68%

(1)	Includes non-accrual loans and loans held for sale and fees of $83,000 for 2017, $93,000 for 2016, and $104,000 for 2015.
(2)	Includes Federal Home Loan Bank stock and U.S. Agency securities.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

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

	Years Ended December 31, 2017 vs. 2016			Years Ended December 31, 2016 vs. 2015
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$(25)	$(316)	$(341)	$(222)	$108	$(114)
Investment securities	37	(209)	(172)	(35)	100	65
Mortgage-backed securities	26	480	506	4	(62)	(58)
Cash and cash equivalents	20	(7)	13	5	22	27

Total interest-earning assets	$58	$(52)	$6	$(248)	$168	$(80)

Interest-bearing liabilities:
Interest bearing checking	$143	$25	$168	$81	$31	$112
Savings accounts	(4)	6	2	(1)	7	6
Certificates of deposit	(50)	(41)	(91)	(122)	(71)	(193)
Money market savings	—	(1)	(1)	—	(1)	(1)
Money market deposits	1	1	2	1	(1)	—
Total interest-bearing deposits	90	(10)	80	(41)	(35)	(76)
Federal Home Loan Bank advances	10	(1)	9	3 3	(18)	(15)
Short-term borrowings	30	—	30	13	(1)	12
	40	(1)	39	16	(19)	(3)
Total interest-bearing liabilities	130	(11)	119	(25)	(54)	(79)

Change in net interest income	$(72)	$(41)	$(113)	$(223)	$222	$(1)

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

Our policy in recent years has been to reduce our interest rate risk by better matching the maturities of our interest rate sensitive assets and liabilities, selling our fixed-rate residential mortgage loans with terms of 15 years or more to the secondary market, originating adjustable-rate loans, and originating consumer and commercial business loans, which typically are for a shorter duration and at higher rates of interest than one- to four-family residential mortgage loans. Our portfolio of mortgage-backed securities also provides monthly cash flows. The remaining investment portfolio has been structured to better match the maturities and rates of our interest-bearing liabilities. With respect to liabilities, we have attempted to increase our savings and transaction deposit accounts, which management believes are more resistant to changes in interest rates than time deposit accounts. The board of directors appoints the Asset-Liability Management Committee (“ALCO”), which is responsible for reviewing our asset and liability management policies. The ALCO meets quarterly to review interest rate risk and trends, as well as liquidity and capital requirements.

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

The following table shows projected results at December 31, 2017 and 2016 of the impact on net interest income from an immediate change in interest rates, as well as the benchmarks established by the ALCO. The results are shown as a dollar and percentage change in net interest income over the next twelve months.

	Change in Net Interest Income
	December 31, 2017		December 31, 2016		ALCO
Rate Shock	$ Change	% Change	$ Change	% Change	Benchmark
	(Dollars in thousands)

+300 basis points	(220)	(1.95)%	(99)	(0.87)%	>(20.00)%
+200 basis points	(140)	(1.24)	(64)	(0.56)	>(20.00)%
+100 basis points	(51)	(0.45)	(13)	(0.12)	>(12.50)%
(100) basis points	(274)	(2.43)	(195)	(1.70)	>(12.50)%

The table above indicates that at December 31, 2017, in the event of a 200 basis point increase in interest rates, we would experience a 1.24% decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would experience a 2.43% decrease in net interest income.

The effects of interest rates on net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in these computations. Although some assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. Rates on other types of assets and liabilities may lag behind changes in market interest rates. Assets, such as adjustable-rate mortgage loans, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations. Our ALCO Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies. At December 31, 2017, we had access to immediately available funds of an additional $65.2 million from the Federal Home Loan Bank of Chicago and approximately $36.2 million in overnight federal funds purchased.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, and investing activities. At December 31, 2017 and 2016, cash and cash equivalents totaled $5.9 million and $12.9 million, respectively. Our primary sources of funds include deposits, borrowings, proceeds from sales of loans, maturities and sales of investments, and principal repayments from loans and mortgage-backed securities (both scheduled and prepayments). During the years ended December 31, 2017 and 2016, the most significant sources of funds have been loan sales, investment sales and principal payments, and short-term borrowings.

Our cash and cash equivalents decreased $7.0 million during the year ended December 31, 2017, compared to an increase of $8.8 million during the year ended December 31, 2016. Net cash provided by operating activities remained stable at $4.2 million during 2017 and 2016. Net cash used in investing activities increased to $13.7 million during 2017 from the $4.6 million used during 2016. Cash used in net loan originations and payments increased to $2.1 million during 2017 from $8.6 million in cash provided during 2016. Cash provided by financing activities decreased to $2.5 million during 2017 from the $9.2 million in cash used during 2016. The decrease was primarily due to the decline in deposit accounts during 2017.

While loan sales and principal repayments on mortgage-backed securities are relatively predictable, deposit flows and early prepayments are more influenced by interest rates, general economic conditions, and competition. We attempt to price our deposits to meet asset/liability objectives and stay competitive with local market conditions.

Liquidity management is both a short- and long-term responsibility of management. We adjust our investments in liquid assets based upon management’s assessment of expected loan demand, projected purchases of investment and mortgage-backed securities, expected deposit flows, yields available on interest-earning deposits, and liquidity of our asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold, and other short-term U.S. agency obligations. We use securities sold under agreements to repurchase as an additional funding source. The agreements represent our obligations to third parties and are secured by investments which we pledge as collateral. At December 31, 2017, we had $5.2 million in outstanding repurchase agreements, which were utilized for overnight funding.

If we require funds beyond our ability to generate them internally, we have the ability to borrow funds from the Federal Home Loan Bank. We may borrow from the Federal Home Loan Bank under a blanket agreement which assigns all investments in Federal Home Loan Bank stock as well as qualifying loans as collateral to secure the amounts borrowed. This borrowing arrangement is limited to the lesser of 35% of our total assets, the balance of qualifying loans, or twenty times the balance of Federal Home Loan Bank stock held by us. At December 31, 2017, we had $10.9 million in outstanding advances and a remaining borrowing capacity of approximately $65.2 million.

We maintain levels of liquid assets as established by the board of directors. Our liquidity ratio, adjusted for pledged assets, at December 31, 2017 and 2016 was 36.6% and 36.3%, respectively. This ratio represents the volume of short-term liquid assets as a percentage of net deposits and borrowings due within one year.

We must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments. We anticipate that we will have sufficient funds available to meet our current commitments principally through the use of current liquid assets and through our borrowing capacity discussed above. The following table summarizes our outstanding loan commitments at December 31, 2017 and 2016.

	December 31, 2017	December 31, 2016
	(In thousands)
Commitments to fund loans	$45,996	$47,944
Standby letters of credit	80	110

Quantitative measures established by regulation to ensure capital adequacy require Jacksonville Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total, Tier I, and common equity Tier 1 capital to risk-weighted assets and Tier I capital to average assets. In addition, the Bank is subject to the new capital conservation buffer which began phasing in during the first quarter of 2016 at 0.625% of risk-weighted assets. For 2017, the conservation buffer was 1.25% of risk-weighted assets and will continue to increase 0.625% each year until full phased in at 2.50% of risk-weighted assets beginning in the first quarter of 2019. At December 31, 2017, Jacksonville Savings Bank met all capital adequacy requirements to which it is subject.

The Director of the Illinois Department of Financial and Professional Regulation is authorized to require a savings bank to maintain a minimum capital level based upon the savings bank’s financial condition or history, management or earnings. If a savings bank’s core capital ratio falls below the required level, the Director may direct the savings bank to adhere to a specific written plan established by the Director to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the declaration of dividends by the savings bank’s board of directors. At December 31, 2017, Jacksonville Savings Bank’s core capital ratio was 13.00% of total adjusted average assets, which exceeded the required ratio of 4.00%.

As of December 31, 2017, the Federal Deposit Insurance Corporation categorized Jacksonville Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Jacksonville Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Jacksonville Savings Bank’s category. Jacksonville Savings Bank’s actual capital ratios at December 31, 2017 and 2016 are presented in the table below.

	Well Capitalized	December 31, 2017 Actual	December 31, 2016 Actual

Tier 1 Capital to Average Assets	5.00%	13.00%	12.58%
Common Equity Tier 1 Capital to Risk-Weighted Assets	6.50%	18.69%	18.27%
Tier 1 Capital to Risk-Weighted Assets	8.00%	18.69%	18.27%
Total Capital to Risk-Weighted Assets	10.00%	19.94%	19.52%

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

*   *   *   *   *   *

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors, and Stockholders

Jacksonville Bancorp, Inc.

Jacksonville, Illinois

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Jacksonville Bancorp, Inc. (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2005.

/s/ BKD LLP

Decatur, Illinois
March 7, 2018

Jacksonville Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

Assets

	2017	2016

Cash and due from banks	$2,532,589	$5,984,640
Interest-earning demand deposits in banks	3,357,039	6,925,284

Cash and cash equivalents	5,889,628	12,909,924

Interest-earning time deposits in banks	998,000	750,000
Available-for-sale securities:
Investment securities	56,164,109	55,748,263
Mortgage-backed securities	55,231,197	44,413,177
Other investments	52,502	55,481
Loans held for sale	178,833	503,003
Loans, net of allowance for loan losses of $2,879,510 and $3,007,395 at December 31, 2017 and 2016	186,557,550	184,448,003
Premises and equipment, net of accumulated depreciation of $6,643,926 and $6,519,729 at December 31, 2017 and 2016	4,260,196	4,498,653
Federal Home Loan Bank stock	490,500	363,800
Foreclosed assets held for sale, net	10,500	—
Cash surrender value of life insurance	7,439,062	7,271,438
Interest receivable	1,997,798	1,588,545
Deferred income taxes	1,892,749	2,738,789
Income taxes receivable	—	45,444
Mortgage servicing rights	547,092	552,827
Goodwill	2,726,567	2,726,567
Other assets	560,038	704,845

Total assets	$324,996,321	$319,318,759

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

Liabilities and Stockholders’ Equity

	2017	2016
Liabilities
Deposits
Demand	$34,335,977	$33,633,972
Savings, NOW and money market	146,716,676	144,857,452
Time	71,647,779	80,186,536

Total deposits	252,700,432	258,677,960

Short-term borrowings	16,112,154	7,135,182
Deferred compensation	4,874,292	4,680,268
Advances from borrowers for taxes and insurance	1,153,926	1,102,204
Interest payable	106,068	106,755
Income taxes payable	28,502	—
Dividends payable	181,287	179,904
Other liabilities	1,086,750	1,190,921

Total liabilities	276,243,411	273,073,194

Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 25,000,000 shares; issued 1,812,871 – December 31, 2017 and 1,800,244 – December 31, 2016	18,129	18,002
Additional paid-in capital	14,128,221	13,908,728
Retained earnings	35,512,950	33,667,499
Accumulated other comprehensive income (loss)	(758,740)	(1,176,294)
Unallocated ESOP shares	(147,650)	(172,370)

Total stockholders’ equity	48,752,910	46,245,565

Total liabilities and stockholders’ equity	$324,996,321	$319,318,759

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2017 and 2016

	2017	2016
Interest and Fee Income
Loans, including fees	$8,838,456	$9,179,752
Debt securities
Taxable	280,451	410,510
Tax-exempt	1,255,591	1,298,051
Mortgage-backed securities	989,912	484,264
Other	76,168	62,407

Total interest income	11,440,578	11,434,984

Interest Expense
Deposits	1,105,281	1,025,232
Short-term borrowings	49,136	19,064
Federal Home Loan Bank advances	12,582	4,030

Total interest expense	1,166,999	1,048,326

Net Interest Income	10,273,579	10,386,658

Provision (Credit) for Loan Losses	(180,000)	120,000

Net Interest Income After Provision for Loan Losses	10,453,579	10,266,658

Noninterest Income
Fiduciary activities	359,435	328,917
Commission income	1,285,266	1,223,860
Service charges on deposit accounts	790,651	747,942
Mortgage banking operations, net	258,721	259,008
Net realized gains on sales of available-for-sale securities	328,845	399,599
Loan servicing fees	337,287	333,441
Increase in cash surrender value of life insurance	162,330	172,504
ATM and bank card interchange income	706,914	674,065
Other	104,137	122,109

Total noninterest income	4,333,586	4,261,445

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Income

Years Ended December 31, 2017 and 2016

	2017	2016
Noninterest Expense
Salaries and employee benefits	$6,665,730	$6,763,951
Occupancy and equipment	1,066,236	1,047,048
Data processing and telecommunications	585,872	588,053
Professional	300,892	193,937
Marketing	108,121	156,826
Postage and office supplies	210,213	228,445
Deposit insurance premium	99,063	122,246
ATM and bank card expense	415,076	384,602
Other	794,847	907,428

Total noninterest expense	10,246,050	10,392,536

Income Before Income Taxes	4,541,115	4,135,567

Provision for Income Taxes	2,100,295	1,087,658

Net Income	$2,440,820	$3,047,909

Basic Earnings Per Share	$1.36	$1.72

Diluted Earnings Per Share	$1.35	$1.70

Cash Dividends Per Share	$0.40	$0.40

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2017 and 2016

	2017	2016

Net Income	$2,440,820	$3,047,909

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of taxes of $389,499 and $(877,251) for 2017 and 2016, respectively	756,086	(1,702,900)
Less: reclassification adjustment for realized gains included in net income, net of taxes of $111,807 and $135,864 for 2017 and 2016, respectively	217,038	263,735

	539,048	(1,966,635)

Comprehensive Income	$2,979,868	$1,081,274

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2017 and 2016

			Additional
	Issued Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings

Balance, January 1, 2016	1,791,513	$17,915	$13,664,914	$31,305,040

Net income	—	—	—	3,047,909

Other comprehensive loss	—	—	—	—

Stock repurchases	(4,801)	(48)	(127,070)	—
Exercise of stock options	13,532	135	201,441	—
Tax benefit of nonqualified options	—	—	10,199	—
Stock-based compensation expense	—	—	90,163	—
Common shares held by ESOP, committed to be released	—	—	69,081	—
Dividends on common stock, $0.40 per share	—	—	—	(685,450)

Balance, December 31, 2016	1,800,244	18,002	13,908,728	33,667,499

Net income	—	—	—	2,440,820

Other comprehensive income	—	—	—	—

Reclassification of certain tax effects	—	—	—	121,494

Stock repurchases	(3,394)	(33)	(104,256)	—
Exercise of stock options	16,021	160	242,384	—
Tax benefit of nonqualified options	—	—	8,185	—
Stock-based compensation expense	—	—	22,232	—
Common shares held by ESOP, committed to be released	—	—	50,948	—
Dividends on common stock, $0.40 per share	—	—	—	(716,863)

Balance, December 31, 2017	1,812,871	$18,129	$14,128,221	$35,512,950

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2017 and 2016

	Accumulated
	Other
	Comprehensive	Unallocated
	Income (Loss)	ESOP	Total

Balance, January 1, 2016	$790,341	$(211,710)	$45,566,500

Net income	—	—	3,047,909

Other comprehensive loss	(1,966,635)	—	(1,966,635)

Stock repurchases	—	—	(127,118)
Exercise of stock options	—	—	201,576
Tax benefit of nonqualified options	—	—	10,199
Stock-based compensation expense	—	—	90,163
Common shares held by ESOP, committed to be released	—	39,340	108,421
Dividends on common stock, $0.40 per share	—	—	(685,450)

Balance, December 31, 2016	(1,176,294)	(172,370)	46,245,565

Net income	—	—	2,440,820

Other comprehensive income	539,048	—	539,048

Reclassification of certain tax effects	(121,494)	—	—

Stock repurchases	—	—	(104,289)
Exercise of stock options	—	—	242,544
Tax benefit of nonqualified options	—	—	8,185
Stock-based compensation expense	—	—	22,232
Common shares held by ESOP, committed to be released	—	24,720	75,668
Dividends on common stock, $0.40 per share	—	—	(716,863)

Balance, December 31, 2017	$(758,740)	$(147,650)	$48,752,910

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016
Operating Activities
Net income	$2,440,820	$3,047,909
Items not requiring (providing) cash
Depreciation and amortization	441,365	394,935
Provision (credit) for loan losses	(180,000)	120,000
Amortization of premiums and discounts on securities and loans	1,202,121	722,191
Deferred income taxes	446,854	(142,607)
Net realized gains on available-for-sale securities	(328,845)	(399,599)
Amortization of mortgage servicing rights	84,559	120,980
Impairment of mortgage servicing rights asset	—	38,967
Increase in cash surrender value of life insurance, net	(167,624)	(177,798)
Gains on sales of foreclosed assets	(89,211)	(33,970)
Shares held by ESOP committed to be released	75,668	108,421
Stock-based compensation expense	22,232	90,163
Changes in
Interest receivable	(409,253)	127,131
Other assets	(76,979)	(265,939)
Interest payable	(687)	(11,580)
Other liabilities	163,799	207,498
Origination of loans held for sale	(18,191,845)	(20,376,281)
Proceeds from sales of loans held for sale	18,779,169	20,675,254

Net cash provided by operating activities	4,212,143	4,245,675

Investing Activities
Net change in interest-earning time deposits	(248,000)	1,974,000
Proceeds from redemption of Federal Home Loan Bank stock	70,100	750,000
Purchases of Federal Home Loan Bank stock	(196,800)	—
Purchases of available-for-sale securities	(52,850,704)	(66,685,397)
Proceeds from maturities and payments of available-for-sale securities	8,921,035	11,400,048
Proceeds from the sales of available-for-sale investments and other investments	32,641,729	39,301,125
Net change in loans	(2,104,682)	8,564,794
Purchase of premises and equipment	(202,908)	(165,431)
Proceeds from the sale of foreclosed assets	255,665	266,613

Net cash used in investing activities	(13,714,565)	(4,594,248)

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2017 and 2016

	2017	2016

Financing Activities
Net increase in demand deposits, money market, NOW and savings accounts	$2,561,229	$18,264,018
Net (decrease) increase in certificates of deposit	(8,538,757)	1,132,012
Net increase (decrease) in short-term borrowings	8,976,972	(7,996,529)
Net increase in advances from borrowers for taxes and insurance	51,722	111,287
Stock repurchases	(104,289)	(127,118)
Proceeds from stock options exercised	250,729	211,775
Dividends paid	(715,480)	(2,440,380)

Net cash provided by financing activities	2,482,126	9,155,065

Increase (Decrease) in Cash and Cash Equivalents	(7,020,296)	8,806,492

Cash and Cash Equivalents, Beginning of Year	12,909,924	4,103,432

Cash and Cash Equivalents, End of Year	$5,889,628	$12,909,924

Supplemental Cash Flows Information

Interest paid	$1,167,686	$1,059,906

Income taxes paid	$1,458,000	$1,325,000

Sale and financing of foreclosed assets	$26,467	$204,850

Real estate acquired in settlement of loans	$233,204	$114,400

Dividends declared not paid	$181,287	$179,904

Exercise and retirement of shares in stock option plan	$138,255	$74,458

See Notes to Consolidated Financial Statements

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

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

Years Ended December 31, 2017 and 2016

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, fair value of securities, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, valuation of loan servicing rights, valuation of deferred tax assets, goodwill impairment, and fair value measurements.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2017 and 2016, cash equivalents consisted primarily of federal funds sold and interest-earning demand deposits in banks.

At December 31, 2017, the Company’s cash accounts did not exceed federally insured limits.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Other Investments

Other investments at December 31, 2017 and 2016 include local municipal bonds and equity investments in local community development organizations. The municipal bonds mature ratably through the year 2020. These securities have no readily ascertainable market value and are carried at cost.

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

Years Ended December 31, 2017 and 2016

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

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical charge-off experience and expected loss derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

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

Years Ended December 31, 2017 and 2016

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in income or expense from foreclosed assets.

Bank-owned Life Insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at the estimated cash surrender value. Changes in the cash surrender value are reflected in noninterest income in the consolidated statements of income.

Goodwill

Goodwill is evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements. Goodwill was not deemed impaired as of December 31, 2017 or 2016.

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

Years Ended December 31, 2017 and 2016

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

Stock Options

At December 31, 2017 and 2016, the Company recognizes the fair value (calculated value) of stock-based awards to employees as compensation cost over the requisite service period. The stock-based employee compensation plan is described more fully in Note 15.

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

Years Ended December 31, 2017 and 2016

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

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. With a few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years before 2014.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiary.

On December 22, 2017, the Tax Cuts & Jobs Act was signed into law and reduced the corporate tax rate from 34% to 21%, effective January 1, 2018. As a result, generally accepted accounting principles required the revaluation of our deferred tax assets and liabilities at the lower statutory tax rate during the fourth quarter of 2017. This revaluation resulted in an additional $816,000 in federal income tax expense for 2017. As of December 31, 2017, the difference in the tax rate that was lodged in accumulated other comprehensive income related to investment fair values was reclassified to retained earnings.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities.

Trust Assets

Assets held in fiduciary or agency capacities are not included in the consolidated balance sheets since such items are not assets of the Company. Fees from trust activities are recorded as revenue over the period in which the service is provided. Fees are a function of the market value of assets managed and administered, the volume of transactions, and fees for other services rendered, as set forth in the underlying client agreement with the Trust Department. This revenue recognition involves the use of estimates and assumptions, including components that are calculated based on estimated asset valuations and transaction volumes. Generally, the actual trust fee is charged to each account on a monthly basis. Any out of pocket expenses or services not typically covered by the fee schedule for trust activities are charged directly to the trust account on a gross basis as trust revenue is incurred. The Company managed or administered approximately 142 and 131 trust accounts with assets totaling approximately $111.5 million and $99.3 million at December 31, 2017 and 2016, respectively.

Reclassifications

Certain amounts included in the 2016 consolidated statements have been reclassified to conform to the 2017 presentation.

Recent and Future Accounting Requirements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The update provides a five-step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are included in the scope of other standards). The guidance requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606) – Deferral of the Effective Date, which provides a one-year deferral of ASU 2014-09. For public entities, the guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and must be applied either retrospectively or using the modified retrospective approach. Management has evaluated the impact of the new guidance and it will not have a material impact on the Company’s revenue recognition practices. However, the Company does expect additional documentation and disclosure.

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

Years Ended December 31, 2017 and 2016

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

In March 2016, FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The objective of the simplification initiative is to identify, evaluate, and improve areas of US GAAP for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. The areas for simplification involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method by means of a cumulative effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The new guidance was effective for public companies for reporting periods beginning after December 15, 2016. The Company adopted the ASU and there was not a material impact on the Company’s financial statements.

In January 2017, FASB amended FASB ASC Topic 350, Simplifying the Test for Goodwill. The amendments in the update simplify the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit. The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company has goodwill from a prior business combination and performs an annual impairment test or more frequently if changes or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company’s most recent annual impairment assessment determined that the Company’s goodwill was not impaired. Although the Company cannot anticipate future goodwill impairment assessments, based on the most recent assessment it is unlikely that an impairment amount would need to be calculated and, therefore, does not anticipate a material impact from these amendments to the Company’s financial position and results of operations. The current accounting policies and processes are not anticipated to change, except for the elimination of the Step 2 analysis.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

In March 2017, FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs: Premium Amortization on Purchased Callable Debt Securities (Subtopic 310-20). The ASU amends the amortization period for certain callable debt securities held at a premium. The amendments require the premium to be amortized to the earliest call date. The ASU’s amendments are effective for public business entities for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company adopted the ASU early and there was not a material impact on the Company’s financial statements.

In February 2018, FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (AOCI). Because the Tax Change & Jobs Act was signed on December 22, 2017, the accounting for the change in tax rates and effect on deferred tax assets and liabilities must be reflected in the 2017 financial statements as an adjustment to income tax expense, even though a portion of the tax effects were initially recognized directly in other comprehensive income. This adjustment would leave a stranded balance in AOCI that would not reflect the appropriate tax rate. Under this ASU, entities are allowed, but not required, to reclassify from AOCI to retained earnings the stranded tax effects resulting from the new federal corporate income tax rate. The ASU is effective for all entities for annual reporting periods beginning after December 15, 2018. Early adoption would be permitted for interim or annual financial statements that have not been issued or made available for issuance. Early adoption will allow entities to align the timing of the stranded tax reclassification in their 2017 financial statements. The Company adopted the ASU retrospectively and the impact is reflected in the Company’s 2017 financial statements.

Note 2:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2017 and 2016 was $2,749,000 and $2,449,000, respectively.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 3:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Securities
December 31, 2017:
U.S. Government and federal agencies	$11,360,796	$—	$(489,616)	$10,871,180
Mortgage-backed securities (Government-sponsored enterprises - residential)	56,048,355	1,499	(818,657)	55,231,197
Municipal bonds	44,951,679	618,470	(277,220)	45,292,929

	$112,360,830	$619,969	$(1,585,493)	$111,395,306

December 31, 2016:
U.S. Government and federal agencies	$13,985,863	$9,641	$(661,964)	$13,333,540
Mortgage-backed securities (Government-sponsored enterprises - residential)	45,457,262	70,512	(1,114,597)	44,413,177
Municipal bonds	42,500,579	558,776	(644,632)	42,414,723

	$101,943,704	$638,929	$(2,421,193)	$100,161,440

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The amortized cost and fair value of available-for-sale securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale
	Amortized Cost	Fair Value

Within one year	$908,433	$915,349
One to five years	5,240,861	5,300,006
Five to ten years	22,344,265	22,378,493
After ten years	27,818,916	27,570,261
	56,312,475	56,164,109
Mortgage-backed securities	56,048,355	55,231,197

Totals	$112,360,830	$111,395,306

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $57,340,588 at December 31, 2017 and $42,463,127 at December 31, 2016.

The carrying value of securities sold under agreement to repurchase amounted to $7,528,988 at December 31, 2017 and $9,709,793 at December 31, 2016.

Gross gains of $337,618 and $402,981 and gross losses of $(8,773) and $(3,382) resulting from sales of available-for-sale securities were realized for 2017 and 2016, respectively. The tax provision applicable to these net realized gains amounted to $111,807 and $135,864, respectively.

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2017 and 2016 was $82,719,803 and $71,583,259, which is approximately 74% and 71%, respectively, of the Company’s available-for-sale investment portfolio. The declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:

	December 31, 2017
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. government agencies	$997,972	$(23,513)	$9,873,208	$(466,103)	$10,871,180	$(489,616)
Mortgage-backed securities (Government-sponsored enterprises - residential)	26,489,556	(240,968)	27,776,303	(577,689)	54,265,859	(818,657)
Municipal bonds	12,341,123	(138,840)	5,241,641	(138,380)	17,582,764	(277,220)

Total temporarily impaired securities	$39,828,651	$(403,321)	$42,891,152	$(1,182,172)	$82,719,803	$(1,585,493)

	December 31, 2016
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Available-for-sale Securities

U.S. government agencies	$12,333,924	$(661,964)	$—	$—	$12,333,924	$(661,964)
Mortgage-backed securities (Government-sponsored enterprises - residential)	37,144,915	(1,114,597)	—	—	37,144,915	(1,114,597)
Municipal bonds	22,104,420	(644,632)	—	—	22,104,420	(644,632)

Total temporarily impaired securities	$71,583,259	$(2,421,193)	$—	$—	$71,583,259	$(2,421,193)

U.S. Government Agencies

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Residential Mortgage-backed Securities

The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by changes in interest rates. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

Municipal Bonds

The unrealized losses on the Company’s investments in securities of municipal bonds were caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2017.

Note 4:	Loans and Allowance for Loan Losses

Classes of loans at December 31, include:

	2017	2016

Mortgage loans on real estate
Residential 1-4 family	$45,844,543	$45,311,103
Commercial	37,260,090	41,477,480
Agricultural	40,129,028	38,271,758
Home equity	10,117,647	11,606,002
Total mortgage loans on real estate	133,351,308	136,666,343

Commercial loans	26,934,790	21,617,744
Agricultural	13,400,651	14,649,622
Consumer	15,760,797	14,543,356
	189,447,546	187,477,065

Less
Net deferred loan fees	10,486	21,667
Allowance for loan losses	2,879,510	3,007,395

Net loans	$186,557,550	$184,448,003

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The Company’s loan portfolio includes loan participations purchased from other institutions. The outstanding balance of these purchased loans totaled $13,832,942 and $11,960,699 as of December 31, 2017 and 2016, respectively. Participations purchased during the years ended December 31, 2017 and 2016 totaled $2,440,146 and $2,157,442, respectively.

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

One- to four-family Mortgage Loans - Historically, the primary lending origination activity has been one- to four-family, owner-occupied, residential mortgage loans secured by property located in the Company’s market area.  The Company generates loans through marketing efforts, existing customers and referrals, real estate brokers, builders and local businesses

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Fixed-rate one- to four-family residential mortgage loans are generally conforming loans, underwritten according to secondary market guidelines.  The Company generally originates both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits established by the Federal Housing Finance Agency for the secondary market.

The Company originates for resale to the secondary market fixed-rate one- to four-family residential mortgage loans with terms of 15 years or more.  The fixed-rate mortgage loans amortize monthly with principal and interest due each month.  Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.  The Company offers fixed-rate one- to four-family residential mortgage loans with terms of up to 30 years without prepayment penalty.

The Company currently offers adjustable-rate mortgage loans for terms ranging up to 30 years.  It generally offers adjustable-rate mortgage loans that adjust between one and five years on the anniversary date of origination.  Interest rate adjustments are up to two hundred basis points per year, with a cap of up to six hundred basis points on interest rate increases over the life of the loan.  In a rising interest rate environment, such rate limitations may prevent adjustable-rate mortgage loans from repricing to market interest rates, which would have an adverse effect on net interest income.  In the low interest rate environment that has existed over the past two years, the adjustable-rate portfolio has repriced downward resulting in lower interest income from this portion of the loan portfolio.  The Company has used different interest indices for adjustable-rate mortgage loans in the past such as the average yield on U.S. Treasury securities, adjusted to a constant maturity of either one year, three years or five years.  The origination of fixed-rate mortgage loans versus adjustable-rate mortgage loans is monitored on an ongoing basis and is affected significantly by the level of market interest rates, customer preference, interest rate risk position and competitors’ loan products.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

When underwriting residential real estate loans, the Company reviews and verifies each loan applicant’s income and credit history.  Management believes that stability of income and past credit history are integral parts in the underwriting process.  Generally, the applicant’s total monthly mortgage payment, including all escrow amounts, is limited to 30% of the applicant’s total monthly income.  In addition, total monthly obligations of the applicant, including mortgage payments, should not generally exceed 43% of total monthly income.  Written appraisals are generally required on real estate property offered to secure an applicant’s loan.  For one- to four-family real estate loans with loan to value ratios of over 80%, private mortgage insurance is generally required. Fire and casualty insurance is also required on all properties securing real estate loans.  Title insurance may be required, as circumstances warrant.

The Company does not offer an “interest only” mortgage loan product on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan).  They also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.  The Company does not offer a “subprime loan” program (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation).

Commercial and Agricultural Real Estate Loans - The Company originates and purchases commercial and agricultural real estate loans.  Commercial and agricultural real estate loans are secured primarily by improved properties such as farms, retail facilities and office buildings, churches and other non-residential buildings.  The maximum loan-to-value ratio for commercial and agricultural real estate loans originated is generally 80%.  The commercial and agricultural real estate loans are generally written up to terms of five years with adjustable interest rates.  The rates are generally tied to the prime rate and generally have a specified floor.  Many of the adjustable-rate commercial real estate loans are not fully amortizing and therefore require a “balloon” payment at maturity.  The Company purchases from time to time commercial real estate loan participations primarily from outside the Company’s market area. All participation loans are approved following an internal review to ensure that the loan satisfies the Company’s underwriting standards.

Underwriting standards for commercial and agricultural real estate loans include a determination of the applicant’s credit history and an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan.  The income approach is primarily utilized to determine whether income generated from the applicant’s business or real estate offered as collateral is adequate to repay the loan.  There is an emphasis on the ratio of the property’s projected net cash flows to the loan’s debt service requirement (generally requiring a minimum ratio of 120%).  In underwriting a loan, the value of the real estate offered as collateral in relation to the proposed loan amount is considered.  Generally, the loan amount cannot be greater than 80% of the value of the real estate.  Written appraisals are usually obtained from either licensed or certified appraisers on all commercial and agricultural real estate loans in excess of $250,000. Creditworthiness of the applicant is assessed by reviewing a credit report, financial statements and tax returns of the applicant, as well as obtaining other public records regarding the applicant.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Loans secured by commercial and agricultural real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances.  This increased credit risk is a result of several factors, including the effects of general economic conditions on income producing properties and the successful operation or management of the properties securing the loans.  Furthermore, the repayment of loans secured by commercial and agricultural real estate is typically dependent upon the successful operation of the related business and real estate property.  If the cash flows from the project are reduced, the borrower’s ability to repay the loan may be impaired.

Commercial and Agricultural Business Loans - The Company originates commercial and agricultural business loans to borrowers located in the Company’s market area which are secured by collateral other than real estate or which can be unsecured.  Commercial business loan participations are also purchased from other lenders, which may be made to borrowers outside the Company’s market area.  Commercial and agricultural business loans are generally secured by accounts receivable, equipment, and inventory and generally are offered with adjustable rates tied to the prime rate or the average yield on U.S. Treasury securities, adjusted to a constant maturity of either one year, three years or five years and various terms of maturity generally from three years to five years.  Unsecured business loans are originated on a limited basis in those instances where the applicant’s financial strength and creditworthiness has been established.  Commercial and agricultural business loans generally bear higher interest rates than residential loans, but they also may involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower’s business.  Personal guarantees are generally obtained from the borrower or a third party as a condition to originating business loans.

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

Years Ended December 31, 2017 and 2016

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

Consumer loans entail greater risks than one- to four-family residential mortgage loans, particularly consumer loans secured by rapidly depreciating assets such as automobiles or loans that are unsecured.  Collateral repossessed after a default may not provide an adequate source of repayment of the outstanding loan balance because of damage, loss or depreciation.  Further, consumer loan payments are dependent on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.  Such events would increase the risk of loss on unsecured loans.  Finally, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2017 and 2016:

	December 31, 2017
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$832,000	$1,044,553	$191,359	$301,478	$167,469	$173,626	$182,653	$114,257	$3,007,395
Provision (credit) charged to expense	(127,286)	95,961	34,119	(305,586)	121,453	(81,824)	88,872	(5,709)	(180,000)
Losses charged off	(51,695)	(315,766)	—	(2,706)	—	—	(39,692)	—	(409,859)
Recoveries	24,088	21,297	—	404,386	—	4,100	8,103	—	461,974
Balance, end of year	$677,107	$846,045	$225,478	$397,572	$288,922	$95,902	$239,936	$108,548	$2,879,510
Ending balance: individually evaluated for impairment	$176,635	$472,393	$—	$132,901	$144,438	$—	$—	$—	$926,367
Ending balance: collectively evaluated for impairment	$500,472	$373,652	$225,478	$264,671	$144,484	$95,902	$239,936	$108,548	$1,953,143

Loans:
Ending balance	$45,844,543	$37,260,090	$40,129,028	$26,934,790	$13,400,651	$10,117,647	$15,760,797	$—	$189,447,546
Ending balance: individually evaluated for impairment	$663,366	$1,434,722	$—	$553,950	$375,951	$43,683	$—	$—	$3,071,672
Ending balance: collectively evaluated for impairment	$45,181,177	$35,825,368	$40,129,028	$26,380,840	$13,024,700	$10,073,964	$15,760,797	$—	$186,375,874

	December 31, 2016
	1-4 Family	Commercial Real Estate	Agricultural Real Estate	Commercial	Agricultural	Home Equity	Consumer	Unallocated	Total

Allowance for loan losses:
Balance, beginning of year	$829,604	$917,526	$201,918	$386,620	$163,346	$149,253	$169,381	$101,946	$2,919,594
Provision charged to expense	14,683	112,411	(10,559)	(85,258)	4,123	22,273	50,016	12,311	120,000
Losses charged off	(38,171)	—	—	—	—	—	(43,777)	—	(81,948)
Recoveries	25,884	14,616	—	116	—	2,100	7,033	—	49,749
Balance, end of year	$832,000	$1,044,553	$191,359	$301,478	$167,469	$173,626	$182,653	$114,257	$3,007,395
Ending balance: individually evaluated for impairment	$304,922	$723,481	$—	$56,409	$—	$—	$—	$—	$1,084,812
Ending balance: collectively evaluated for impairment	$527,078	$321,072	$191,359	$245,069	$167,469	$173,626	$182,653	$114,257	$1,922,583

Loans:
Ending balance	$45,311,103	$41,477,480	$38,271,758	$21,617,744	$14,649,622	$11,606,002	$14,543,356	$—	$187,477,065
Ending balance: individually evaluated for impairment	$713,151	$1,658,323	$—	$155,067	$—	$54,011	$—	$—	$2,580,552
Ending balance: collectively evaluated for impairment	$44,597,952	$39,819,157	$38,271,758	$21,462,677	$14,649,622	$11,551,991	$14,543,356	$—	$184,896,513

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2017 and 2016:

	1-4 Family		Commercial Real Estate		Agricultural Real Estate		Commercial
	2017	2016	2017	2016	2017	2016	2017	2016

Pass	$43,254,380	$42,327,337	$35,239,108	$39,078,740	$39,892,528	$38,271,758	$26,367,452	$21,141,466
Special Mention	809,345	1,016,025	310,770	429,877	—	—	8,819	100,234
Substandard	1,780,818	1,967,741	1,710,212	1,968,863	236,500	—	558,519	376,044

Total	$45,844,543	$45,311,103	$37,260,090	$41,477,480	$40,129,028	$38,271,758	$26,934,790	$21,617,744

	Agricultural Business		Home Equity		Consumer
	2017	2016	2017	2016	2017	2016

Pass	$12,507,114	$13,845,865	$9,893,063	$10,790,377	$15,043,520	$14,361,125
Special Mention	139,306	803,757	75,347	70,983	17,092	10,575
Substandard	754,231	—	149,237	744,642	700,185	171,656

Total	$13,400,651	$14,649,622	$10,117,647	$11,606,002	$15,760,797	$14,543,356

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2017 and 2016:

	December 31, 2017
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$243,627	$169,154	$157,550	$570,331	$45,274,212	$45,844,543	$—
Commercial real estate	—	139,467	19,195	158,662	37,101,428	37,260,090	—
Agricultural real estate	—	—	—	—	40,129,028	40,129,028	—
Commercial	5,485	—	4,317	9,802	26,924,988	26,934,790	—
Agricultural business	—	—	—	—	13,400,651	13,400,651	—
Home equity	20,082	75,247	—	95,329	10,022,318	10,117,647	—
Consumer	74,459	105,845	11,307	191,611	15,569,186	15,760,797	—

Total	$343,653	$489,713	$192,369	$1,025,735	$188,421,811	$189,447,546	$—

	December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

1-4 Family	$237,783	$136,340	$544,425	$918,548	$44,392,555	$45,311,103	$—
Commercial real estate	—	16,273	—	16,273	41,461.207	41,477,480	—
Agricultural real estate	—	—	—	—	38,271,758	38,271,758	—
Commercial	—	41,474	13,309	54,783	21,562,961	21,617,744	—
Agricultural business	—	—	—	—	14,649,622	14,649,622	—
Home equity	151,482	—	—	151,482	11,454,520	11,606,002	—
Consumer	68,077	17,757	72,150	157,984	14,385,372	14,543,356	—

Total	$457,342	$211,844	$629,884	$1,299,070	$186,177,995	$187,477,065	$—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

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

The Company will restructure loans when the borrower demonstrates the inability to comply with the terms of the loan, but can demonstrate the ability to meet acceptable restructured terms. Restructurings generally include one or more of the following restructuring options: reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance, or other actions intended to maximize collection.  Significant restructured loans in compliance with modified terms are classified as impaired.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The following tables present impaired loans for the years ended December 31, 2017 and 2016:

	December 31, 2017
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Recognized Cash Basis

Loans without a specific valuation allowance
1-4 Family	$223,997	$223,997	$—	$244,463	$12,789	$12,771
Commercial real estate	444,500	444,500	—	951,010	41,732	40,184
Commercial	421,049	421,049	—	473,657	24,123	23,768
Home equity	43,683	43,683	—	52,350	3,617	3,393
Loans with a specific valuation allowance
1-4 Family	439,369	439,369	176,635	434,203	21,596	20,823
Commercial real estate	990,222	990,222	472,393	1,071,991	61,601	63,773
Commercial	132,901	132,901	132,901	145,858	2,608	1,545
Agricultural	375,951	375,951	144,438	381,803	18,053	26,240
Total:
1-4 family	663,366	663,366	176,635	678,666	34,385	33,594
Commercial real estate	1,434,722	1,434,722	472,393	2,023,001	103,333	103,957
Commercial	553,950	553,950	132,901	619,515	26,731	25,313
Agricultural	375,951	375,951	144,438	381,803	18,053	26,240
Home equity	43,683	43,683	—	52,350	3,617	3,393

Total	$3,071,672	$3,071,672	$926,367	$3,755,335	$186,119	$192,497

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

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

The following table presents the Company’s nonaccrual loans at December 31, 2017 and 2016. This table excludes performing troubled debt restructurings.

	2017	2016

1-4 family	$366,992	$590,514
Commercial real estate	1,057,663	708,922
Agricultural real estate	—	—
Commercial	137,471	16,561
Agricultural business	—	—
Home equity	86,239	49,542
Consumer	104,360	164,472

Total	$1,752,725	$1,530,011

At December 31, 2017 and 2016, the Company had a number of loans that were modified in troubled debt restructurings (TDRs). The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The following table presents the recorded balance, at original cost, of troubled debt restructurings, as of December 31, 2017 and 2016.

	2017	2016

1-4 family	$677,031	$836,867
Commercial real estate	965,926	1,362,088
Agricultural real estate	236,500	—
Commercial	343,414	245,710
Agricultural business	93,914	—
Home equity	4,417	6,009
Consumer	80,011	81,880

Total	$2,401,213	$2,532,554

The following table presents the recorded balance, at original cost, of troubled debt restructurings, which were performing according to the terms of the restructuring, as of December 31, 2017 and 2016.

	2017	2016

1-4 family	$677,031	$666,744
Commercial real estate	826,459	1,362,088
Agricultural real estate	236,500	—
Commercial	343,414	245,710
Agricultural business	93,914	—
Home equity	4,417	6,009
Consumer	65,006	57,540

Total	$2,246,741	$2,338,091

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The following table presents loans modified as troubled debt restructurings during the years ended December 31, 2017 and 2016.

	Year Ended December 31, 2017		Year Ended December 31, 2016
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment

1-4 family	2	$103,621	1	$40,395
Commercial real estate	1	139,467	1	708,922
Agricultural real estate	1	236,500	—	—
Commercial	1	132,901	1	217,725
Agricultural business	1	93,914	—	—
Home equity	—	—	—	—
Consumer	3	13,974	—	—

Total	9	$720,377	3	$967,042

2017 Modifications

The Company modified two one- to four-family residential real estate loans, with a recorded investment in the aggregate of $103,621, which were deemed TDRs. One loan was restructured after bankruptcy to lower the rate and the other was extended three months with the interest capitalized. The Company modified one commercial real estate loan with a total recorded balance of $139,467, which was deemed a TDR. The loan was restructured to extend the term and lower the rate. The Company modified one agricultural real estate loan in the amount of $236,500, which was deemed a TDR, as the amortization period was extended. The Company modified one commercial loan with a total recorded balance of $132,901, which was deemed a TDR. The loan was modified to extend the term and capitalize interest. The Company modified one agricultural loan in the amount of $93,914, which was deemed a TDR, as the payment schedule was extended nine months. The Company modified three consumer loans in the aggregate amount of $13,974 which were deemed TDRs. The loans were modified to extend the term and lower the payments. The modifications did not result in a write-off of the principal balance nor was there a significant difference between the pre modification balance and the post-modification balance.

2016 Modifications

The Company modified a one- to four-family residential real estate loan, with a recorded investment of $40,395, which was deemed a TDR. The loan was restructured to combine three loans and capitalize delinquent real estate taxes. The Company modified one commercial real estate loan with a recorded balance of $708,922, which was deemed a TDR. The loan was restructured after bankruptcy to extend the term, lower the rate, and capitalize the interest to a second note. The Company modified one commercial loan with a total recorded balance of $217,725, which was deemed a TDR. The loan was modified to allow for interest-only payments for four months. The modifications did not result in a write-off of the principal balance nor was there a significant difference between the pre modification balance and the post-modification balance.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

TDRs with Defaults

Management considers the level of defaults within the various portfolios when evaluating qualitative adjustments used to determine the adequacy of the allowance for loan losses. During the year ended December 31, 2017, one residential real estate loan of $32,523, two commercial real estate loans of $786,224, two commercial loans of $133,153, and two consumer loans of $66,035 were considered TDRs in default as they were in a nonaccrual status.

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

At December 31, 2017 and 2016, the balance of real estate owned was $10,500 and $0, respectively, with foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2017 and 2016, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $156,468 and $143,634, respectively.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2017	2016

Land	$773,186	$773,186
Buildings and improvements	6,735,840	6,752,503
Equipment	3,395,096	3,492,693
	10,904,122	11,018,382
Less accumulated depreciation	(6,643,926)	(6,519,729)

Net premises and equipment	$4,260,196	$4,498,653

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 6:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balance of mortgage loans serviced for others was $127,961,143 and $130,505,264 at December 31, 2017 and 2016, respectively.

The following summarized the activity pertaining to mortgage servicing rights measured using the amortization method, along with the aggregate activity in related valuation allowances:

	2017	2016
Mortgage servicing rights
Balance, beginning of year	$552,827	$645,067
Additions	78,824	87,579
Write-downs	—	(72,580)
Amortization	(84,559)	(107,239)
Balance at end of year	547,092	552,827

Valuation allowances
Balance at beginning of year	—	47,354
Additions due to decreases in market value	—	38,967
Reduction due to write-downs	—	(72,580)
Reduction due to payoff of loans	—	(13,741)
Balances at end of year	—	—

Mortgage servicing assets, net	$547,092	$552,827

Fair value disclosures
Fair value as of the beginning of the period	$898,625	$870,619
Fair value as of the end of the period	$857,016	$898,625

The valuation allowance was adjusted during 2016 due to payments received on the related loans as well as changes in the estimated market value and subsequent write-off of a portion of the mortgage servicing rights asset.

Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 7:	Interest-bearing Deposits

Interest-bearing deposits in denominations of $100,000 or more totaled $106,783,393 at December 31, 2017 and $110,971,051 at December 31, 2016.

The following table represents deposit interest expense by deposit type:

	December 31,
	2017	2016

Savings, NOW and Money Market	$537,404	$366,123
Certificates of deposit	567,877	659,109

Total deposit interest expense	$1,105,281	$1,025,232

At December 31, 2017, the scheduled maturities of time deposits are as follows:

2018	$40,447,326
2019	14,761,344
2020	6,302,009
2021	4,868,337
2022	5,268,763

$71,647,779

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 8:	Short-term Borrowings

Short-term borrowings include securities sold under agreements to repurchase totaling $5,212,154 and $7,135,182 at December 31, 2017 and 2016, respectively.

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The maximum amount of outstanding agreements at any month end during 2017 and 2016 totaled $7,232,914 and $7,342,844, respectively, and the monthly average of such agreements totaled $5,378,538 and $5,254,122 for 2017 and 2016, respectively. The agreements at December 31, 2017, were all for overnight borrowings.

At December 31, 2017, we had $5,212,154 of repurchase agreements secured by mortgage backed securities. All of our repurchase agreements mature overnight. The right of offset for a repurchase agreement resembles a secured borrowing, whereby the collateral pledged by the Company would be used to settle the fair value of the repurchase agreement should the Company be in default. The collateral is held by the Company in a segregated custodial account. In the event the collateral fair value falls below stipulated levels, the Company will pledge additional securities. The Company closely monitors collateral levels to ensure adequate levels are maintained.

Also included in short-term borrowings at December 31, 2017 were overnight advances with the Federal Home Loan Bank (FHLB) of $10,900,000 at a rate of 1.44%.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 9:	Income Taxes

The Company and its subsidiary file income tax returns in the U.S. federal and state of Illinois jurisdictions. During the years ended December 31, 2017 and 2016, the Company did not recognize expense for interest or penalties.

The provision for income taxes includes these components:

	2017	2016

Taxes currently payable
Federal	$1,286,506	$916,248
State	366,935	314,017
Deferred income taxes	446,854	(142,607)

Income tax expense	$2,100,295	$1,087,658

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2017	2016

Computed at the statutory rate (34%)	$1,543,979	$1,406,093
Increase (decrease) resulting from
Tax exempt interest	(440,716)	(445,584)
State income taxes, net	234,225	184,535
Increase in cash surrender value	(55,192)	(58,651)
Deferred tax asset adjustment for tax rate change	815,779	—
Other	2,220	1,265

Actual tax expense	$2,100,295	$1,087,658

Tax expense as a percentage of pre-tax income	46.25%	26.30%

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2017	2016
Deferred tax assets
Allowance for loan losses	$728,735	$1,050,004
Deferred compensation	1,389,417	1,830,687
Net unrealized loss on available for sale securities	206,784	605,970
Other	87,073	—
	2,412,009	3,486,661

Deferred tax liabilities
Depreciation	(282,852)	(390,787)
Federal Home Loan Bank stock dividends	(34,069)	(48,291)
Prepaid expenses	(46,390)	(65,504)
Mortgage servicing rights	(155,949)	(216,238)
Other	—	(27,052)
	(519,260)	(747,872)

Net deferred tax asset	$1,892,749	$2,738,789

Retained earnings at December 31, 2017 and 2016 include approximately $2,600,000, for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $750,000 and $1,000,000 at December 31, 2017 and 2016, respectively.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 10:	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

	2017	2016

Net unrealized loss on securities available-for-sale	$(965,524)	$(1,782,264)

Tax effect	206,784	605,970

Net-of-tax amount	$(758,740)	$(1,176,294)

Note 11:	Changes in Accumulated Other Comprehensive Income (AOCI) by Component

Amounts reclassified from AOCI and the affected line items in the statements of income during the years ended December 31, 2017 and 2016, were as follows:

	Amounts Reclassified from AOCI		Affected Line Item in the
	2017	2016	Statements of Income

Realized gains on available-for-sale securities	$328,845	$399,599	Realized gain on sale of securities
			Total reclassified amount before tax
	(111,807)	(135,864))	Tax expense

	$217,038	$263,735	Net reclassified amount

Note 12:	Regulatory Matters

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Quantitative measures established by regulatory reporting standards to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2017, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier 1 risk-based capital, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2017
Total risk-based capital (to risk-weighted assets)	$43,957	19.94%	$17,636	8.0%	$22,045	10.0%

Tier I capital (to risk-weighted assets)	41,199	18.69	13,227	6.0	17,636	8.0

Common equity Tier I (to risk-weighted assets)	41,199	18.69	9,920	4.5	14,329	6.5

Tier I capital (to average assets)	41,199	13.00	12,672	4.0	15,840	5.0

Tangible capital (to adjusted tangible assets)	41,199	13.00	4,752	1.5	—	N/A

As of December 31, 2016
Total risk-based capital (to risk-weighted assets)	$42,543	19.52%	$17,434	8.0%	$21,793	10.0%

Tier I capital (to risk-weighted assets)	39,816	18.27	13,076	6.0	17,434	8.0

Common equity Tier I (to risk-weighted assets)	39,816	18.27	9,807	4.5	14,165	6.5

Tier I capital (to average assets)	39,816	12.58	12,662	4.0	15,828	5.0

Tangible capital (to adjusted tangible assets)	39,816	12.58	4,748	1.5	—	N/A

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Basel III Capital Rules

In 2013, the Board of Governors of the Federal Reserve System approved a final rule implementing changes intended to strengthen the regulatory capital framework for all banking organizations (Basel III) which became effective January 1, 2015, subject to a phase-in period for certain provisions.  Basel III establishes and defines quantitative measures to ensure capital adequacy which require the Bank to maintain minimum amounts and ratios of Common Equity tier 1 capital, total and tier 1 capital to risk-weighted assets and tier 1 capital to average assets (leverage ratio).

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

The following is a reconciliation of the Bank equity amount included in the consolidated balance sheets to the amounts (in thousands) reflected above for regulatory capital purposes as of December 31:

	2017	2016

Bank equity	$43,167	$41,367
Less net unrealized gain (loss)	(759)	(1,176)
Less disallowed goodwill	2,727	2,727

Tier 1 and common equity Tier 1 capital	41,199	39,816

Plus allowance for loan losses	2,758	2,727

Total risked-based capital	$43,957	$42,543

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. As of December 31, 2017, the Bank has $1,179,265 available for the payment of dividends without prior regulatory approval.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

On January 19, 2010, the Boards of Directors of the Company, Jacksonville Bancorp, MHC and the Bank each unanimously adopted a Plan of Conversion and Reorganization of Jacksonville Bancorp, MHC pursuant to which Jacksonville Bancorp, MHC undertook a “second-step” conversion and ceased to exist. Jacksonville Bancorp, MHC reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July14, 2010.

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the Company substantially restricted retained earnings by establishing a liquidation account. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The Bank established a parallel liquidation account to support the Company’s liquidation account in the event the Company does not have sufficient assets to fund its obligations under its liquidation account. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. In the event of a complete liquidation of the Bank or the Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

Note 13:	Related Party Transactions

At December 31, 2017 and 2016, the Company had loans outstanding to executive officers, directors, significant shareholders and their affiliates (related parties) in the amount of $2,880,978 and $3,111,976, respectively.

Annual activity consisted of the following:

	2017	2016

Balance beginning of year	$3,111,976	$3,193,470
Additions	1,101,702	1,178,281
Repayments	(1,332,700)	(1,259,775)

Balance, end of year	$2,880,978	$3,111,976

Deposits from related parties held by the Company at December 31, 2017 and 2016 totaled approximately $3,874,000 and $3,264,000, respectively.

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

401(k) Plan — The Company maintains a 401(k) savings plan for eligible employees. The Company’s contributions to this plan were $229,084 and $223,615 for the years ended December 31, 2017 and 2016, respectively. The plan invests some of its assets in deposit accounts at the Company which earned interest at a rate of 1.85% for the years ended December 31, 2017 and 2016.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Deferred Compensation Plan — The Company maintains a deferred compensation plan for certain key officers and employees. Contributions are determined annually by the Company’s Board of Directors. Effective in 2005, the Company froze this plan and no contributions to this plan were made for the years ended December 31, 2017 or 2016. The plan accrues interest at a variable rate which fluctuates based on Moody’s Corporate Bond Average Index. The amount recorded on the consolidated balance sheets as deferred compensation was $2,693,893 and $2,591,531 as of December 31, 2017 and 2016, respectively. Compensation expense related to the plan was $134,580 and $133,988 for the years ended December 31, 2017 and 2016, respectively.

The Company has also entered into deferred compensation agreements with certain key officers and employees. The agreements provide for monthly payments at retirement or death. The charge to expense for this plan reflects the accrual using the principal and interest method over the vesting period of the present value of benefits due each participant on the full eligibility date using a 4.75% discount rate. The amount recorded on the consolidated balance sheets as deferred compensation was $2,180,399 and $2,088,737 as of December 31, 2017 and 2016, respectively. Compensation expense related to the plans was $168,818 and $182,796 for the years ended December 31, 2017 and 2016, respectively. The deferred compensation agreements with certain officers include a change in control provision. The Company also has employment agreements with certain officers that include a change in control provision.

Employee Stock Ownership Plan (ESOP) — The ESOP is a noncontributory defined contribution plan which covers substantially all employees. The Company may contribute to the Plan, at its discretion, an amount determined by the Board of Directors.

As part of the second step conversion, in July 2010, the Company acquired 41,614 additional shares of Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, $416,140 of common stock acquired by the ESOP was shown as a reduction of stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan and are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company, are made to the ESOP.

ESOP expense for the years ended December 31, 2017 and 2016 was $75,668 and $108,421, respectively.

	2017	2016

Allocated shares	58,353	59,838
Shares committed for allocation	2,472	3,934
Unearned shares	14,765	17,237

Total ESOP shares	75,590	81,009

Fair value of unearned shares at December 31	$472,775	$517,110

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 15:	Stock Option Plans

The Jacksonville Bancorp, Inc. 2012 Stock Option Plan permits the grant of up to 104,035 stock options and shares to its employees. The Company believes that such awards better align the interests of its employees with those of its shareholders. All shares were awarded as of the approval date, expire ten years after the grant date, and are exercisable at a price of $15.65 per share. The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model

A summary of option activity under the Plans as of December 31, 2017 and 2016, and changes during the years then ended, is presented below:

	2017
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	47,488	$15.65
Granted	—	—
Exercised	(16,021)	15.65
Forfeited or expired	(400)	15.65

Outstanding, end of year	31,067	$15.65	4.25	$508,567

Exercisable, end of year	29,282	$15.65	4.25	$479,346

	2016
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, beginning of year	61,120	$15.65
Granted	—	—
Exercised	(13,532)	15.65
Forfeited or expired	(100)	15.65

Outstanding, end of year	47,488	$15.65	5.25	$681,453

Exercisable, end of year	25,653	$15.65	5.25	$368,121

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

The total intrinsic value of options exercised during the years ended December 31, 2017 and 2016 was $239,995 and $161,572, respectively.

As of December 31, 2017, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2012 Plan. The total fair value of shares vested during the years ended December 31, 2017 and 2016 was $22,232 and $90,163, respectively. The recognized tax benefit related thereto was $8,696 and $35,267 for the years ended December 31, 2017 and 2016, respectively.

A summary of the status of the Company’s nonvested shares as of December 31, 2017 and 2016, and changes during the year then ended, is presented below:

	December 31, 2017
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	21,835	$4.34
Granted	—	—
Vested	(19,650)	4.34
Forfeited	(400)	4.34

Nonvested, end of year	1,785	$4.34

	December 31, 2016
	Shares	Weighted- Average Grant- Date Fair Value

Nonvested, beginning of year	42,085	$4.34
Granted	—	—
Vested	(20,150)	4.34
Forfeited	(100)	4.34

Nonvested, end of year	21,835	$4.34

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 16:	Earnings Per Share

Earnings per share (EPS) were computed as follows:

	Year Ended December 31, 2017
	Income	Weighted- Average Shares	Per Share Amount

Net income	$2,440,820

Basic earnings per share
Income available to common stockholders		1,792,392	$1.36

Effect of dilutive securities
Stock options		14,692

Diluted earnings per share
Income available to common stockholders	$2,440,820	1,807,084	$1.35

	Year Ended December 31, 2016
	Income	Weighted- Average Shares	Per Share Amount

Net income	$3,047,909

Basic earnings per share
Income available to common stockholders		1,776,342	$1.72

Effect of dilutive securities
Stock options		17,539

Diluted earnings per share
Income available to common stockholders	$3,047,909	1,793,881	$1.70

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 17:	Disclosures about Fair Value of Assets

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

Recurring Measurements

The following table presents the fair value measurements of assets  recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

		December 31, 2017
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. government agencies	$10,871,180	$—	$10,871,180	$—
Mortgage-backed securities (Government-sponsored enterprises - residential)	55,231,197	—	55,231,197	—
Municipal bonds	45,292,929	—	45,292,929	—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

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

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.  There have been no significant changes in the valuation techniques during the year ended December 31, 2017.

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

		December 31, 2017
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$1,049,668	$—	$—	$1,049,668

		December 31, 2016
		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans (collateral dependent)	$1,157,329	$—	$—	$1,157,329
Mortgage servicing rights	552,827	—	—	552,827

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

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Impaired Loans (Collateral Dependent)

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell.  Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.  Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary.  Appraisals are reviewed for accuracy and consistency.  Appraisers are selected from the list of approved appraisers maintained by management.  The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral.  Fair value adjustments on impaired loans were $276,713 and $391,745 at December 31, 2017 and 2016.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices.  Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate.  Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Mortgage servicing rights are tested for impairment on at least an annual basis.  The Company uses a third-party to measure mortgage servicing rights through the completion of a proprietary model.  Inputs to the model are reviewed by the Company.  Fair value adjustments on mortgage servicing rights were $0 and $(38,967) at December 31, 2017 and 2016.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Unobservable (Level 3) Inputs

The following table presents quantitative information about unobservable inputs used in nonrecurring Level 3 fair value measurements.

	Fair Value at December 31, 2017	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$1,049,668	Market comparable properties	Marketability discount	20% – 30% (25%)

	Fair Value at December 31, 2016	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Collateral-dependent impaired loans	$1,157,329	Market comparable properties	Marketability discount	20% – 30% (25%)
Mortgage servicing rights	$552,827	Discounted cash flow	Discount rate PSA standard prepayment model rate	9% - 13.5% (10.25%) 104 – 300 (153)

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

		December 31, 2017
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Financial assets
Cash and cash equivalents	$5,889,628	$5,889,628	$—	$—
Interest-earning time deposits	998,000	998,000	—	—
Other investments	52,502	—	52,502	—
Loans held for sale	178,833	—	178,833	—
Loans, net of allowance for loan losses	186,557,550	—	—	185,755,924
Federal Home Loan Bank stock	490,500	—	490,500	—
Interest receivable	1,997,798	—	1,997,798	—

Financial liabilities
Deposits	252,700,432	—	181,052,653	72,392,640
Short-term borrowings	16,112,154	—	16,112,154	—
Advances from borrowers for taxes and insurance	1,153,926	—	1,153,926	—
Interest payable	106,068	—	106,068	—

Unrecognized financial instruments (net of contract amount)
Commitments to originate loans	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

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

Years Ended December 31, 2017 and 2016

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

Years Ended December 31, 2017 and 2016

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

The Company grants agribusiness, commercial and residential loans to customers in Cass, Morgan, Macoupin, Montgomery and surrounding counties in Illinois. The Company’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions and the agricultural economy in these counties. The Company also purchases participation loans from outside of the Company’s market area.

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

At December 31, 2017 and 2016, the Company had outstanding commitments to originate loans aggregating approximately $4,487,069 and $5,238,175, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $3,975,319 and $2,028,000 at December 31, 2017 and 2016, respectively, with the remainder at floating market rates. The range of fixed rates was 3.35% to 7.75% as of December 31, 2017.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

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

The Company had total outstanding standby letters of credit amounting to $80,250 and $110,000 at December 31, 2017 and 2016, respectively, with terms of one year or less. At December 31, 2017 and 2016, the Company’s deferred revenue under standby letters of credit agreements was nominal.

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

At December 31, 2017, the Company had unused lines of credit to borrowers aggregating approximately $25,397,811 and $16,111,112 for commercial lines and open-ended consumer lines, respectively. At December 31, 2016, unused lines of credit to borrowers aggregated approximately $26,836,352 for commercial lines and $15,869,821 for open-ended consumer lines.

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 20:	Quarterly Results of Operations (Unaudited)

	Year Ended December 31, 2017
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$2,973,503	$2,850,335	$2,816,184	$2,800,556
Interest expense	311,795	314,467	284,771	255,967
Net interest income	2,661,708	2,535,868	2,531,413	2,544,589
Provision (credit) for loan losses	(270,000)	30,000	30,000	30,000
Net interest income after provision for loan losses	2,931,708	2,505,868	2,501,413	2,514,589
Noninterest income	1,039,969	1,117,289	1,068,034	1,108,294
Noninterest expense	2,598,686	2,603,618	2,456,576	2,587,169
Income before income taxes	1,372,991	1,019,539	1,112,871	1,035,714
Income tax expense	1,231,888	285,297	306,962	276,148

Net income	$141,103	$734,242	$805,909	$759,566

Basic earnings per share	$0.08	$0.41	$0.45	$0.43
Diluted earnings per share	$0.08	$0.41	$0.45	$0.42

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

	Year Ended December 31, 2016
	Three Months Ended
	December 31	September 30	June 30	March 31

Interest income	$2,817,513	$2,858,551	$2,849,785	$2,909,135
Interest expense	274,630	277,603	247,184	248,909
Net interest income	2,542,883	2,580,948	2,602,601	2,660,226
Provision for loan losses	30,000	30,000	30,000	30,000
Net interest income after provision for loan losses	2,512,883	2,550,948	2,572,601	2,630,226
Noninterest income	1,099,642	1,088,058	1,034,670	1,039,075
Noninterest expense	2,681,987	2,613,954	2,564,033	2,532,562
Income before income taxes	930,538	1,025,052	1,043,238	1,136,739
Income tax expense	233,278	267,287	277,732	309,361

Net income	$697,260	$757,765	$765,506	$827,378

Basic earnings per share	$0.39	$0.43	$0.43	$0.47
Diluted earnings per share	$0.39	$0.42	$0.43	$0.46

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Note 21:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2017	2016
Assets
Cash and due from banks	$5,492,406	$4,806,252
Investment in common stock of subsidiary	43,167,293	41,366,024
Loan receivable from subsidiary	154,623	177,347
Other assets	160,837	118,460

Total assets	$48,975,159	$46,468,083

Liabilities
Other liabilities	$222,249	$222,518

Stockholders' Equity	48,752,910	46,245,565

Total liabilities and stockholders' equity	$48,975,159	$46,468,083

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Condensed Statements of Income and Comprehensive Income

	Year Ending December 31,
	2017	2016
Income
Dividends from subsidiary	$1,500,000	$2,500,000
Other income	11,145	10,544

Total income	1,511,145	2,510,544

Expenses
Other expenses	393,654	360,950

Income Before Income Tax and Equity in Undistributed Income of Subsidiary	1,117,491	2,149,594

Income Tax Benefit	(144,064)	(136,020)

Income Before Equity in Undistributed Income of Subsidiary	1,261,555	2,285,614

Equity in Undistributed Income of Subsidiary	1,179,265	762,295

Net Income	$2,440,820	$3,047,909

Comprehensive Income	$2,979,868	$1,081,274

Jacksonville Bancorp, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2017 and 2016

Condensed Statements of Cash Flows

	Year Ending December 31,
	2017	2016
Operating Activities
Net income	$2,440,820	$3,047,909
Items not providing cash, net	(1,179,265)	(762,295)
Stock-based compensation expense	22,232	90,163
Change in other assets and liabilities, net	(51,317)	(53,487)

Net cash provided by operating activities	1,232,470	2,322,290

Investing Activity
Loan payment from subsidiary	22,724	39,159

Net cash provided by investing activities	22,724	39,159

Financing Activities
Dividends paid	(715,480)	(2,440,380)
Stock repurchase	(104,289)	(127,118)
Exercise of stock options	250,729	211,775

Net cash used in financing activities	(569,040)	(2,355,723)

Net Change in Cash and Cash Equivalents	686,154	5,726

Cash and Cash Equivalents at Beginning of Year	4,806,252	4,800,526

Cash and Cash Equivalents at End of Year	$5,492,406	$4,806,252

Common Stock Information

Our common stock is traded on the Nasdaq Capital Market under the symbol “JXSB”. As of December 31, 2017, we had approximately 641 stockholders of record. Certain shareholders of Jacksonville Bancorp are held in “nominee” or “street” name and accordingly, the number of beneficial owners of such shares is not included in the foregoing number.

The following table sets forth market price and dividend information for our common stock for the two years ended December 31, 2017.

	Price Per Share		Cash
	High	Low	Dividend Declared

2017

Fourth quarter	$34.99	$30.00	$0.100
Third quarter	31.27	29.62	0.100
Second quarter	31.45	29.50	0.100
First quarter	31.50	29.00	0.100

2016

Fourth quarter	$30.00	$29.25	$0.100
Third quarter	30.00	27.24	0.100
Second quarter	27.24	25.75	0.100
First quarter	26.28	23.79	0.100

For a discussion of the restrictions on the Company’s ability to pay dividends, see Note 12 to the Consolidated Financial Statements.

Directors and Executive Officers

Directors	Executive Officers

Andrew F. Applebee Chairman of the Board	Andrew F. Applebee Chairman of the Board

Richard A. Foss President and Chief Executive Officer	Richard A. Foss President and Chief Executive Officer

John C. Williams Senior Vice President and Trust Officer	Diana S. Tone Executive Vice President / Chief Financial Officer

Harmon B. Deal, III Investment Advisor L.A. Burton & Associates	Chris A. Royal Executive Vice President / Chief Lending Officer

John L. Eyth Retired Certified Public Accountant	John C. Williams Senior Vice President and Trust Officer

John M. Buchanan Certified Funeral Service Practitioner Buchanan & Cody Funeral Home and Crematory, Inc.	Laura A. Marks Senior Vice President – Retail Banking

Peggy S. Davidsmeyer Retired Administrator	John D. Eilering Vice President – Operations / Corporate Secretary

Corporate Information

Corporate Headquarters	Transfer Agent

1211 West Morton	Hickory Point Bank & Trust, fsb
Jacksonville, Illinois 62650	P.O. Box 2557
(217) 245-4111	Decatur, Illinois 62525-2557
Website: www.jacksonvillesavings.com	(217) 872-6373
E-mail: info@jacksonvillesavings.com

Special Counsel	Independent Registered Public Accounting Firm

Luse Gorman, P.C.	BKD, LLP
5335 Wisconsin Ave., N.W., Suite 780	225 North Water Street, Suite 400
Washington, D.C. 20015	Decatur, Illinois 62523-2326
(202) 274-2000	(217) 429-2411

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

